As filed with the Securities and Exchange Commission on March 13, 2017

Registration No. 333-215655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATTERSON-UTI ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1381	75-2504748
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Seth D. Wexler

Senior Vice President, General Counsel and Secretary

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:

David A. Katz David K. Lam Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	David Treadwell Seventy Seven Energy Inc. 777 N.W. 63rd Street Oklahoma City, Oklahoma 73116 (405) 608-7777	Stephen M. Gill Douglas E. McWilliams Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not distribute the Patterson-UTI Energy, Inc. common stock being registered pursuant to this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to distribute or a solicitation of an offer to receive any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 13, 2017

JOINT PROXY STATEMENT/ PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The board of directors of Patterson-UTI Energy, Inc. (“Patterson-UTI”) and the board of directors of Seventy Seven Energy Inc. (“SSE”) have each approved an Agreement and Plan of Merger (which, as it may be amended from time to time, is referred to as the “merger agreement”) that provides for the combination of SSE and Patterson-UTI. Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Patterson-UTI will merge with and into SSE (the “merger”), with SSE surviving the merger as a wholly owned subsidiary of Patterson-UTI.

If the merger is completed, each share of SSE common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger (other than certain shares specified in the merger agreement), will be converted into the right to receive a number of shares of Patterson-UTI common stock, par value $0.01 per share, equal to the exchange ratio. The exchange ratio will be equal to 49,559,000 shares of Patterson-UTI common stock, divided by the total number of shares of SSE common stock outstanding or deemed outstanding immediately prior to the effective time of the merger (which includes, among other things, (i) shares of SSE common stock outstanding as a result of the exercise of warrants to acquire SSE common stock, (ii) shares of SSE common stock deemed outstanding as a result of the vesting of SSE restricted stock unit awards that existed prior to the execution of the merger agreement, (iii) shares of SSE common stock subject to perfected appraisal rights, (iv) shares of SSE common stock that underlie restricted stock unit awards that SSE issues on or after the execution of the merger agreement and (v) 50% of any shares of SSE common stock that have been tendered to SSE on or after August 1, 2016 for the purposes of satisfying tax withholding obligations upon the vesting of SSE restricted stock unit awards); provided that, in the event that any Series A warrants to acquire SSE common stock are forfeited or net settled, such 49,559,000 shares of Patterson-UTI common stock will be reduced by a number equal to (i) the aggregate exercise price for the warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI common stock for the ten consecutive trading days immediately preceding the third business day prior to the closing of the merger. In no event will Patterson-UTI issue more than 49,559,000 shares of its common stock as merger consideration. Annex B to this joint proxy statement/prospectus sets forth illustrative calculations of the exchange ratio. Based on the closing price of Patterson-UTI common stock on the Nasdaq Global Select Market (the “NASDAQ”) on December 12, 2016, the last trading day before public announcement of the merger, the aggregate transaction value of the merger consideration payable to SSE stockholders was approximately $1.42 billion, assuming the issuance of 49,559,000 shares of Patterson-UTI common stock.

Shares of Patterson-UTI common stock outstanding before the merger is completed will remain outstanding and will not be exchanged, converted or otherwise changed in the merger. Patterson-UTI common stock is currently traded on the NASDAQ, under the symbol “PTEN”. We urge you to obtain current market quotations of Patterson-UTI common stock. SSE common stock is not currently traded on a national securities exchange.

We intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, SSE stockholders generally are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of SSE common stock for shares of Patterson-UTI common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Patterson-UTI common stock.

Based on the estimated number of shares of Patterson-UTI and SSE common stock that will be outstanding immediately prior to the closing of the merger and assuming that each holder of an SSE Series A warrant exercises their warrants for cash, we estimate that, upon such closing, former SSE stockholders will own up to approximately 25% of the combined company following the merger.

At a special meeting of SSE stockholders, SSE stockholders will be asked to vote on a proposal to adopt the merger agreement. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of SSE common stock entitled to vote thereon. At the special meeting, SSE stockholders will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger.

In connection with the execution of the merger agreement, certain affiliates of Axar Capital Management, LLC (“Axar”), BlueMountain Capital Management, LLC (“BlueMountain”) and Mudrick Capital Management, L.P. (“Mudrick”) entered into voting and support agreements with Patterson-UTI, pursuant to which each such stockholder agreed to vote all of its shares of SSE common stock in favor of the adoption of the merger agreement and against, among other things, alternative transactions. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, such stockholders, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock on such proposal, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion. See “The Merger Agreement—Voting and Support Agreements” beginning on page 149 for more information.

At a special meeting of Patterson-UTI stockholders, Patterson-UTI stockholders will be asked to vote on the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger. Approval of this proposal requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote thereon, assuming a quorum is present.

The SSE board of directors unanimously recommends that the SSE stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The Patterson-UTI board of directors unanimously recommends that the Patterson-UTI stockholders vote “FOR” the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The obligations of Patterson-UTI and SSE to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying joint proxy statement/prospectus contains detailed information about Patterson-UTI, SSE, the special meetings, the merger agreement and the merger. Patterson-UTI and SSE encourage you to read the joint proxy statement/prospectus carefully and in its entirety before voting, including the section titled “Risk Factors” beginning on page 35.

We look forward to the successful combination of Patterson-UTI and SSE.

Sincerely,

William A. Hendricks, Jr. President and Chief Executive Officer Patterson-UTI Energy, Inc.	Jerry Winchester President and Chief Executive Officer Seventy Seven Energy Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated                 , 2017 and is first being mailed to Patterson-UTI stockholders and SSE stockholders on or about                 , 2017.

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                 , 2017

To the Stockholders of Patterson-UTI Energy, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Patterson-UTI Energy, Inc., a Delaware corporation ( “Patterson-UTI”), which will be held at Patterson-UTI’s executive offices at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, on                 , 2017 at                 , local time, for the following purposes:

•	to vote on a proposal to approve the issuance of shares of Patterson-UTI common stock, par value $0.01 per share, to stockholders of Seventy Seven Energy Inc., a Delaware corporation (“SSE”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of December 12, 2016, by and among Patterson-UTI, SSE and Pyramid Merger Sub, Inc., a wholly owned subsidiary of Patterson-UTI (“Merger Sub”), as that agreement may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part; and

•	to vote on a proposal to approve the adjournment of the Patterson-UTI special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Patterson-UTI will transact no other business at the special meeting except such business as may properly be brought before the Patterson-UTI special meeting by or at the direction of the Patterson-UTI board of directors. References to the Patterson-UTI special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Patterson-UTI special meeting.

The Patterson-UTI board of directors has fixed the close of business on February 22, 2017 as the record date for the Patterson-UTI special meeting. Only Patterson-UTI stockholders of record at that time are entitled to receive notice of, and to vote at, the Patterson-UTI special meeting. A complete list of such stockholders will be available for inspection by any Patterson-UTI stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Patterson-UTI special meeting at Patterson-UTI’s offices at the address on this notice. The eligible Patterson-UTI stockholder list will also be available at the Patterson-UTI special meeting for examination by any stockholder present at such meeting.

Completion of the merger is conditioned on approval of the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger. Approval of the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger requires the affirmative vote of the holders of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote thereon, assuming a quorum is present.

The Patterson-UTI board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger) to be advisable and fair to and in the best interests of Patterson-UTI stockholders. The Patterson-UTI board of directors unanimously recommends that Patterson-UTI stockholders vote “FOR” the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the Patterson-UTI special meeting in person, to ensure your representation at the Patterson-UTI special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Patterson-UTI proxy card, (ii) calling the toll-free number listed on the Patterson-UTI proxy card or (iii) submitting your Patterson-UTI proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Patterson-UTI common stock who is present at the Patterson-UTI special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the Patterson-UTI special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Patterson-UTI special meeting. We urge you to read carefully the joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus—or if you would like additional copies or need help voting your shares of Patterson-UTI common stock—please contact Patterson-UTI’s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

(800) 891-3214

By Order of the Patterson-UTI Board of Directors,

Seth D. Wexler

Senior Vice President, General Counsel and Secretary

Houston, Texas

                , 2017

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                 , 2017

To the Stockholders of Seventy Seven Energy Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Seventy Seven Energy Inc., a Delaware corporation ( “SSE”), which will be held at SSE’s executive offices at 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116, on                 , 2017, at                 , local time, for the following purposes:

•	to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2016, by and among Patterson-UTI Energy, Inc., a Delaware corporation ( “Patterson-UTI”), SSE and Pyramid Merger Sub, Inc., a wholly owned subsidiary of Patterson-UTI ( “Merger Sub”), as that agreement may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

•	to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger; and

•	to vote on a proposal to approve the adjournment of the SSE special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

SSE will transact no other business at the special meeting except such business as may properly be brought before the SSE special meeting or any adjournment or postponement thereof by or at the direction of the SSE board of directors. References to the SSE special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the SSE special meeting.

The SSE board of directors has fixed the close of business on February 22, 2017 as the record date for the SSE special meeting. Only SSE stockholders of record at that time are entitled to receive notice of, and to vote at, the SSE special meeting. A complete list of such stockholders will be available for inspection by any SSE stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the SSE special meeting at SSE’s offices at the address on this notice. The eligible SSE stockholder list will also be available at the SSE special meeting for examination by any stockholder present at such meeting.

In connection with the execution of the merger agreement, certain affiliates of Axar Capital Management, LLC, BlueMountain Capital Management, LLC and Mudrick Capital Management, L.P., entered into voting and support agreements with Patterson-UTI, pursuant to which each such stockholder agreed to vote all of its shares of SSE common stock in favor of the adoption of the merger agreement and against, among other things, alternative transactions. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, such stockholders, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock on such proposal, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion. See “The Merger Agreement—Voting and Support Agreements” beginning on page 149 for more information.

Completion of the merger is conditioned on approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the SSE stockholders, which requires the affirmative vote of a majority of the outstanding shares of SSE common stock entitled to vote thereon.

The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a SSE stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on SSE or Patterson-UTI, and the approval of that proposal is not a condition to the completion of the merger.

The SSE board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and fair to and in the best interests of SSE stockholders. The SSE board of directors unanimously recommends that SSE stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the SSE special meeting in person, to ensure your representation at the SSE special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the SSE proxy card, (ii) calling the toll-free number listed on the SSE proxy card or (iii) submitting your SSE proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of SSE common stock who is present at the SSE special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the SSE special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the SSE special meeting. We urge you to read carefully the joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus—or if you would like additional copies or need help voting your shares of SSE common stock—please contact:

Seventy Seven Energy Inc.

777 NW 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

Attn: Investor Relations

By Order of the SSE Board of Directors,

David C. Treadwell

Senior Vice President, General Counsel and

Secretary

Oklahoma City, Oklahoma

                , 2017

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Patterson-UTI from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Investors may also consult Patterson-UTI’s or SSE’s website for more information about Patterson-UTI or SSE, respectively. Patterson-UTI’s website is http://patenergy.com/. SSE’s website is http://www.77nrg.com/. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by                 , 2017 in order to receive them before the special meetings. If you request any documents, Patterson-UTI or SSE will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 234.

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Patterson-UTI (File No. 333-215655), constitutes a prospectus of Patterson-UTI under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Patterson-UTI common stock to be issued to SSE stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Patterson-UTI and SSE under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Patterson-UTI stockholders and a notice of meeting with respect to the special meeting of SSE stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Patterson-UTI nor SSE has authorized anyone to give any information or make any representation about the merger, Patterson-UTI or SSE that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. This joint proxy statement/prospectus is dated                 , 2017. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Patterson-UTI stockholders or SSE stockholders nor the issuance by Patterson-UTI of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Patterson-UTI has been provided by Patterson-UTI and information contained in this joint proxy statement/prospectus regarding SSE has been provided by SSE.

All references in this joint proxy statement/prospectus to “Patterson-UTI” refer to Patterson-UTI Energy, Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to “Merger Sub” refer to Pyramid Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Patterson-UTI formed for the sole purpose of effecting the merger; all references in this joint proxy statement/prospectus to “SSE” refer to Seventy Seven Energy Inc., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Patterson-UTI and SSE collectively unless otherwise indicated herein; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of December 12, 2016, by and among Patterson-UTI Energy, Inc., Pyramid Merger Sub, Inc. and Seventy Seven Energy Inc., which is incorporated by reference into this joint proxy statement/prospectus and a copy of which is included as Annex A to this joint proxy statement/prospectus. Patterson-UTI and SSE, subject to and following completion of the merger, are sometimes referred to in this joint proxy statement/prospectus as the “combined company.”

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QUESTIONS AND ANSWERS

The following are some questions that you, as a Patterson-UTI stockholder or a SSE stockholder, may have regarding the merger and the other matters being considered at the special meetings, as well as the answers to those questions. Patterson-UTI and SSE urge you to read carefully the remainder of this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meetings. See “Where You Can Find More Information” beginning on page 234.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Patterson-UTI and SSE have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other conditions:

•	Patterson-UTI stockholders must approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger; and

•	SSE stockholders must adopt the merger agreement.

Patterson-UTI and SSE will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and, with respect to Patterson-UTI incorporates by reference. important information about Patterson-UTI and SSE, the merger and the stockholder meetings of Patterson-UTI and SSE. You should read all of the available information carefully and in its entirety. See “Where You Can Find More Information” beginning on page 234.

Q:	What effect will the merger have?

A:	Patterson-UTI and SSE have entered into the merger agreement pursuant to which SSE will become a wholly owned subsidiary of Patterson-UTI and SSE stockholders will become stockholders of Patterson-UTI.

Following the merger, the stockholders of Patterson-UTI and SSE will be the stockholders of the combined company.

Q:	What will I receive in the merger?

A:	Patterson-UTI Stockholders: Regardless of whether the merger is completed, Patterson-UTI stockholders will retain the Patterson-UTI common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of Patterson-UTI common stock in the merger.

SSE Stockholders: If the merger is completed, SSE stockholders will receive a number of shares of Patterson-UTI common stock for each share of SSE common stock that they hold immediately prior to the effective time of the merger (the “effective time”) equal to the exchange ratio. The exchange ratio will be equal to 49,559,000 shares of Patterson-UTI common stock, divided by the total number of shares of SSE common stock outstanding or deemed outstanding immediately prior to the effective time (which includes (i) shares of SSE common stock outstanding as a result of the exercise of warrants to acquire SSE common stock, (ii) shares of SSE common stock deemed outstanding as a result of the vesting of SSE restricted stock unit awards that existed prior to the execution of the merger agreement, (iii) any shares of SSE common stock subject to perfected appraisal rights, (iv) shares of SSE common stock that underlie restricted stock unit awards that SSE issues on or after the execution of the merger agreement and (v) 50% of any shares of SSE common stock that have been tendered to SSE on or after August 1, 2016 for the purposes of satisfying tax withholding obligations upon the vesting of SSE restricted stock unit awards); provided, that in the event that any Series A warrants to acquire SSE common stock are forfeited or net settled, such 49,559,000 shares of Patterson-UTI common stock will be reduced by a number equal to (i) the aggregate exercise price for the warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI common stock for the ten consecutive trading days immediately preceding the third business day prior to the closing of the merger. In no event will Patterson-UTI issue more than 49,559,000 shares of its common stock as merger consideration. Annex B to this joint proxy statement/prospectus sets forth illustrative calculations of the exchange ratio.

SSE stockholders will not receive any fractional shares of Patterson-UTI common stock in the merger. Instead, Patterson-UTI will pay cash (without interest) in lieu of any fractional shares of Patterson-UTI common stock that a SSE stockholder would otherwise have been entitled to receive. SSE stockholders will also be entitled to any dividends declared and paid by Patterson-UTI with a record date at or after the effective time.

Q:	If I am an SSE stockholder, how will I receive the merger consideration to which I am entitled?

A:	A letter of transmittal and instructions for the surrender of SSE common stock certificates, or in the case of book entry shares, the surrender of such shares, will be mailed to SSE stockholders shortly after the completion of the merger. After receiving proper documentation from you, the exchange agent will forward to you the Patterson-UTI common stock and cash in lieu of fractional shares to which you are entitled. See “The Merger Agreement—Exchange of Shares in the Merger” beginning on page 127.

Q:	What is the value of the merger consideration?

A:	Because Patterson-UTI will issue shares of Patterson-UTI common stock in exchange for each share of SSE common stock outstanding immediately prior to such exchange, the value of the merger consideration that SSE stockholders receive will depend on the price per share of Patterson-UTI common stock at the effective time. That price will not be known at the time of the special meetings and may be greater or less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of Patterson-UTI common stock. See “Risk Factors” beginning on page 35.

In addition, the value of the merger consideration is dependent upon the exchange ratio. The exchange ratio will be 1.7731 if all outstanding Series A warrants of SSE are exercised for cash, no other warrants are exercised, no other shares of SSE are issued prior to closing and certain other assumptions set forth in “Example 1” of Annex B of this joint proxy statement/prospectus. The exchange ratio will be reduced if holders of Series A warrants of SSE fail to exercise their warrants by tendering the cash exercise price, either by forfeiting the warrants or by net share settling such warrants. The exchange ratio will also be reduced if Series B or Series C warrants of SSE—all of which are presently “out-of-the-money”—nevertheless exercise their warrants. The exchange ratio will further be reduced by any additional restricted stock unit awards granted by SSE for retention purposes, which will not exceed 300,000 restricted stock units in the aggregate. As of March 10, 2017, SSE has granted 283,206 restricted stock units since the execution of the merger agreement.

Q:	When and where will the special meetings be held?

A:	Patterson-UTI Stockholders: The special meeting of Patterson-UTI stockholders will be held at Patterson-UTI’s executive offices at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, on , 2017, at , local time.

SSE Stockholders: The special meeting of SSE stockholders will be held at SSE’s executive offices at 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116, on                 , 2017, at                 , local time.

Q:	Who is entitled to vote at the special meetings?

A:	Patterson-UTI Stockholders: The record date for the Patterson-UTI special meeting is February 22, 2017. Only record holders of shares of Patterson-UTI common stock at the close of business on such date are entitled to notice of, and to vote at, the Patterson-UTI special meeting.

SSE Stockholders: The record date for the SSE special meeting is February 22, 2017. Only record holders of shares of SSE common stock at the close of business on such date are entitled to notice of, and to vote at, the SSE special meeting.

Q:	What constitutes a quorum at the special meetings?

A:	Patterson-UTI Stockholders: Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of common stock entitled to vote at the Patterson-UTI special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Patterson-UTI common stock represented at the Patterson-UTI special meeting, including shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes (if any) will not be treated as present for purposes of determining the presence or absence of a quorum.

SSE Stockholders: Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of common stock entitled to vote at the SSE special meeting must be present in person or represented by proxy to constitute a quorum. All shares of SSE common stock represented at the SSE special meeting, including shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes (if any) will not be treated as present for purposes of determining the presence or absence of a quorum.

Additional information on the quorum requirements can be found under the heading “Quorum” on page 64 with respect to Patterson-UTI and on page 69 with respect to SSE.

Q:	How do I vote if I am a stockholder of record?

A:	Patterson-UTI Stockholders: If you were a record holder of Patterson-UTI common stock at the close of business on the record date for the Patterson-UTI special meeting, you may vote in person by attending the Patterson-UTI special meeting or, to ensure that your shares are represented at the Patterson-UTI special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the Patterson-UTI proxy card and following the instructions provided on that site anytime up to , eastern time, on , 2017;

•	calling the toll-free number listed on the Patterson-UTI proxy card and following the instructions provided in the recorded message anytime up to , eastern time, on , 2017; or

•	submitting your Patterson-UTI proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of Patterson-UTI common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Patterson-UTI special meeting.

SSE Stockholders: If you were a record holder of SSE common stock at the close of business on the record date for the SSE special meeting, you may vote in person by attending the SSE special meeting or, to ensure that your shares are represented at the SSE special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the SSE proxy card and following the instructions provided on that site at any time up to p.m., eastern time, on , 2017;

•	calling the toll-free number listed on the SSE proxy card and following the instructions provided in the recorded message at any time up to p.m., eastern time, on , 2017; or

•	submitting your SSE proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of SSE common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the SSE special meeting.

Q:	How many votes do I have?

A:	Patterson-UTI Stockholders: With respect to each proposal to be presented at the Patterson-UTI special meeting, holders of Patterson-UTI common stock as of the Patterson-UTI record date are entitled to one vote for each share of Patterson-UTI common stock owned at the close of business on the Patterson-UTI record date. At the close of business on the Patterson-UTI record date, there were 166,327,753 shares of Patterson-UTI common stock outstanding and entitled to vote at the Patterson-UTI special meeting.

SSE Stockholders: With respect to each proposal to be presented at the SSE special meeting, holders of SSE common stock as of the SSE record date are entitled to one vote for each share of SSE common stock owned at the close of business on the SSE record date. At the close of business on the SSE record date, there were 22,949,374 shares of SSE common stock outstanding and entitled to vote at the SSE special meeting.

Q:	Who will serve on the Patterson-UTI board of directors following the completion of the merger?

A:	Following the completion of the merger, it is anticipated that the Patterson-UTI board of directors will have seven members, consisting of the seven individuals currently serving on the Patterson-UTI board of directors as of the date of this joint proxy statement/prospectus.

Q:	Who will serve as executive management of Patterson-UTI following the completion of the merger?

A:	Following the completion of the merger, it is anticipated that each of the Patterson-UTI executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger:

• Mark S. Siegel	Executive Chairman
• William Andrew Hendricks, Jr.	President and Chief Executive Officer
• John E. Vollmer III	Senior Vice President—Corporate Development, Chief Financial Officer and Treasurer
• Kenneth N. Berns	Senior Vice President
• Seth D. Wexler	Senior Vice President, General Counsel and Secretary
• James M. Holcomb	President—Patterson-UTI Drilling Company LLC

Q:	What vote is required to approve each proposal?

A:	Patterson-UTI Stockholders: The approval of the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote thereon, assuming a quorum is present. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote thereon, regardless of whether there is a quorum. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

SSE Stockholders: The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the outstanding shares of SSE common stock entitled to vote thereon. Assuming a quorum is present, failures to vote, broker non-votes (if any) and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The adjournment of the SSE special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, regardless of whether there is a quorum. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Q:	How does the Patterson-UTI board of directors recommend that Patterson-UTI stockholders vote?

A:	The Patterson-UTI board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger) to be advisable and fair to and in the best interests of Patterson-UTI stockholders. Accordingly, the Patterson-UTI board of directors unanimously recommends that Patterson-UTI stockholders vote “FOR” the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	How does the SSE board of directors recommend that SSE stockholders vote?

A:	The SSE board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and fair to and in the best interests of SSE stockholders. Accordingly, the SSE board of directors unanimously recommends that SSE stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your bank, broker or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your bank, broker or other nominee may not vote your shares on any of the proposals to be considered at the Patterson-UTI special meeting or the SSE special meeting, as applicable, and a broker non-vote will result.

Under the current Rules of the Nasdaq Global Select Market (the “NASDAQ”), banks, brokers or other nominees do not have discretionary authority to vote on any of the proposals at the Patterson-UTI special meeting. Because the only proposals for consideration at the Patterson-UTI special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at such meeting. However, if there are any broker non-votes, they will have no effect on (i) the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger (assuming a quorum is present) or (ii) the proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Because the only proposals for consideration at the SSE special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at such meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and (iii) no effect on the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Patterson-UTI or SSE or by voting in person at the special meeting unless you first obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Patterson-UTI Stockholders: Assuming a quorum is present, if you fail to attend the Patterson-UTI special meeting in person and do not vote by proxy, it will not have any effect on the vote for the proposals; however, if you attend the Patterson-UTI special meeting and abstain or mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” (i) the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger, and (ii) the proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

SSE Stockholders: Assuming a quorum is present, if you fail to attend the SSE special meeting in person and do not vote by proxy, it will have (i) the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and (iii) no effect on the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

If you attend the SSE special meeting and abstain or mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” (i) the proposal to adopt the merger agreement, (ii) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers based on or otherwise related to the proposed transactions and (iii) the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

Patterson-UTI Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Patterson-UTI common stock should be voted on a proposal, the shares of Patterson-UTI common stock represented by your proxy will be voted as the Patterson-UTI board of directors recommends and, therefore, “FOR” (i) the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger and (ii) the proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

SSE Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of SSE common stock should be voted on a proposal, the shares of SSE common stock represented by your proxy will be voted as the SSE board of directors recommends and, therefore, “FOR” (i) the proposal to adopt the merger agreement, (ii) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and (iii) the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the record holder of either Patterson-UTI or SSE common stock: You can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person.

Simply attending the Patterson-UTI special meeting or the SSE special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Secretary of Patterson-UTI or SSE, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of either Patterson-UTI or SSE in “street name”: If your shares are held in street name, you must contact your bank, broker or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of SSE common stock?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to Patterson-UTI’s obligation to complete the merger that Patterson-UTI receive an opinion of Vinson & Elkins LLP, counsel to Patterson-UTI, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to SSE’s obligation to complete the merger that SSE receive an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to SSE, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of SSE common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of SSE common stock for shares of Patterson-UTI common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Patterson-UTI common stock. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 154.

Your tax consequences will depend on your individual situation. Accordingly, please consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	Patterson-UTI and SSE hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur late in the first quarter or early in the second quarter of 2017. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Patterson-UTI and SSE could result in the merger being completed at an earlier time, a later time or not at all.

Q:	What are the conditions to consummate the merger?

A:	The respective obligations of Patterson-UTI, SSE and Merger Sub to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain conditions at or before the closing date of the merger (the “closing date”), including but not limited to: (i) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement on Form S-4 or proceedings initiated or threatened by the SEC for that purpose; (ii) adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of SSE common stock entitled to vote thereon; (iii) approval of the issuance of Patterson-UTI common stock pursuant to the merger agreement by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon; (iv) authorization for the listing on the NASDAQ of the shares of Patterson-UTI common stock to be issued in connection with the merger, subject to official notice of issuance; and (v) expiration or termination of any waiting periods applicable to the consummation of the merger and the other transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this joint proxy statement/prospectus as the “HSR Act”) (on January 13, 2017, Patterson-UTI and SSE were notified by U.S. antitrust authorities that the early termination of the waiting period under the HSR Act had been granted).

In addition, Patterson-UTI’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of additional conditions, including but not limited to: (i) receipt by Patterson-UTI of a tax opinion from its counsel, dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) SSE or any of its subsidiaries not incurring one or more material losses the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100 million during the pre-closing period; and (iii) the indebtedness less cash and cash equivalents (the “net debt”) of SSE and its subsidiaries not exceeding $500 million and SSE furnishing to Patterson-UTI and Merger Sub a certificate executed by the chief executive officer and chief financial officer of SSE, dated as of the closing date, confirming that the net debt of SSE and its subsidiaries as of the closing date does not exceed $500 million and setting forth SSE’s calculation of the net debt of SSE and its subsidiaries.

Further, SSE’s obligations to effect the merger are subject to the satisfaction or waiver of additional conditions, including but not limited to: (i) receipt by SSE of a tax opinion from its special counsel, dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) Patterson-UTI or any of its subsidiaries not incurring one or more material losses the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $300 million during the pre-closing period; and (iii) the net debt of Patterson-UTI and its subsidiaries not exceeding $725 million plus any indebtedness incurred to refinance SSE’s existing indebtedness or pay transaction costs, and Patterson-UTI furnishing to SSE a certificate executed by the chief executive officer and chief financial officer of Patterson-UTI, dated as of the closing date, confirming that the net debt of Patterson-UTI and its subsidiaries as of the closing date does not exceed $725 million plus any indebtedness incurred to refinance SSE’s existing indebtedness or pay transaction costs.

See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 143 for more information.

Q:	What happens if the merger is not completed?

A:	If the issuance of Patterson-UTI common stock in the merger is not approved by Patterson-UTI stockholders or if the merger is not completed for any other reason, SSE stockholders will not receive any form of consideration for the SSE common stock they own in connection with the merger. In certain circumstances, SSE or Patterson-UTI may be required to pay up to $7,500,000 of the other party’s expenses, SSE may be required to pay Patterson-UTI a termination fee of $40,000,000, or Patterson-UTI may be required to pay SSE a termination fee of either $40,000,000 or $100,000,000. For a discussion of these and other rights of each of Patterson-UTI and SSE to terminate the merger agreement, see “The Merger Agreement—Termination Fees and Expenses” beginning on page 147.

Q:	Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

A:	Patterson-UTI Stockholders: If you are a Patterson-UTI stockholder, after the merger is completed, you are not required to take any action with respect to your shares of Patterson-UTI common stock.

SSE Stockholders: If you are a SSE stockholder, after the merger is completed, each share of SSE common stock that you hold will be converted automatically into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio together with cash (without interest) in lieu of any fractional shares, as applicable. You do not need to take any action at this time. A letter of transmittal and instructions for the surrender of SSE common stock certificates, or in the case of book entry shares, the surrender of such shares, will be mailed to SSE stockholders shortly after the completion of the merger.

Q:	Are stockholders entitled to appraisal rights?

A:	The holders of Patterson-UTI common stock are not entitled to appraisal rights in connection with the merger under Delaware law. SSE stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. SSE common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into Patterson-UTI common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

For more information regarding appraisal rights, see “The Merger—Appraisal Rights” beginning on page 121. In addition, a copy of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex E.

Q:	What happens if I transfer my shares of SSE common stock before the SSE special meeting?

A:	The record date for the SSE special meeting is earlier than the date of the SSE special meeting and the date that the merger is expected to be completed. If you transfer your shares of SSE common stock after the SSE record date but before the SSE special meeting, you will retain your right to vote at the SSE special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both Patterson-UTI and SSE common stock or you own shares of Patterson-UTI or SSE common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a bank, broker or other nominee or you may own shares through more than one bank, broker or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the shares of Patterson-UTI and/or SSE common stock that you own. Each proxy card you receive will come with its own self-addressed, stamped envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	How can I find out more information?

A:	For more information about Patterson-UTI and SSE, see the section titled “Where You Can Find More Information” beginning on page 234.

Q:	Who can help answer my questions?

A:	Patterson-UTI stockholders who have questions about the merger, the other matters to be voted on at the special meetings or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

(800) 891-3214

SSE stockholders who have questions about the merger, the other matters to be voted on at the special meetings or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Seventy Seven Energy Inc.

777 NW 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

Attn: Investor Relations

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Patterson-UTI and SSE special meetings. Patterson-UTI and SSE urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section titled “Where You Can Find More Information” beginning on page 234. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc., a Delaware corporation, is a Houston, Texas-based oilfield services company that primarily owns and operates in the United States one of the largest fleets of land-based drilling rigs and a large fleet of pressure pumping equipment. Patterson-UTI’s contract drilling business operates in the continental United States and western Canada, and its pressure pumping business operates primarily in Texas and the Appalachian region. Patterson-UTI also manufactures and sells pipe handling components and related technology to drilling contractors in North America and other select markets. In addition, Patterson-UTI owns and invests as a non-operating working interest owner in oil and natural gas assets that are primarily located in Texas and New Mexico. As of December 31, 2016, Patterson-UTI had a drilling fleet that included 161 APEX® rigs. As of December 31, 2016, Patterson-UTI had approximately 1.1 million hydraulic horsepower to provide pressure pumping services.

Patterson-UTI’s common stock is traded on the Nasdaq Global Select Market under the symbol “PTEN.”

The principal executive offices of Patterson-UTI are located at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, and Patterson-UTI’s telephone number is (281) 765-7100. Additional information about Patterson-UTI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 234.

Seventy Seven Energy Inc.

Seventy Seven Energy Inc., a Delaware corporation, is an Oklahoma City, Oklahoma-based independent oilfield services company that provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers operating in unconventional resource plays. SSE offers services and equipment that are strategic to its customers’ oil and natural gas operations. SSE’s services include drilling, hydraulic fracturing and oilfield rentals. SSE’s operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. On June 30, 2014, SSE separated from Chesapeake Energy Corporation (“CHK”) in a series of transactions, which is referred to in this joint proxy statement/prospectus as the “spin-off.” Prior to the spin-off, SSE was an Oklahoma limited liability company operating under the name “Chesapeake Oilfield Operating, L.L.C.” and an indirect, wholly-owned subsidiary of CHK.

SSE’s common stock is traded on the OTC Market Group Inc.’s OTC Grey market (the “OTC Grey”) under the symbol “SVNT.”

The principal executive offices of SSE are located at 777 NW 63rd St., Oklahoma City, Oklahoma 73116, and SSE’s telephone number is (405) 608-7777.

Pyramid Merger Sub, Inc.

Pyramid Merger Sub, Inc., a wholly owned subsidiary of Patterson-UTI, is a Delaware corporation that was formed on December 7, 2016 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into SSE, with SSE surviving the merger as a wholly owned subsidiary of Patterson-UTI.

The Meetings

The Patterson-UTI Special Meeting (see page 63)

The special meeting of Patterson-UTI stockholders will be held at Patterson-UTI’s executive offices at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 on                 , at                 , local time. The special meeting of Patterson-UTI stockholders is being held to consider and vote on:

•	a proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger;

•	a proposal to approve the adjournment of the Patterson-UTI special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval by Patterson-UTI stockholders of the issuance of Patterson-UTI common stock pursuant to the merger agreement.

Only record holders of shares of Patterson-UTI common stock at the close of business on February 22, 2017, the record date for the Patterson-UTI special meeting, are entitled to notice of, and to vote at, the Patterson-UTI special meeting. At the close of business on the record date, the only outstanding voting securities of Patterson-UTI were common stock, and 166,327,753 shares of Patterson-UTI common stock were issued and outstanding, approximately          of which were owned and entitled to be voted by Patterson-UTI directors and executive officers. The Patterson-UTI directors and executive officers are currently expected to vote their shares in favor of each Patterson-UTI proposal listed above.

With respect to each Patterson-UTI proposal listed above, Patterson-UTI stockholders may cast one vote for each share of Patterson-UTI common stock that they own as of the Patterson-UTI record date. The proposal to approve the issuance of Patterson-UTI common stock requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote thereon. The proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote on the proposal, regardless of whether there is a quorum.

No business may be transacted at the Patterson-UTI special meeting unless a quorum is present. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Patterson-UTI common stock in connection with the merger, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Patterson-UTI stockholders may be asked to vote on a proposal to adjourn the Patterson-UTI special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Reasons for the Merger; Recommendation of the Patterson-UTI Board of Directors (see page 83)

The Patterson-UTI board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger) to be advisable and fair to and in the best interests of Patterson-UTI stockholders. The Patterson-UTI board of directors unanimously recommends that Patterson-UTI stockholders vote “FOR” the proposal to approve the issuance of Patterson-UTI common stock pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the Patterson-UTI special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Patterson-UTI common stock. For more information regarding the factors considered by the Patterson-UTI board of directors in reaching its decisions relating to its recommendation, see the section titled “The Merger—Patterson-UTI’s Reasons for the Merger; Recommendation of the Patterson-UTI Board of Directors.”

Opinion of Patterson-UTI’s Financial Advisor (see page 86)

Patterson-UTI engaged Piper Jaffray & Co., through its Simmons & Company International division (referred to as “Piper Jaffray”), to act as financial advisor in connection with the transactions contemplated by the merger agreement. On December 12, 2016, Piper Jaffray delivered to the Patterson-UTI board of directors its oral opinion, confirmed by its delivery of a written opinion dated December 12, 2016, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Piper Jaffray’s written opinion, the up to 49,559,000 shares of Patterson-UTI common stock to be issued for all outstanding shares of SSE pursuant to the merger agreement was fair, from a financial point of view, to Patterson-UTI.

The full text of Piper Jaffray’s written opinion dated December 12, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper Jaffray in delivering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety.

Piper Jaffray’s opinion was addressed to, and provided for the information and benefit of, the Patterson-UTI board of directors and was delivered to the Patterson-UTI board of directors in connection with its evaluation of the fairness of the merger consideration from a financial point of view, to Patterson-UTI, and did not address any other aspects or implications of the transactions contemplated by the merger agreement. Piper Jaffray’s opinion does not constitute a recommendation to the Patterson-UTI board of directors or to any other persons in respect of the transactions contemplated by the merger agreement, including as to how any holder of Patterson-UTI common stock should vote or act with respect to the proposal to adopt any other matter. Piper Jaffray’s opinion did not address the relative merits of the transactions contemplated by the merger agreement compared to other business or financial strategies that might be available to Patterson-UTI, nor did it address the underlying business decision of Patterson-UTI to enter into the merger agreement or to consummate the transactions contemplated by the merger agreement.

For a more complete discussion of Piper Jaffray’s opinion, see “The Merger—Opinion of Patterson-UTI’s Financial Advisor” beginning on page 86.

The SSE Special Meeting (see page 68)

The special meeting of SSE stockholders will be held at SSE’s executive offices at 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116, on                 , 2017, at                 , local time. The special meeting of SSE stockholders is being held in order to consider and vote on:

•	a proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 73 and 126, respectively;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger; and

•	a proposal to approve the adjournment of the SSE special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal above.

Completion of the merger is conditioned on approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the SSE stockholders. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a SSE stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on SSE or Patterson-UTI, and the approval of that proposal is not a condition to the completion of the merger.

Only record holders of shares of SSE common stock at the close of business on February 22, 2017, the record date for the SSE special meeting, are entitled to notice of, and to vote at, the SSE special meeting. At the close of business on the record date, the only outstanding voting securities of SSE were common stock, and 22,949,374 shares of SSE common stock were issued and outstanding and entitled to vote at the SSE special meeting, approximately              of which were owned and entitled to be voted by SSE directors and executive officers. The SSE directors and executive officers are currently expected to vote their shares in favor of each of the SSE proposals listed above.

In connection with the execution of the merger agreement, certain affiliates of Axar Capital Management, LLC, BlueMountain Capital Management, LLC and Mudrick Capital Management, L.P. have entered into voting and support agreements with Patterson-UTI, pursuant to which each such stockholder agreed to vote all of its shares of SSE common stock in favor of the adoption of the merger agreement and against, among other things, alternative transactions. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, such stockholders, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock on such proposal, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion. See “The Merger Agreement—Voting and Support Agreements” beginning on page 149 for more information.

With respect to each SSE proposal listed above, SSE stockholders may cast one vote for each share of SSE common stock that they own as of the SSE record date. The proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of SSE common stock entitled to vote thereon. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the special meeting and entitled to vote thereon, assuming a quorum is present. The proposal to approve adjournment of the SSE special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the special meeting and entitled to vote thereon, regardless of whether there is a quorum.

No business may be transacted at the SSE special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to adopt the merger agreement, than is required, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, SSE stockholders may be asked to vote on a proposal to adjourn the SSE special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Reasons for the Merger; Recommendation of the SSE Board of Directors (see page 95)

The SSE board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and fair to and in the best interests of SSE stockholders. The SSE board of directors unanimously recommends that SSE stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the SSE special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement. For more information regarding the factors considered by the SSE board of directors in reaching its decision to recommend the approval of the merger agreement, see the section titled “The Merger—SSE’s Reasons for the Merger; Recommendation of the SSE Board of Directors.”

Opinion of SSE’s Financial Advisor (see page 98)

SSE retained Morgan Stanley & Co. LLC, which we refer to in this joint proxy statement/prospectus as “Morgan Stanley,” in connection with the merger. On December 12, 2016, Morgan Stanley rendered to the SSE board of directors its oral opinion, subsequently confirmed in writing on December 12, 2016, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by SSE stockholders pursuant to the merger agreement was fair, from a financial point of view, to the holders of SSE common stock. The full text of Morgan Stanley’s written opinion dated as of December 12, 2016, to the SSE board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex D to, and is incorporated by reference into, this joint proxy statement/prospectus. The summary of the opinion of Morgan Stanley in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety.

Morgan Stanley’s opinion was rendered for the benefit of the SSE board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view, of the consideration to be received by SSE stockholders pursuant to the merger agreement to the holders of SSE common stock as of the date of the opinion. Morgan Stanley’s opinion does not address any of the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to SSE, nor does it address the underlying business decision of SSE to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which Patterson-UTI common stock will trade following the consummation of the merger or at any time. The opinion was addressed to, and rendered for the benefit of, the SSE board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of SSE common stock as to how to vote or act on any matter with respect to the merger.

For a more complete discussion of Morgan Stanley’s opinion, see “The Merger—Opinion of SSE’s Financial Advisor” beginning on page 98.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Patterson-UTI and SSE encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page 126.

Form of the Merger (see page 126)

Subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub, a wholly owned subsidiary of Patterson-UTI that was formed for the sole purpose of effecting the merger, will merge with and into SSE. SSE will survive the merger and become a wholly owned subsidiary of Patterson-UTI.

Merger Consideration (see page 126)

Each issued and outstanding share of SSE common stock, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders have been perfected in compliance with Section 262 of the DGCL, will be converted into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio. The exchange ratio will be equal to 49,559,000 shares of Patterson-UTI common stock, divided by the total number of shares of SSE common stock outstanding or deemed outstanding immediately prior to the effective time (which includes (i) shares of SSE common stock outstanding as a result of the exercise of warrants to acquire SSE common stock, (ii) shares of SSE common stock deemed outstanding as a result of the vesting of SSE restricted stock unit awards that existed prior to the execution of the merger agreement, (iii) any shares of SSE common stock subject to perfected appraisal rights, (iv) shares of SSE common stock that underlie restricted stock unit awards that SSE issues on or after the execution of the merger agreement and (v) 50% of any shares of SSE common stock that have been tendered to SSE on or after August 1, 2016 for the purposes of satisfying tax withholding obligations upon the vesting of SSE restricted stock unit awards); provided that, in the event that any Series A warrants to acquire shares of SSE common stock are forfeited or net settled, such 49,559,000 shares of Patterson-UTI common stock will be reduced by a number equal to (i) the aggregate exercise price for the warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI common stock for the ten consecutive trading days immediately preceding the third business day prior to the closing. In no event will Patterson-UTI issue more than 49,559,000 shares of its common stock as merger consideration. Annex B of this joint proxy statement/prospectus sets forth illustrative calculations of the exchange ratio.

In addition, Patterson-UTI will not issue fractional shares of SSE common stock pursuant to the merger agreement. Instead, each SSE stockholder who otherwise would have been entitled to receive a fraction of a share of Patterson-UTI common stock will receive cash (without interest) in lieu thereof, upon surrender of his or her shares of SSE common stock. The exchange agent will aggregate and sell all fractional shares issuable as part of the merger consideration at the prevailing price on the NASDAQ. An SSE stockholder who would otherwise have received a fraction of a share of Patterson-UTI common stock will receive an amount of cash generated from such sales attributable to the stockholder’s proportionate interest in the net proceeds of such sales, less expenses and without interest.

The exchange ratio will not be adjusted for changes in the market value of the common stock of SSE or Patterson-UTI. As a result, the implied value of the consideration to SSE stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective time. Based on the closing price of Patterson-UTI common stock on the NASDAQ on December 12, 2016, the last trading day before public announcement of the merger, the aggregate transaction value of the merger consideration payable to SSE stockholders was approximately $1.42 billion, assuming the issuance of 49,559,000 shares of Patterson-UTI common stock.

Treatment of SSE Incentive Plan Restricted Stock Unit Awards (see page 119)

Each SSE restricted stock unit award granted prior to December 12, 2016 that is outstanding as of immediately prior to the effective time will immediately vest, and any forfeiture restrictions applicable to all such awards will immediately lapse. Such restricted stock unit awards will be deemed settled, and shares of SSE common stock subject to such awards will be treated as shares of SSE common stock and receive the merger consideration. In addition, at the effective time, each SSE restricted stock unit award granted on or following December 12, 2016 will be assumed by Patterson-UTI and converted into a restricted stock unit award, with the same terms and conditions as in effect immediately prior to the effective time, covering a number of shares of Patterson-UTI common stock equal to (i) the number of shares of SSE common stock subject to the award immediately prior to the effective time, multiplied by (ii) the exchange ratio (discussed above), rounded to the nearest whole share.

Expected Timing of the Merger

Patterson-UTI and SSE currently expect the closing of the merger to occur late in the first quarter or early in the second quarter of 2017. However, the merger is subject to the satisfaction or waiver of conditions as described in the merger agreement, and it is possible that factors outside the control of Patterson-UTI and SSE could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 143)

The respective obligations of Patterson-UTI, SSE and Merger Sub to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions at or before the closing date:

•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement on Form S-4 or proceedings initiated or threatened by the SEC for that purpose;

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of SSE common stock entitled to vote thereon;

•	approval of the issuance of Patterson-UTI common stock pursuant to the merger agreement by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon;

•	authorization for the listing on the NASDAQ of the shares of Patterson-UTI common stock to be issued in connection with the merger, subject to official notice of issuance;

•	expiration or termination of any waiting periods applicable to the consummation of the merger and the other transactions contemplated by the merger agreement under the HSR Act (on January 13, 2017, Patterson-UTI and SSE were notified by U.S. antitrust authorities that the early termination of the waiting period under the HSR Act had been granted); and

•	absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting completion of the merger.

In addition, Patterson-UTI’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of SSE set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, unless otherwise specified and subject to certain materiality thresholds;

•	performance of, or compliance with, in all material respects, all covenants and obligations required to be performed or complied with by SSE under the merger agreement on or prior to the closing date;

•	receipt of a certificate executed by the chief executive officer and chief financial officer of SSE, dated as of the closing date, confirming the satisfaction of the conditions described in the preceding two bullet points;

•	receipt by Patterson-UTI of a tax opinion from its counsel, dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	SSE or any of its subsidiaries not incurring one or more material losses the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100 million during the pre-closing period; and

•	net debt of SSE and its subsidiaries not exceeding $500 million and SSE furnishing to Patterson-UTI and Merger Sub a certificate executed by the chief executive officer and chief financial officer of SSE, dated as of the closing date, confirming that the net debt of SSE and its subsidiaries as of the closing date does not exceed $500 million and setting forth SSE’s calculation of the net debt of SSE and its subsidiaries.

In addition, SSE’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Patterson-UTI set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, unless otherwise specified and subject to certain materiality thresholds;

•	performance of, or compliance with, in all material respects, all covenants and obligations required to be performed or complied with by Patterson-UTI under the merger agreement on or prior to the closing date;

•	receipt by SSE of a certificate executed by the chief executive officer and chief financial officer of Patterson-UTI, dated as of the closing date, confirming the satisfaction of the conditions described in the preceding two bullet points;

•	receipt by SSE of a tax opinion from its special counsel, dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	Patterson-UTI or any of its subsidiaries not incurring one or more material losses the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $300 million during the pre-closing period; and

•	the net debt of Patterson-UTI and its subsidiaries not exceeding $725 million plus any indebtedness incurred to refinance SSE’s existing indebtedness or pay transaction costs, and Patterson-UTI furnishing to SSE a certificate executed by the chief executive officer and chief financial officer of Patterson-UTI, dated as of the closing date, confirming that the net debt of Patterson-UTI and its subsidiaries as of the closing date does not exceed $725 million plus any indebtedness incurred to refinance SSE’s existing indebtedness or pay transaction costs.

Debt Financing (see page 135)

In connection with the merger, Patterson-UTI entered into a financing commitment letter with Canyon Capital Advisors LLC for a senior unsecured bridge facility in an aggregate principal amount not to exceed $150 million for the purposes of repaying or redeeming certain of SSE and its subsidiaries’ indebtedness and to pay related fees and expenses. Any undrawn commitments under the bridge facility will automatically terminate on the closing date. Patterson-UTI may issue debt securities or equity, incur bank loans or consummate other financings or use cash on hand in lieu of drawing all or a portion of the bridge loan committed to be funded under the bridge facility.

No Solicitation of Competing Proposals (see page 136)

The merger agreement generally precludes SSE from, directly or indirectly, (i) soliciting, initiating, facilitating, knowingly encouraging or inducing or taking any action that could be reasonably expected to lead to the making, submission or announcement of a proposal competing with the transactions contemplated by the merger agreement, (ii) furnishing any nonpublic information regarding SSE or its subsidiaries to any third party in connection with or in response to a proposal competing with the transactions contemplated by the merger agreement, (iii) engaging in discussions or negotiations with any third party with respect to a proposal competing with the transactions contemplated by the merger agreement, (iv) approving, endorsing, or recommending a proposal competing with the transactions contemplated by the merger agreement or (v) entering into any agreement contemplating or otherwise relating to a proposal competing with the transactions contemplated by the merger agreement. However, if SSE receives a proposal meeting certain requirements from a third party, and the SSE board of directors determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that such competing proposal is or is reasonably likely to result in a superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements, SSE may furnish non-public information to, and engage in discussions or negotiations with, that third party regarding such competing proposal. See the section titled “The Merger Agreement—No Solicitation of Competing Proposals.”

In addition, the merger agreement generally precludes Patterson-UTI from, directly or indirectly, (i) soliciting, initiating, facilitating, knowingly encouraging or inducing or taking any action that could be reasonably expected to lead to the making, submission or announcement of a proposal competing with the transactions contemplated by the merger agreement, (ii) furnishing any nonpublic information regarding Patterson-UTI or its subsidiaries to any third party in connection with or in response to a proposal competing with the transactions contemplated by the merger agreement, (iii) engaging in discussions or negotiations with any third party with respect to a proposal competing with the transactions contemplated by the merger agreement, (iv) approving, endorsing, or recommending a proposal competing with the transactions contemplated by the merger agreement or (v) entering into any agreement contemplating or otherwise relating to a proposal competing with the transactions contemplated by the merger agreement. However, if Patterson-UTI receives a proposal meeting certain requirements from a third party, and the Patterson-UTI board of directors determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that such competing proposal is or is reasonably likely to result in a superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements, Patterson-UTI may furnish non-public information to, and engage in discussions or negotiations with, that third party regarding such competing proposal. See the section titled “The Merger Agreement—No Solicitation of Competing Proposals.”

Changes in Board Recommendations (see page 139)

The merger agreement generally provides that, subject to the exceptions described below, SSE may not change its recommendation that SSE stockholders adopt the merger agreement, and Patterson-UTI may not change its recommendation that Patterson-UTI stockholders approve the issuance of Patterson-UTI common stock in the merger.

However, notwithstanding the foregoing, the merger agreement provides that, prior to obtaining SSE stockholder approval of the merger and in response to a bona fide competing proposal that did not result from a material breach of the non-solicitation covenants and certain related covenants, SSE may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.” In addition, the merger agreement provides that, prior to obtaining SSE stockholder approval of the merger and in response to an intervening event with respect to SSE, SSE may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.”

The merger agreement also provides that, prior to obtaining Patterson-UTI stockholder approval of the proposed issuance of Patterson-UTI common stock in the merger and in response to a bona fide competing proposal that did not result from a material breach of the non-solicitation covenants and certain related covenants or an intervening event with respect to Patterson-UTI, the Patterson-UTI board of directors or any committee thereof may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.”

Termination of the Merger Agreement (see page 145)

The merger agreement may be terminated prior to the effective time under the following circumstances:

•	by mutual written consent of Patterson-UTI and SSE;

•	by either Patterson-UTI or SSE:

•	if the merger is not consummated by on or before 5:00 p.m. Central Time on June 30, 2017 (or August 31, 2017 in the event such date is extended as provided for in the merger agreement), unless the failure to close by that date is due to the failure of the terminating party to perform any of its material covenants or agreements under the merger agreement;

•	if any governmental entity issues a final and nonappealable order, or takes any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or a legal requirement is in place which permanently makes the completion of the merger illegal or otherwise prohibits the consummation of the merger;

•	if the SSE stockholders fail to adopt the merger agreement at the SSE special meeting; or

•	if the Patterson-UTI stockholders fail to approve the issuance of Patterson-UTI common stock in the merger at the Patterson-UTI special meeting;

•	by Patterson-UTI:

•	prior to obtaining approval of the SSE stockholders, if (i) the SSE board of directors makes a change of recommendation, (ii) SSE fails to include the SSE board recommendation in this joint proxy statement/prospectus or (iii) SSE, its subsidiaries, any SSE directors or officers, any stockholders party to the voting agreements or any designated representative of SSE materially violates or breaches the non-solicitation covenants of the merger agreement;

•	if (i) SSE’s representations and warranties were inaccurate as of the date of the merger agreement such that the condition regarding the accuracy of SSE’s representations in the merger agreement would not be satisfied, (ii) SSE’s representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement, such that the condition regarding the accuracy of SSE’s representations in the merger agreement would not be satisfied, or (iii) SSE breaches any of its covenants, such that the condition regarding SSE’s covenants in the merger agreement would not be satisfied;

•	by SSE:

•	prior to obtaining approval of the Patterson-UTI stockholders, if (i) the Patterson-UTI board of directors makes a change of recommendation, (ii) Patterson-UTI fails to include the Patterson-UTI board recommendation in this joint proxy statement/prospectus or (iii) Patterson-UTI, its subsidiaries, any Patterson-UTI directors or officers or any designated representative of Patterson-UTI materially violates or breaches the non-solicitation or stockholder meeting covenants of the merger agreement;

•	if (i) Patterson-UTI’s representations and warranties were inaccurate as of the date of the merger agreement such that the condition regarding the accuracy of Patterson-UTI’s representations in the merger agreement would not be satisfied, (ii) Patterson-UTI’s representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement, such that the condition regarding the accuracy of Patterson-UTI’s representations in the merger agreement would not be satisfied, or (iii) Patterson-UTI breaches any of its covenants, such that the condition regarding Patterson-UTI’s covenants in the merger agreement would not be satisfied.

Termination Fees and Expenses (see page 147)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus. In certain circumstances, SSE or Patterson-UTI may be required to pay up to $7,500,000 of the other party’s expenses, SSE may be required to pay Patterson-UTI a termination fee of $40,000,000, or Patterson-UTI may be required to pay SSE a termination fee of either $40,000,000 or $100,000,000. See the section titled “The Merger Agreement—Termination Fees and Expenses” beginning on page 147 for a discussion of the circumstances under which such termination fee will be required to be paid.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 169)

The governing corporate documents of SSE differ from the governing corporate documents of Patterson-UTI. As a result, SSE stockholders that receive Patterson-UTI common stock as merger consideration will have different rights once they become stockholders of Patterson-UTI. These differences are described in detail under the section titled “Comparison of Rights of Patterson-UTI Stockholders and SSE Stockholders.”

Listing of Patterson-UTI Common Stock; Halting of Trading of SSE Common Stock (see page 121)

It is a condition to the completion of the merger that the shares of Patterson-UTI common stock to be issued to SSE stockholders be authorized for listing on the NASDAQ at the effective time, subject to official notice of issuance. Upon completion of the merger, shares of SSE common stock will cease to be traded on the OTC Grey.

Interests of SSE Directors and Executive Officers in the Merger (see page 114)

SSE’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the SSE stockholders generally. The members of the SSE board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that SSE stockholders adopt the merger agreement.

These interests include, among others:

•	Each SSE executive officer is a party to an employment agreement with SSE that would provide that executive with potential compensation and benefits in the event that the executive is involuntarily terminated in connection with the merger.

•	SSE’s directors and executive officers hold equity compensation plan awards under the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan (the “SSE Incentive Plan”), the vesting of which will be accelerated as a result of the merger, in accordance with the terms of those awards and the merger agreement.

•	SSE’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement, as more fully described in “The Merger Agreement—Indemnification and Insurance” beginning on page 143.

In addition, the SSE board of directors has adopted a resolution providing that the disposition of SSE shares by SSE’s officers and directors in exchange for Patterson-UTI shares in the merger is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Regulatory Clearances Required to Complete the Transactions (see page 118)

Consummation of the merger is subject to the expiration or termination of any applicable waiting period under the HSR Act. On January 3, 2017, Patterson-UTI and SSE filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission, which is referred to as the FTC. On January 13, 2017, Patterson-UTI and SSE were notified by the FTC that the early termination of the waiting period under the HSR Act had been granted. See “The Merger—Regulatory Clearances Required for the Merger.”

Board of Directors and Executive Management Following the Merger (see page 118)

Following the completion of the merger, it is anticipated that the Patterson-UTI board of directors will have seven members, consisting of the seven individuals currently serving on the Patterson-UTI board of directors as of the date of this joint proxy statement/prospectus.

Following the completion of the merger, it is anticipated that each of the Patterson-UTI executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger.

Appraisal Rights (see page 121)

The holders of Patterson-UTI common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

The holders of SSE common stock are entitled to appraisal rights in connection with the merger under Delaware law. SSE common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into Patterson-UTI common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

Exchange of Shares in the Merger (see page 127)

On or prior to the effective time, Patterson-UTI will enter into an agreement with a bank or trust company reasonably acceptable to SSE to act as agent for the holders of SSE common stock in connection with the merger and to receive the merger consideration and cash sufficient to pay cash (without interest) in lieu of fractional shares to which holders of fractional shares may become entitled. At the effective time, each share of SSE common stock outstanding immediately prior to the effective time, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders have been perfected, will be converted into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio (as defined above).

Promptly after the effective time, but in no event later than three business days after the closing date, Patterson-UTI will cause the exchange agent to mail to each holder of SSE common stock a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates shall pass, only upon proper delivery of such certificates to the exchange agent, or in the case of book entry shares, upon adherence to the procedures set forth in the letter of transmittal and instructions explaining the procedure for surrendering SSE stock certificates in exchange for shares of Patterson-UTI common stock or, in the case of book entry shares, the surrender of such shares for payment of the merger consideration.

After the effective time, shares of SSE common stock, including shares for which appraisal rights held by SSE stockholders have been perfected, will no longer be outstanding. At the effective time, all such shares will be automatically canceled and will cease to exist, and each certificate or book entry share, if any, that previously represented shares of SSE common stock (other than shares for which appraisal rights have been perfected) will represent only the right to receive the merger consideration as described above, any cash (without interest) in lieu of fractional shares of Patterson-UTI common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates or book entry shares. Any shares of SSE common stock for which appraisal rights have been perfected will represent the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. With respect to those shares of Patterson-UTI common stock deliverable upon the surrender of SSE stock certificates or book entry shares, until holders of such SSE stock certificates or book entry shares have surrendered those stock certificates or book entry shares to the exchange agent, those holders will not receive dividends or distributions declared or made with respect to such shares of Patterson-UTI common stock with a record date after the effective time.

SSE stockholders will not receive any fractional shares of Patterson-UTI common stock pursuant to the merger. Instead of any fractional shares, SSE stockholders will be paid an amount in cash (without interest) for such fraction of a share. The exchange agent will aggregate and sell all fractional shares issuable as part of the merger consideration at the prevailing price on the NASDAQ. An SSE stockholder who would otherwise have received a fraction of a share of Patterson-UTI common stock will receive an amount of cash generated from such sales attributable to the stockholder’s proportionate interest in the net proceeds of such sales, less expenses and without interest.

Patterson-UTI stockholders need not take any action with respect to their stock certificates.

Anticipated Accounting Treatment (see page 157)

Patterson-UTI prepares its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The merger will be accounted for using the acquisition method of accounting with Patterson-UTI being considered the acquirer of SSE for accounting purposes. This means that Patterson-UTI will allocate the purchase price to the fair value of SSE’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Material U.S. Federal Income Tax Consequences (see page 154)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Patterson-UTI’s obligation to complete the merger that Patterson-UTI receive an opinion of Vinson & Elkins LLP, counsel to Patterson-UTI, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to SSE’s obligation to complete the merger that SSE receive an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to SSE, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of SSE common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of SSE common stock for shares of Patterson-UTI common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Patterson-UTI common stock. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 154.

Your tax consequences will depend on your individual situation. Accordingly, please consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you.

Risk Factors (see page 35)

In evaluating the merger, in addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the risk factors relating to the merger and each of Patterson-UTI and SSE beginning on page 35.

Summary Selected Consolidated Financial Data

Summary Selected Consolidated Historical Financial Data of Patterson-UTI

The following table sets forth Patterson-UTI’s selected consolidated historical financial information that has been derived from Patterson-UTI’s consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012. This consolidated financial data does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of operations data for the years ended December 31, 2013 and 2012 and selected balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from Patterson-UTI’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 234.

	Years Ended December 31,
	2016	2015	2014	2013	2012
	(In thousands, except per share amounts)
Statement of Operations Data:
Operating revenues:
Contract drilling	$543,663	$1,153,892	$1,838,830	$1,679,611	$1,821,713
Pressure pumping	354,070	712,454	1,293,265	979,166	841,771
Other	18,133	24,931	50,196	57,257	59,930

Total	915,866	1,891,277	3,182,291	2,716,034	2,723,414

Operating costs and expenses:
Contract drilling	305,804	608,848	1,066,659	968,754	1,075,491
Pressure pumping	334,588	612,021	1,036,310	744,243	580,878
Other	8,384	11,500	13,102	12,909	11,303
Depreciation, depletion, amortization and impairment	668,434	864,759	718,730	597,469	526,614
Impairment of goodwill	—	124,561	—	—	—
Selling, general and administrative	69,205	74,913	80,145	73,852	64,473
Other operating (income) expense, net	(14,323)	1,647	(15,781)	(3,384)	(33,806)
Provision for bad debts	—	—	—	—	1,100

Total	1,372,092	2,298,249	2,899,165	2,393,843	2,226,053

Operating income (loss)	(456,226)	(406,972)	283,126	322,191	497,361
Other expense	(39,970)	(35,477)	(28,843)	(25,750)	(21,688)

Income (loss) before income taxes	(496,196)	(442,449)	254,283	296,441	475,673
Income tax expense (benefit)	(177,562)	(147,963)	91,619	108,432	176,196

Net income (loss)	$(318,634)	$(294,486)	$162,664	$188,009	$299,477

Net income (loss) per common share:
Basic	$(2.18)	$(2.00)	$1.12	$1.29	$1.96

Diluted	$(2.18)	$(2.00)	$1.11	$1.28	$1.96

Cash dividends per common share	$0.16	$0.40	$0.40	$0.20	$0.20

Weighted average number of common shares outstanding:
Basic	146,178	145,416	144,066	144,356	151,144

Diluted	146,178	145,416	145,376	145,303	151,699

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Consolidated statements of cash flow data:
Net Cash provided by (used in):
Operating activities	$305,034	$999,437	$728,726
Investing activities	(97,755)	(722,962)	(1,195,409)
Financing activities	(285,278)	(199,264)	260,729

	December 31,
	2016	2015	2014	2013	2012
	(In thousands)
Balance Sheet Data:
Total assets	$3,804,606	$4,529,484	$5,390,912	$4,683,375	$4,552,507
Borrowings under line of credit	—	—	303,000	—	—
Other long-term debt	598,437	787,900	667,029	678,873	688,188
Stockholders’ equity	2,248,724	2,561,131	2,905,810	2,755,997	2,640,657
Working capital	18,506	178,887	340,816	454,498	340,220

Summary Selected Consolidated Historical Financial Data of SSE

The following table sets forth SSE’s selected consolidated historical financial information that has been derived from the consolidated financial statements of SSE and its predecessor, Chesapeake Oilfield Operating, L.L.C. (“COO”), as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012. This consolidated financial data does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in this joint proxy statement/prospectus under “Information about SSE” beginning on page 183. The selected statement of operations data and cash flow data for the years ended December 31, 2013 and 2012 and selected balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from SSE’s audited consolidated financial statements for such years, which are not included in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 234.

The historical combined financial statements of COO for periods and as of dates prior to its formation on October 25, 2011 were prepared on a “carve-out” basis from CHK and are intended to represent the financial results of CHK’s oilfield services operations, which is COO’s accounting predecessor, for the periods presented. The selected historical financial data is not necessarily indicative of results to be expected in future periods and does not necessarily reflect what SSE’s financial position and results of operations would have been had SSE operated as an independent public company during periods prior to its spin-off from CHK.

On June 7, 2016 (the “Petition Date”), SSE and its subsidiaries (collectively the “Debtors”) filed voluntary petitions for relief (the “Bankruptcy Petitions”) under Chapter 11 of the United States Code ( “Chapter 11” or the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), case number 16-11409. The Debtors continued to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The subsidiary Debtors in these Chapter 11 cases were Seventy Seven Operating LLC, Seventy Seven Land Company LLC, Seventy Seven Finance Inc., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., Western Wisconsin Sand Company, LLC, Nomac Drilling, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Great Plains Oilfield Rental, L.L.C., which represent all subsidiaries of SSE. On July 14, 2016, the Bankruptcy Court issued an order (the “Confirmation

Order”) confirming the Joint Pre-packaged Plan of Reorganization (referred to, as amended and supplemented, as the “Plan”) of the Debtors. On August 1, 2016 (the “Reorganization Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases.

Upon emergence from bankruptcy, SSE adopted fresh-start accounting and became a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, SSE’s condensed consolidated financial statements on or after August 1, 2016 are not comparable with the financial statements prior to the Reorganization Effective Date. Subsequent to the Petition Date, all expenses, gains and losses directly associated with the reorganization are reported as Reorganization items, net in the accompanying statements of operations. References to “Successor” or “Successor Company” relate to SSE on and subsequent to August 1, 2016. References to “Predecessor” or “Predecessor Company” relate to SSE prior to August 1, 2016. All significant intercompany accounts and transactions within SSE have been eliminated. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 158. In addition, for more information with respect to the implementation of the Plan and subsequent emergence from Chapter 11 bankruptcy, see SSE’s Current Report on Form 8-K filed on July 20, 2016 and SSE’s Current Report on Form 8-K filed on August 4, 2016.

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014	2013	2012
		(in thousands, except per share data)
Income Statement Data:
Revenues	$222,378	$333,919	$1,131,244	$2,080,892	$2,188,205	$1,920,022
Operating Expenses:
Operating costs(a)	166,726	237,014	855,870	1,580,353	1,717,709	1,390,786
Depreciation and amortization	73,898	162,425	295,421	292,912	289,591	231,322
General and administrative	31,808	66,667	112,141	108,139	80,354	66,360
Loss on sale of a business	—	—	35,027	—	—	—
(Gains) losses on sales of property and equipment, net	(1,748)	848	14,656	(6,272)	(2,629)	2,025
Impairment of goodwill	—	—	27,434	—	—	—
Impairments and other(b)	—	6,116	18,632	30,764	74,762	60,710

Total Operating Expenses	270,684	473,070	1,359,181	2,005,896	2,159,787	1,751,203

Operating (Loss) Income	(48,306)	(139,151)	(227,937)	74,996	28,418	168,819

Other (Expense) Income:
Interest expense	(15,497)	(48,116)	(99,267)	(79,734)	(56,786)	(53,548)
Gains on early extinguishment of debt	—	—	18,061	—	—	—
Loss and impairment from equity investees	—	—	(7,928)	(6,094)	(958)	(361)
Other income	2,112	2,318	3,052	664	1,758	1,543
Reorganization items, net	(1,868)	(29,892)	—	—	—	—

Total Other Expense	(15,253)	(75,690)	(86,082)	(85,164)	(55,986)	(52,366)

(Loss) Income Before Income Taxes	(63,559)	(214,841)	(314,019)	(10,168)	(27,568)	116,453
Income Tax (Benefit) Expense	—	(59,131)	(92,628)	(2,189)	(7,833)	46,877

Net (Loss) Income	$(63,559)	$(155,710)	$(221,391)	$(7,979)	$(19,735)	$69,576

(Loss) Earnings Per Common Share(c):
Basic	$(2.86)	$(2.84)	$(4.42)	$(0.17)	$(0.42)	$1.48
Diluted	$(2.86)	$(2.84)	$(4.42)	$(0.17)	$(0.42)	$1.48

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014	2013	2012
Cash Flow Data:
Cash flows provided by operations	$21,890	$6,469	$284,106	$265,296	$337,071	$211,151
Cash flows used in investing activities	$(2,482)	$(80,126)	$(159,667)	$(367,646)	$(296,817)	$(577,324)
Cash flows (used in) provided by financing activities	$(8,504)	$(19,241)	$5,318	$101,563	$(39,803)	$366,870
Other Financial Data:
Capital expenditures	$12,502	$82,787	$205,706	$457,618	$349,806	$622,825

(a)	Historical operating costs include the effect of $18.9 million, $76.9 million and $100.8 million of rig rent expense associated with SSE’s lease of drilling rigs for the years December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, SSE had purchased all rigs that were subject to these lease arrangements.
(b)	Historical impairments and other include the effect of $9.7 million, $22.4 million and $24.9 million of lease termination costs associated with repurchases of leased drilling rigs for the years ended December 31, 2014, 2013 and 2012, respectively.
(c)	On June 30, 2014, SSE distributed 46,932,433 shares of its common stock to CHK shareholders in conjunction with the spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, SSE has assumed this amount to be outstanding for periods prior to the spin-off.

	Successor	Predecessor
	December 31,	December 31,
	2016	2015	2014	2013	2012
		(in thousands)
Balance Sheet Data:
Cash	$48,654	$130,648	$891	$1,678	$1,227
Property and equipment, net	$749,540	$1,530,420	$1,767,053	$1,497,476	$1,581,519
Total assets	$948,550	$1,902,618	$2,290,293	$2,015,845	$2,106,870
Long-term debt, less current maturities	$425,212	$1,564,592	$1,572,241	$1,043,952	$1,055,559
Total equity	$451,248	$118,840	$291,023	$547,192	$596,817

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2016 have been prepared to give effect to the merger as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet data at December 31, 2016 have been prepared to give effect to the merger as if it had occurred on December 31, 2016. The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this joint proxy statement/prospectus beginning on page 158.

The unaudited pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, with Patterson-UTI treated as the accounting acquirer. Under the acquisition method of accounting, Patterson-UTI will record all assets acquired and liabilities assumed at their respective acquisition date fair values upon the merger closing date. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of merger transaction expenses may also differ from those assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, they have been made solely for the purpose of providing pro forma financial statements, and they are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of what the combined company’s financial position or results of operations would have been had the merger been completed as of the dates presented herein. In addition, the unaudited pro forma condensed combined financial statements should not be taken as representative of the future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, revenue enhancements, cost savings or economies of scale that the combined company may achieve as a result of the merger.

Year Ended December 31, 2016
(in thousands, except per share amounts)
Pro Forma Condensed Combined Statement of Operations Information:
Revenue	$1,472,163
Loss from continuing operations attributable to Patterson-UTI/SSE	(433,098)
Loss per share from continuing operations attributable to Patterson-UTI/SSE, basic	(2.02)
Loss per share from continuing operations attributable to Patterson-UTI/SSE, diluted	(2.02)

As of December 31, 2016
(in thousands)
Pro Forma Condensed Combined Balance Sheet Information:
Cash and cash equivalents	$174,017
Total assets	5,689,515
Long-term debt	598,437
Stockholders’ equity	3,953,989

Unaudited Comparative Per Share Data

The following table sets forth certain historical net loss per share of Patterson-UTI and SSE and per share book value information on an unaudited pro forma condensed combined basis after giving effect to the merger.

Historical per share data of Patterson-UTI for the year ended December 31, 2016 was derived from Patterson-UTI’s historical financial statements for the respective periods. Historical per share data of SSE for the year ended December 31, 2016 was derived from SSE’s historical financial statements for the respective periods. This information should be read together with the consolidated financial statements and related notes of SSE that are included in this joint proxy statement/prospectus and the consolidated financial statements and related notes of Patterson-UTI that are either included in or incorporated by reference into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 234.

Unaudited pro forma combined per share data for the year ended December 31, 2016 was derived and should be read in conjunction with the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 158. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined company’s operating results or financial position had the merger occurred on January 1, 2016. The equivalent pro forma per share information was derived by multiplying the combined company pro forma per share information by the merger exchange ratio of 1.7731.

	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Year Ended December 31, 2016
Historical—Patterson-UTI:
Net loss per share
Basic			$(2.18)
Diluted			$(2.18)
Cash dividends per share(1)			$0.16
Net book value per share			$15.18
Historical—SSE Successor:
Net loss per share
Basic	$(2.86)
Diluted	$(2.86)
Cash dividends per share(1)(2)	$—
Net book value per share	$20.19
Historical—SSE Predecessor:
Net loss per share
Basic		$(2.84)
Diluted		$(2.84)
Cash dividends per share(1)(2)		$—
Net book value per share		$—
Equivalent Pro Forma—SSE:
Net loss per share
Basic			$(3.59)
Diluted			$(3.59)
Cash dividends per share(1)(2)			$0.28
Net book value per share			$32.48
Pro Forma Combined:
Net loss per share
Basic			$(2.02)
Diluted			$(2.02)
Cash dividends per share(1)(2)			$0.16
Net book value per share			$18.32

(1)	The merger agreement prohibits Patterson-UTI and SSE (unless consented to in advance by the other, which consent may not be unreasonably withheld, delayed or conditioned, or in the case of Patterson-UTI, unless such dividend does not exceed $0.02 per share per quarter) from paying dividends to their respective stockholders until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.
(2)	Since its spin-off, SSE has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of SSE common stock in the foreseeable future.

Comparative Market Prices

The following table shows the closing sale prices of Patterson-UTI common stock as reported on the NASDAQ and SSE common stock as reported on the OTC Grey as of December 12, 2016, the last full trading day before public announcement of the merger, and as of                               , 2017 the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.

	Patterson-UTI Common Stock		SSE Common Stock		SSE Equivalent Per Share(1)
December 12, 2016		$28.67		$26.35		$50.83
, 2017	$		$		$

(1)	The equivalent per share data for SSE common stock has been determined by multiplying the market price of one share of Patterson-UTI common stock on each of the dates by the exchange ratio of 1.7731. Such exchange ratio has been calculated assuming that all outstanding Series A warrants of SSE are exercised for cash, no other warrants are exercised, no other shares of SSE are issued prior to closing and certain other assumptions set forth in “Example 1” of Annex B of this joint proxy statement/prospectus.

The market price of Patterson-UTI common stock and SSE common stock will fluctuate prior to the merger. Patterson-UTI stockholders and SSE stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

Litigation Relating to the Merger

On February 22, 2017, a purported shareholder of SSE filed a putative class action against SSE and the members of SSE’s board of directors relating to the merger. Plaintiff alleges a variety of disclosure deficiencies in the joint proxy statement/prospectus filed in connection with the merger and seeks disclosures of additional information. SSE cannot predict the outcome of the lawsuit or any others that might be filed subsequent to the date of the filing of this joint proxy statement/prospectus, nor can SSE predict the amount of time and expense that will be required to resolve the lawsuit. SSE believes that the lawsuit is without merit and intends to vigorously defend against it. For more information, see “The Merger—Litigation Relating to the Merger” beginning on page 125.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Patterson-UTI’s and/or SSE’s current beliefs, expectations or intentions regarding future events. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Patterson-UTI’s and SSE’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

Although Patterson-UTI and SSE believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 35, as well as, among others, risks and uncertainties relating to:

•	The receipt of approval of both Patterson-UTI’s and SSE’s stockholders;

•	The time required to complete the merger;

•	Uncertainty as to whether the conditions to closing the merger will be satisfied or whether the merger will be completed;

•	The diversion of management time on merger-related issues;

•	The ultimate timing, outcome and results of integrating the operations of Patterson-UTI and SSE;

•	The effects of the business combination of Patterson-UTI and SSE, including the combined company’s future financial condition, results of operations, strategy and plans;

•	Potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger;

•	Expected benefits from the merger and the ability of Patterson-UTI to realize those benefits;

•	Expectations regarding regulatory approval of the merger;

•	Whether merger-related litigation will occur and, if so, the results of any litigation, settlements and investigations;

•	Potential triggering of change of control provisions in certain agreements to which SSE is a party;

•	Availability of capital and the ability to repay indebtedness when due;

•	Volatility in customer spending and in oil and natural gas prices that could adversely affect demand for our services and their associated effect on rates;

•	Loss of key customers;

•	Utilization, margins and planned capital expenditures;

•	Interest rate volatility;

•	Compliance with covenants under Patterson-UTI’s debt agreements;

•	Excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction;

•	Equipment specialization and new technologies;

•	Operating hazards attendant to the natural gas and oil business;

•	Failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed term contracts);

•	Difficulty in building and deploying new equipment;

•	Expansion and development trends of the oil and gas industry;

•	Weather;

•	Shortages, delays in delivery, and interruptions in supply of, equipment and materials;

•	The ability to retain management and field personnel;

•	The ability to effectively identify and enter new markets;

•	The ability to realize backlog;

•	Strength and financial resources of competitors;

•	Environmental risks and ability to satisfy future environmental costs;

•	Global economic conditions;

•	Operating costs;

•	Competition and demand for our services;

•	Liabilities from operations for which Patterson-UTI or SSE, as applicable, do not have and receive full indemnification or insurance;

•	Governmental regulation;

•	Ability to obtain insurance coverage on commercially reasonable terms;

•	Financial flexibility; and

•	Other financial, operational and legal risks and uncertainties detailed from time to time in either Patterson-UTI’s or SSE’s SEC filings.

Patterson-UTI and SSE caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Patterson-UTI’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, neither Patterson-UTI nor SSE undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. In the event that a party does update any forward-looking statement, no inference should be made that the parties will make additional updates with respect to that statement, related matters or any other forward-looking statements. All subsequent written and oral forward-looking statements concerning Patterson-UTI, SSE, the proposed transaction or other matters and attributable to Patterson-UTI or SSE or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for any of the proposals described in this joint proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of Patterson-UTI and SSE because these risks will also affect the combined company following the merger. The risks related to Patterson-UTI’s business can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as those risks may be updated or supplemented in its subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 234.

Risk Factors Relating to the Merger

The exchange ratio will not be adjusted in the event of any change in either Patterson-UTI’s or SSE’s stock price.

At the effective time, each share of SSE common stock outstanding immediately prior to the effective time, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders have been perfected, will be converted into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio. This exchange ratio will not be adjusted for changes in the market price of either Patterson-UTI common stock or SSE common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Patterson-UTI common stock prior to the merger will affect the value of Patterson-UTI common stock that SSE common stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are our out of our control), including the following:

•	changes in the respective businesses, operations and prospects of Patterson-UTI and SSE;

•	changes in market assessments of the business, operations and prospects of either company;

•	investor behavior and strategies, including market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory clearance of the merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Patterson-UTI’s and SSE’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Patterson-UTI and SSE operate.

The prices of Patterson-UTI common stock and SSE common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholders meeting. As a result, the value represented by the exchange ratio will also vary, and you will not know or be able to calculate at the time of the special meetings the market value of the merger consideration you will receive upon completion of the merger. For example, based on the closing price of Patterson-UTI common stock during the period from December 12, 2016, the last trading day before public announcement of the merger, through                 , the latest practicable trading date before the date of this joint proxy statement/prospectus and assuming the issuance of 49,559,000 shares of Patterson-UTI common stock in the merger, the exchange ratio represented a value ranging from a high of $        to a low of $        for each share of SSE common stock.

In addition, the merger might not be completed until a significant period of time has passed after the respective special stockholder meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Patterson-UTI common stock or SSE common stock, the market value of the Patterson-UTI common stock issued in connection with the merger and the SSE common stock surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Patterson-UTI or SSE prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Patterson-UTI and SSE. Neither Patterson-UTI nor SSE is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

The exchange ratio may be reduced upon the occurrence of certain events.

The number of shares of Patterson-UTI issuable as merger consideration is subject to reduction if holders of Series A warrants to purchase SSE common stock fail to exercise their warrants in full by tendering the cash exercise price to SSE prior to closing. If any Series A warrants are not exercised or are exercised using a net share settlement feature, the aggregate number of shares of Patterson-UTI common stock issued as merger consideration will be reduced to reflect the loss of the cash proceeds that would be received by SSE if all of the Series A warrants were exercised for cash.

In addition, the exchange ratio will be affected by the aggregate number of shares of SSE common stock outstanding or deemed to be outstanding as of immediately prior to the effective time, which includes (i) shares of SSE common stock outstanding as a result of the exercise of warrants to acquire SSE common stock, (ii) shares of SSE common stock deemed outstanding as a result of the vesting of SSE restricted stock unit awards that existed prior to the execution of the merger agreement, (iii) any shares of SSE common stock subject to perfected appraisal rights, (iv) shares of SSE common stock that underlie restricted stock unit awards that SSE issues on or after the execution of the merger agreement and (v) 50% of shares of SSE common stock tendered to SSE on or after August 1, 2016 for purposes of satisfying tax withholding obligations upon the vesting of restricted stock unit awards.

These factors could reduce the number of shares of Patterson-UTI common stock that a holder of SSE common stock will receive in the merger. Annex B of this joint proxy statement/prospectus sets forth illustrative calculations of the exchange ratio.

The market value of Patterson-UTI common stock could be negatively affected by risks and conditions that apply to Patterson-UTI, which may be different from the risks and conditions applicable to SSE, and Patterson-UTI stockholders will have different rights than SSE stockholders.

Following the merger, stockholders of Patterson-UTI and former stockholders of SSE will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. The business of Patterson-UTI and its subsidiaries and other companies it may acquire in the future are different from those of SSE. There is a risk that various factors, conditions and developments that would not affect the price of SSE common stock could negatively affect the price of Patterson-UTI common stock. Current stockholders of Patterson-UTI and SSE may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which Patterson-UTI common stock is included, to respond to the risk profile of the combined company or to realize a gain. In addition, if, following the merger, large amounts of Patterson-UTI common stock are sold, the price of its common stock could decline.

Holders of shares of Patterson-UTI common stock will have rights as Patterson-UTI stockholders that differ from the rights they had as SSE stockholders before the merger. For a detailed comparison of the rights of Patterson-UTI stockholders to the rights of SSE stockholders, see “Comparison of Stockholder Rights” beginning on page 169.

Current Patterson-UTI stockholders will have a reduced ownership and voting interest in the combined company after the merger.

Patterson-UTI will issue up to 49,559,000 shares of Patterson-UTI common stock to SSE stockholders in the merger. As a result of these issuances, SSE stockholders are expected to hold up to approximately 25% of the combined company’s outstanding common stock immediately following completion of the merger.

Patterson-UTI stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. Each Patterson-UTI stockholder will remain a stockholder of Patterson-UTI with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of Patterson-UTI prior to the merger. As a result of these reduced ownership percentages, Patterson-UTI stockholders will have less voting power in the combined company than they now have with respect to Patterson-UTI.

The merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The merger is subject to a number of conditions beyond Patterson-UTI’s and SSE’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that we expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 143.

Failure to complete the merger could negatively impact the future business and financial results of Patterson-UTI and SSE.

Neither Patterson-UTI nor SSE can make any assurances that it will be able to satisfy all of the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, the financial results of Patterson-UTI and/or SSE may be adversely affected and Patterson-UTI and/or SSE will be subject to several risks, including but not limited to:

•	SSE being required to pay Patterson-UTI a termination fee of $40,000,000 or Patterson-UTI being required to pay SSE a termination fee of either $40,000,000 or $100,000,000, in each case under certain circumstances provided in the merger agreement;

•	payment of costs relating to the merger, such as legal, accounting, financial advisor and printing fees, regardless of whether the merger is completed;

•	the focus of each company’s management team on the merger instead of the pursuit of other opportunities that could have been beneficial to each company; and

•	the potential occurrence of litigation related to any failure to complete the merger.

In addition, if the merger is not completed, Patterson-UTI and/or SSE may experience negative reactions from the financial markets and from their respective customers and employees. If the merger is not completed, SSE and Patterson-UTI cannot assure their stockholders that these risks will not materialize and will not materially and adversely affect the business, financial results and stock prices of SSE or Patterson-UTI.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of either Patterson-UTI or SSE from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee to the other party.

The merger agreement contains “non-solicitation” provisions that, subject to limited exceptions, restrict SSE’s and Patterson-UTI’s ability to, among other things, directly or indirectly solicit, initiate, facilitate, knowingly encourage or induce or take any action that could be reasonably expected to lead to the making, submission or announcement of a proposal competing with the transactions contemplated by the merger agreement. In addition, while the board of directors of SSE and Patterson-UTI each have the ability, in certain circumstances, to change its recommendation of the transaction to their respective stockholders, neither party can terminate the merger agreement to accept an alternative proposal, and the other party generally has an opportunity to modify the terms of the merger and the merger agreement in response to any alternative proposals that may be made before such board of directors may withdraw or modify its recommendation. Moreover, in certain circumstances, SSE or Patterson-UTI may be required to pay up to $7,500,000 of the other party’s expenses, SSE may be required to pay Patterson-UTI a termination fee of $40,000,000, or Patterson-UTI may be required to pay SSE a termination fee of either $40,000,000 or $100,000,000. See “The Merger Agreement—No Solicitation of Competing Proposals” beginning on page 136, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 145 and “The Merger Agreement—Termination Fees and Expenses” beginning on page 147.

These provisions could discourage a potential third party that might have an interest in acquiring all or a significant portion of SSE or Patterson-UTI from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. In addition, these provisions might result in a potential third party acquirer proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Patterson-UTI or SSE determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

SSE’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of SSE stockholders generally.

SSE’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the SSE stockholders generally. The members of the SSE board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to SSE’s stockholders that the merger agreement be approved. These interests include, among others: (i) each SSE executive officer is a party to an employment agreement with SSE that could provide that executive with potential compensation and benefits in the event the executive is involuntarily terminated in connection with the merger, (ii) SSE’s directors and executive officers hold equity compensation plan awards under the SSE Incentive Plan, the vesting of which awards will be accelerated as a result of the merger, in accordance with the terms of those awards and the merger agreement, and (iii) SSE’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement. See “The Merger—Interests of SSE Directors and Executive Officers in the Merger” beginning on page 114 for more information. In addition, the SSE board of directors has adopted a resolution providing that the disposition of SSE shares by SSE’s officers and directors in exchange for Patterson-UTI shares in the merger is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Completion of the merger may trigger change in control or other provisions in certain agreements to which SSE is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which SSE is a party. If Patterson-UTI and SSE are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Patterson-UTI and SSE are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to SSE or the combined company.

SSE is subject to litigation related to the merger, and it is possible that additional claims may be brought by the current plaintiff or others.

SSE is subject to litigation related to the merger. See “The Merger—Litigation Relating to the Merger.” It is possible that additional claims beyond those that have already been filed will be brought by the current plaintiff or by others in an effort to enjoin the merger or seek monetary relief from Patterson-UTI or SSE. Patterson-UTI and SSE cannot predict the outcome of these lawsuits, or others, nor can they predict the amount of time and expense that will be required to resolve any such lawsuits. An unfavorable resolution of any such litigation surrounding the merger could delay or prevent their consummation. In addition, the costs of defending any such litigation, even if resolved in Patterson-UTI’s and SSE’s favor, could be substantial and such litigation could distract Patterson-UTI and SSE from pursuing the consummation of the merger and other potentially beneficial business opportunities.

Patterson-UTI and SSE may be unable to obtain the regulatory clearances and approvals required to complete the merger or, in order to do so, Patterson-UTI and SSE may be required to comply with material restrictions or conditions.

Under the HSR Act, neither Patterson-UTI nor SSE may complete the merger until required information and materials are furnished to the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period under the HSR Act terminates or expires. On January 3, 2017, Patterson-UTI and SSE filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. On January 13, 2017, Patterson-UTI and SSE were notified by the FTC that the early termination of the waiting period under the HSR Act had been granted.

The merger may also be subject to the regulatory requirements of other municipal, state, federal, or foreign governmental agencies and authorities. Regulatory entities may impose certain requirements or obligations as conditions for their approval or in connection with their review.

The merger agreement may require Patterson-UTI and SSE to accept conditions from these regulators that could adversely impact the combined company without either of them having the right to refuse to close the merger on the basis of those regulatory conditions. Neither Patterson-UTI nor SSE can provide any assurance that they will obtain the necessary clearances or approvals, or that any required conditions will not have a material adverse effect on the combined company following the merger or result in the abandonment of the merger.

Additionally, even after the above-described statutory waiting periods have expired, and even after completion of the merger, governmental authorities could seek to challenge the merger. Patterson-UTI or SSE may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The pendency of the merger could adversely affect the business and operations of Patterson-UTI and SSE.

In connection with the pending merger, some customers or vendors of each of Patterson-UTI and SSE may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of Patterson-UTI and SSE, regardless of whether the merger is completed. Similarly, current and prospective employees of Patterson-UTI and SSE may experience uncertainty about their future roles with SSE following the merger, which may materially adversely affect the ability of each of Patterson-UTI and SSE to attract, retain and motivate key personnel during the pendency of the merger and which may materially adversely divert attention from the daily activities of Patterson-UTI’s and SSE’s existing employees.

In addition, due to operating covenants in the merger agreement, each of Patterson-UTI and SSE may be unable, during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial to Patterson-UTI or SSE, as applicable. Further, the process of seeking to accomplish the merger could also divert the focus of management of either company from pursuing other opportunities that could be beneficial to it, without realizing any of the benefits which might have resulted had the merger been completed.

If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the stockholders of SSE may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of SSE and Patterson-UTI will have received a tax opinion from its respective counsel described in the section titled “The Merger Agreement—Conditions to Completion of the Merger,” dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from SSE and Patterson-UTI, as well as certain covenants and undertakings by Patterson-UTI and SSE. If any of the representations, assumptions, covenants or undertakings upon which the opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court. Neither Patterson-UTI nor SSE intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. Accordingly, there can be no assurances that the IRS will not assert, or that a court will not sustain, a position contrary to that contained in such opinions. If the IRS or a court determines that the merger should not be treated as a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of SSE common stock for Patterson-UTI common stock pursuant to the merger, a holder of SSE common stock generally would recognize taxable gain or loss as if it sold its shares of SSE common stock. See “Material U.S. Federal Income Tax Consequences” beginning on page 154.

Risk Factors Relating to the Combined Company Following the Merger

The combined company’s debt may limit its financial flexibility.

As of March 10, 2017, Patterson-UTI had no amounts outstanding under its credit facility and a total of $600 million in principal amount of senior notes outstanding. In connection with consummation of the merger, Patterson-UTI may fund all or a portion of the repayment of SSE’s outstanding indebtedness through available cash and borrowings under its existing credit facility. As of March 10, 2017, SSE had a total of $473.25 million in principal amount of term loans outstanding and no outstanding borrowings under its credit facility. In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s income from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•	covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may not be able to refinance or extend the term of the existing debt on favorable terms or at all which would have a material effect on its ability to continue operations;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

The failure to integrate successfully the businesses of Patterson-UTI and SSE in the expected timeframe would adversely affect the combined company’s future results following the merger.

The merger involves the integration of two companies that currently operate independently. The success of the merger will depend—in large part—on the ability of the combined company to realize the anticipated benefits, including cost savings, innovation and operational efficiencies, from combining the businesses of Patterson-UTI and SSE. To realize these anticipated benefits, the businesses of Patterson-UTI and SSE must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•	integrating the businesses of Patterson-UTI and SSE in a manner that permits the combined company to achieve the full benefit of synergies, cost savings and operational efficiencies that are anticipated to result from the merger;

•	complexities associated with managing the larger, more complex combined business;

•	complexities associated with integrating the workforces of the two companies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger, including one-time cash costs to integrate the two companies that may exceed the anticipated range of such one-time cash costs that Patterson-UTI and SSE estimated as of the date of execution of the merger agreement;

•	difficulty or inability to refinance the debt of the combined company or comply with the covenants thereof;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, systems, procedures and policies.

Any of these difficulties in successfully integrating the businesses of Patterson-UTI and SSE, or any delays in the integration process, could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger and could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if the combined company is able to integrate the business operations of Patterson-UTI and SSE successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that Patterson-UTI and SSE currently expect from this integration or that these benefits will be achieved within the anticipated time frame.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Patterson-UTI’s or SSE’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Patterson-UTI and SSE.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Patterson-UTI and SSE. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including accounting and finance, asset management, benefits, billing, drilling and pressure pumping data solutions, health, safety and environment, human resources, maintenance, marketing, payroll and purchasing. While Patterson-UTI and SSE have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses could result in the combined company’s taking charges against earnings following the completion of the merger, and the amount and timing of any such charges are uncertain at present.

The unaudited prospective financial information for Patterson-UTI and SSE included in this joint proxy statement/prospectus reflect management estimates and may not prove to be reflective of actual future results.

In connection with the merger, Patterson-UTI and SSE prepared and considered, among other things, certain internal, unaudited prospective financial information for Patterson-UTI and SSE, respectively. This unaudited prospective financial information included assumptions regarding future operating cash flows, expenditures and growth of Patterson-UTI and SSE. This internal, unaudited prospective financial information speaks only as of the date made and, except as required by applicable securities laws, will not be updated. This unaudited prospective financial information is subject to significant economic, competitive, industry and other uncertainties, including the factors described under “Risk Factors” beginning on page 35 and “Special Note Regarding Forward-Looking Statements” beginning on page 33, which factors and uncertainties may cause the unaudited prospective financial information or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the unaudited prospective financial information of Patterson-UTI and SSE will be achieved in full, at all or within projected timeframes. In view of these uncertainties, the inclusion of the unaudited prospective financial information of Patterson-UTI and SSE in this joint proxy statement/prospectus should not be regarded as an indication that the board of directors of Patterson-UTI or SSE, Patterson-UTI, SSE, Merger Sub, Piper Jaffray or Morgan Stanley or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The unaudited prospective financial information was prepared for internal use and to assist Patterson-UTI and SSE with their due diligence investigations and their respective financial advisors with their financial analyses. The unaudited prospective financial information was not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Pricewaterhouse Coopers LLP, the independent registered public accounting firm for both Patterson-UTI and SSE, has neither examined, complied nor performed any procedures with respect to the unaudited prospective financial information. For additional information regarding the unaudited prospective financial information, see “The Merger—Certain Unaudited Prospective Financial Information of Patterson-UTI and SSE” beginning on page 110.

The unaudited pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial information contained in this document is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with—or evident from—this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may prove to be inaccurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 158.

Uncertainty about the merger and diversion of management could harm the combined company following the merger.

The combined company’s success will be dependent upon the experience and industry knowledge of its officers and other key employees. The merger could result in current and prospective employees’ experiencing uncertainty about their future with the combined company following the merger. These uncertainties may impair the ability of the combined company to retain, recruit or motivate key personnel. In addition, completion of the merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the combined company following the merger.

Uncertainties associated with the merger may cause a loss of key employees, which could adversely affect the future business and operations of the combined company.

Patterson-UTI and SSE are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Patterson-UTI and SSE to retain key employees. Current and prospective employees of Patterson-UTI and SSE may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Patterson-UTI and SSE to attract or retain key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Patterson-UTI and SSE to the same extent that Patterson-UTI and SSE have previously been able to attract or retain their own employees.

The combined company may not be able to utilize a portion of SSE’s or Patterson-UTI’s net operating loss carryforwards (“NOLs”) to offset future taxable income for U.S. federal tax purposes, which could adversely affect the combined company’s net income and cash flows.

As of December 31, 2016, SSE had federal income tax NOLs of approximately $130.6 million, net of estimated cancellation of indebtedness income, which will expire between 2034 and 2036, and, as of December 31, 2016, Patterson-UTI had federal income tax NOLs of approximately $483.8 million, which will expire between 2035 and 2036. Utilization of these NOLs depends on many factors, including the combined company’s future taxable income, which cannot be predicted with any accuracy. In addition, Section 382 of the Code generally imposes an annual limitation on the amount of an NOL that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). Determining the limitations under Section 382 is technical and highly complex. An ownership change generally occurs if one or more shareholders (or groups of shareholders) who are each deemed to own at least 5% of the corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.

SSE underwent an ownership change in 2016 as a result of its emergence from Chapter 11 bankruptcy proceedings, and we believe SSE will undergo another ownership change as a result of its acquisition pursuant to the merger, and the corresponding annual limitation associated with either of those changes in ownership could prevent the combined company from fully utilizing—prior to their expiration—SSE’s NOLs as of the effective time. While Patterson-UTI’s issuance of stock pursuant to the merger would, standing alone, be insufficient to result in an ownership change with respect to Patterson-UTI, we cannot assure you that Patterson-UTI will not undergo an ownership change as a result of the merger taking into account other changes in ownership of Patterson-UTI stock occurring within the relevant three-year period described above. If Patterson-UTI were to undergo an ownership change, the combined company may be prevented from fully utilizing Patterson-UTI’s NOLs as of the time of the merger prior to their expiration. Future changes in stock ownership or future regulatory changes could also limit the combined company’s ability to utilize SSE’s or Patterson-UTI’s NOLs. To the extent the combined company is not able to offset future taxable income with SSE’s or Patterson-UTI’s NOLs, the combined company’s net income and cash flows may be adversely affected.

Fluctuations in oil and natural gas prices could adversely affect drilling, completion and production activities by oil and natural gas companies and the combined company’s valuation, revenues, cash flows and profitability.

Following the completion of the merger, the combined company’s operations will depend on the level of spending by oil and gas companies for drilling, completion and production activities. Both short-term and long-term trends in oil and natural gas prices affect these levels. Oil and natural gas prices, as well as the level of drilling, completion and production activity, can be highly volatile. For example, in 2016, oil prices were as high as $54.01 per barrel and as low as $26.19 per barrel. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, affect both the demand for, and the supply of, oil and natural gas. Weather conditions, governmental regulation (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity and other factors that will be beyond the control of the combined company may also affect the supply of, demand for, and price of oil and natural gas. Lower oil and natural gas prices may cause some of the combined company’s customers to terminate, seek to renegotiate or fail to honor their drilling contracts and affect the fair market value of its assets, which in turn could result in impairments of assets. A sustained period of low prices or further decline in oil and natural gas prices could adversely impact the combined company’s cash forecast models used to determine whether the carrying value of its long-lived assets exceeds its future cash flows, which could result in future impairment to its long-lived assets. A prolonged period of lower oil and natural gas prices could also affect the combined company’s ability to retain skilled personnel and affect its ability to access capital to finance and grow its business. There can be no assurances as to the future level of demand for the combined company’s services or future conditions in the oil and natural gas and oilfield services industries.

Business issues currently faced by Patterson-UTI or SSE may be imputed to the operations of the other.

To the extent that either Patterson-UTI or SSE currently has or is perceived by customers to have operational challenges, such as service performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the merger, which may limit or impede the combined company’s future ability to obtain additional work from those customers.

Risk Factors Relating to Patterson-UTI

Patterson-UTI’s business is and will be subject to the risks described in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as such risks may be updated or supplemented in its subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 234.

Risk Factors Relating to SSE

SSE is dependent on CHK for a majority of its revenues. Therefore, SSE is indirectly subject to the business and financial risks of CHK. SSE has no control over CHK’s business decisions and operations, and CHK is under no obligation to adopt a business strategy that is favorable to SSE.

SSE currently provides a significant percentage of its oilfield services and equipment to CHK and its working interest partners. For the five months ended December 31, 2016, the seven months ended July 31, 2016, and the years ended December 31, 2015, 2014 and 2013, CHK and its working interest partners accounted for approximately 51%, 65%, 70%, 81% and 90% of SSE’s revenues, respectively. If CHK ceases to engage SSE on terms that are attractive to SSE during any period, SSE’s business, financial condition and results of operations would be materially adversely affected during such period. Accordingly, SSE is indirectly subject to the business and financial risks of CHK, some of which are the following:

•	the volatility of oil and natural gas prices, which could have a negative effect on the value of CHK’s oil and natural gas properties, its drilling program, its ability to finance its operations and its willingness to allocate capital toward exploration and development activities;

•	the availability of capital on favorable terms to fund CHK’s exploration and development activities;

•	its discovery rate of new oil and natural gas reserves and the speed at which it develops such reserves;

•	uncertainties inherent in estimating quantities of natural gas and oil reserves and projecting future rates of production;

•	its drilling and operating risks, including potential environmental liabilities;

•	pipeline, storage and other transportation capacity constraints and interruptions;

•	adverse effects of governmental and environmental regulation; and

•	losses from pending or future litigation.

In particular, CHK has generally made capital expenditures in excess of its operating cash flows. To fund these expenditures, CHK obtained capital from its revolving credit facility, the debt capital markets, oil and natural gas asset sales and other sources. If CHK is unable to generate cash flow from operations sufficient to fund its capital expenditures, CHK may be required to reduce its drilling and completion activities, which could have a material adverse impact on SSE’s business, financial condition and results of operations.

SSE serves customers who are involved in drilling for and producing oil and natural gas. Adverse developments affecting the oil and natural gas industry or drilling and completions activity, including sustained low oil, natural gas, or natural gas liquids prices, reduced demand for oil and natural gas products and increased regulation of drilling and production, could have a material adverse effect on SSE’s business, financial condition and results of operations.

SSE’s revenues are generated from customers who are engaged in drilling for and producing oil and natural gas. Developments that adversely affect oil and natural gas drilling and production services could adversely affect SSE’s customers’ demand for its products and services, resulting in a material adverse effect on SSE’s business, financial condition and results of operations.

The predominant factor that would reduce demand for SSE’s products and services is reduced land-based drilling and completions activity in the continental United States. Commodity prices, and market expectations of potential changes in these prices, may significantly affect this level of activity, as well as the rates paid for SSE’s services. Oil and natural gas prices are volatile and have fluctuated dramatically in recent years. SSE negotiates the rates payable under its contracts based on prevailing market prices for the services SSE provides. Declines in the prices of oil, natural gas, or natural gas liquids have had an adverse impact on the level of drilling, exploration and production activity since the end of the fourth quarter of 2014, and sustained low levels of drilling, exploration and production activity or further declines could materially and adversely affect the demand for SSE’s products and services and its results of operations. However, higher commodity prices do not necessarily translate into increased drilling and completions activity because SSE’s customers’ expectations of future prices also influence their activity. Additionally, SSE has incurred costs and had downtime in the past as it redeployed equipment and personnel from one unconventional resource play to another to meet its customers’ needs, and in the future SSE may incur redeployment costs and have downtime any time its customers’ activities are refocused towards different drilling regions.

Another factor that would reduce demand for SSE’s products and services is a decline in the level of drilling and production activity as a result of increased government regulation of that activity. SSE’s customers’ drilling and production operations are subject to extensive federal, state, local and foreign laws and government regulations concerning emissions of pollutants and greenhouse gases; hydraulic fracturing; the handling of oil and natural gas and byproducts thereof and other materials and substances used in connection with oil and natural gas operations, including drilling fluids and wastewater; well siting and spacing; production limitations; plugging and abandonment of wells; unitization and pooling of properties; and taxation. More stringent legislation or regulation, a moratorium on drilling or hydraulic fracturing, or increased taxation of oil and natural gas drilling and completions activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling and completions activity and therefore reduced demand for SSE’s products and services.

Demand for services in SSE’s industry is cyclical and depends on drilling and completion spending by CHK and other exploration and production companies in the U.S., and the level of such activity is cyclical.

Demand for services in SSE’s industry is cyclical, and SSE depends on CHK’s and its other customers’ willingness to make capital and operating expenditures to explore for, develop and produce oil and natural gas in the U.S. SSE’s customers’ willingness to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which SSE has no control, including:

•	prices, and expectations about future prices, of oil and natural gas;

•	domestic and foreign supply of and demand for oil and natural gas;

•	the availability, pricing and perceived safety of pipeline, trucking, train storage and other transportation capacity;

•	lead times associated with acquiring equipment and availability of qualified personnel;

•	the expected rates of decline in production from existing and prospective wells;

•	the discovery rates of new oil and natural gas reserves;

•	laws and regulations relating to environmental matters;

•	federal, state and local regulation of hydraulic fracturing and other oilfield activities, including public pressure on governmental bodies and regulatory agencies to regulate SSE’s industry;

•	adverse weather conditions, including hurricanes that can affect oil and natural gas operations over a wide area;

•	oil refining capacity;

•	merger and divestiture activity among oil and gas producers;

•	tax laws, regulation and policies;

•	the availability of water resources and suitable proppants in sufficient quantities and on acceptable terms for use in hydraulic fracturing operations;

•	the availability, capacity and cost of disposal and recycling services for used hydraulic fracturing fluids;

•	the political environment in oil and natural gas producing regions, including uncertainty or instability resulting from civil disorder, terrorism or war;

•	advances in exploration, development and production technologies or in technologies affecting energy consumption;

•	the price and availability of alternative fuels and energy sources;

•	uncertainty in capital and commodities markets; and

•	the ability of oil and natural gas producers to raise capital on favorable terms.

Anticipated future prices for crude oil and natural gas are a primary factor affecting spending and drilling and completions activity by exploration and production companies, including CHK. Actual or anticipated lower prices or volatility in prices for oil and natural gas typically decrease spending and drilling and completions activity, which can cause rapid and material declines in demand for SSE’s services and in the prices SSE is able to charge for its services. Worldwide political, economic and military events as well as natural disasters and other factors beyond SSE’s control contribute to oil and natural gas price levels and volatility and are likely to continue to do so in the future.

SSE negotiates the rates payable under its contracts based on prevailing market prices, and, consequently, the prices it is able to charge will fluctuate with market conditions. A material decline in oil and natural gas prices or drilling and completions activity levels or sustained lower prices or activity levels could have a material adverse effect on SSE’s business, financial condition, results of operations and cash flows. For example, beginning at the end of the fourth quarter of 2014 and continuing throughout the majority of 2015 and 2016, SSE experienced reductions in both the demand for its services and the prices it is able to charge as the sharp decline in oil prices has led its customers to reduce spending and cut costs. Industry activity is beginning to increase as the U.S. domestic rig count was 589 during the fourth quarter of 2016, which, while down 22% compared to the fourth quarter of 2015, was up 22% compared to the third quarter of 2016. Additionally, the average price of oil during the fourth quarter of 2016 was $49.25 per barrel, which represented a 17% increase compared to the fourth quarter of 2015 and a 10% increase compared to the third quarter of 2016. These average oil prices remain well below the average prices in 2014. The average price of natural gas during the fourth quarter of 2016 was $3.04 per McF, an increase of 47% compared to the fourth quarter of 2015 and a 6% increase compared to the third quarter of 2016. Further price declines or prolonged levels of low prices will further negatively affect the demand for SSE’s services and the prices it is able to charge to its customers. Additionally, SSE may incur costs and have downtime during periods when its customers’ activities are refocused towards different drilling regions.

Spending by exploration and production companies can also be affected by conditions in the capital markets. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause CHK and other exploration and production companies to make additional reductions to capital budgets in the future, even if oil or natural gas prices increase from current levels. Any such cuts in spending will curtail drilling and completion programs as well as discretionary spending on wellsite services, which may result in a reduction in the demand for SSE’s services, the rates it can charge, and the utilization of its services. Moreover, reduced discovery rates of new oil and natural gas reserves, or a decrease in the development rate of reserves in SSE’s market areas, whether due to increased governmental or environmental regulation, limitations on exploration and drilling and completions activity or other factors, could also have an impact on SSE’s business, even in a stronger oil and natural gas price environment. An adverse development in any of these areas could have an adverse impact on SSE’s customers’ operations or financial condition, which could in turn result in reduced demand for its products and services.

SSE’s current backlog of contract drilling and hydraulic fracturing revenue may not be fully realized.

As of December 31, 2016, the contract backlog associated with SSE’s drilling and hydraulic fracturing services was approximately $253.0 million, of which approximately 74% was with CHK. SSE calculates its drilling backlog by adding together (i) the day rate under its active rig contracts multiplied by the number of days remaining under the contracts and (ii) the implied daily margin rate on its IBC rigs multiplied by the number of days remaining on those contracts. SSE calculates its hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which it estimates based on current and anticipated utilization of its crews. With respect to SSE’s hydraulic fracturing backlog, its contracts provide for periodic adjustments of the rates it may charge for its services, which will be negotiated based on then-prevailing market pricing and in the future may be higher or lower than the current rates it charges and utilize in calculating SSE’s backlog. SSE’s drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. The contractual rate may be higher than the actual rate SSE receives because of a number of factors, including downtime or suspension of operations. Several factors could cause downtime or a suspension of operations, many of which are beyond SSE’s control, including:

•	breakdowns of equipment;

•	work stoppages, including labor strikes;

•	shortages or material and skilled labor;

•	severe weather or harsh operating conditions; and

•	force majeure events.

In addition, many of SSE’s drilling contracts are subject to termination by the customer on short notice and provide for an early termination payment to SSE in the event that the contract is terminated by the customer. SSE calculates its contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result of the foregoing, revenues could differ materially from the backlog and early termination amounts presented. Moreover, SSE can provide no assurance that its customers will be able or willing to fulfill their contractual commitments to SSE. Liquidity issues could lead SSE’s customers to go into bankruptcy or could encourage its customers to seek to repudiate, cancel or renegotiate SSE’s contracts for various reasons. Many of SSE’s contracts permit early termination of the contracts by the customer for convenience (without cause), generally exercisable upon advance notice to SSE and in some cases without making an early termination payment to SSE. SSE’s inability to realize the full amount of its contract backlog amounts and early termination amounts may have a material adverse effect on its business, financial position and results of operations.

SSE recently emerged from bankruptcy, which could adversely affect its business and relationships.

It is possible that SSE having filed for bankruptcy and its recent emergence from the Chapter 11 bankruptcy proceedings could adversely affect its business and relationships with customers, employees and suppliers. Due to uncertainties, many risks exist, including the following:

•	key suppliers could terminate their relationship with SSE or require financial assurances or enhanced performance;

•	the ability of SSE to renew existing contracts and compete for new business may be adversely affected;

•	the ability of SSE to attract, motivate and/or retain key executives and employees may be adversely affected;

•	SSE’s employees may be distracted from performance of their duties or more easily attracted to other employment opportunities; and

•	competitors may take business away from SSE, and SSE’s ability to attract and retain customers may be negatively impacted.

The occurrence of one or more of these events could have a material and adverse effect on SSE’s operations, financial condition and reputation. SSE cannot assure you that having been subject to bankruptcy protection will not adversely affect its operations in the future.

SSE’s industry is highly competitive. If SSE is unable to compete successfully, its profitability may be reduced.

The oilfield services industry in which SSE operates is highly competitive. Price competition, rig or fleet availability, location and suitability, experience of the workforce, safety records, financial strength, reputation, operating integrity and condition of the equipment are all factors used by customers in awarding contracts. SSE’s future success and profitability will partly depend upon its ability to keep pace with its customers’ demands with respect to these factors. SSE’s competitors are numerous, ranging from global diversified services companies to other independent marketers and distributors of varying sizes, financial resources and experience. Some of SSE’s competitors may have greater financial, technical and personnel resources than SSE. Contracts are traditionally awarded on the basis of competitive bids or direct negotiations with customers. The competitive environment could intensify if there is consolidation among exploration and production companies because such consolidation would reduce the number of available customers. The fact that drilling rigs and other oilfield services equipment are mobile and can be moved from one area to another in response to market conditions heightens the competition in the industry. In addition, any increase in the supply of land drilling rigs and hydraulic fracturing fleets could have a material adverse impact on market prices under SSE’s contracts and utilization rates of its services. This increased supply could also require higher capital investment to keep SSE’s services competitive.

SSE’s business involves many hazards and operational risks, and SSE is not insured against all the risks it faces.

SSE’s operations are subject to many hazards and risks, including the following:

•	accidents resulting in serious bodily injury and the loss of life or property;

•	liabilities from accidents or damage by its fleet of trucks, rigs and other equipment;

•	pollution and other damage to the environment;

•	exposure to toxic gases or other hazardous substances;

•	well blow-outs, the uncontrolled flow of oil, natural gas or other well fluids into or through the environment, including onto the ground or into the atmosphere, surface waters or an underground formation;

•	fires and explosions;

•	mechanical or technological failures;

•	spillage handling and disposing of materials;

•	adverse weather conditions; and

•	failure of SSE’s employees to comply with its internal environmental health and safety guidelines.

If any of these hazards occur, they could result in suspension of operations, termination of contracts without compensation, damage to or destruction of SSE’s equipment and the property of others, or injury or death to SSE’s personnel or third parties and could expose SSE to substantial liability or losses. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators. In addition, these risks may be greater for SSE upon the acquisition of another company that has not allocated significant resources and management focus to safety and has a poor safety record.

SSE is not fully insured against all risks inherent in its business. For example, SSE does not have any business interruption/loss of income insurance that would provide coverage in the event of damage to any of its equipment or facilities. Although SSE is insured for environmental pollution resulting from environmental accidents that occur on a sudden and accidental basis, SSE may not be insured against all environmental accidents that might occur, some of which may result in toxic tort claims. If a significant accident or event occurs for which SSE is not adequately insured, it could adversely affect its business, financial condition and results of operations. Furthermore, SSE may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. As a result of market conditions, premiums and deductibles for certain of SSE’s insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage.

SSE’s business may be adversely affected by a deterioration in general economic conditions or the further weakening of the broader energy industry.

A prolonged economic slowdown, another recession in the United States, adverse events relating to the energy industry and local, regional and national economic conditions and factors, particularly a worsening of the continuing downturn in the exploration and production sector, could negatively impact SSE’s operations and therefore, adversely affect its results. The risks associated with SSE’s business are more acute during periods of economic slowdown or recession because such periods may be accompanied by decreased spending by its customers.

Restrictions in the agreements governing SSE’s outstanding indebtedness could adversely affect SSE’s business, financial condition and results of operations.

The operating and financial restrictions in SSE’s credit facility and term loans and any future financing agreements could restrict SSE’s ability to finance its future operations or capital needs, or otherwise pursue its business activities. For example, SSE’s credit facility limits SSE’s and its subsidiaries’ ability to, among other things:

•	incur additional debt or issue guarantees;

•	incur or permit certain liens to exist;

•	make certain investments, acquisitions or other restricted payments;

•	dispose of assets;

•	engage in certain types of transactions with affiliates;

•	merge, consolidate or transfer all or substantially all of SSE’s assets; and

•	prepay certain indebtedness.

Furthermore, SSE’s credit facility contains a covenant requiring SSE to maintain a fixed charge coverage ratio of 1.0 to 1.0 based on the ratio of consolidated EBITDA to fixed charges when availability under the facility is less than 12.5%.

A failure to comply with the covenants in the agreements governing SSE’s indebtedness could result in an event of default, which, if not cured or waived, would permit the exercise of remedies against SSE that would be likely to have a material adverse effect on its business, financial condition and results of operations. Remedies under SSE’s credit facility and term loan include foreclosure on the collateral securing the indebtedness, which includes operating assets and accounts receivable. Moreover, the existence of these covenants may also prevent or delay SSE from pursuing business opportunities that SSE believes would otherwise benefit it.

SSE’s assets may require significant amounts of capital for maintenance, upgrades and refurbishment.

SSE’s drilling rigs and hydraulic fracturing fleets may require significant capital investment in maintenance, upgrades and refurbishment to maintain the competitiveness of its assets. SSE’s rigs and fleets typically do not generate revenue while they are undergoing maintenance, refurbishment or upgrades. Any maintenance, upgrade or refurbishment project for SSE’s assets could increase its indebtedness or reduce cash available for other opportunities. Further, such projects may require proportionally greater capital investments as a percentage of total asset value, which may make such projects difficult to finance on acceptable terms. To the extent SSE is unable to fund such projects, SSE may have fewer rigs and fleets available for service or its rigs and fleets may not be attractive to potential or current customers. Such demands on SSE’s capital or reductions in demand for SSE’s rigs and fleets could have a material adverse effect on its business, financial condition and results of operations.

SSE participates in a capital intensive industry and it may not be able to finance its capital needs.

SSE intends to rely primarily on cash on hand, cash flows from operating activities and borrowings under its credit facility to fund its future capital expenditures. If SSE’s cash on hand, cash flows from operating activities and borrowings under its credit facility are not sufficient to fund its capital expenditures, it would be required to fund these expenditures through the issuance of debt or equity or alternative financing plans, such as:

•	refinancing or restructuring SSE’s debt;

•	selling assets; or

•	reducing or delaying acquisitions or capital investments, such as planned upgrades or acquisitions of equipment and refurbishments of SSE’s rigs and related equipment, even if previously publicly announced.

The terms of existing or future debt instruments and the terms of the merger agreement may restrict SSE from adopting some of these alternatives. If debt and equity capital or alternative financing plans are not available on favorable terms or at all, SSE would be required to curtail its capital spending, and its ability to sustain or improve its profits may be adversely affected. SSE’s ability to refinance or restructure its debt will depend on the condition of the capital markets and its financial condition at such time, among other things. Any refinancing of SSE debt could be at higher interest rates and may require SSE to comply with more onerous covenants, which could further restrict its business operations.

Shortages or increases in the costs of the equipment SSE uses in its operations could adversely affect its operations in the future.

SSE generally does not have long term contracts in place that provide for the delivery of equipment, including, but not limited to, drill pipe, replacement parts and other equipment. SSE could experience delays in the delivery of the equipment that it has ordered and its placement into service due to factors that are beyond SSE’s control. New federal regulations regarding diesel engines, demand by other oilfield services companies and numerous other factors beyond SSE’s control could adversely affect SSE’s ability to procure equipment that it has not yet ordered or cause the prices of such equipment to increase. Price increases, delays in delivery and interruptions in supply may require SSE to increase capital and repair expenditures and incur higher operating costs. In certain instances, SSE may have the ability to cancel purchases of equipment that may no longer be needed. Each of these could have a material adverse effect on its business, financial condition and results of operations.

SSE is dependent on a small number of suppliers for key raw materials and finished products.

SSE does not have long term contracts with third party suppliers for many of the raw materials and finished products that it uses in large volumes in its operations, including, in the case of its hydraulic fracturing operations, proppants, acid, gels, including guar gum, chemicals and water, and fuels used in SSE’s equipment and vehicles. Especially during periods in which oilfield services are in high demand, the availability of raw materials and finished products used in SSE’s industry decreases and the price of such raw materials and finished products increases. SSE is dependent on a small number of suppliers for key raw materials and finished products. SSE’s reliance on such suppliers could increase the difficulty of obtaining such raw materials and finished products in the event of shortage in SSE’s industry or cause it to pay higher prices to obtain such raw materials and finished products. Price increases, delays in delivery and interruptions in supply may require SSE to incur higher operating costs. Each of these could have a material adverse effect on SSE’s business, financial condition and results of operations.

The loss of key executives could adversely affect SSE’s ability to effectively operate and manage its business.

SSE is dependent upon the efforts and skills of its executives to operate and manage its business. SSE cannot assure you that it will be able to retain these employees, and the loss of the services of one or more of its key executives could increase its exposure to the other risks described in this “Risk Factors” section. SSE does not maintain key man insurance on any of its personnel.

SSE may record losses or impairment charges related to idle assets or assets that it sells.

Prolonged periods of low utilization, changes in technology or the sale of assets below their carrying value may cause SSE to experience losses. These events could result in the recognition of impairment charges that reduce its net income. Significant impairment charges as a result of adverse market conditions or otherwise could have a material adverse effect on SSE’s financial condition.

The unavailability of skilled workers could hurt SSE’s operations.

SSE is dependent upon the available pool of skilled employees to conduct its business safely, reliably and efficiently. SSE competes with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide the highest quality service. Historically, SSE’s industry has experienced high employee turnover rates as a result of both the physically demanding nature of the work and the volatile and cyclical nature of the oilfield services industry. For example, there have been significant reductions in employee headcount throughout the oilfield services industry due to low oil and natural gas prices since mid-2014. Particularly if the current downturn is prolonged, many of these workers may retire or pursue employment opportunities in other industries, many of which may offer a more desirable work environment at wage rates that are competitive with SSE’s. SSE cannot assure you that it will be able to recruit, train and retain an adequate number of workers to replace departing workers or that might be needed to take advantage of opportunities once the current business environment begins to improve. The inability to maintain an adequate workforce could have a material adverse effect on its business, financial condition, cash flows and results of operations.

During periods of high drilling and completions activities levels, the demand for skilled workers is high and the supply is limited, and a shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations have in the past, and could in the future, make it more difficult for SSE to attract and retain personnel and require it to enhance its wage and benefits packages thereby increasing its operating costs.

Although SSE’s employees are not covered by a collective bargaining agreement, union organizational efforts could occur and, if successful, could increase SSE’s labor costs. A significant increase in the wages paid by competing employers or the unionization of groups of SSE’s employees could result in increases in the wage rates that SSE must pay. Likewise, laws and regulations to which SSE are subject, such as the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, can increase SSE’s labor costs or subject it to liabilities to its employees. SSE cannot assure you that labor costs will not increase. Increases in SSE’s labor costs or unavailability of skilled workers could impair its capacity and diminish its profitability, having a material adverse effect on its business, financial condition and results of operations.

SSE’s inability to obtain or implement new technology may cause SSE to become less competitive.

The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection or costly to obtain. As competitors and others use or develop new technologies in the future, SSE may be placed at a competitive disadvantage. Furthermore, SSE may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of its competitors have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before SSE can. SSE cannot be certain that it will be able to implement new technologies or products on a timely basis or at an acceptable cost. Thus, limits on SSE’s ability to effectively use and implement new and emerging technologies may have a material adverse effect on SSE’s business, financial condition and results of operations.

Oilfield anti-indemnity provisions enacted by many states may restrict or prohibit a party’s indemnification of SSE.

SSE typically enters into agreements with its customers governing the provision of its services, which usually include certain indemnification provisions for losses resulting from operations. Such agreements may require each party to indemnify the other against certain claims regardless of the negligence or other fault of the indemnified party; however, many states place limitations on contractual indemnity agreements, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Louisiana, New Mexico, Texas and Wyoming, have enacted statutes generally referred to as “oilfield anti-indemnity acts” expressly prohibiting certain indemnity agreements contained in or related to oilfield services agreements. Such oilfield anti-indemnity acts may restrict or void a party’s indemnification of SSE, which could have a material adverse effect on SSE’s business, financial condition and results of operations.

Delays in obtaining permits by SSE’s customers for their operations could impair SSE’s business.

SSE’s customers are required to obtain permits from one or more governmental agencies in order to perform drilling and/or completion activities. Such permits are typically required by state agencies but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions which may be imposed in connection with the granting of the permit. Certain regulatory authorities have delayed or suspended the issuance of permits while the potential environmental impacts associated with issuing such permits can be studied and appropriate mitigation measures evaluated. Permitting delays, an inability to obtain new permits or revocation of SSE or SSE customers’ current permits could cause a loss of revenue and could materially and adversely affect SSE’s business, financial condition and results of operations.

Changes in laws or government regulations regarding hydraulic fracturing could increase SSE’s costs of doing business, limit the areas in which SSE’s customers can operate and reduce oil and natural gas production by SSE’s customers, which could adversely impact its business.

The hydraulic fracturing process is water intensive and there has been increased public concern regarding the usage of water supplies for hydraulic fracturing, an alleged potential for hydraulic fracturing to adversely affect drinking water, and the suitability of disposal outlets for fracturing fluids. This has led to federal, state and local proposals that would increase the regulatory burden on hydraulic fracturing. Presently, hydraulic fracturing is regulated primarily at the state level, typically by state oil and natural gas commissions and similar agencies. Several states where SSE conducts its water and environmental services business, such as Texas and Pennsylvania, have either adopted or proposed laws and/or regulations to require oil and natural gas operators to disclose chemical ingredients and water volumes used to hydraulically fracture wells. The chemical ingredient information is generally available to the public via online databases, and this may bring more public scrutiny to hydraulic fracturing operations. Apart from disclosure obligations, states have been imposing more stringent well construction and monitoring requirements. Local governments likewise have been enacting restrictions on fracturing. Congress has in recent legislative sessions considered legislation to amend the SDWA (as defined below), including legislation that would repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process. The U.S. Congress may consider similar SDWA legislation in the future.

Federal agencies have been pursuing a variety of initiatives relating to hydraulic fracturing. For example, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance on February 11, 2014 addressing the performance of such activities using diesel fuels in those states where the EPA is the permitting authority. Also, in 2014, the EPA issued an advance notice of proposed rulemaking under the Toxic Substances Control Act to solicit public input on the information that should be reported or disclosed for hydraulic fracturing chemical substances and mixtures. Further, the EPA proposed federal Clean Water Act regulations in 2015 that would govern wastewater discharges to publicly owned treatment works from hydraulic fracturing and certain other natural gas operations. The U.S. Department of the Interior promulgated a final rule for hydraulic fracturing activities on federal lands in March 2015, however, these rules were struck down by a federal court in Wyoming in June 2016. An appeal of the decision is pending. Moreover, in June 2012, the Occupational Safety and Health Administration (“OSHA”) and the National Institute of Occupational Safety and Health (“NIOSH”) issued a joint hazard alert for workers who use silica (commonly referred to as “sand”) in hydraulic fracturing activities. OSHA formally proposed to lower the permissible exposure limit for airborne silica in 2013, and it has prepared guidance identifying other workplace hazards resulting from hydraulic fracturing along with ways to reduce exposure to those hazards.

The process of hydraulic fracturing produces large quantities of wastewater that must be disposed of, leading to a significant increase in the number of disposal wells drilled in recent years. Unlike enhanced recovery wells and hydraulic fracturing, wastewater disposal wells are not accompanied by any withdrawal of fluids and, thus, have greater potential for pressure buildup, potentially increasing the likelihood of induced seismic activity. In March 2016, the United States Geological Survey identified six states with the most significant hazards from induced seismicity, including Texas, Colorado, Oklahoma, Kansas, New Mexico and Arkansas. In addition, a number of lawsuits have been filed, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells and hydraulic fracturing.

If new federal, state or local laws or regulations that significantly restrict hydraulic fracturing activities are adopted, such legal requirements could result in delays, eliminate certain drilling and completions activities and make it more difficult or costly for SSE to perform fracturing. Any such regulations limiting or prohibiting hydraulic fracturing could reduce oil and natural gas exploration and production activities by SSE’s customers and, therefore, adversely affect SSE’s business. Such laws or regulations could also materially increase SSE’s costs of compliance and doing business by more strictly regulating how hydraulic fracturing wastes are handled or disposed. The impact of such requirements could be materially adverse to SSE’s business, financial condition and results of operations.

SSE and its customers are subject to federal, state and local laws and regulations regarding issues of health, safety, climate change and protection of the environment. Under these laws and regulations, SSE may become liable for penalties, damages or costs of remediation or other corrective measures. Any changes in laws or government regulations could increase SSE’s costs of doing business.

SSE and its customers’ operations are subject to stringent federal, state and local laws and regulations relating to, among other things, protection of natural resources, wetlands, endangered species, the environment, health and safety, waste management, waste disposal and transportation of waste and other materials. SSE’s operations pose risks of environmental liability, including leakage or spills from SSE’s operations to surface or subsurface soils, surface water or groundwater. Environmental laws and regulations often impose strict liability and may impose joint and several liability. Therefore, in some situations, SSE could be exposed to liability as a result of its conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, third parties without regard to whether SSE caused or contributed to the conditions. Actions arising under these laws and regulations could result in the shutdown of SSE’s operations, fines and penalties, expenditures for remediation or other corrective measures, and claims for liability for property damage, exposure to hazardous materials, exposure to hazardous waste or personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include the assessment of administrative, civil or criminal penalties, revocation of permits, temporary or permanent cessation of operations in a particular location and issuance of corrective action orders. Such claims or sanctions and related costs could cause SSE to incur substantial costs or losses and could have a material adverse effect on its business, financial condition and results of operations. Additionally, an increase in regulatory requirements on oil and natural gas exploration and completion activities could significantly delay or interrupt SSE’s operations.

For instance, in May 2016, the EPA issued final new source performance standards governing methane emissions, imposing more stringent controls on methane and volatile organic compounds emissions at new and modified oil and natural gas production, processing, storage, and transmission facilities. The EPA also has announced that it intends to impose methane emission standards for existing sources and has issued information collection requests to companies with production, gathering and boosting, gas processing, storage, and transmission facilities. In November 2016, the Department of the Interior issued final rules relating to the venting, flaring and leaking of natural gas by oil and natural gas producers who operate on federal and Indian lands. The rules limit routine flaring of natural gas, require the payment of royalties on avoidable gas losses and require plans or programs relating to gas capture and leak detection and repair. In addition, several states are pursuing similar measures to regulate emissions of methane from new and existing sources within the oil and natural gas source category. As a result of this continued regulatory focus, future federal and state regulations of the oil and natural gas industry remain a possibility and could result in increased compliance costs on SSE’s operations.

SSE’s operations may incur substantial costs to comply with climate change legislation and regulatory initiatives, which may also reduce the demand for fossil fuels and its services.

In response to certain scientific studies suggesting that emissions of GHGs, including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic conditions, the U.S. Congress has considered adopting comprehensive legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through measures to promote the use of renewable energy and/or regional GHG cap-and-trade programs. In addition, in December 2009, the EPA determined that emissions of carbon dioxide, methane and certain other GHGs endanger public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the Clean Air Act (the “CAA”). The EPA has already adopted rules under the CAA that, among other things, cover reductions in GHG emissions from motor vehicles, permits for certain large stationary sources of GHGs, monitoring and annual reporting of GHG emissions from specified GHG emission sources, including oil and natural gas exploration and production operations, and power plant performance standards that are designed to lead to the creation of additional state GHG control programs. For instance, the EPA has adopted rules under the CAA for the permitting of greenhouse gas emissions from stationary sources under the Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. In October 2015, the EPA finalized rules that added new sources to the scope of the GHG monitoring and reporting requirements. These new sources include gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells. The revisions also include the addition of well identification reporting requirements for certain facilities.

Finally, efforts have also been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. In 2015, the United States participated in the United Nations Conference on Climate Change, which led to the creation of the Paris Agreement. In April 2016, the United States signed the Paris Agreement, which requires member countries to review and “represent a progression” in their nationally determined contributions, which set GHG emission reduction goals, every five years.

Although it is not possible at this time to estimate how potential future laws or regulations addressing GHG emissions would impact SSE’s business, either directly or indirectly, any future federal, state or local laws or implementing regulations that may be adopted to address GHG emissions in areas where SSE operates could require SSE or its customers to incur increased compliance and operating costs. Regulation of GHGs could also result in a reduction in demand for and production of oil and natural gas, which would result in a decrease in demand for SSE’s services. Additionally, to the extent that unfavorable weather conditions are exacerbated by global climate change or otherwise, SSE’s operations may be adversely affected to a greater degree than it has previously experienced, including an increase in delays and costs. SSE cannot predict with any certainty at this time how these possibilities may affect its operations, but effects could be materially adverse. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states likewise could adversely affect the oil and natural gas industry. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for oil and natural gas and thereby reduce demand for SSE’s services.

Changes in Federal and/or State Motor Carrier regulations may increase SSE’s costs and negatively impact SSE’s results of operations.

For several facets of its operations, SSE operates trucks and other heavy equipment that are required to comply with Federal and/or State Motor Carrier regulations. The U.S. Department of Transportation and various state agencies exercise broad powers over SSE’s motor carrier operations, generally governing such matters as the authorization to engage in various activities, safety, equipment testing and specifications and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact SSE’s operations, such as changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. In 2011, the National Highway Traffic Safety Administration (“NHTSA”) and the EPA published regulations governing fuel efficiency and GHG emissions from medium- and heavy-duty trucks, beginning with vehicles built for model year 2014. In October 2016, those agencies finalized a second phase of fuel efficiency and GHG standards for medium-and heavy-duty trucks as well as trailers used in combination with tractors. The EPA also regulates air emissions from certain off-road diesel engines that are used by SSE to power equipment in the field. Under these Tier IV regulations, SSE is required to retrofit or retire certain engines, and SSE is limited in the number of non-compliant off-road diesel engines it can purchase. Tier IV engines are costlier and are not always available. Until Tier IV-compliant engines that meet SSE’s needs are available, these regulations could limit its ability to acquire a sufficient number of engines to expand its fleet and to replace existing engines as they are taken out of service. As a result of these regulations, SSE may experience an increase in costs related to truck purchases and maintenance, an impairment of equipment productivity, a decrease in the residual value of these vehicles and an increase in operating expenses. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase SSE’s operating costs. SSE cannot predict whether, or in what form, any legislative or regulatory changes applicable to its trucking operations will be enacted and to what extent any such legislation or regulations could increase its costs or otherwise adversely affect its business, financial condition and results of operations.

Severe weather could have a material adverse effect on SSE’s business.

Adverse weather can directly impede SSE’s operations. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment, resulting in suspension of operations;

•	inability to deliver equipment and personnel to job sites in accordance with contract schedules; and

•	loss of productivity.

These constraints could delay SSE’s operations and materially increase its operating and capital costs. Unusually warm winters or cool summers may also adversely affect the demand for its services by decreasing the demand for natural gas. SSE’s operations in semi-arid regions can be affected by droughts and other lack of access to water used in SSE’s operations, especially with respect to SSE’s hydraulic fracturing operations.

Cybersecurity risks and threats could affect SSE’s business.

SSE relies heavily on information systems to conduct its business. There can be no assurance that the systems SSE has designed to prevent or limit the effects of cyber incidents or attacks will be sufficient to prevent or detect such incidents or attacks, or to avoid a material impact on SSE’s systems when such incidents or attacks do occur. If SSE’s systems for protecting against cybersecurity risks are circumvented or breached, it could result in the loss of SSE’s intellectual property or other proprietary information, including customer data, as well as disrupt SSE’s normal business operations and result in significant costs to remedy the effects of such incidents.

A sustained failure of SSE’s enterprise resource planning systems could adversely affect SSE’s business.

Since the spin-off, SSE has implemented and used enterprise resource planning systems to operate its business. A sustained failure of these systems could adversely affect its business by preventing it from:

•	closing its financials and preparing financial statements;

•	tracking its repair and maintenance, payroll and other expenses;

•	tracking fixed assets or purchase orders and receipts for supply chain purchases;

•	gaining visibility of the financial performance at each of lines of business; and

•	being able to properly manage the needs of customers.

Since the completion of implementation, SSE has begun to integrate its enterprise resource planning systems into its operations. If its information technology systems are disrupted due to problems with the integration of such systems or otherwise, SSE’s customers could determine that SSE has become unreliable and decrease their utilization of its services. Such a disruption to SSE’s information technology systems could have an adverse effect on its business, financial condition and results of operations.

SSE is subject to continuing contingent tax liabilities of CHK following the spin-off.

Under the Code and the related rules and regulations, each corporation that was a member of CHK’s consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the spin-off is jointly and severally liable for the federal income tax liability of the entire consolidated tax reporting group for that taxable period. SSE has entered into a tax sharing agreement with CHK that allocates the responsibility for prior year taxes of CHK’s consolidated tax reporting group between SSE and CHK and its subsidiaries. However, if CHK were unable to pay, SSE nevertheless could be required to pay the entire amount of such taxes.

SSE’s tax sharing agreement limits its ability to take certain actions and may require SSE to indemnify CHK for significant tax liabilities which cannot be precisely quantified at this time.

Under the terms of SSE’s tax sharing agreement with CHK, SSE generally is responsible for all taxes attributable to its business, whether accruing before, on or after the date of the spin-off, and CHK generally is responsible for any taxes arising from the spin-off or certain related transactions that are imposed on SSE, CHK or its other subsidiaries. Although CHK generally will be responsible for any taxes arising from the spin-off, SSE would be responsible for any such taxes to the extent such taxes result from certain actions or failures to act by SSE that occur after June 30, 2014, the effective date of the tax sharing agreement. SSE’s liabilities under the tax sharing agreement could have a material adverse effect on SSE. At this time, SSE cannot precisely quantify the amount of liabilities it may have under the tax sharing agreement and there can be no assurances as to their final amounts.

In addition, in the tax sharing agreement SSE covenanted not to take any action, or fail to take any action, after the effective date of the tax sharing agreement, which action or failure to act is inconsistent with the spin-off qualifying under Sections 355 and 368(a)(1)(D) of the Code. As a result, SSE might determine to continue to operate certain of its business operations for the foreseeable future even if a sale or discontinuance of such business might otherwise have been advantageous.

Potential indemnification liabilities to CHK pursuant to the master separation agreement could materially adversely affect SSE.

The master separation agreement with CHK provides for, among other things, provisions governing the relationship between SSE and CHK resulting from the spin-off. Among other things, the master separation agreement provides for indemnification obligations designed to make SSE financially responsible for substantially all liabilities that may exist relating to its business activities incurred after the spin-off. If SSE is required to indemnify CHK under the circumstances set forth in the master separation agreement, SSE may be subject to substantial liabilities. Additionally, in certain circumstances, SSE will be prohibited from making an indemnity claim until it first seeks an insurance recovery.

In connection with SSE’s separation from CHK, CHK indemnified SSE for certain liabilities. However, there can be no assurance that the indemnities will be sufficient to insure SSE against the full amount of such liabilities, or that CHK’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the master separation agreement and tax sharing agreement, CHK agreed to indemnify SSE for certain liabilities. However, third parties could seek to hold SSE responsible for any of the liabilities that CHK has agreed to retain, and there can be no assurance that the indemnity from CHK will be sufficient to protect SSE against the full amount of such liabilities, or that CHK will be able to fully satisfy its indemnification obligations. Moreover, even if SSE ultimately succeeds in recovering from CHK any amounts for which SSE is held liable, SSE may be temporarily required to bear these losses. If CHK is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on SSE’s business, financial condition and results of operations.

SSE’s actual financial results after emergence from bankruptcy are not comparable to its historical financial information as a result of SSE’s implementation of the plan of reorganization, the transactions contemplated thereby and its adoption of fresh-start accounting.

In connection with the disclosure statement SSE filed with the bankruptcy court, and the hearing to consider confirmation of the plan of reorganization, SSE prepared projected financial information to demonstrate to the bankruptcy court the feasibility of the plan of reorganization and SSE’s ability to continue operations upon its emergence from bankruptcy. Those projections were prepared solely for the purpose of the bankruptcy proceedings and have not been, and will not be, updated on an ongoing basis and should not be relied upon by investors. At the time they were prepared, the projections reflected numerous assumptions concerning SSE’s anticipated future performance, with respect to prevailing and anticipated market and economic conditions that were and remain beyond SSE’s control and may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects.

Actual results will likely vary significantly from those contemplated by the projections. As a result, investors should not rely on these projections.

In addition, upon SSE’s emergence from bankruptcy, it adopted fresh-start accounting. Accordingly, SSE’s financial conditions and results of operations following its emergence from bankruptcy are not comparable to the financial condition or results of operations reflected in SSE’s historical financial statements. SSE’s financial results for future periods following the application of fresh-start accounting will be different from historical trends and such differences may be material.

There is a limited trading market for SSE’s securities and the market price of SSE’s securities is subject to volatility.

Upon SSE’s emergence from bankruptcy, SSE’s old common stock was cancelled and SSE issued new common stock in its reorganization (“New Common Stock”). SSE’s New Common Stock is not listed on any national or regional securities exchange or quoted on any over-the-counter market. SSE’s New Common Stock is eligible to trade in the OTC Grey market. OTC Grey market securities do not have bid or ask quotations in the OTC Link system or the OTC Bulletin Board (“OTCBB”). Broker-dealers must report OTC Grey market trades to the Financial Industry Regulatory Authority (“FINRA”), therefore trade data is available on http://www.otcmarkets.com and other public sources. Generally, trading in the OTC Grey market is much more limited than trading on any national securities exchange. The market price of SSE’s common stock could be subject to wide fluctuations in response to, and the level of trading that develops with SSE’s common stock may be affected by, numerous factors, many of which are beyond SSE’s control. These factors include, among other things, SSE’s new capital structure as a result of the transactions contemplated by the plan of reorganization, its limited trading history subsequent to SSE’s emergence from bankruptcy, SSE’s limited trading volume, the concentration of holdings of SSE’s common stock, the lack of comparable historical financial information due to SSE’s adoption of fresh-start accounting, actual or anticipated variations in SSE’s operating results and cash flow, the nature and content of SSE’s earnings releases, announcements or events that impact SSE’s products, customers, competitors or markets, business conditions in SSE’s markets and the general state of the securities markets and the market for energy-related stocks, as well as general economic and market conditions and other factors that may affect SSE’s future results, including those other risk factors described in this section. No assurance can be given that an active market will develop for the common stock or as to the liquidity of the trading market for the common stock. The common stock may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations may not be available. Holders of SSE’s common stock may experience difficulty in reselling, or an inability to sell, their shares. In addition, if an active trading market does not develop or is not maintained, significant sales of SSE’s common stock, or the expectation of these sales, could materially and adversely affect the market price of SSE’s common stock. No assurances can be given regarding SSE’s ability to be quoted on one of the over-the-counter markets or a national exchange in a timely manner or at all.

SSE’s historical financial information with respect to periods prior to June 30, 2014 is not necessarily indicative of its future financial condition or future results of operations nor does it reflect what SSE’s financial condition or results of operations would have been as an independent public company during those periods.

The historical financial information prior to June 30, 2014 that SSE has included in this joint proxy statement/prospectus does not reflect what SSE’s financial condition or results of operations would have been as an independent public company during the periods presented and is not necessarily indicative of SSE’s future financial condition or future results of operations. This is primarily a result of the following factors:

•	SSE’s historical financial results prior to June 30, 2014 reflect allocations of expenses for services historically provided by CHK, and those allocations may be significantly lower than the comparable expenses SSE would have incurred as an independent company;

•	SSE’s historical financial results prior to June 30, 2014 reflect CHK’s guarantee of utilization levels for SSE’s drilling rigs and following the spin-off such guarantee was terminated;

•	SSE’s historical financial results prior to June 30, 2014 do not reflect various transactions that were effected in connection with the spin-off;

•	contracts with customers may be at less favorable rates than those in place under SSE’s arrangement with CHK prior to the spin-off;

•	SSE’s cost of debt and other capitalization is different from that reflected in its historical financial statements; and

•	the historical financial information may not fully reflect the increased costs associated with being an independent public company, including significant changes in SSE’s cost structure, management, financing arrangements, cash tax payment obligations and business operations as a result of SSE’s spin-off from CHK, including all the costs related to being an independent public company.

Members of SSE’s management may have conflicts of interest because of their ownership of shares of common stock of CHK.

Members of SSE’s management own shares of common stock of CHK. This ownership could create, or appear to create, potential conflicts of interest when SSE’s executive officers are faced with decisions that could have different implications for SSE and CHK.

SSE historically has had material weaknesses in its internal control over financial reporting. If SSE does not maintain an effective system of internal control over financial reporting, SSE may not be able to accurately report its financial results.

A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In prior periods SSE identified a control deficiency that constituted a material weakness. SSE did not design and maintain effective controls related to the recoverability of the carrying value of property and equipment. Specifically, SSE did not design a review precise enough to determine the accuracy and support of certain assumptions related to the property and equipment impairment assessments.

Deficiencies in internal control over financial reporting are matters that may require an extended period to remediate. SSE will continue to evaluate, design and implement policies and procedures to address deficiencies to maintain adequate internal control over financial reporting as a public company. Internal control over financial reporting, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control objectives will be met. These inherent limitations include system errors, the potential for human error and unauthorized actions of employees or contractors, inadequacy of controls, temporary lapses in controls due to shortfalls in transition planning and oversight or resources, and other factors. Consequently, such controls may not prevent or detect misstatements in SSE’s reported financial results as required under SEC and any exchange rules, which could increase our operating costs or impair our ability to operate SSE’s business. Controls may also become inadequate due to changes in circumstances, and it is necessary to replace, upgrade or modify SSE’s internal information systems from time to time.

If SSE management is not successful in maintaining a strong internal control environment, material weaknesses could occur, causing investors to lose confidence in SSE’s reported financial information. This could lead to a decline in SSE’s stock price, limit SSE’s ability to access the capital markets in the future, and require SSE to incur additional costs to improve its internal control systems and procedures.

There may be circumstances in which the interests of SSE’s significant stockholders could be in conflict with the interests of SSE’s other stockholders.

Funds associated with BlueMountain Capital Management, LLC, Axar Capital Management, LLC and Mudrick Capital Management, L.P. currently own approximately 35.0%, 15.6% and 8.6%, respectively, of SSE’s outstanding common stock. Circumstances may arise in which these stockholders may have an interest in pursuing or preventing acquisitions, divestitures or other transactions, including the issuance of additional shares or debt, that, in their judgment, could enhance their investment in SSE or another company in which they invest. Such transactions might adversely affect SSE or other holders of SSE’s common stock. Furthermore, SSE has entered into a Stockholders Agreement with the Registration Rights Holders that provides for certain director nomination rights subject to conditions on share ownership. Certain significant actions by SSE require the consent of one or more of the Holders. These actions include, but are not limited to, the issuance of equity securities of SSE representing more than 10% of the shares of New Common Stock issued pursuant to the plan of reorganization, the incurrence of indebtedness under the New ABL Credit Facility in excess of $275 million in the aggregate and other indebtedness in excess of $550 million in the aggregate, and the consummation of acquisitions greater than $100 million. In addition, SSE’s significant concentration of share ownership may adversely affect the trading price of SSE’s common shares because investors may perceive disadvantages in owning shares in companies with significant stockholders.

THE COMPANIES

Patterson-UTI Energy, Inc.

Patterson-UTI Energy, Inc., a Delaware corporation, is a Houston, Texas-based oilfield services company that primarily owns and operates in the United States one of the largest fleets of land-based drilling rigs and a large fleet of pressure pumping equipment. Patterson-UTI’s contract drilling business operates in the continental United States and western Canada, and its pressure pumping business operates primarily in Texas and the Appalachian region. Patterson-UTI also manufactures and sells pipe handling components and related technology to drilling contractors in North America and other select markets. In addition, Patterson-UTI owns and invests as a non-operating working interest owner in oil and natural gas assets that are primarily located in Texas and New Mexico. As of December 31, 2016, Patterson-UTI had a drilling fleet that included 161 APEX® rigs. As of December 31, 2016, Patterson-UTI had approximately 1.1 million hydraulic horsepower to provide pressure pumping services.

Patterson-UTI’s common stock is traded on the Nasdaq Global Select Market under the symbol “PTEN.”

The principal executive offices of Patterson-UTI are located at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, and Patterson-UTI’s telephone number is (281) 765-7100. Additional information about Patterson-UTI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 234.

Seventy Seven Energy Inc.

Seventy Seven Energy Inc., a Delaware corporation, is an Oklahoma City-based independent oilfield services company that provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers operating in unconventional resource plays. SSE offers services and equipment that are strategic to its customers’ oil and natural gas operations. SSE’s services include drilling, hydraulic fracturing and oilfield rentals. SSE’s operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales.

On June 30, 2014, SSE separated from Chesapeake Energy Corporation (“CHK”) in a series of transactions, which is referred to in this joint proxy statement/prospectus as the “spin-off.” Prior to the spin-off, SSE was an Oklahoma limited liability company operating under the name “Chesapeake Oilfield Operating, L.L.C.” and an indirect, wholly owned subsidiary of CHK.

SSE’s common stock is traded on the OTC Market Group Inc.’s OTC Grey market (the “OTC Grey”) under the symbol “SVNT.”

The principal executive offices of SSE are located at 777 NW 63rd St., Oklahoma City, Oklahoma 73116, and SSE’s telephone number is (405) 608-7777.

Pyramid Merger Sub, Inc.

Pyramid Merger Sub, Inc., a wholly owned subsidiary of Patterson-UTI, is a Delaware corporation that was formed on December 7, 2016 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into SSE, with SSE surviving the merger as a wholly owned subsidiary of Patterson-UTI.

THE PATTERSON-UTI SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Patterson-UTI stockholders as part of a solicitation of proxies by the Patterson-UTI board of directors for use at the Patterson-UTI special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Patterson-UTI stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Patterson-UTI special meeting.

Date, Time and Place

The special meeting of Patterson-UTI stockholders will be held at Patterson-UTI’s executive offices at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, on                 , 2017, at                 , local time.

Purpose of the Patterson-UTI Special Meeting

At the Patterson-UTI special meeting, Patterson-UTI stockholders will be asked to consider and vote on the following:

•	a proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger;

•	a proposal to approve the adjournment of the Patterson-UTI special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger.

Recommendation of the Patterson-UTI Board of Directors

At a special meeting held on December 12, 2016, the Patterson-UTI board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger) to be advisable and fair to and in the best interests of Patterson-UTI stockholders. Accordingly, the Patterson-UTI board of directors unanimously recommends that Patterson-UTI stockholders vote “FOR” the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger and “FOR” the proposal to approve the adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Patterson-UTI stockholders should read carefully this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Patterson-UTI Record Date; Stockholders Entitled to Vote

The record date for the Patterson-UTI special meeting is February 22, 2017. Only record holders of shares of Patterson-UTI common stock at the close of business on such date are entitled to notice of, and to vote at, the Patterson-UTI special meeting. At the close of business on the record date, Patterson-UTI’s only outstanding class of voting securities was the Patterson-UTI common stock, and 166,327,753 shares of Patterson-UTI common stock were issued and outstanding. A list of the Patterson-UTI stockholders of record who are entitled to vote at the Patterson-UTI special meeting will be available for inspection by any Patterson-UTI stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Patterson-UTI special meeting at Patterson-UTI’s executive offices at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 and will also be available at the Patterson-UTI special meeting for examination by any stockholder present at such meeting.

Each share of Patterson-UTI common stock outstanding on the record date for the Patterson-UTI special meeting is entitled to one vote on each proposal and any other matter coming before the Patterson-UTI special meeting.

Voting by Patterson-UTI’s Directors and Executive Officers

At the close of business on the record date for the Patterson-UTI special meeting, Patterson-UTI directors and executive officers were entitled to vote          shares of Patterson-UTI common stock or approximately         % of the shares of Patterson-UTI common stock outstanding on that date. The Patterson-UTI directors and executive officers are currently expected to vote their shares in favor of all Patterson-UTI proposals.

Quorum

No business may be transacted at the Patterson-UTI special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of common stock entitled to vote at the Patterson-UTI special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Patterson-UTI common stock in connection with the merger, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, Patterson-UTI stockholders may be asked to vote on a proposal to adjourn the Patterson-UTI special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Patterson-UTI common stock represented at the Patterson-UTI special meeting, including shares that are represented but that vote to abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum.

Required Vote

The required votes to approve the Patterson-UTI proposals are as follows:

•	The issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger requires the affirmative vote of a majority of the shares of Patterson-UTI common stock present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote on the proposal, assuming a quorum is present. Each share of Patterson-UTI common stock outstanding on the record date for the Patterson-UTI special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The adjournment of the Patterson-UTI special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote on the proposal, regardless of whether there is a quorum. Each share of Patterson-UTI common stock outstanding on the record date for the Patterson-UTI special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Patterson-UTI common stock at the close of business on the record date for the Patterson-UTI special meeting, a proxy card is enclosed for your use. Patterson-UTI requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Patterson-UTI proxy card, (ii) calling the toll-free number listed on the Patterson-UTI proxy card or (iii) submitting your Patterson-UTI proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Patterson-UTI common stock represented by it will be voted at the Patterson-UTI special meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Patterson-UTI common stock represented are to be voted with regard to a particular proposal, the Patterson-UTI common stock represented by the proxy will be voted in accordance with the recommendation of the Patterson-UTI board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger and “FOR” the proposal to adjourn the Patterson-UTI special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Patterson-UTI board of directors has no knowledge of any business that will be presented for consideration at the Patterson-UTI special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Patterson-UTI’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Patterson-UTI special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Patterson-UTI common stock on the record date for the Patterson-UTI special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the Patterson-UTI special meeting in person. Proxies submitted through the specified internet website or by phone must be received by                 , eastern time, on                 , 2017 to ensure that the proxies are voted.

Shares Held in Street Name

If you hold shares of Patterson-UTI common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Patterson-UTI or by voting in person at the Patterson-UTI special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Patterson-UTI common stock on behalf of their customers may not give a proxy to Patterson-UTI to vote those shares without specific instructions from their customers.

If you are a Patterson-UTI stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Patterson-UTI proposals.

Voting in Person

If you plan to attend the Patterson-UTI special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the Patterson-UTI special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Patterson-UTI common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	Giving written notice to Patterson-UTI’s corporate secretary;

•	Delivering a valid, later-dated proxy or a later-dated vote by telephone or on the internet in a timely manner; or

•	Voting by ballot at the special meeting.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

Attention: Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Solicitation of Proxies

Patterson-UTI is soliciting proxies for the Patterson-UTI special meeting from its stockholders. In accordance with the merger agreement, Patterson-UTI will pay its own cost of soliciting proxies from its stockholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Patterson-UTI’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Patterson-UTI will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Patterson-UTI common stock. Patterson-UTI may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help ensure the presence in person or by proxy of the holders of the largest number of shares of Patterson-UTI common stock possible, Patterson-UTI has engaged Georgeson LLC (“Georgeson”), a proxy solicitation firm, to solicit proxies on Patterson-UTI’s behalf. Patterson-UTI has agreed to pay Georgeson a proxy solicitation fee not to exceed $10,000. Patterson-UTI will also reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

Adjournments

The Patterson-UTI special meeting may be adjourned from time to time by the by the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or by proxy at the Patterson-UTI special meeting and entitled to vote thereon, regardless of whether there is a quorum, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Patterson-UTI common stock in connection with the merger, then Patterson-UTI stockholders may be asked to vote on a proposal to adjourn the Patterson-UTI special meeting in order to permit the further solicitation of proxies.

THE SSE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the SSE stockholders as part of a solicitation of proxies by the SSE board of directors for use at the SSE special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides SSE stockholders with information they need to know to be able to vote or instruct their vote to be cast at the SSE special meeting.

Date, Time and Place

The special meeting of SSE stockholders will be held at SSE’s executive offices at 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116, on                 , 2017, at                 , local time.

Purpose of the SSE Special Meeting

At the SSE special meeting, SSE stockholders will be asked to consider and vote on the following:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, on an advisory (non-binding) basis the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger; and

•	a proposal to approve the adjournment of the SSE special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the SSE stockholders, which requires the affirmative vote of a majority of the outstanding shares of SSE common stock entitled to vote thereon. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a SSE stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on SSE or Patterson-UTI, and the approval of that proposal is not a condition to the completion of the merger.

Recommendation of the SSE Board of Directors

At a special meeting held on December 12, 2016, the SSE board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and fair to and in the best interests of SSE stockholders. Accordingly, the SSE board of directors unanimously recommends that SSE stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

SSE stockholders should read carefully this joint proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

SSE Record Date; Stockholders Entitled to Vote

The record date for the SSE special meeting is February 22, 2017. Only record holders of shares of SSE common stock at the close of business on such date are entitled to notice of, and to vote at, the SSE special meeting. At the close of business on the record date, the only outstanding voting securities of SSE were shares of common stock, and 22,949,374 shares of SSE common stock were issued and outstanding and entitled to vote at the SSE special meeting. A list of the SSE stockholders of record who are entitled to vote at the SSE special meeting will be available for inspection by any SSE stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the SSE special meeting at SSE’s executive offices at 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 and will also be available at the SSE special meeting for examination by any stockholder present at such meeting.

Each share of SSE common stock outstanding on the record date for the SSE special meeting is entitled to one vote on each proposal and any other matter coming before the SSE special meeting.

Voting by SSE’s Directors and Executive Officers

At the close of business on the record date for the SSE special meeting, SSE directors and executive officers were entitled to vote                  shares of SSE common stock or approximately     % of the shares of SSE common stock issued and outstanding and entitled to vote at the SSE special meeting. The SSE directors and executive officers are currently expected to vote their shares in favor of all SSE proposals.

In connection with the execution of the merger agreement, certain affiliates of Axar Capital Management, LLC, BlueMountain Capital Management, LLC and Mudrick Capital Management, L.P. have entered into voting and support agreements with Patterson-UTI, pursuant to which each such stockholder agreed to vote all of its shares of SSE common stock in favor of the adoption of the merger agreement and against, among other things, alternative transactions. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, such stockholders, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock on such proposal, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion. See “The Merger Agreement—Voting and Support Agreements” beginning on page 149 for more information.

Quorum

No business may be transacted at the SSE special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of common stock entitled to vote at the SSE special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present or if fewer shares are voted in favor of the proposal to adopt the merger agreement, then the chairman of the meeting has the power to adjourn the meeting, or, alternatively, SSE stockholders may be asked to vote on a proposal to adjourn the SSE special meeting in order to permit the further solicitation of proxies. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of SSE common stock represented at the SSE special meeting, including shares that are represented but that abstain from voting on one or more proposals, will be treated as present for purposes of determining the presence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum.

Required Vote

The required votes to approve the SSE proposals are as follows:

•	The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the outstanding shares of SSE common stock entitled to vote on this proposal. Each share of SSE common stock outstanding on the record date for the SSE special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes (if any) and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on this proposal, assuming a quorum is present. Each share of SSE common stock outstanding on the record date for the SSE special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•	The approval of the adjournment of the SSE special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on this proposal, regardless of whether there is a quorum. Each share of SSE common stock outstanding on the record date for the SSE special meeting is entitled to one vote on this proposal. Assuming a quorum is present, shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of SSE common stock at the close of business on the record date for the SSE special meeting, a proxy card is enclosed for your use. SSE requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the SSE proxy card, (ii) calling the toll-free number listed on the SSE proxy card or (iii) submitting your SSE proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of SSE common stock represented by it will be voted at the SSE special meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of SSE common stock represented are to be voted with regard to a particular proposal, the SSE common stock represented by the proxy will be voted in accordance with the recommendation of the SSE board of directors and, therefore, “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the SSE special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the SSE board of directors has no knowledge of any business that will be presented for consideration at the SSE special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in SSE’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the SSE special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of SSE common stock on the record date for the SSE special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the SSE special meeting in person. Proxies submitted through the specified internet website or by phone must be received by                 , eastern time, on                  , 2017 to ensure that your vote is counted.

Shares Held in Street Name

If you hold shares of SSE common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to SSE or by voting in person at the SSE special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of SSE common stock on behalf of their customers may not give a proxy to SSE to vote those shares without specific instructions from their customers.

If you are a SSE stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the SSE proposals.

Voting in Person

If you plan to attend the SSE special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the SSE special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of SSE common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by mail, telephone or through the internet); or

•	attending the SSE special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the SSE special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

Attention: Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Solicitation of Proxies

SSE is soliciting proxies for the SSE special meeting from its stockholders. In accordance with the merger agreement, SSE will pay its own cost of soliciting proxies from its stockholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by SSE’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

SSE will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of SSE common stock. SSE may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

The SSE special meeting may be adjourned from time to time by the chairman of the SSE special meeting or by the affirmative vote of a majority of the voting power of the outstanding shares of SSE common stock so represented, regardless of whether there is a quorum. Notice does not need to be given of any such adjourned meeting if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than 30 days, a notice of the adjourned meeting must be given to each SSE stockholder of record entitled to vote at the meeting. At the adjourned meeting, SSE may transact any business that might have been transacted at the original meeting. If a quorum is not present at the SSE special meeting—or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement—then SSE stockholders may be asked to vote on a proposal to adjourn the SSE special meeting in order to permit the further solicitation of proxies.

THE MERGER

Effects of the Merger

At the effective time, Merger Sub, a wholly owned subsidiary of Patterson-UTI that was formed for the sole purpose of effecting the merger, will merge with and into SSE. SSE will survive the merger and become a wholly owned subsidiary of Patterson-UTI.

In the merger, each share of SSE common stock outstanding immediately prior to the effective time, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders have been perfected, will be converted at the effective time into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio, with cash (without interest) paid in lieu of fractional shares. This exchange ratio will not be adjusted to reflect stock price changes prior to the closing of the merger. Patterson-UTI stockholders will continue to hold their existing shares of Patterson-UTI common stock.

Background of the Merger

The management and board of directors of both SSE and Patterson-UTI regularly review the performance, strategy, competitive position, opportunities and prospects of their respective companies, in light of the current business and economic environments and developments in the oil and natural gas industry. These reviews have included consideration of potential strategic alternatives, including pursuing potential strategic combinations and, in the case of SSE, a public offering and re-listing of SSE common stock on a major stock exchange. In the case of Patterson-UTI, it has most recently considered the acquisition of, or combination with, other drilling and pressure pumping businesses and other complementary oilfield service businesses, none of which progressed past preliminary discussions.

Patterson-UTI and its predecessor companies were major consolidators of land rigs, acquiring more than approximately 390 rigs in rig purchase transactions from 1995 through 2006. In 2006, Patterson-UTI effectively stopped acquiring rigs based on its determination that there were few, if any, rig fleets that were as technically advanced as the APEX® rigs that Patterson-UTI was designing and building.

From 2006 through 2016, Patterson-UTI has focused on growing its two core businesses, Contract Drilling and Pressure Pumping. In Contract Drilling, since 2006, Patterson-UTI has built 161 APEX® rigs, which are a type of “high-spec” rigs that are in demand in the United States onshore drilling market, as they allow Patterson-UTI customers efficiently to drill wells with long, horizontal laterals, and to drill multiple wells from one pad location.

In Pressure Pumping, Patterson-UTI has grown its fleet significantly over the past ten years, from a fleet of 43,000 fracturing horsepower at year-end 2006 to more than one million fracturing horsepower at year-end 2016. Patterson-UTI has grown its Pressure Pumping fleet based on the fundamental shift to unconventional resource plays, such as shale formations, which require increased pressure pumping horsepower and increased overall frac intensity. Patterson-UTI has grown its pressure pumping fleet through strategic acquisitions and through the construction of new equipment. Since 2010, Patterson-UTI has acquired pressure pumping assets totaling more than 350,000 fracturing horsepower. In addition to the increased horsepower, these acquisitions expanded Patterson-UTI’s geographic footprint beyond its traditional focus in the northeast United States. Coincident with the acquisitions, Patterson-UTI has also organically grown its pressure pumping fleet through the construction of nearly 700,000 new fracturing horsepower.

In addition to profitable growth in the number of “high-spec” rigs and pressure pumping horsepower, Patterson-UTI has built an organization dedicated to constant improvement in the quality of service provided to its customers in both businesses. This operational focus has led to significant improvements in safety and field operations. Patterson-UTI believes that it is now ranked among the leaders in both businesses in all significant operational and safety metrics.

In October 2013, Patterson-UTI became aware that Chesapeake Energy Corporation (“CHK”) planned to spin-off its oilfield service business, including its fleet of drilling rigs, pressure pumping assets, rentals business and trucking assets. Prior to the spin-off, Patterson-UTI met with CHK to discuss a potential transaction in which Patterson-UTI would acquire from CHK these drilling rigs and pressure pumping assets. Patterson-UTI believed that the new rigs CHK was building were among the better designed and built new high-spec rigs in the land rig industry, and that the acquisition of this rig fleet would enable Patterson-UTI to better compete with competitors that had started building new high-spec rigs earlier than Patterson-UTI.

Additionally, the sizeable pressure pumping fleet would allow Patterson-UTI to achieve greater scale in a business in which scale provides efficiency. As these assets were built for a major exploration and production operator and were relatively new, Patterson-UTI had confidence in the quality of the assets. CHK also had invested significantly to build yards, maintenance and related facilities. In addition, both the drilling and pressure pumping operations had a reputation for providing excellent customer service and doing so in a safe and efficient manner. Perhaps most significantly, Patterson-UTI believed that there were no other businesses in the industry that were as complementary to Patterson-UTI. As such, Patterson-UTI believed that acquiring these assets would substantially enhance both of its core businesses.

In late 2013, Patterson-UTI conducted due diligence, including meeting with management of CHK’s drilling business and physically inspecting multiple drilling rigs. However, following an offer by Patterson-UTI to purchase the drilling and pressure pumping businesses, CHK elected to spin off these businesses, together with the remainder of its oilfield services business, through a distribution of shares of SSE common stock to existing stockholders of CHK. The spin-off occurred on June 30, 2014, and the new company was named “Seventy Seven Energy Inc.”

As a publicly traded company, SSE’s enterprise value reached a high of $2.8 billion in late summer 2014. Ultimately, due to the high level of debt that SSE assumed as part of its separation from CHK and the downturn in oilfield services activity as a result of the severe drop in the price of oil beginning in the fall of 2014, on June 7, 2016, SSE and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On June 27, 2016, Andy Hendricks, Patterson-UTI’s Chief Executive Officer, and Mark Siegel, Patterson-UTI’s Executive Chairman, met with representatives of Piper Jaffray, through its Simmons & Company International division, about several business matters. As part of this meeting, Messrs. Hendricks and Siegel asked Piper Jaffray to review whether SSE, following emergence from bankruptcy, would be an attractive merger candidate.

Patterson-UTI believed that the same strategic rationale that was strong in 2013 was stronger in 2016. SSE added additional new rigs to its fleet and additional pressure pumping horsepower since its spin-off from CHK in June 2014. Moreover, SSE continued to be an effective service provider both in drilling and pressure pumping despite operating in Chapter 11. Patterson-UTI believed that the acquisition of SSE could add roughly 25% to its fleet of “high-spec” rigs, and 50% to its pressure pumping horsepower. After completing its review, Piper Jaffray reported to Patterson-UTI management that SSE appeared to be an attractive acquisition candidate and suggested that Piper Jaffray approach Jed DiPaolo, the Chairman of the SSE board of directors, following SSE’s emergence from bankruptcy to inquire about SSE’s possible interest in merging with Patterson-UTI.

On July 14, 2016, the Bankruptcy Court issued an order confirming the Joint Pre-packaged Plan of Reorganization (the “Reorganization Plan”) of SSE and its subsidiaries.

At the regularly scheduled meeting of the Patterson-UTI board of directors on July 27, 2016, Mr. Siegel informed the Patterson-UTI board of directors of the request to Piper Jaffray to study SSE, Piper Jaffray’s recommendation and the planned approach to Mr. DiPaolo. The Patterson-UTI board of directors authorized management to execute on the plan. During the subsequent months, in addition to the board meetings described below, Mr. Siegel had frequent conversations with Curtis Huff, Patterson-UTI’s Lead Director, to keep him apprised of the developments in the potential transaction with SSE. Additionally, Mr. Siegel regularly informed other Patterson-UTI directors about the status of the SSE discussions.

On August 1, 2016, the Reorganization Plan became effective pursuant to its terms and SSE and its subsidiaries emerged from their Chapter 11 cases.

On August 5, 2016, representatives of Piper Jaffray met with Mr. DiPaolo and informed him that Patterson-UTI, a client of Piper Jaffray, had expressed interest in acquiring SSE and inquired whether Mr. DiPaolo would be willing to meet with Mr. Hendricks and Mr. Siegel. While Mr. DiPaolo acknowledged that SSE would be a strategic fit for Patterson-UTI, he emphasized the quality of the SSE assets, the progress that SSE had made operationally and the speed with which it had emerged from the Chapter 11 proceedings. Mr. DiPaolo stated that he would discuss the matter with the SSE board of directors.

On August 9, 2016, the SSE board of directors held a special meeting to discuss Mr. DiPaolo’s meeting with representatives of Piper Jaffray. After full discussion, the SSE board of directors directed Mr. DiPaolo to obtain more information regarding Patterson-UTI’s interest in SSE. Following this meeting, Mr. DiPaolo contacted representatives of SSE’s three largest stockholders—Axar Capital Management, LLC (“Axar”), BlueMountain Capital Management, LLC (“BlueMountain”) and Mudrick Capital Management, L.P. (“Mudrick” and, together with BlueMountain and Axar, the “Significant SSE Stockholders”)—which held and were entitled to vote in the aggregate approximately 59% of the outstanding shares of SSE common stock. Mr. DiPaolo discussed with the representatives of the Significant SSE Stockholders prices at which such stockholders would consider supporting a business combination transaction with Patterson-UTI.

On August 12, 2016, Mr. DiPaolo called a representative of Piper Jaffray to arrange for a meeting on August 19, 2016. During the August 19th meeting, representatives of Piper Jaffray inquired about SSE’s interest in pursuing a potential merger with Patterson-UTI. Mr. DiPaolo responded that SSE intended to pursue a public offering and re-listing of SSE common stock on a major stock exchange and, if Patterson-UTI remained interested, discussions about a potential merger could be explored after this process was complete.

Following that meeting, at Mr. Siegel’s request, representatives of Piper Jaffray asked Mr. DiPaolo to arrange a meeting in early September between Patterson-UTI management and representatives of the Significant SSE Stockholders in New York to further discuss a potential strategic transaction between Patterson-UTI and SSE. Mr. DiPaolo agreed to do so on the understanding that such discussion would be focused on Patterson-UTI and the industrial logic of a merger between Patterson-UTI and SSE and his belief that Patterson-UTI would likely require that the Significant SSE Stockholders enter into voting and support agreements with respect to any business combination ultimately negotiated between Patterson-UTI and SSE.

On August 25, 2016, the SSE board of directors held a special meeting to discuss Mr. DiPaolo’s meeting with representatives of Piper Jaffray, including Piper Jaffray’s request that representatives of Patterson-UTI meet with representatives of the Significant SSE Stockholders. After full discussion, the SSE board of directors agreed to continue pursuing other strategic alternatives for SSE, including a public offering and re-listing of SSE common stock, and the SSE board of directors directed SSE’s management to begin preliminary work in anticipation of such an offering. Representatives of the Significant SSE Stockholders indicated that they would be willing to meet with Patterson-UTI.

On September 6, 2016, Messrs. Hendricks and Siegel met in the New York offices of BlueMountain with representatives of the Significant SSE Stockholders. During this meeting and in the subsequent meetings and conversations between representatives of Patterson-UTI and representatives of the Significant SSE Stockholders, each representative of the Significant SSE Stockholders acted solely in his capacity as representative of a Significant SSE Stockholder. At the meeting, Messrs. Hendricks and Siegel provided the representatives of the Significant SSE Stockholders with background information regarding Patterson-UTI and its management, background on Patterson-UTI’s attempt to acquire these assets previously from CHK and the industrial logic of a merger between SSE and Patterson-UTI. Representatives of the Significant SSE Stockholders inquired as to how

Patterson-UTI proposed to determine the value of SSE. Messrs. Hendricks and Siegel discussed their thoughts on valuation methodology, but they did not provide specific valuation amounts as the purpose of the meeting had been to discuss Patterson-UTI and the industrial logic of a merger between Patterson-UTI and SSE.

Following this meeting, Omar Vaishnavi, a representative of BlueMountain, discussed with Mr. DiPaolo that it may be helpful if Mr. Vaishnavi discussed the proposed terms of any potential transaction directly with Mr. Siegel, given that Patterson-UTI would require that the Significant SSE Stockholders enter into voting and support agreements with respect to any business combination ultimately negotiated between Patterson-UTI and SSE. Mr. Vaishnavi noted that he could act as a liaison between Patterson-UTI and the Significant SSE Stockholders, and he would keep the SSE board of directors informed and involved, noting that any potential transaction would ultimately have to be approved by the SSE board of directors. Mr. DiPaolo agreed that this course of action would be helpful.

The next day, Mr. Vaishnavi contacted Mr. Siegel and suggested that the Significant SSE Stockholders explore further discussions with Patterson-UTI directly.

Following internal discussions among Patterson-UTI’s management, Piper Jaffray and Mr. Huff, Mr. Siegel called Mr. Vaishnavi to better understand how such a negotiation would be handled. Mr. Vaishnavi advised that he could act as a liaison between Patterson-UTI and the Significant SSE Stockholders, and he would keep the SSE board of directors informed and involved. Mr. Vaishnavi requested that Patterson-UTI make a proposal to the Significant SSE Stockholders and indicated that the proposed public offering and re-listing of SSE common stock remained their preferred course of action.

During the subsequent two weeks, Patterson-UTI management worked with Piper Jaffray to analyze SSE and develop a proposal. This analysis centered around a relative comparison of the drilling rigs of Patterson-UTI and SSE by class of rig, a relative comparison of the two companies’ pressure pumping assets and a relative comparison of the other assets of the companies. During this period, Patterson-UTI and Piper Jaffray prepared a presentation containing a proposal for Patterson-UTI to acquire SSE in an all-stock transaction pursuant to which SSE stockholders would own approximately 15% of the equity of the combined company, and which would assume no benefit for potential warrant proceeds since the SSE Series A warrants were “out of the money” at such a valuation level. The presentation explained Patterson-UTI’s methodology and valuation in making the proposal.

On September 27, 2016, Messrs. Hendricks and Siegel met in the New York offices of BlueMountain with representatives of the Significant SSE Stockholders to discuss the terms on which the Significant SSE Stockholders would be willing to support a potential business combination. During this meeting, Patterson-UTI presented and discussed its proposal to acquire SSE in an all-stock transaction. The Significant SSE Stockholders understood the methodology employed by Patterson-UTI in developing its proposal, but noted that the classification and number of SSE drilling rigs used by Patterson-UTI was not correct in their view and disagreed with Patterson-UTI’s valuation of the pressure pumping assets (which they characterized as a distressed valuation). The Significant SSE Stockholders also objected to a discount Patterson-UTI had proposed in light of SSE’s CHK customer concentration. The Significant SSE Stockholders agreed to make a counterproposal shortly.

On October 4, 2016, the Significant SSE Stockholders sent Patterson-UTI a presentation that had been jointly prepared by the Significant SSE Stockholders. The presentation provided that (i) certain of the SSE rigs should be classified in a higher tier of rig than as proposed by Patterson-UTI, (ii) SSE’s pressure pumping assets should be valued significantly higher than as proposed by Patterson-UTI, based on the public valuations of Patterson-UTI and other non-distressed pressure pumping companies, and (iii) the consideration should include a 10% premium on account of the change of control of SSE (in lieu of the discount that Patterson-UTI had proposed for SSE’s customer concentration). The counterproposal called for SSE stockholders and Series A warrant holders to own 32% of the equity of the combined company. Under this counterproposal, SSE Series A warrants would now be “in the money” and were assumed would be exercised on a full physical settlement basis, generating approximately $92.5 million of warrant proceeds.

On October 5, 2016, Mr. Hendricks requested that Mike Holcomb, Patterson-UTI’s President of Drilling, conduct an independent, top-to-bottom evaluation of the rigs of SSE as compared to Patterson-UTI’s rigs. Additionally, other work was initiated to determine the amount of Patterson-UTI’s trading price that was attributable to its pressure pumping assets.

On October 6, 2016, Mr. Siegel and Mr. Vaishnavi spoke by telephone, with Mr. Siegel expressing disappointment with the counterproposal, which seemed to Patterson-UTI to be out of line with the relative values of the two companies. Mr. Siegel and Mr. Vaishnavi discussed the areas of disagreement with their respective analyses, in particular the tiering of certain of SSE’s rigs and the valuation of the pressure pumping assets.

Following the October 6, 2016, discussion between Mr. Siegel and Mr. Vaishnavi, Mr. Holcomb completed and shared his analysis of the value of the SSE rig fleet and Patterson-UTI rig fleet with Messrs. Hendricks and Siegel. Mr. Holcomb ascribed a higher value to the SSE rig fleet than had been previously determined by Patterson-UTI management and Piper Jaffray.

After internal consideration by Patterson-UTI’s management of Mr. Holcomb’s analysis, the rig valuation that he prepared was shared with Piper Jaffray. Patterson-UTI’s management and Piper Jaffray engaged in further analysis to determine an appropriate valuation for SSE. Further discussions were also held among Patterson-UTI management and Mr. Huff. Following such discussions and additional analysis, Patterson-UTI’s management ascribed a higher value to SSE than previously provided for in Patterson-UTI’s initial proposal to acquire SSE. Specifically, Patterson-UTI management valued the SSE rig fleet higher than previously determined as a result of further diligence on SSE’s rigs, including Mr. Holcomb’s analysis. Additionally, Patterson-UTI management concluded that SSE’s pressure pumping equipment might compare favorably with Patterson-UTI’s pressure pumping equipment and both fleets should be valued at an estimate of replacement cost.

On October 14, 2016, Patterson-UTI management, Piper Jaffray and Mr. Huff developed a counterproposal to the Significant SSE Stockholders. Later that day, Mr. Siegel telephoned Mr. Vaishnavi to continue their discussions, including a lengthy discussion about the relative quality of the two companies’ rig fleets, the value of the two companies’ pressure pumping assets, the value of other assets held by both companies, the reputation of Patterson-UTI in the marketplace, and the feasibility of a successful SSE initial public offering.

After this discussion, Mr. Siegel informed Mr. Vaishnavi that Patterson-UTI would be willing to agree that the SSE stockholders would receive in the merger 40.140 million shares of Patterson-UTI common stock, which would equate to approximately 21.4% of the equity of the combined company. Additionally, Patterson-UTI would pay an additional 3.765 million shares of Patterson-UTI common stock in connection with the SSE Series A warrants that would now be “in the money” and which were assumed would be exercised on a full physical settlement basis, generating approximately $92.5 million of warrant proceeds. In total, the proposal provided 43.905 million shares of Patterson-UTI common stock for current shareholders and Series A warrant holders of SSE, or approximately 22.9% of the equity of the combined company (which, based on the October 13, 2016 closing Patterson-UTI share price of $24.56, equated to a value for the SSE equity and warrants of approximately $1.078 billion), with the assumption that the in-the-money warrants would be exercised on a full physical basis with applicable warrant proceeds. Mr. Vaishnavi thanked Mr. Siegel for the proposal and promised to discuss it with the other Significant SSE Stockholders and with SSE.

During the next few days, the Significant SSE Stockholders discussed the terms on which each such stockholder would be willing to support a business combination transaction between SSE and Patterson-UTI, and representatives of Mudrick and Axar conveyed to Mr. Vaishnavi that such stockholders would be willing to support a transaction in which SSE stockholders would receive 25% of the equity in the combined company.

On October 16, 2016, Mr. Vaishnavi informed Mr. Siegel that the Significant SSE Stockholders (i) would be willing to support a merger in which the stockholders of SSE would receive 25% of the equity in the combined company, (ii) would be willing to agree to a reasonable lock-up with respect to the shares of Patterson-UTI common stock that such Significant SSE Stockholders would receive in the merger, as previously proposed by Patterson-UTI, (iii) would like some level of board representation and (iv) wanted to be consulted with respect to Patterson-UTI’s plans in terms of refinancing SSE’s debt. Mr. Siegel thanked Mr. Vaishnavi for the constructive proposal and said that he would need to speak with the Patterson-UTI team. Mr. Siegel immediately informed Mr. Hendricks of the offer from Vaishnavi, and they discussed the appropriate next steps.

The next morning, Patterson-UTI’s management team met by telephone conference with Piper Jaffray and with Vinson & Elkins LLP (“Vinson & Elkins”), Patterson-UTI’s transaction counsel, to discuss a response to Mr. Vaishnavi. Following this conference call, Mr. Siegel telephoned Mr. Vaishnavi and advised him that, although Patterson-UTI was more comfortable with providing SSE stockholders with a 23—24% equity stake in the combined company, he believed that Patterson-UTI’s board of directors would agree to something approaching 25% on the following conditions: (i) the number of shares of Patterson-UTI common stock to be issued to SSE stockholders and warrant holders would be fixed, (ii) the valuation assumed that an additional $92.5 million in cash would be received by SSE as proceeds from the cash exercise of Series A warrants and would remain on the balance sheet, (iii) SSE would not make any dividend or other distribution prior to closing, (iv) satisfactory completion of due diligence, (v) any transaction remained subject to approval by the Patterson-UTI board of directors and (vi) a period of exclusivity to finalize due diligence and definitive documentation. Mr. Vaishnavi indicated that, subject to the approval of the SSE board of directors, each of the above conditions was satisfactory to the Significant SSE Stockholders. Mr. Siegel also agreed to take the proposal to the Patterson-UTI board of directors.

Over the next couple of days, representatives of Axar and BlueMountain contacted Jerry Winchester, SSE’s Chief Executive Officer, and Cary Baetz, SSE’s Chief Financial Officer, and representatives of BlueMountain contacted Mr. DiPaolo, to provide an update on the Significant SSE Stockholders’ discussions with Patterson-UTI. Among other things, the representatives of Axar and BlueMountain described the terms of Patterson-UTI’s revised offer, noting that it represented a significant increase in consideration over Patterson-UTI’s initial offer, and stated that the Significant SSE Stockholders were willing to support a business combination transaction between SSE and Patterson-UTI on the revised terms. SSE’s management and Mr. DiPaolo agreed that the SSE board of directors would meet to discuss Patterson-UTI’s offer once SSE received a formal proposal.

The Patterson-UTI board of directors met on October 19, 2016 to update the board on the discussions with the Significant SSE Stockholders. Prior to the meeting, the Patterson-UTI directors received copies of presentation materials that had been presented to the Significant SSE Stockholders at the September 27, 2016 meeting, the Significant SSE Stockholder response presentation of October 4, 2016, and two updated presentations by Piper Jaffray, one dated October 14, 2016 and one dated October 17, 2016.

At the October 19, 2016 Patterson-UTI board of directors meeting, Piper Jaffray made a presentation to the Patterson-UTI board of directors regarding the assets and prospects for SSE, the strategic rationale for the transaction, relative valuation and advised the Patterson-UTI board of directors that a transaction in which the SSE stockholders and Series A warrant holders received 25% of the equity of the combined company was a reasonable offer. Following discussion, the Patterson-UTI board of directors voted unanimously to authorize Mr. Siegel to contact Mr. Vaishnavi and inform him that, subject to the conditions previously outlined, the Patterson-UTI board of directors was prepared to move forward on the basic terms Mr. Siegel and Mr. Vaishnavi had discussed. In addition, the Patterson-UTI board of directors discussed the appropriate documentation for this stage of the transaction and authorized Patterson-UTI management to execute and deliver to the SSE board of directors a non-binding offer letter and to negotiate with SSE and the Significant SSE Stockholders a mutual non-disclosure agreement that would include a period of exclusivity to negotiate a merger agreement and voting and support agreements with the Significant SSE Stockholders, and to conduct due diligence.

On October 20, 2016, Mr. Siegel sent to Mr. DiPaolo an offer letter and a proposed mutual non-disclosure agreement, and requested that Mr. DiPaolo distribute these documents to the SSE board of directors. The offer letter proposed a stock-for-stock transaction that would result in the total issuance of 48,647,907 shares of Patterson-UTI common stock (subject to certain downward adjustments), which the offer letter stated equated to a 25% ownership position of the combined company based on Patterson-UTI’s fully diluted share count as set forth in its Form 10-Q for the quarter ended June 30, 2016 (which, based on the October 19, 2016 closing Patterson-UTI share price of $24.59, equated to a value for the SSE equity and warrants of approximately $1.20 billion). The offer letter also stated that Patterson-UTI’s willingness to proceed on the terms proposed was conditioned on SSE’s willingness to engage in exclusive discussions with Patterson-UTI during a 45-day negotiating period. Following receipt of the offer letter, SSE provided a copy of letter to its special counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) and to its financial advisor, Morgan Stanley & Co. LLC (“Morgan Stanley”).

On October 25, 2016, the SSE board of directors held a special meeting to discuss Patterson-UTI’s proposal, including the potential benefits and risks to SSE stockholders. Representatives of SSE management, Morgan Stanley and Wachtell Lipton were also present. Wachtell Lipton discussed with the SSE board of directors the board’s fiduciary obligations in context of the offer from Patterson-UTI. After extensive discussion, the SSE board of directors determined to authorize SSE’s management to negotiate and enter into a mutual non-disclosure agreement, and to enter into exclusive negotiations with Patterson-UTI with respect to a definitive agreement pursuant to which SSE’s stockholders and holders of restricted stock units would receive, in the aggregate, shares of Patterson-UTI representing 25% of the equity of the combined company, subject to further and final approval by the SSE board of directors if negotiations proved to be successful.

The mutual non-disclosure agreement was negotiated between Patterson-UTI and Vinson & Elkins and SSE and Wachtell Lipton, and was executed by SSE and Patterson-UTI on October 28, 2016. Similar non-disclosure agreements were executed between Patterson-UTI and each of the Significant SSE Stockholders. The mutual non-disclosure agreements provided for a 45-day exclusivity period during which the parties would not pursue certain alternative transactions and instead could: (i) negotiate a binding merger agreement and voting and support agreements between Patterson-UTI and the Significant SSE Stockholders and (ii) conduct mutual due diligence. The mutual non-disclosure agreements also provided that, during the exclusivity period, SSE would discontinue its efforts to file or confidentially submit a registration statement with respect to a public offering of SSE common stock.

Shortly after the signing of the mutual non-disclosure agreements, Patterson-UTI and SSE provided each other with their respective due diligence request lists. Both companies established electronic data rooms to facilitate the exchange of the requested information.

On October 26, 2016, Patterson-UTI held its regularly scheduled board of directors meeting to review results for the third quarter of 2016 and to consider additional business. At the meeting, management provided a full update respecting the status of the transaction, and Piper Jaffray presented additional detail regarding the history and operations of SSE.

On October 27, 2016, Patterson-UTI reported its results for the third quarter of 2016 and held its regularly scheduled earnings conference call with analysts.

On November 7, 2016, the SSE board of directors held a regularly scheduled board meeting. At the meeting, Morgan Stanley presented potential valuations of SSE, including in the context of a potential public offering of SSE common stock. The SSE board of directors discussed a public offering of SSE common stock as an alternative to a business combination transaction with Patterson-UTI and the potential benefits and disadvantages to pursuing a public offering, including the relative likelihood and timing of completing a public offering as opposed to completing a business combination transaction with Patterson-UTI. Following this discussion, the SSE board of directors directed SSE management to continue negotiations with Patterson-UTI as contemplated by the mutual non-disclosure agreement.

On November 8, 2016, Vinson & Elkins, on behalf of Patterson-UTI, distributed an initial draft of the proposed merger agreement to Wachtell Lipton, on behalf of SSE. Consistent with Patterson-UTI’s offer letter, the draft agreement provided for aggregate merger consideration of 48,647,907 shares of Patterson-UTI common stock (subject to certain downward adjustments), which equated to a 25% ownership position of the combined company based on Patterson-UTI’s fully diluted share count as set forth in its Form 10-Q for the quarter ended June 30, 2016. The draft agreement also provided for the payment by both SSE and Patterson-UTI in certain circumstances of a termination fee of $45,000,000, as well as included a condition that SSE not experience material losses in in excess of $100 million prior to closing.

On November 11, 2016, after discussing the terms of the draft merger agreement with SSE and representatives of the Significant SSE Stockholders, Wachtell Lipton conveyed telephonically SSE’s response on several key issues, including with respect to the calculation of the merger consideration, which SSE believed should be equal to a 25% ownership position of the combined company based on Patterson-UTI’s fully diluted share count as of the date of the merger agreement, as opposed to based on such share count set forth in its Form 10-Q for the quarter ended June 30, 2016. Accordingly, SSE believed that the maximum merger consideration should consist of a number of shares of Patterson-UTI common stock that was greater than the 48,647,907 shares proposed by Patterson-UTI.

As part of the due diligence review, on November 14, 2016, Mr. Siegel, Mr. Hendricks, John E. Vollmer III, Patterson-UTI’s Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer, Kenneth N. Berns, Patterson-UTI’s Senior Vice President and director, and Seth D. Wexler, Patterson-UTI’s General Counsel, met in Oklahoma City with the management of SSE. Messrs. Winchester, Baetz, Karl Blanchard, SSE’s Chief Operating Officer, Jay Minmier, President of SSE’s Contract Drilling business, Bill Stanger, President of SSE’s Pressure Pumping business, Jerome Loughridge, President of SSE’s Oilfield Rentals business, and David Treadwell, SSE’s Senior Vice President and General Counsel were all present at the meeting. Also in attendance were representatives of Morgan Stanley and Piper Jaffray. Each of the SSE officers made presentations regarding SSE, its assets and its prospects and answered questions raised by Patterson-UTI management and Piper Jaffray.

That evening, Wachtell Lipton, on behalf of SSE, delivered a revised draft of the proposed merger agreement to Vinson & Elkins. Issues raised by Wachtell Lipton’s revised draft of the proposed merger agreement included the calculation of the merger consideration and the maximum number of shares of Patterson-UTI common stock to be issued in the merger, the appointment by SSE of two directors to the Patterson-UTI board of directors, the respective scope of each party’s interim covenants, the scope of SSE’s non-solicitation covenant, the insertion of a non-solicitation covenant applicable to Patterson-UTI, the scope of the respective boards’ ability to change their recommendation to their respective stockholders in certain circumstances relating to a competing acquisition proposal or an “intervening event.” Additionally, Wachtell Lipton’s revised draft provided for the payment by SSE to Patterson-UTI in certain circumstances of a termination fee of $37,000,000, and the payment by Patterson-UTI to SSE in certain circumstances of a termination fee of $114,100,000. The revised draft did not contain a condition on each party experiencing a material loss prior to closing.

On November 18, 2016, Mr. Blanchard and Mr. Baetz of SSE, along with Mr. Vaishnavi and Noah Rosenthal of BlueMountain, Phil Barkhorn of Axar and Victor Danh and Kent Kim of Mudrick, met with Messrs. Hendricks, Siegel, Vollmer, Berns, Wexler and Holcomb at Vinson & Elkins’ office in Houston. Also in attendance were representatives of Morgan Stanley and Piper Jaffray. Mr. Hendricks made a detailed presentation regarding Patterson-UTI, and he and the other Patterson-UTI attendees answered various questions raised by SSE management, representatives of the Significant SSE Stockholders and Morgan Stanley.

That afternoon, Vinson & Elkins, on behalf of Patterson-UTI, delivered a further revised draft of the proposed merger agreement to Wachtell Lipton and an initial draft of the proposed voting and support agreements to Wachtell Lipton and each of the Significant SSE Stockholders. Issues raised by the Vinson & Elkins draft merger agreement included many of the same issues raised in Wachtell Lipton’s initial revised draft of the proposed merger agreement and included a condition that the net debt of each party not exceed a certain threshold. Between November 18, 2016 and December 12, 2016, the parties exchanged multiple drafts of the proposed merger agreement and voting and support agreements and held multiple conference calls to gradually resolve the open issues.

On November 29, 2016, members of SSE’s management team updated the SSE board of directors telephonically regarding discussions with Patterson-UTI.

On December 1, 2016, Patterson-UTI held an in-person meeting of its board of directors at its Houston office that was devoted exclusively to consideration of the transaction with SSE. Also in attendance were members of Patterson-UTI management, as well as representatives of Piper Jaffray and Vinson & Elkins. Representatives of Piper Jaffray made a detailed presentation to the Patterson-UTI board of directors concerning the due diligence review of SSE to date and the financial analysis related to the proposed transaction. A representative of Vinson & Elkins then provided to the Patterson-UTI board of directors a review of fiduciary duties of directors under Delaware law in the context of consideration of the potential transaction with SSE, including the duties of loyalty and care, the applicability of the business judgment rule and the consideration of the information related to the transaction. The representative of Vinson & Elkins then summarized for the directors the key terms of the proposed merger agreement and voting and support agreements and noted certain of the key issues that remained open between the parties, including certain closing conditions and the size of the termination fees and when they would be paid. Mr. Vollmer then reported to the directors about the discussions that he had held with several lender sources in an effort to secure committed financing for the transaction. Mr. Vollmer advised the Patterson-UTI board of directors that he believed that Patterson-UTI could finance the transaction with its existing revolving line of credit. The Patterson-UTI board of directors asked management to continue their efforts to secure additional financing.

On December 4, 2016, Mr. Siegel contacted Canyon Capital Advisors LLC (“Canyon Capital”) to gauge its interest in providing bridge financing to Patterson-UTI for the transaction. On December 7, 2016, Mr. Siegel provided Canyon Capital a proposed term sheet and information regarding Patterson-UTI, SSE and the proposed transaction with SSE. During the next week, Patterson-UTI, Canyon Capital and their respective financing counsel negotiated a financing commitment letter for a senior unsecured bridge facility in an aggregate principal amount not to exceed $150 million for the purposes of repaying or redeeming certain of SSE and its subsidiaries’ indebtedness and to pay related fees and expenses.

During negotiations with respect to the open issues in the merger agreement in November and early December, SSE continued to insist that the parties should use SSE’s methodology for calculating the merger consideration, and that the aggregate maximum number of shares of Patterson-UTI common stock to be issued in the merger should be increased accordingly. During this time, Patterson-UTI continued to propose aggregate maximum consideration of 48,647,907 shares of Patterson-UTI common stock. During these negotiations, the parties agreed that, in certain circumstances, SSE may be required to pay Patterson-UTI a termination fee of $40,000,000, and Patterson-UTI may be required to pay SSE a termination fee of either $40,000,000 or $100,000,000. The parties further agreed to conditions on each party experiencing a material loss prior to closing.

On December 6, 2016, representatives of Wachtell Lipton provided Vinson & Elkins with additional detail regarding SSE’s methodology for calculating the merger consideration and proposed that Patterson-UTI issue a maximum of 50,084,670 shares of common stock in the merger (which, based on the December 9, 2016 closing Patterson-UTI share price of $28.17, equated to a value for the SSE equity and warrants of approximately $1.41 billion). Later that day, a teleconference was held between management of Patterson-UTI, Vinson & Elkins and Piper Jaffray and management of SSE, Mr. Vaishnavi, Wachtell Lipton and Morgan Stanley to discuss the calculation of the aggregate maximum shares of Patterson-UTI common stock to be issued in the merger and other open issues related to the merger agreement and voting and support agreements, including certain closing conditions, the size of the termination fees and when paid, the length of the proposed lockup of shares of Patterson-UTI common stock issued to the Significant SSE Stockholders in the merger and the survival of voting limitations if the merger agreement is terminated. After lengthy discussion, the parties agreed, among other things, that, subject to approval by each party’s board of directors, Patterson-UTI would issue a maximum of 49,599,000 shares of Patterson-UTI common stock in the merger (which, based on the December 9, 2016 closing Patterson-UTI share price of $28.17, equated to a value for the SSE equity and warrants of approximately $1.40 billion), an increase of 951,093 shares to the number of shares specified in Patterson-UTI’s offer letter; provided that the parties further agreed that such 49,559,000 shares of Patterson-UTI common stock would be reduced by a number equal to (i) the aggregate exercise price for the SSE Series A warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI common stock for the ten consecutive trading days immediately preceding the third business day prior to the closing of the merger.

The parties and their respective counsels engaged in discussions and negotiations over the next week to complete due diligence and finalize the merger agreement, voting and support agreements and related ancillary documents. These discussions and negotiations included numerous telephone conversations between the parties’ executives and representatives, as well as conversations between Mr. Siegel and Mr. Vaishnavi.

On December 9, 2016, the SSE board of directors held a telephonic board meeting to discuss negotiations with Patterson-UTI. Members of SSE management, as well as representatives of the Significant SSE Stockholders, Morgan Stanley and Wachtell Lipton were also present. Representatives of Morgan Stanley reviewed in detail the terms of the proposed transaction from a financial point of view, which had been summarized in materials previously provided to the SSE board of directors. Representatives of Wachtell Lipton then reviewed in detail the key terms of the proposed merger agreement and the voting agreements, both of which had been summarized in materials previously provided to the SSE board of directors. Representatives of Wachtell Lipton also reviewed with the SSE board of directors its fiduciary duties in considering a merger of SSE with a third party. During the meeting, the SSE board of directors instructed management to finalize the remaining open points in the merger agreement, disclosure schedules and ancillary documents.

On Monday, December 12, 2016, the Patterson-UTI board of directors held a telephonic board meeting. Members of Patterson-UTI management, as well as representatives of Piper Jaffray and Vinson & Elkins were also in attendance. Mr. Siegel advised the Patterson-UTI board of directors that he was able to negotiate the standby financing commitment letter with Canyon Capital and summarized its terms. A representative of Vinson & Elkins reviewed in detail for the Patterson-UTI board of directors the key terms of the draft merger agreement and related voting and support agreements, both of which had been summarized in materials previously provided to the Patterson-UTI board of directors. After the Vinson & Elkins presentation, at the request of the Patterson-UTI board of directors, Piper Jaffray made a detailed presentation regarding financial analysis related to the transaction and rendered its oral opinion to the Patterson-UTI board of directors (which was subsequently confirmed in writing by delivery of Piper Jaffray’s written opinion addressed to the Patterson-UTI board of directors dated as of the same date) as to the fairness, from a financial point of view, to Patterson-UTI of the merger consideration pursuant to the merger agreement. After receiving management’s recommendation to approve the proposed transaction with SSE on the terms set forth in the proposed merger agreement, the Patterson-UTI board of directors unanimously resolved to authorize and approve the proposed merger agreement and the merger and to approve the bridge financing.

On December 12, 2016 the SSE board of directors also held a telephonic board meeting to consider the transaction. Members of SSE management, as well as representatives of the Significant SSE Stockholders, Morgan Stanley and Wachtell Lipton were also present. Members of SSE’s management reviewed the negotiations that had occurred since the last update and reported that due diligence and negotiations had been completed and that all material outstanding issues had been resolved or addressed. Following this discussion, representatives of Wachtell Lipton reviewed with the SSE board of directors its fiduciary obligations. Representatives of Morgan Stanley then presented materials and rendered to the SSE board of directors an oral opinion, confirmed by delivery of a written opinion dated December 12, 2016, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as described in its written opinion, the consideration to be received by the holders of SSE common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of SSE common stock. After receiving management’s recommendation to approve the proposed transaction with Patterson-UTI on the terms set forth in the proposed merger agreement, the SSE board of directors unanimously resolved to authorize and approve the proposed merger agreement.

On the evening of December 12, 2016, the respective parties to the merger agreement and the voting and support agreements executed those agreements, and the respective parties to the financing commitment letter executed such letter.

Following the execution of the merger agreement, voting and support agreements and the financing commitment letter on December 12, 2016, Patterson-UTI and SSE issued a joint press release announcing the proposed merger and Patterson-UTI hosted a conference call for the investment community to explain the specific details of the proposed merger.

Patterson-UTI’s Reasons for the Merger; Recommendation of the Patterson-UTI Board of Directors

In approving the merger agreement and recommending approval of the issuance of shares of Patterson-UTI common stock to SSE stockholders as part of the merger, the Patterson-UTI board of directors consulted with members of Patterson-UTI’s management, as well as with Patterson-UTI’s outside legal and financial advisors. The Patterson-UTI board of directors also considered a number of factors that the Patterson-UTI board of directors viewed as bearing on its decisions.

The principal factors that the Patterson-UTI board of directors viewed as supporting its decisions were:

Strategic Considerations. The Patterson-UTI board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•	SSE’s assets and facilities;

•	SSE’s product lines, which the Patterson-UTI board expects will complement and strengthen Patterson-UTI’s product lines, particularly contract drilling services and pressure pumping services;

•	the expectation of the Patterson-UTI board of directors that the merger will be cash flow accretive to Patterson-UTI;

•	the estimated available cost synergies in excess of $50 million upon full integration of the businesses through organizational, supply chain and corporate efficiencies, as well as through infrastructure optimization;

•	that the merger would enhance Patterson-UTI’s geographical footprint for contract drilling services and expand Patterson-UTI’s geographical footprint for pressure pumping services, in each case into the mid-continent region of the United States; and

•	that the merger would diversify Patterson-UTI’s product offerings through the addition of SSE’s oilfield rental business, which offers a diverse line of equipment and onsite services that complement contract drilling services and pressure pumping services.

Impact of the Merger on Customers, Employees and Suppliers. The Patterson-UTI board of directors evaluated the expected impact of the merger on Patterson-UTI’s customers, employees and suppliers and the benefits that are expected to be derived from the merger, including increased operating efficiencies and reduced costs, which could allow the combined company to be more efficient and provide lower cost services for both contract drilling services and pressure pumping services. The Patterson-UTI board of directors considered that the combined organization would be able to utilize the available talent of both companies’ employees and will have additional scale and resources to offer greater opportunities to continuing employees.

Recommendation of Management. The Patterson-UTI board of directors took into account the recommendation of the merger by Patterson-UTI’s management team.

Opinion of Financial Advisor. The Patterson-UTI board of directors considered the financial analyses of Piper Jaffray, as reviewed and discussed with the Patterson-UTI board of directors, as well as the opinion of Piper Jaffray to the effect that, as of December 12, 2016, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Piper Jaffray’s written opinion, the up to 49,559,000 Patterson-UTI shares to be issued for all outstanding shares of SSE pursuant to the merger agreement was fair, from a financial point of view, to Patterson-UTI.

Strategic Alternatives. The Patterson-UTI board of directors considered industry trends and developments and the range of strategic alternatives available to Patterson-UTI.

Terms of the Merger Agreement. The Patterson-UTI board of directors reviewed and considered the terms of the merger agreement, including that the merger consideration consists of a maximum number of shares of Patterson-UTI common stock (subject to certain downward adjustments), the restrictions on each party’s operations between the signing of the merger agreement and the closing of the merger, the representations and warranties of each party, the conditions to each party’s obligation to complete the merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its stockholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee or reimburse the other party for expenses. See “The Merger Agreement” beginning on page 126 for a detailed discussion of the terms and conditions of the merger agreement.

Voting Agreements. The Patterson-UTI board of directors considered that certain SSE stockholders holding, at the time of entry into the merger agreement, in the aggregate, approximately 61% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting had entered into voting and support agreements with Patterson-UTI obligating such stockholders to vote all of the SSE shares held by them in favor of the adoption of the merger, as more fully described in “—Voting and Support Agreements” beginning on page 149.

Post-Merger Corporate Governance. The Patterson-UTI board of directors considered that the combined company would be led by Patterson-UTI’s existing board of directors and executive management team.

Tax Considerations. The Patterson-UTI board of directors considered that the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, as a result, SSE stockholders are generally not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of SSE common stock for shares of Patterson-UTI common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Patterson-UTI common stock.

Regulatory Approvals. The Patterson-UTI board of directors considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals (and the conditions to which such approvals might be subject) and the likelihood that all conditions to consummation of the merger will be satisfied.

The Patterson-UTI board of directors weighed the foregoing against certain potentially negative factors, including:

Business Risks. The Patterson-UTI board of directors considered certain risks associated with SSE’s business and operations, including the potential impact of changes in crude oil prices, as well as other risks of the type and nature described under “Risk Factors” beginning on page 35 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 33.

Merger Consideration. The Patterson-UTI board of directors considered that the aggregate merger consideration consists of a maximum number of shares of Patterson-UTI common stock (subject to certain downward adjustments), and the merger consideration will not adjust downwards to compensate Patterson-UTI for any decline in the price of SSE common stock or increase in the price of Patterson-UTI common stock prior to the closing of the merger. Please read “Risk Factors—Risks Relating to the Merger”. The Patterson-UTI board of directors determined that this structure was appropriate and the risk acceptable in view of the relative intrinsic values and financial performance of Patterson-UTI and SSE, of the relative ownership of the combined company by current Patterson-UTI stockholders and SSE stockholders and the inclusion of other structural protections in the merger agreement, such as Patterson-UTI’s ability to terminate the merger agreement if (i) SSE experiences certain material adverse effects on its business, (ii) certain material losses of SSE and its subsidiaries, in the interim period between the date of execution of the merger agreement and the effective time, exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100 million, and (iii) an amount of net debt of SSE and its subsidiaries as of the closing date exceeds $500 million, as further described in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 143.

Termination Fees; Alternative Proposals; Expense Reimbursement. The Patterson-UTI board of directors considered the risk that, although Patterson-UTI has the right under certain limited circumstances to consider and participate in negotiations with respect to proposals for alternative transactions, Patterson-UTI cannot terminate the merger agreement to enter into an alternative transaction. Moreover, the Patterson-UTI board considered the fact that Patterson-UTI must pay SSE either an expense reimbursement of up to $7,500,000 or a termination fee of $40,000,000 or $100,000,000 in cash if the merger agreement is terminated in certain circumstances. In addition, the Patterson-UTI board of directors considered that the merger agreement includes other customary restrictions on the ability of Patterson-UTI to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued, even if potentially more favorable to the stockholders of Patterson-UTI than the merger.

Voting Agreements. The Patterson-UTI board of directors considered that, in the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, all of the SSE stockholders party to the voting and support agreements, taken together, will only be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock in favor of the adoption of the merger agreement, with such SSE stockholders being able to vote the balance of their shares of SSE common stock on such matter in each such SSE stockholder’s sole discretion.

Diversion of Management. The Patterson-UTI board of directors considered the possible diversion of management’s time and attention from Patterson-UTI’s ongoing business due to the substantial time and effort necessary to complete the merger and plan for and implement the integration of the operations of Patterson-UTI and SSE. Please read “Risk Factors—Risks Relating to the Merger” beginning on page 35 for further information.

Transaction Costs and Integration. The Patterson-UTI board of directors took into account the significant transaction and integration costs to be incurred in connection with the merger and the possibility that the potential benefits of the merger, including the estimated cost synergies, will not be realized or will not be realized within the expected time period, and the risks and challenges associated with the integration of Patterson-UTI’s and SSE’s businesses, operations and workforces.

Debt Financing. The Patterson-UTI board of directors considered the financing alternatives to repay SSE’s indebtedness, including the potential terms of a senior unsecured bridge facility to be entered into pursuant to the commitment letter entered with Canyon Capital Advisors LLC. The Patterson-UTI board of directors considered management’s view that the terms of the proposed bridge facility were competitive in the then-current market for such facilities. The Patterson-UTI board of directors considered the expected level of the combined company’s debt and its potential impact on the combined company’s future business, financial results, financial condition and stock price.

Appraisal Rights. The Patterson-UTI board of directors considered the availability of statutory appraisal rights under Delaware law in connection with the merger for SSE stockholders.

This discussion of the information and factors considered by the Patterson-UTI board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Patterson-UTI board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the

Patterson-UTI board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Patterson-UTI board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Patterson-UTI stockholders. Rather, the Patterson-UTI board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Patterson-UTI’s management and outside legal and financial advisors. In addition, individual members of the Patterson-UTI board of directors may have assigned different weights to different factors.

The Patterson-UTI board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger) to be advisable and fair to and in the best interests of Patterson-UTI stockholders.

The Patterson-UTI board of directors unanimously recommends that Patterson-UTI stockholders vote “FOR” the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger.

Opinion of Patterson-UTI’s Financial Advisor

Patterson-UTI engaged Piper Jaffray to act as its financial advisor in connection with the transactions contemplated by the merger agreement. As part of that engagement, the Patterson-UTI board of directors requested that Piper Jaffray evaluate the fairness, from a financial point of view, to Patterson-UTI, of up to 49,559,000 shares of Patterson-UTI common stock (the “Aggregate Consideration”) to be issued by Patterson-UTI for the outstanding shares of common stock of SSE, other than shares of SSE common stock held in treasury or owned by Patterson-UTI or any of its subsidiaries; provided, the Aggregate Consideration is subject to reduction for Series A warrants to purchase SSE common stock that are forfeited or are exercised on a net settlement basis on or prior to closing of the merger, and as more fully outlined in the merger agreement. The type and amount of consideration payable in the merger was determined through negotiations between Patterson-UTI and SSE and Piper Jaffray did not determine the amount of consideration to be paid. On December 12, 2016, Piper Jaffray delivered to the Patterson-UTI board of directors its oral opinion, confirmed by its delivery of a written opinion dated December 12, 2016, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Piper Jaffray’s written opinion, the Aggregate Consideration to be issued for all outstanding shares of SSE pursuant to the merger agreement was fair, from a financial point of view, to Patterson-UTI.

The full text of Piper Jaffray’s written opinion dated December 12, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper Jaffray in delivering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety.

Piper Jaffray’s opinion was addressed to, and provided for the information and benefit of, the Patterson-UTI board of directors and was delivered to the Patterson-UTI board of directors in connection with its evaluation of the fairness of the Aggregate Consideration from a financial point of view, with respect to Patterson-UTI, and did not address any other aspects or implications of the transactions contemplated by the merger agreement. Piper Jaffray’s opinion does not constitute a recommendation to the Patterson-UTI board of directors or to any other persons in respect of the transactions contemplated by the merger agreement, including as to how any holder of Patterson-UTI common stock should vote or act with respect to the proposal to adopt any other matter. Piper Jaffray’s opinion did not address the relative merits of the transactions contemplated by the merger agreement compared to other business or financial strategies that might be available to Patterson-UTI, nor did it address the underlying business decision of Patterson-UTI to enter into the merger agreement or to consummate the transactions contemplated by that agreement. Piper Jaffray has consented to the inclusion of a summary of its opinion in this joint proxy statement/prospectus and the attachment of the full text of its opinion as Annex C. Piper Jaffray has also consented to the use of this summary and the attached full text of its opinion in connection with soliciting any stockholder votes required to approve the transactions contemplated by the merger agreement.

Piper Jaffray’s opinion necessarily was based upon information made available to Piper Jaffray as of December 12, 2016 and financial, economic, market and other conditions as they existed and could be evaluated on such date. Piper Jaffray has no obligation to update, revise or reaffirm its opinion based on subsequent developments. Piper Jaffray’s opinion did not express any opinion as to the price at which the shares of Patterson-UTI or SSE will trade at any time.

The following is a summary of Piper Jaffray’s opinion. We encourage you to read carefully, in its entirety, the text of Piper Jaffray’s opinion, which is attached as Annex C to this joint proxy statement/prospectus.

In connection with rendering its opinion, Piper Jaffray has, among other things:

(i)	reviewed and analyzed the financial terms of a draft of the merger agreement dated December 8, 2016;

(ii)	reviewed and analyzed certain financial and other data with respect to Patterson-UTI and SSE which was publicly available;

(iii)	reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Patterson-UTI and SSE, on a stand-alone basis, that were publicly available, as well as those that were furnished to Piper Jaffray by Patterson-UTI and SSE, respectively, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects, strategic benefits and other synergies expected by management of Patterson-UTI to result from the merger (the “Synergies”);

(iv)	conducted discussions with members of senior management and representatives of Patterson-UTI and SSE concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the merger and the Synergies;

(v)	reviewed the current and historical reported prices and trading activity of Patterson-UTI common stock and SSE common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to Patterson-UTI and SSE;

(vi)	compared the financial performance of Patterson-UTI and SSE with that of certain other publicly traded companies that Piper Jaffray deemed relevant;

(vii)	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant; and

(viii)	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

Piper Jaffray assumed that all Series A warrants to purchase SSE common stock are exercised on a full physical settlement basis prior to closing of the merger, generating approximately $92.5 million in cash proceeds to SSE.

Piper Jaffray has relied upon and assumed, without assuming liability or responsibility for independent investigation or verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of Patterson-UTI that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper Jaffray, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Patterson-UTI as to the expected future results of operations and financial condition of Patterson-UTI and SSE, respectively. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper Jaffray expressed no opinion as to additional capital, if any, required to achieve the Synergies, financial forecasts or projections or to retire SSE’s outstanding indebtedness. Piper Jaffray has further assumed that the merger will have the tax consequences described in this joint proxy statement/prospectus relating to the merger. Piper Jaffray relied, with Patterson-UTI’s consent, on advice of the outside counsel of Patterson-UTI and SSE, and on the assumptions of the management of Patterson-UTI as to all accounting, legal, tax and financial reporting matters with respect to Patterson-UTI, SSE and the merger agreement.

In arriving at its opinion, Piper Jaffray assumed that the executed merger agreement was in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray has relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Patterson-UTI, SSE, the consummation of the merger or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Patterson-UTI or SSE, and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of Patterson-UTI or SSE under any state or federal law relating to bankruptcy, insolvency or similar matters or the impact of the merger on the solvency or viability of Patterson-UTI or SSE or the ability of Patterson-UTI or SSE to pay their respective obligations when they come due. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of Patterson-UTI, SSE or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Patterson-UTI, SSE or any of their affiliates is a party or may be subject, and at the direction of Patterson-UTI and with its consent, Piper Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither Patterson-UTI nor SSE is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

No company or transaction used in any analysis for purposes of comparison is identical to Patterson-UTI, SSE or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Patterson-UTI, SSE and the merger were compared and other factors that could affect the public trading value or transaction value of the companies to which they are being compared.

Piper Jaffray’s opinion is necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion; events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion in its opinion as to the price at which shares of SSE common stock or shares of Patterson-UTI may trade following announcement of the merger or at any future time. Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to Patterson-UTI of the Aggregate Consideration set forth in the merger agreement and does not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address: (i) the underlying business decision to proceed with or effect the merger; (ii) the merits of the merger relative to any alternative transaction or business strategy that may be available to Patterson-UTI; (iii) any other terms contemplated by the merger agreement or (iv) the solvency or financial viability of Patterson-UTI or SSE at the date of its opinion, upon consummation of the merger, or at any future time. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the Aggregate Consideration to be paid by Patterson-UTI in the merger or with respect to the fairness of any such compensation.

Piper Jaffray’s opinion was only one of many factors considered by the Patterson-UTI board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the Patterson-UTI board of directors with respect to the transactions contemplated by the merger agreement.

Summary of Material Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Piper Jaffray deemed to be appropriate for this type of transaction and that Piper Jaffray presented to the Patterson-UTI board of directors on December 12, 2016 in connection with delivering its opinion:

•	Relative Asset Value Analyses;

•	Relative Discounted Cash Flow Analyses;

•	Market Growth Sensitivities to Relative Discounted Cash Flow Analyses;

•	Contribution Analyses;

•	Select Publicly Traded Companies Analyses; and

•	Select Comparable Transaction Analyses.

In addition to the analyses described above, Piper Jaffray also analyzed and reviewed (i) the trading profile of SSE’s shares and implied valuation of SSE, (ii) premiums paid for publicly traded companies that Piper Jaffray deemed relevant to SSE, and (iii) comparison of the value assessment of SSE during its bankruptcy process to the implied values based on the merger agreement.

The following summary, however, does not purport to be a complete description of all of the analyses performed and reviewed by Piper Jaffray underlying the Piper Jaffray opinion and the presentation made by Piper Jaffray to the Patterson-UTI board of directors on December 12, 2016, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions. In arriving at its opinion, Piper Jaffray did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Piper Jaffray’s analyses and reviews, the tables must be read together and with the full text of each summary. The tables alone do not constitute a complete description of Piper Jaffray’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Piper Jaffray’s analyses and reviews.

To the extent that any of the quantitative data used in Piper Jaffray’s financial analyses or described in this summary thereof is based on market data, it is based on market data as it existed on or before December 9, 2016 and is not necessarily indicative of current market conditions.

Relative Asset Value Analysis

Patterson-UTI management made an assessment of the market values of the operating assets and facilities of Patterson-UTI and SSE based on their knowledge of the industry. This included estimated market values for each category of rig owned by each of Patterson-UTI and SSE, for the full pressure pumping fleets for each of Patterson-UTI and SSE, as well as all other service lines and facilities for each of the two companies. Market values reflected those that would be appropriate for healthy, non-distressed companies. Asset utilization and profitability were not considered in this analysis. Piper Jaffray augmented this data with the financial assets and liabilities of both companies to derive the implied enterprise values (“EVs”) for each company. A range of implied equity values for each company was then calculated by adjusting the range of implied EVs by each company’s net debt (assuming reduction of SSE’s net debt by $92.5 million to reflect expected proceeds from warrant exercises). Based on the range of these implied equity values and the current outstanding number of shares of Patterson-UTI common stock, Piper Jaffray calculated the implied number of shares to be issued to SSE to be 53.3 million.

Relative Discounted Cash Flow Analyses

Piper Jaffray performed a discounted cash flow analysis of Patterson-UTI and SSE to calculate the estimated present value as of January 1, 2017 of the standalone, unlevered, after-tax free cash flows that Patterson-UTI and SSE were projected to generate from January 1, 2017 through December 31, 2020, in each case, based on the Patterson-UTI management projections for Patterson-UTI and the Patterson-UTI management projections for SSE. Per guidance from Patterson-UTI, no cash taxes were projected for either company during the forecast period. Piper Jaffray calculated a terminal value of each company based on a range of EBITDA exit multiples, using its professional judgment given the nature and business of each of Patterson-UTI and SSE and the industry in which both operate, from 5.50x to 7.50x, to the projected standalone EBITDA of both companies in the terminal year. The cash flows and the terminal value were then discounted to present value using a discount rate of 10.0% to 12.0%, based on an estimate of both companies’ weighted average cost of capital calculated using the capital asset pricing model, to derive a range of implied EVs for Patterson-UTI and SSE. A range of implied equity values for each company was then calculated by adjusting the range of implied EVs by each company’s net debt (assuming reduction of SSE’s net debt by $92.5 million to reflect expected proceeds from warrant exercises).

Based on these standalone relative equity values of Patterson-UTI and SSE, Piper Jaffray calculated the number of shares of Patterson-UTI common stock to be issued to SSE to be 44.5—47.1 million. Piper Jaffray also calculated the number of shares of Patterson-UTI common stock to be issued to SSE if 50% of the Synergies were attributed to SSE in the discounted cash flow analysis (and none were attributed to Patterson-UTI) which implied the number of shares of Patterson-UTI common stock to be issued to SSE to be 53.6—55.2 million. Finally, Piper Jaffray calculated the number of shares of Patterson-UTI common stock to be issued to SSE if 100% of the Synergies were attributed to SSE (and none were attributed to Patterson-UTI) which implied 62.8—63.4 million shares of Patterson-UTI common stock to be issued to SSE.

Market Growth Sensitivities to Relative Discounted Cash Flow Analyses

To illustrate the potential effects of a more robust or slower market recovery, Piper Jaffray estimated the effect of increasing projected revenue for both companies over the projected period by 20% and also lowering projected revenue by 20%. Gross profit margins and SG&A expense were held constant to calculate the impact of higher or lower revenue on cash flow. A relative discounted cash flow analysis was performed as outlined above but utilizing a constant 6.5x EBITDA exit multiple and an 11% discount rate. A range of equity values for each company was then calculated by adjusting the range of implied EVs by each company’s net debt (assuming reduction of SSE’s net debt by $92.5 million to reflect expected proceeds from warrant exercises).

Based on these standalone equity values of Patterson-UTI and SSE, Piper Jaffray calculated the number of shares of Patterson-UTI common stock to be issued to SSE to be 39.7—49.4 million. Piper Jaffray also calculated the number of shares of Patterson-UTI common stock to be issued to SSE if 50% of the Synergies were attributed to SSE in the discounted cash flow analysis (and none were attributed to Patterson-UTI) which implied the number of shares of Patterson-UTI common stock to be issued to SSE to be 51.3—56.3 million. Finally, Piper Jaffray calculated the number of shares of Patterson-UTI common stock to be issued to SSE if 100% of the Synergies were attributed to SSE (and none were attributed to Patterson-UTI) which implied 63.0—63.2 million shares of Patterson-UTI common stock to be issued to SSE.

Contribution Analysis

Piper Jaffray analyzed the respective contributions of Patterson-UTI and SSE to the combined company using specific historical and estimated future financial metrics, including the relative contribution of revenue, gross profit, EBITDA, capital expenditures since 2011 and capital expenditures since 2013, based on the historical results of each company, the Patterson-UTI management projections for Patterson-UTI and the Patterson-UTI management projections for SSE. For gross profit and EBITDA, sensitivities were also shown with 50% to 100% of the Synergies attributed to SSE and none to Patterson-UTI. Piper Jaffray then analyzed such contributions on a levered basis (by taking into consideration each company’s net debt as of September 30, 2016 as well as the anticipated $92.5 million of warrant proceeds for SSE assuming the Series A warrants are exercised on a physical settlement basis). This analysis indicated the relative contributions of Patterson-UTI and SSE and the implied number of shares of Patterson-UTI common stock to be issued to SSE, as shown in the table below.

Implied Number of Shares of Patterson-UTI Common Stock to Be Issued to SSE

No Synergies	Low		High
	(shares in millions)
Revenue (2012-2020P)	63.5	—	99.0
Gross Profit (2012-2020P)	53.1	—	82.1
EBITDA (2012-2020P)	36.2	—	72.4
Capital Expenditures Since 2011	58.5	—	58.5
Capital Expenditures Since 2013	53.9	—	53.9
50% Synergies to SSE
Gross Profit (2012-2020P)	54.4	—	83.9
EBITDA (2012-2020P)	47.1	—	77.3
100% Synergies to SSE
Gross Profit (2012-2020P)	55.8	—	85.6
EBITDA (2012-2020P)	57.2	—	99.6

Select Publicly Traded Companies Analyses

Piper Jaffray reviewed and compared certain financial information, ratios and public market multiples for Patterson-UTI and SSE to corresponding financial information, ratios and public market multiples for the following publicly traded corporations that provide comparable services as Patterson-UTI and SSE and also have material operations in the oilfield services market in North America:

•	Ensign Energy Services Inc. (“Ensign”)

•	Helmerich & Payne, Inc. (“H&P”)

•	Mammoth Energy Service, Inc. (“Mammoth”)

•	Nabors Industries Ltd. (“Nabors”)

•	Precision Drilling Corporation (“Precision”)

•	RPC, Inc. (“RPC”)

•	Superior Energy Services, Inc. (“Superior”)

•	Trican Well Service Ltd. (“Trican”)

Although none of the selected companies is directly comparable to Patterson-UTI or SSE, the companies included were chosen because they are publicly traded companies with greater than $500 million in market capitalization and with operations that, in Piper Jaffray’s experience and professional judgment for purposes of this analysis, may be considered similar to certain aspects of Patterson-UTI or SSE’s operations, financial profile, size, service profile, geographic exposure and end market exposure.

Piper Jaffray also calculated and compared various financial multiples and ratios based on information from publicly available historical data and consensus analyst estimates. EVs were calculated for the purpose of these multiples as adjusted for net financial debt, minority interests, equity investments and other debt-like items as disclosed in public filings. The multiples and ratios were calculated using the applicable closing market prices as of December 9, 2016, except for SSE which reflects the implied value of SSE based on the terms of the merger agreement and the Patterson-UTI closing share price as of December 9, 2016, shown in the tables below as “SSE (At Offer)”. For EBITDA multiples, sensitivities were included for 50% to 100% of the Synergies being attributable to SSE and none to Patterson-UTI. For multiples of tangible book value, multiples were shown for SSE as of June 30, 2016 and September 30, 2016 due to the differences in book values that arose related to the application of fresh start accounting upon SSE’s exit from bankruptcy in August 2016, as the selected companies and Patterson-UTI have not adjusted their asset carrying values pursuant to fresh start accounting.

	Equity Value	Enterprise Value	EV / Revenue TTM[1]	EV / EBITDA[2]			EV / TABV[3]
				2016E	2017P	2018P	9/30/2016
	(dollars in millions)	(dollars in millions)
Ensign	$1,103	$1,613	2.3x	11.9x	9.9x	7.4x	0.7x
H&P	8,943	8,400	5.2x	24.2x	20.4x	13.6x	1.5x
Mammoth	644	714	3.2x	18.9x	11.3x	7.5x	2.9x
Nabors	4,733	8,014	3.3x	13.2x	11.3x	7.7x	1.2x
Precision Drilling	1,713	2,972	3.9x	17.3x	12.9x	8.1x	1.1x
RPC	4,607	4,468	5.8x	NM	29.1x	11.3x	5.8x
Superior	2,740	3,735	2.3x	NM	17.7x	7.6x	1.9x
Trican	640	693	1.0x	NM	23.6x	7.9x	1.7x

Peer Range			1.0x—5.8x	11.9x—24.2x	9.9x—29.1x	7.4x—13.6x	0.7x—5.8x
Peer Median			3.3x	21.5x	15.3x	7.8x	1.6x

Patterson-UTI	$4,199	$4,776	4.7x	24.4x	19.8x	10.1x	1.4x
SSE (At Offer)	1,396	1,755	2.9x	23.3x	23.2x	12.8x	1.1x4 / 2.0x5
SSE (At Offer) With 50% Synergies	1,396	1,755	2.9x	17.1x	16.9x	10.5x	1.1x4 / 2.0x5
SSE (At Offer) With 100% Synergies	1,396	1,755	2.9x	13.5x	13.3x	8.9x	1.1x4 / 2.0x5

1.	Trailing twelve months through September 30, 2016.
2.	Capital IQ consensus EBITDA estimates for all except SSE and Patterson-UTI.
3.	Defined as net property, plant and equipment plus net working capital.
4.	Reflects tangible adjusted book value before application of fresh start accounting (June 30, 2016).
5.	Reflects tangible adjusted book value after application of fresh start accounting (September 30, 2016).

Select Comparable Transaction Analyses

Using publicly available information, Piper Jaffray evaluated the following fifteen transactions in the oil service industry:

				Ratio Of Transaction Value To:		Baker Hughes
Date Announced	Acquiror	Target	Transaction Value	TTM EBITDA	TABV	U.S. Land Rig Count
			(dollars in millions)
06/15	Trinidad Drilling	CanElson Drilling	$431	6.1x	1.0x	841
06/14	C&J Energy Services	Nabors C&P Division	2,666	8.8x	1.8x	1,799
02/12	URS	Flint Energy Services	1,485	12.1x	1.9x	1,953
10/11	Superior Energy Services	Complete Production Services	3,100	5.6x	2.2x	1,978
02/11	Seawell	Allis-Chalmers	840	10.0x	1.0x	1,688
08/11	Archer	Great White	630	9.4x	3.7x	1,871
08/10	Nabors Industries	Superior Well Services	898	20.4x	1.9x	1,588
02/10	Schlumberger	Smith International	13,657	14.2x	2.9x	1,300
02/10	Toromont	Enerflex	669	9.0x	2.1x	1,327
08/09	Baker Hughes	BJ Services	5,530	6.7x	1.8x	967
06/08	Precision Drilling Trust	Grey Wolf	1,576	4.9x	1.9x	1,820
06/08	Smith International	W-H Energy Services	3,192	9.8x	4.2x	1,810
05/08	First Reserve and others	Saxon Energy Services	683	10.8x	1.9x	1,770
02/08	First Reserve	CHC Helicopter	2,310	12.0x	1.8x	1,717
06/07	Goldman Sachs Capital and Others	CCS Income Trust	3,298	13.0x	3.5x	1,697

		Peer Range	$431—$13,657	4.9x—20.4x	1.0x—4.2x	841—1,978
		Median	1,576	9.8x	1.9x	1,717

		SSE (At Offer)	$1,755	15.7x	1.1x1 / 2.0x2	602	[3]

1.	Reflects tangible adjusted book value before application of fresh start accounting (June 30, 2016).
2.	Reflects tangible adjusted book value after application of fresh start accounting (September 30, 2016).
3.	Source: Baker Hughes. As of December 9, 2016.

No transaction utilized as a comparison in the precedent transaction analysis is identical to the merger. In evaluating the merger, Piper Jaffray made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the median and range, is not in itself a meaningful method of using comparable transaction data. Also, the transaction multiples for precedent transactions reflect the cyclicality of the oil service industry. As demonstrated by the Baker Hughes Rig Count data at the time of each precedent transaction, the current industry activity levels are materially depressed relative to the activity levels of all of the precedent transactions which limit the relevance of the metrics from comparable transactions to the merger, particularly for multiples of trailing 12-month EBITDA.

Other Analysis

Since SSE emerged from bankruptcy in August 2016, its shares have traded on the OTC Grey. Piper Jaffray reviewed the trading volume and price history of SSE during this period of trading on the OTC Grey noting the very low volumes of trading relative to comparable public companies. Piper Jaffray also considered the nature of the shareholder base for SSE given the debt for equity conversion that was the outcome of SSE’s bankruptcy as well as the limited float that would be available given that shareholders accounting for approximately 60% of SSE’s shares were aware of the SSE’s negotiations with Patterson-UTI and thus would not have been active in the trading of SSE during the majority of the time it was traded on the OTC Grey. Piper Jaffray also noted that

SSE is not actively covered by any recognized industry analysts and that SSE has not participated in industry conferences or held earnings conference calls with investors since it emerged from bankruptcy. Based on these factors, Piper Jaffray believes limited inferences can be gained by the trading of SSE’s shares on the OTC Grey. The closing price of SSE’s shares on December 9, 2016 was $26.50 which implies an equity market value of $641 million for SSE.

Using publicly available information, Piper Jaffray analyzed the premiums paid in 18 acquisitions of publicly traded oilfield services companies since 2006. Although none of the selected targets is directly comparable to SSE, the companies included were chosen because they are publicly traded companies that participate in the oilfield services industry and, in Piper Jaffray’s experience and professional judgment for purposes of this analysis, may be considered similar to SSE. For each of these transactions, Piper Jaffray calculated the premium represented by the offer price over the target company’s share price for the one day period prior to the transaction’s announcement and the target company’s average share price for the 30 trading days prior to the transaction’s announcement. This analysis indicated the following:

	Implied Enterprise Value	Share Price Premium
		1-Day	30-Day
	(dollars in millions)
18 Peer Transactions
Range	$411—$34,906	5%—79%	13%—69%
Median	2,521	26%	26%

SSE (At Offer)	$1,755	103%	122%

Given the limited trading and other factors that affect the valuation of SSE as it trades on the OTC Grey, Piper Jaffray did not draw any conclusions from analyses of premiums paid in comparable transactions.

During the bankruptcy process of SSE in the summer of 2016, SSE’s financial advisors assessed the enterprise value of SSE to be $700 to $900 million (the “Bankruptcy Valuation”). The date of the Bankruptcy Valuation was May 9, 2016. In the application of fresh start accounting upon emerging from bankruptcy, SSE elected to use $900 million as the basis of its valuation. To compare the Bankruptcy Valuation to values implied by the merger, Piper Jaffray calculated the change in enterprise values for the comparable companies used in the Select Publicly Traded Companies Analyses from May 9, 2016 to December 9, 2016. These percentage changes in enterprise values for the Selected Publicly Traded Companies were then applied to the Bankruptcy Valuation to imply an updated Bankruptcy Valuation which was then compared to the valuation of SSE implied by the merger. This analysis indicated the following:

Valuation Date	May 9, 2016
Enterprise Valuation Range (millions)	$700	—	$900
Range Of Change In Enterprise Value Of Companies	13%—92%	—	13%—92%

Implied Current Enterprise Value Range (millions)	$789—$1,341	—	$1,015—$1,724

SSE Enterprise Value (At Offer) (millions)		$1,755

Piper Jaffray did not participate in the bankruptcy process of SSE nor does it have any insight into factors or influences that affected the Bankruptcy Valuation. As such, Piper Jaffray did not draw any inferences or conclusions from the Bankruptcy Valuation of SSE.

Miscellaneous

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for corporate and other purposes. Patterson-UTI selected Piper Jaffray to act as its financial advisor based on Piper Jaffray’s qualifications, expertise and knowledge of the oil service industry.

Piper Jaffray was engaged by Patterson-UTI to act as its financial advisor in connection with the merger by entering into an engagement letter dated December 5, 2016. Pursuant to the engagement letter, Patterson-UTI agreed to pay Piper Jaffray (i) an opinion fee of $1,000,000 upon delivery of the opinion to Patterson-UTI, which will be credited against the transaction fee and (ii) contingent upon closing of the merger, a transaction fee of $8,000,000. Piper Jaffray’s opinion fee is not contingent upon the closing of the merger or the conclusions reached in its opinion. Pursuant to the engagement letter, Patterson-UTI also agreed to reimburse Piper Jaffray for reasonable out-of-pocket expenses incurred in connection with its services up to $100,000 and to indemnify Piper Jaffray against certain liabilities arising out of its engagement.

Piper Jaffray has, in the past, provided financial advisory services to Patterson-UTI and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. Specifically, within the last three years, Piper Jaffray has provided financial advisory services to Patterson-UTI and with respect to several transactions that were not entered into, and with respect to one engagement, Piper Jaffray received an upfront retainer fee of $100,000. A member of Piper Jaffray’s deal team has a long position in Patterson-UTI common stock. In addition, in the ordinary course of Piper Jaffray’s business, it and its affiliates may actively trade securities of Patterson-UTI and SSE for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Patterson-UTI, SSE or entities that are affiliated with Patterson-UTI or SSE, for which Piper Jaffray would expect to receive compensation. Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Patterson-UTI and the merger and other participants in the merger that differ from the views of Piper Jaffray’s investment banking personnel.

SSE’s Reasons for the Merger; Recommendation of the SSE Board of Directors

On December 12, 2016, the SSE board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, and fair to and in the best interests of SSE and its stockholders. Accordingly, the SSE board of directors unanimously recommends that the SSE stockholders vote “FOR” each of the merger proposal and the SSE adjournment proposal.

In the course of reaching its decision to approve the merger and the merger agreement, the SSE board of directors consulted with outside legal and financial advisors and SSE’s management team and considered the following positive factors relating to the merger agreement and the merger, each of which the board of directors believed supported its decision:

Attractive Value. The SSE board of directors considered the current and historical market prices of SSE and Patterson-UTI common stock, including the market price and performance of SSE common stock relative to those of other participants in SSE’s industry and general market indices, including the fact that the aggregate merger consideration of 49,559,000 shares of Patterson-UTI common stock represented an implied value, based on the trading price of Patterson-UTI common stock on December 8, 2016, of $51.19 per SSE share, representing a premium of $25.19 over SSE’s share price of $26.00 as of December 8, 2016.

Opportunity to Participate in Potential Synergies and Value Appreciation of the Combined Company. The SSE board of directors considered the structure of the transaction as a stock-for-stock merger following which SSE’s existing stockholders will continue as stockholders of the combined company and will participate in the future success of the combined company and participate in the benefits of synergies and any future transactions that might be pursued by the combined company.

Best Alternative for Maximizing Stockholder Value. The SSE board of directors considered that the merger consideration was more favorable to SSE stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to SSE, including the continued operation of SSE on a standalone basis and other potential actionable strategic transactions, in light of a number of factors, including:

•	the board of directors’ assessment of SSE’s business, assets and prospects, its competitive position and historical and projected financial performance, including SSE’s recent emergence from bankruptcy, and the nature of the industries in which SSE operates;

•	the strategic and financial alternatives reasonably available to SSE, including pursuing an initial public offering, and the risks and uncertainties associated with those alternatives;

•	the board of directors’ belief, following consultation with its financial advisors, that in light of SSE’s industry position, complementary businesses and assets, together with Patterson-UTI’s geographic footprint, that Patterson-UTI could offer the best combination of value and closing certainty to SSE stockholders; and

•	the course and history of the negotiations between SSE and Patterson-UTI since September 2016, which resulted in an increase in the aggregate consideration from Patterson-UTI’s initial proposal of approximately 26.4 million shares of Patterson-UTI common stock to 49.559 million shares of Patterson-UTI common stock (in each case subject to certain downward adjustments).

Receipt of Fairness Opinion from Morgan Stanley. The SSE board of directors considered the opinion of Morgan Stanley that, as of December 12, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as described in its opinion, the consideration to be received by holders of SSE common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of SSE common stock, as more fully described in the section entitled “Opinion of SSE’s Financial Advisor,” beginning on page 98.

Tax Considerations. The SSE board of directors considered that the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, as a result, SSE stockholders are generally not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of SSE common stock for shares of Patterson-UTI common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Patterson-UTI common stock.

Recommendation of Management. The SSE board of directors took into account the recommendation of the merger by SSE’s management team.

Terms of the Merger Agreement. The SSE board of directors reviewed and considered the terms of the merger agreement, including that the merger consideration consists of a maximum number of shares of Patterson-UTI common stock (subject to certain downward adjustments), the restrictions on each party’s operations between the signing of the merger agreement and the closing of the merger, the representations and warranties of each party, the conditions to each party’s obligation to complete the merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its stockholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee or reimburse the other party for expenses. See “The Merger Agreement” beginning on page 126 for a detailed discussion of the terms and conditions of the merger agreement.

Appraisal Rights. The SSE board of directors considered the availability of statutory appraisal rights under Delaware law in connection with the merger for SSE stockholders.

In the course of reaching its recommendation, the SSE board of directors also considered the risks and potentially negative factors relating to the merger agreement and the merger, including:

Non-Solicitation Covenant. The SSE board of directors considered that the merger agreement imposes restrictions on soliciting competing acquisition proposals from third parties.

Termination Fees; Alternative Proposals; Expense Reimbursement. The SSE board of directors considered the risk that, although SSE has the right under certain limited circumstances to consider and participate in negotiations with respect to proposals for alternative transactions, SSE cannot terminate the merger agreement to enter into an alternative transaction. Moreover, the SSE board of directors considered the fact that SSE must pay Patterson-UTI either an expense reimbursement of up to $7,500,000 or a termination fee of $40,000,000 in cash if the merger agreement is terminated in certain circumstances. In addition, the SSE board of directors considered that the merger agreement includes other customary restrictions on the ability of SSE to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued, even if potentially more favorable to the stockholders of SSE than the merger.

Interim Operating Covenants. The SSE board of directors considered that the merger agreement imposes restrictions on the conduct of SSE’s business prior to the consummation of the merger (see “Merger Agreement—Other Covenants and Agreements”).

Risk That the Merger May Not Be Completed. The SSE board of directors considered the risk that the conditions to completing the merger may not be satisfied, in which case Patterson-UTI would not be required to consummate the merger.

Ability to Respond to Unsolicited Acquisition Proposals; Change of Recommendation. The SSE board of directors considered that the merger agreement permits the Patterson-UTI board of directors, in furtherance of the exercise of its fiduciary duties under Delaware law, to engage in negotiations or discussions with third parties regarding alternative transactions under certain circumstances and that under certain circumstances the Patterson-UTI board of directors has the right to change its recommendation to Patterson-UTI stockholders.

Interests of Directors and Executive Officers. The SSE board of directors considered the potential conflict of interest created by the fact that SSE’s executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the merger, as more fully described in “Interests of SSE Directors and Executive Officers in the Merger.”

After considering these factors, the SSE board of directors concluded that the positive factors relating to the merger agreement and the transactions contemplated by the merger agreement, including the merger, substantially outweighed the potential negative factors.

The foregoing discussion of the information and factors considered by the SSE board of directors includes the material factors considered by the SSE board of directors but does not necessarily include all of the factors considered by the SSE board of directors. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the SSE board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The SSE board of directors unanimously resolved to recommend that the stockholders of SSE approve the merger and adopt the merger agreement based upon the totality of information it considered.

The SSE board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the merger) to be advisable and fair to and in the best interests of SSE stockholders.

The SSE board of directors unanimously recommends that SSE stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of SSE’s Financial Advisor

Morgan Stanley was retained by SSE to act as its financial advisor in connection with the merger. SSE selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, as well as its knowledge of and involvement in recent transactions in the oilfield services industry and its knowledge of the business and affairs of SSE. On December 12, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the SSE board of directors to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of common stock of SSE pursuant to the merger agreement, which will not, in the aggregate, exceed 49,559,000 shares of Patterson-UTI common stock, was fair from a financial point of view to the holders of such shares.

The full text of Morgan Stanley’s written opinion to the SSE board of directors, dated December 12, 2016, is attached as Annex D to this joint proxy statement/prospectus and is hereby incorporated into this joint proxy statement/prospectus by reference in its entirety. Holders of shares of SSE common stock should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the SSE board of directors and addressed only the fairness from a financial point of view, as of the date of the opinion, to the holders of shares of common stock of SSE of the consideration to be received by such holders pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspects of the merger and did not and does not constitute a recommendation as to how holders of SSE common stock should vote at the SSE stockholders’ meeting to be held in connection with the merger.

In arriving at its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of SSE and Patterson-UTI;

•	reviewed certain internal financial statements and other financial and operating data concerning SSE and Patterson-UTI;

•	reviewed certain financial projections prepared by management of each of SSE and Patterson-UTI;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of SSE;

•	discussed the past and current operations and financial conditions and prospects of SSE, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of SSE;

•	discussed the past and current operations and financial conditions and prospects of Patterson-UTI, with senior executives of Patterson-UTI;

•	reviewed the pro forma impact of the merger on Patterson-UTI’s cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for SSE’s common stock and Patterson-UTI’s common stock;

•	compared the financial performance of SSE and Patterson-UTI and the prices and trading activity of the Patterson-UTI common stock with that of certain other publicly traded companies comparable with SSE and Patterson-UTI, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of SSE and Patterson-UTI and certain other parties and their respective financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by SSE and Patterson-UTI, and which information formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of each of SSE and Patterson-UTI of the future financial performance of SSE and Patterson-UTI. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Code, and that the merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of SSE and Patterson-UTI and their legal, tax, and regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of SSE’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of SSE common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of SSE or Patterson-UTI, and was not furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of December 12, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley was not involved in negotiating the consideration to be received by the holders of shares of SSE common stock pursuant to the merger agreement. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving SSE, nor did Morgan Stanley negotiate with any party, other than Patterson-UTI, with respect to the possible acquisition of SSE or certain of its constituent businesses.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the SSE board of directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of December 8, 2016, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, with the consent of the SSE board of directors, Morgan Stanley used and relied upon the following financial projections: (i) the SSE Management Case A, (ii) the SSE Management Case B, (iii) the Patterson-UTI management case and (iv) certain publicly available Wall Street projections for Patterson-UTI. The SSE Management Case A, SSE Management Case B and the Patterson-UTI management case are more fully described below in the section entitled “The Merger—Certain Unaudited Prospective Financial Information of Patterson-UTI and SSE.” Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for SSE and Patterson-UTI with corresponding current and historical financial information, ratios and public market multiples for publicly traded companies in the oilfield services space that shared certain similar business and operating characteristics to SSE and Patterson-UTI, which comparable companies were categorized by Morgan Stanley as diversified oilfield services companies, pressure pumping companies and land drilling companies.

These companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to that of SSE and Patterson-UTI. Although none of such companies are identical or directly comparable to SSE or Patterson-UTI, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis, Morgan Stanley considered similar to SSE and Patterson-UTI.

The companies included in the comparable companies analysis were:

Diversified:

•	Halliburton Company

•	Superior Energy Services, Inc.

•	Pioneer Energy Services Corp.

Pressure Pumpers:

•	RPC, Inc.

•	Calfrac Well Services Ltd.

•	Mammoth Energy Services, Inc.

Land Drillers:

•	Nabors Industries Ltd.

•	Helmerich & Payne, Inc.

•	Trinidad Drilling Ltd.

•	Precision Drilling Corporation

•	Independence Contract Drilling, Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of (i) aggregate value, which Morgan Stanley defined as a fully-diluted market capitalization, plus total debt, plus non-controlling interest, less cash and cash equivalents, less short-term investments, to (ii) (a) estimated Adjusted EBITDA, which, for purposes of this analysis, Morgan Stanley defined as earnings before interest, taxes, depreciation, amortization and certain other non-recurring items, for the calendar years 2017 and 2018, and (b) Through-the-Cycle Adjusted EBITDA, which Morgan Stanley defined as the average annual Adjusted EBITDA for calendar years 2014 through 2020, of SSE and Patterson-UTI, based on the financial projections prepared by management of each of SSE and Patterson-UTI, and each of these comparable companies based on publicly available financial information through consensus equity analyst research estimates as of December 8, 2016.

Comparable Company Multiples

Comparables	Aggregate Value to Estimated 2017 Adjusted EBITDA	Aggregate Value to Estimated 2018 Adjusted EBITDA
Diversified
Halliburton Company	16.8x	10.2x
Superior Energy Services, Inc.	20.2x	8.0x
Pioneer Energy Services Corp.	16.5x	7.7x
Pressure Pumpers
RPC, Inc.	33.3x	11.7x
Calfrac Well Services Ltd.	25.1x	7.1x
Mammoth Energy Services, Inc.	10.7x	7.4x
Land Drillers
Nabors Industries Ltd.	11.4x	8.1x
Helmerich & Payne, Inc.	21.4x	13.3x
Trinidad Drilling Ltd.	10.5x	7.2x
Precision Drilling Corporation	12.6x	7.8x
Independence Contract Drilling, Inc.	16.0x	8.1x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of Adjusted EBITDA multiples and applied these ranges of multiples to the estimated relevant metric for SSE and Patterson-UTI based on the SSE Management Case A, the SSE Management Case B and the Patterson-UTI management case, as applicable. In assessing the valuation of SSE and Patterson-UTI, Morgan Stanley applied lower Adjusted EBTIDA multiples to SSE than to Patterson-UTI to reflect a combination of factors, including SSE’s relatively smaller size and scale, relatively higher leverage and significant customer concentration.

Morgan Stanley calculated the estimated implied equity values of SSE and values per share of SSE common stock as of December 8, 2016 as follows:

Financial Statistic	Selected Comparable Company Multiple Ranges	Implied Equity Value of SSE ($MM)	Implied Value Per Share of SSE Common Stock ($)
Aggregate Value to Estimated 2017 Adjusted EBITDA	15.5x—17.5x	1,259—1,468	45.12—52.61
Aggregate Value to Estimated 2018 Adjusted EBITDA	8.0x—9.5x	1,486—1,832	53.25—65.65
Aggregate Value to Through the Cycle Adjusted EBITDA (Management Case A)	4.5x—5.5x	1,009—1,314	36.18—47.07
Aggregate Value to Through the Cycle Adjusted EBITDA (Management Case B)	4.5x—5.5x	842—1,109	30.18—39.75

Morgan Stanley calculated the estimated implied equity values of Patterson-UTI and values per share of Patterson-UTI common stock as of December 8, 2016 as follows:

Financial Statistic	Selected Comparable Company Multiple Ranges	Implied Equity Value of Patterson-UTI ($MM)	Implied Value Per Share of Patterson-UTI Common Stock ($)
Aggregate Value to Estimated 2017 Adjusted EBITDA	17.0x—20.0x	3,532—4,258	23.54—28.37
Aggregate Value to Estimated 2018 Adjusted EBITDA	9.0x—11.0x	3,687—4,635	24.57—30.88
Aggregate Value to Through the Cycle Adjusted EBITDA	5.0x—7.0x	2,387—3,573	15.91—23.81

Based on the foregoing calculations of the equity values of SSE and Patterson-UTI, Morgan Stanley calculated the implied percentage ownership of SSE stockholders in the combined company as follows:

Financial Statistic	Implied Percentage Ownership of SSE Stockholders (%)
Aggregate Value to Estimated 2017 Adjusted EBITDA	23—29
Aggregate Value to Estimated 2018 Adjusted EBITDA	24—33
Aggregate Value to Through the Cycle Adjusted EBITDA (Management Case A)	22—35
Aggregate Value to Through the Cycle Adjusted EBITDA (Management Case B)	19—32

Morgan Stanley then compared these implied ownership percentages to the approximately 25% aggregate ownership of SSE stockholders in the combined company implied by the consideration to be received by such stockholders.

No company utilized in the comparable company analysis is identical to SSE or Patterson-UTI. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SSE and Patterson-UTI. These include, among other things, comparable company growth, the impact of competition on the respective businesses of SSE and Patterson-UTI and the industry generally, industry growth, and the absence of any adverse material change in the respective financial condition and prospects of SSE and Patterson-UTI or the industry, or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Sum of the Parts Analysis

Morgan Stanley performed a sum-of-the-parts analysis with respect to SSE and Patterson-UTI. This valuation methodology is designed to provide an implied public trading value of a company by comparing segments of a company’s business to trading levels of other companies engaged in a similar business and aggregating the implied valuations of each segment. The companies included in this sum-of-the-parts analysis are referred to above under “—Comparable Company Analysis.”

Morgan Stanley compared certain financial information of SSE with publicly available information for peers that operate in and are exposed to similar lines of business as the following primary lines of SSE’s business: (i) drilling, (ii) pressure pumping and (iii) oilfield rentals.

Morgan Stanley compared certain financial information of Patterson-UTI with publicly available information for peers that operate in and are exposed to similar lines of business as the following primary lines of Patterson-UTI’s business: (i) drilling, (ii) pressure pumping and (iii) exploration and production.

With respect to each line of business, Morgan Stanley analyzed, as of December 8, 2016, the ratio of aggregate value to estimated calendar year 2018 Adjusted EBITDA based on publicly available consensus equity analyst research estimates and trading data for peer companies.

With respect to Patterson-UTI, because segment Adjusted EBITDA was not included in the Patterson-UTI management case, Morgan Stanley calculated Adjusted EBITDA for each line of business based on gross profit provided for each segment and, with selling, general and administrative expenses allocated to each line of business according to the estimated calendar year 2018 revenue.

Based on its professional judgment and experience, Morgan Stanley selected a representative range of 2018 Adjusted EBITDA multiples as described above and applied this range to the estimated calendar year 2018 Adjusted EBITDA for each of SSE’s and Patterson-UTI’s lines of business derived from, in the case of SSE, the SSE Management Case A and SSE Management Case B and, in the case of Patterson-UTI, the Patterson-UTI management case, to determine an indicative value range by business line. In assessing the valuation of SSE’s and Patterson-UTI’s lines of business, Morgan Stanley applied lower Adjusted EBTIDA multiples to SSE than to Patterson-UTI to reflect a combination of factors, including SSE’s relatively smaller size and scale, relatively higher leverage and significant customer concentration. Morgan Stanley then summed the indicative value ranges for each business line to arrive at indicative value ranges for the respective aggregate values of SSE and Patterson-UTI.

A summary of Morgan Stanley’s analysis is below:

SSE
Segment	2018E Adjusted EBITDA ($)	Indicative Adjusted EBITDA Multiple Range	Implied Aggregate Value Range ($)
Drilling	109	9.5x—10.5x	1,031—1,140
Pressure Pumping	104	8.0x—9.0x	831—935
Oilfield Rentals	18	6.0x—7.0x	110—128

Total	231		1,971—2,202

Patterson-UTI
Segment	2018E Adjusted EBITDA ($)	Indicative Adjusted EBITDA Multiple Range	Implied Aggregate Value Range ($)
Drilling	348	10.0x—12.0x	3,477—4,172
Pressure Pumping	110	8.0x—10.0x	883—1,103
Exploration and Production	16	5.0x—7.0x	79—111

Total	474		4,439—5,386

Morgan Stanley then adjusted the total implied aggregate value range for SSE by SSE’s net debt and anticipated proceeds from the exercise of Series A warrants to acquire SSE common stock as of September 30, 2016, and divided the resulting implied total equity value ranges by SSE’s fully diluted shares outstanding as provided by SSE’s management, and adjusted the total implied aggregate value range for Patterson-UTI by Patterson-UTI’s estimated net debt as of September 30, 2016 and divided the resulting implied total equity value ranges by Patterson-UTI’s fully diluted shares outstanding as provided by Patterson-UTI’s management.

	Implied Aggregate Value Range ($)	Implied Total Equity Value Range ($)	Implied Value Per Share Range ($)
SSE	1,971—2,202	1,612—1,843	57.78—66.04
Patterson-UTI	4,439—5,386	3,861—4,808	25.72—32.04

Based on the foregoing calculations of the equity values of SSE and Patterson-UTI, Morgan Stanley calculated the range of implied percentage ownership of SSE stockholders in the combined company to be 25% to 32%, which Morgan Stanley then compared to the approximately 25% aggregate ownership of SSE stockholders in the combined company implied by the consideration to be received by such stockholders.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of that company.

Morgan Stanley calculated a range of implied total equity values of SSE and values per share of SSE common stock based on estimates of future cash flows for fiscal years 2017 through 2020. Morgan Stanley performed this analysis on the estimated future cash flows contained in the SSE Management Case A and SSE Management Case B. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as tax-affected earnings before interest and taxes, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital). Morgan Stanley then calculated a range of terminal values for SSE as of January 1, 2021, using two different methods: (i) by applying a range of terminal growth rates of 2.0% to 4.0%, selected based on Morgan Stanley’s experience and professional judgment, and (ii) by applying a range of Adjusted EBITDA exit multiples of 5.0x to 6.0x, selected based on Morgan Stanley’s experience and professional judgment and the Adjusted EBITDA multiples of comparable companies over the last 10 years to account for various industry cycles. The unlevered free cash flows from fiscal years 2017 through 2020 and the terminal values were then discounted to present values using a discount rate of 11.1% (which Morgan Stanley derived based on SSE’s assumed weighted average cost of capital using its experience and professional judgment), to calculate an implied aggregate value for SSE. Morgan Stanley then adjusted the total implied aggregate value ranges by SSE’s estimated net debt and anticipated proceeds from the exercise of Series A warrants to acquire SSE common stock as of September 30, 2016 and divided the resulting implied total equity value ranges by SSE’s fully diluted shares outstanding as provided by SSE’s management.

Based on the above-described analysis, Morgan Stanley derived the following range of implied total equity values of SSE and values per share for SSE common stock as of January 1, 2017:

Forecast Scenario	Implied Aggregate Value Range for SSE ($)	Implied Total Equity Value Range for SSE ($)	Implied Value Per Share Range for SSE ($)
Management Case A
Case A, Exit Multiple Sensitivity	1,492—1,672	1,133—1,313	40.61—47.05
Case A, Terminal Growth Sensitivity	1,316—1,538	957—1,179	34.30—42.24
Management Case B
Case B, Exit Multiple Sensitivity	1,195—1,353	836—994	29.95—35.51
Case B, Terminal Growth Sensitivity	960—1,130	601—771	21.53—27.62

Morgan Stanley calculated a range of implied total equity values of Patterson-UTI and values per share of Patterson-UTI common stock based on estimates of future cash flows for fiscal years 2017 through 2020. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Patterson-UTI management case. Morgan Stanley first calculated the estimated unlevered free cash flows in the same manner as described above. Morgan Stanley then calculated a range of terminal values for Patterson-UTI as of January 1, 2021, (i) by applying a range of terminal growth rates of 2.0% to 4.0%, selected based on Morgan Stanley’s experience and professional judgment, and (ii) by applying a range of Adjusted EBITDA exit multiples of 6.0x to 7.0x, selected based on Morgan Stanley’s experience and professional judgment and the Adjusted EBITDA multiples of comparable companies over the last 10 years to account for various industry cycles. Morgan Stanley applied higher EBTIDA exit multiples to Patterson-UTI than to SSE to reflect a combination of factors, including SSE’s relatively smaller size and scale, relatively higher leverage and significant customer concentration. The unlevered free cash flows from fiscal years 2017 through 2020 and the terminal values were then discounted to present values using a discount rate of 11.9% (which Morgan Stanley derived based on Patterson-UTI’s assumed weighted average cost of capital using its experience and professional judgment), to calculate an implied aggregate value for Patterson-UTI. Morgan Stanley then adjusted the total implied aggregate value ranges by

Patterson-UTI’s estimated net debt as of September 30, 2016 and divided the resulting implied total equity value ranges by Patterson-UTI’s fully diluted shares outstanding as provided by Patterson-UTI’s management.

Based on the above-described analysis, Morgan Stanley derived the following range of implied total equity values of Patterson-UTI and values per share for Patterson-UTI common stock as of January 1, 2017:

Forecast Scenario	Implied Aggregate Value Range for Patterson-UTI ($)	Implied Total Equity Value Range for Patterson-UTI ($)	Implied Value Per Share Range for Patterson-UTI ($)
Exit Multiple Sensitivity	2,908—3,246	2,330—2,668	15.52—17.78
Terminal Growth Sensitivity	2,626—3,111	2,048—2,533	13.64—16.88

Based on the foregoing calculations of the equity values of SSE and Patterson-UTI, Morgan Stanley calculated the implied percentage ownership of SSE stockholders in the combined company as follows:

Financial Statistic	Implied Percentage Ownership of SSE Stockholders (%)
SSE Management Case A
Exit Multiple Sensitivity	30—36
Terminal Growth Sensitivity	27—37
SSE Management Case B
Exit Multiple Sensitivity	24—30
Terminal Growth Sensitivity	19—27

Morgan Stanley then compared these implied ownership percentages to the approximately 25% aggregate ownership of SSE stockholders in the combined company implied by the consideration to be received by such stockholders.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the merger.

In connection with its analysis, Morgan Stanley compared publicly available statistics for six transactions with land drilling targets and five transactions with pressure pumping targets with a transaction value of above $100 million since 2006. Morgan Stanley deemed these transactions to be comparable based on transaction size, assets acquired and transaction structure.

For the purposes of the analysis, Morgan Stanley analyzed, among other things, the following statistics: (i) with respect to the land drilling transactions, the ratio of aggregate value to the number of drilling rigs, and (ii) with respect to the pressure pumping transactions, the ratio of aggregate value to hydraulic horsepower.

The following is a list of the transactions reviewed by Morgan Stanley:

Land Drilling
Year	Acquiror	Target	Deal Level	Transaction Value ($MM)	LTM Adjusted EBITDA Multiple	$MM/ Rig
2011	Ensign Energy Services	Rowan Companies	Asset	540.0	7.2x	18.0
2011	Chesapeake Energy Corporation	Bronco Drilling Company	Corporate	287.9	16.9x	13.1
2008	Precision Drilling Corporation	Grey Wolf Incorporated	Corporate	1,561.9	4.4x	12.9
2008	First Reserve / Schlumberger / Sword Canada	Saxon Energy Services	Corporate	637.2	8.7x	14.8	*
2006	Savanna Energy Services	Western Lakota Energy Services	Corporate	611.6	10.1x	15.3
2006	Chesapeake Energy Corporation	Martex Drilling Company	Asset	150.0	N/A	11.5

*	Excludes value of workover rigs (assumes $2.0 million per workover rig)

Pressure Pumping
Acquiror	Target	Deal Level	Transaction Value ($MM)		LTM Adjusted EBITDA Multiple	$MM / HHP
Liberty Pressure Pumping	Sanjel Corporation	Asset	150.0		N/A	0.4
Keane Group Holdings	Trican Well Service	Asset	247.0		4.0x	0.4
Patterson-UTI	Platinum Energy Solutions	Asset	143.0	*	N/A	1.0	*
Calfrac Well Services	Mission Well Services	Corporate	147.0		N/A	0.9
Trican Well Service	Liberty Pressure Pumping	Corporate	255.7		4.0x	2.0

*	Industry estimates

Based on the analysis of the relevant metrics for each of the precedent transactions, Morgan Stanley selected a representative range of $12 million to $15 million per drilling rig and $0.8 million to $1.2 million per thousand hydraulic horsepower. With respect to SSE, Morgan Stanley calculated an aggregate value for the oilfield rental segment by applying a 2018 Adjusted EBITDA multiple of 6.0x, which Morgan Stanley selected based on its judgment and experience. Morgan Stanley applied these ranges to SSE’s and Patterson-UTI’s respective fleets to calculate an implied aggregate value range for each of SSE and Patterson-UTI. Morgan Stanley then adjusted the resulting implied aggregate value ranges for net debt and, in the case of SSE, anticipated proceeds from the exercise of Series A warrants to acquire SSE common stock, as of September 30, 2016, and divided the resulting total equity ranges by SSE’s and Patterson-UTI’s fully diluted shares outstanding as provided by the managements of SSE and Patterson-UTI, respectively.

Based on the above-described analysis, Morgan Stanley derived the following range of implied total equity values of SSE and Patterson-UTI and values per share for SSE common stock and Patterson-UTI common stock as of December 8, 2016:

	Implied Total Equity Value Range ($)	Implied Value Per Share Range ($)
SSE	1,340—1,839	48.01—65.89
Patterson-UTI	3,053—4,159	20.35—27.71

Based on the foregoing calculations of the equity values of SSE and Patterson-UTI, Morgan Stanley calculated the range of implied percentage ownership of SSE stockholders in the combined company to be 24% to 38%, which Morgan Stanley then compared to the approximately 25% aggregate ownership of SSE stockholders in the combined company implied by the consideration to be received by such stockholders.

No company or transaction utilized in the precedent transactions analysis is identical to SSE or Patterson-UTI or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, many of which are beyond the control of SSE or Patterson-UTI, such as the impact of competition on the business of SSE or Patterson-UTI or the industry generally, industry growth and the absence of any adverse material change in the financial condition of SSE or Patterson-UTI or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Reference Data

In addition to conducting the analyses described above, Morgan Stanley reviewed the following data, which was used for reference purposes only and was not used in Morgan Stanley’s determination of the fairness, from a financial point of view, of the consideration to be received by the holders of SSE common stock pursuant to the merger agreement.

Relative Contribution Analysis

Morgan Stanley compared the relative percentage ownership of SSE stockholders and Patterson-UTI stockholders in the combined company to SSE’s and Patterson-UTI’s respective percentage contribution (and the implied ownership based on such contribution) to the combined company’s revenue, Adjusted EBITDA and cash from operations, based on estimates provided by SSE management, in the case of SSE’s contribution, and estimates prepared by Patterson-UTI’s management, in the case of Patterson-UTI’s contribution, as more fully described under the section entitled “The Merger—Certain Unaudited Prospective Financial Information of Patterson-UTI and SSE.” The following table summarizes Morgan Stanley’s analysis:

	Contribution Based on Management Projections					Implied Equity Contribution
Financial Statistic	SSE ($MM)	SSE (%)	Patterson-UTI ($MM)	Patterson- UTI (%)	Combined ($MM)	SSE (%)	Patterson- UTI (%)
Revenue						Leverage Adjusted*
2015A	1,131	37.4	1,891	62.6	3,023	37	63
2016E	548	37.9	898	62.1	1,446	38	62
2017E	729	35.6	1,321	64.4	2,050	35	65
2018E	1,099	36.6	1,905	63.4	3,005	36	64
Adjusted EBITDA						Leverage Adjusted*
2015A	235	28.8	582	71.2	817	27	73
2016E	64	24.7	196	75.3	260	23	77
2017E	104	30.2	242	69.8	346	29	71
2018E	231	32.7	474	67.3	705	32	68
Cash from Operations
2015A	275	21.6	999	78.4	1,274	22	78
2016E	20	6.7	284	93.3	304	7	93
2017E	58	27.0	158	73.0	216	27	73
2018E	142	27.8	369	72.2	511	28	72

*	Adjusted to neutralize the impact of SSE’s and Patterson-UTI’s respective financial leverage.

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of SSE common stock for the period beginning on August 17, 2016, the day on which shares of SSE common stock began trading following SSE’s emergence from bankruptcy, and ending on December 8, 2016 and noted that, during such period, the maximum intraday trading price for shares of SSE common stock was $26.25 and the minimum intraday trading price for shares of SSE common stock was $15.00. Morgan Stanley also noted that the closing trading price for shares of SSE common stock on December 8, 2016, the last day of trading prior to the public announcement of the merger, was $26.00.

Morgan Stanley reviewed the historical trading range of shares of Patterson-UTI common stock for the 52-week period ending December 8, 2016 and noted that, during such period, the maximum intraday trading price for shares of Patterson-UTI common stock was $28.83 and the minimum intraday trading price for shares of Patterson-UTI common stock was $11.49. Morgan Stanley also noted that the closing trading price for shares of Patterson-UTI common stock on December 8, 2016, the last day of trading prior to the public announcement of the merger, was $28.83, and that the closing trading price for shares of Patterson-UTI common stock on November 29, 2016, the last trading day prior to OPEC’s announcement that its members had agreed to a production cut, was $22.96.

Bankruptcy Valuation

Morgan Stanley reviewed the valuation range ascribed to SSE by the Bankruptcy Court upon emergence from bankruptcy of $700 million to $900 million, and calculated a range of implied values per share of SSE common stock of $12.22 to $19.39, based on SSE’s capitalization upon emergence from bankruptcy and its fully diluted share count as of September 30, 2016.

Equity Research Analyst Targets

Morgan Stanley reviewed and analyzed one-year public market trading price targets for Patterson-UTI common stock prepared and published by selected equity research analysts during the 45 days prior to December 8, 2016. These forward targets reflected each analyst’s estimate of the future public market trading price of Patterson-UTI common stock, and these estimates are subject to uncertainties, including the future financial performance of Patterson-UTI and future financial market conditions.

The range of undiscounted analyst one-year price targets for Patterson-UTI common stock was $14.00 to $34.00 per share as of December 8, 2016. Morgan Stanley then discounted the range of the analysts’ future share price targets for Patterson-UTI common stock for one year at a rate of 13.0%, which was selected based on Morgan Stanley’s estimate of Patterson-UTI’s cost of equity. This analysis indicated an implied range of values per share of Patterson-UTI common stock of $12.39 to $30.09.

General

In connection with the review of the merger agreement and the transactions contemplated thereby by the SSE board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of SSE or Patterson-UTI. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SSE or Patterson-UTI. These include, among other things, the impact of competition on SSE’s and Patterson-UTI’s businesses and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of SSE or Patterson-UTI, or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of SSE common stock pursuant to the merger agreement and in connection with the delivery of its opinion, dated December 12, 2016, to the SSE board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of SSE’s common stock or Patterson-UTI’s common stock might actually trade.

The consideration to be received by the holders of shares of SSE common stock pursuant to the merger agreement was determined through arm’s-length negotiations between SSE and Patterson-UTI and was approved by the SSE board of directors. Morgan Stanley did not provide advice to the SSE board of directors during these negotiations of the consideration, recommend any specific consideration to SSE or the SSE board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the SSE board of directors was one of many factors taken into consideration by the SSE board of directors in deciding to approve, adopt and authorize the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the SSE board of directors with respect to the consideration pursuant to the merger agreement or of whether the SSE board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The SSE board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of SSE, Patterson-UTI, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the SSE board of directors with financial advisory services and a financial opinion, described in this section and attached to this joint proxy statement/prospectus as Annex D, in connection with the merger, and SSE has agreed to pay Morgan Stanley an aggregate fee of up to $7 million for its services, $5 million of which is payable upon closing of the merger, and up to $2 million of which is payable upon closing of the merger based on Morgan Stanley’s performance at SSE’s sole discretion. SSE has also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, SSE has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages, liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley or its affiliates have provided financial advisory and financing services to SSE, for which Morgan Stanley or its affiliates has received compensation of less than $1 million. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to SSE and Patterson-UTI in the future and would expect to receive fees for the rendering of these services.

Certain Unaudited Prospective Financial Information of Patterson-UTI and SSE

Neither Patterson-UTI nor SSE as a matter of course makes public long-term projections as to its future earnings or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Patterson-UTI and SSE are including the following summary of certain internal, unaudited prospective financial information from Patterson-UTI management’s projections for Patterson-UTI and SSE (described below under “—Unaudited Prospective Financial Information Prepared by Patterson-UTI”) solely because that information was made available to the Patterson-UTI board of directors, Piper Jaffray and, with respect to unaudited prospective financial information for Patterson-UTI, SSE and Morgan Stanley. Similarly, the following summary of the unaudited prospective financial information from SSE management’s projections for SSE (described below under “—Unaudited Prospective Financial Information Prepared by SSE”) are included in this joint proxy statement/prospectus solely because that information was made available to the SSE board of directors and Morgan Stanley. Piper Jaffray was authorized by Patterson-UTI to rely upon the Patterson-UTI management projections for Patterson-UTI and SSE described below for purposes of its analysis and opinion.

In addition, Patterson-UTI prepared estimates of annual cost synergies expected to be realized following the closing, which are referred to as the Patterson-UTI Estimated Synergies. The Patterson-UTI Estimated Synergies are not reflected in the unaudited prospective financial information. Piper Jaffray was authorized by Patterson-UTI to rely upon the Patterson-UTI Estimated Synergies for purposes of its analysis and opinion.

Morgan Stanley was authorized by SSE to rely upon the Patterson-UTI management projections for Patterson-UTI and the SSE management projections for SSE described below for purposes of its analyses and opinion. The inclusion of the below information should not be regarded as an indication that any of Patterson-UTI, SSE, Piper Jaffray, Morgan Stanley or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information prepared by the respective managements of Patterson-UTI and SSE was, in general, prepared solely for Patterson-UTI’s and SSE’s internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this joint proxy statement/prospectus with numeric specificity, the information set forth in the summary of Patterson-UTI’s and SSE’s prospective financial information contained in this joint proxy statement/prospectus was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Patterson-UTI’s and SSE’s management, including, among others, Patterson-UTI’s and SSE’s future results, oil and gas industry activity, commodity prices, demand for natural gas and oil, North America rig counts, capacity utilization, general economic and regulatory conditions and other matters described in the sections entitled “Special Note Regarding Forward-Looking Statements” beginning on page 33 of this joint proxy statement/prospectus and “Risk Factors” beginning on page 35 of this joint proxy statement/prospectus. Both Patterson-UTI and SSE believe the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information both Patterson-UTI and SSE had at the time. However, important factors that may affect actual results and cause the results reflected in Patterson-UTI’s and SSE’s prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled “Risk Factors.” See also “Special Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The Patterson-UTI and SSE unaudited prospective financial information was prepared by, and is the responsibility of, the management of Patterson-UTI and SSE and was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. PricewaterhouseCoopers LLP is the independent registered public accounting firm for both Patterson-UTI and SSE and is referred to in this joint proxy statement/prospectus as “PwC.” PwC, or any other independent accountants, has not compiled, examined or performed any procedures with respect to Patterson-UTI’s and SSE’s prospective financial information contained in this joint proxy statement/prospectus. Furthermore, PwC, or any other independent accountants, has not expressed any opinion or any other form of assurance on that information or its achievability. The PwC report incorporated by reference into this joint proxy statement/prospectus relates solely to historical financial information for Patterson-UTI, and the PwC reports included in this joint proxy statement/prospectus on pages F-2 and F-3 relate to the historical financial information of SSE. Those reports do not extend to Patterson-UTI’s and SSE’s prospective financial information and should not be read to do so.

Except as required by applicable securities laws, Patterson-UTI and SSE do not intend to make publicly available any update or other revision to the prospective financial information. The prospective financial information for Patterson-UTI and SSE does not take into account any circumstances or events occurring after the date that information was prepared. In particular, the unaudited prospective financial information for the fiscal year ended December 31, 2016 are historical estimates and do not represent actual results of operations. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. None of Patterson-UTI’s or SSE’s nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Patterson-UTI stockholder, SSE stockholder or any other person regarding either Patterson-UTI’s or SSE’s ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved. SSE has made no representation to Patterson-UTI, in the merger agreement or otherwise, concerning the SSE prospective financial information. Similarly, Patterson-UTI has made no representation to SSE, in the merger agreement or otherwise, concerning the Patterson-UTI prospective financial information.

Unaudited Prospective Financial Information Prepared by Patterson-UTI

Patterson-UTI Management Projections for Patterson-UTI. The following tables set forth certain summarized prospective financial information regarding Patterson-UTI for 2016 through 2020, which was prepared by Patterson-UTI management.

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenue	$898	$1,321	$1,905	$2,520	$2,907
Unlevered Free Cash Flow(1)	—	59	228	484	620
Adjusted EBITDA(2)	196	242	474	759	897

(1)	Unlevered free cash flow is defined as Adjusted EBITDA less estimated income taxes (after the effect of depreciation, depletion, amortization and impairment and goodwill impairments), less capital expenditures and less increases in net working capital. 2016E cash flow was not calculated or included in any analysis.
(2)	Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, depletion, amortization and impairment, goodwill impairments, gains and losses on sales of assets and transaction expenses. Adjusted EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. Adjusted EBITDA was used by management to provide additional information in order to provide them with an alternative method for assessing Patterson-UTI’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures may also be different from or inconsistent with the definition of Adjusted EBITDA as described in Patterson-UTI’s documents previously filed with the SEC.

Patterson-UTI Management Projections for SSE. The following tables set forth certain summarized prospective financial information regarding SSE for 2016 through 2020 prepared by Patterson-UTI management.

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenue	$544	$594	$874	$1,146	$1,362
Unlevered Free Cash Flow(1)	—	39	43	129	211
Adjusted EBITDA(2)	75	76	137	248	321

(1)	Unlevered free cash flow is defined as Adjusted EBITDA less estimated income taxes (after the effect of depreciation and amortization, impairments and other), less capital expenditures, less increases in net working capital, plus cash received from sale of excess land and plus cash received from monetization of promissory note. 2016E cash flow was not calculated or included in any analysis.

(2)	Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairments and other, restructuring charges, reorganization items, gains and losses on sale of a business and exit costs, and gains and losses on sales of assets. Adjusted EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. Adjusted EBITDA was used by management to provide additional information in order to provide them with an alternative method for assessing SSE’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures may also be different from or inconsistent with the definition of Adjusted EBITDA as described in SSE’s documents previously filed with the SEC.

In addition, Patterson-UTI provided Piper Jaffray with estimates of cost synergies on a historical and project basis, all of which were in excess of $50 million annually upon full integration. Patterson-UTI’s estimates did not reflect any revenue effects as a result of the proposed merger.

The unaudited prospective financial information for Patterson-UTI was prepared on the assumption, among others, that (i) forecasted industry rig counts through 2018 would be in accordance with consensus estimates published by independent research analysts, with management assumptions for additional modest rig count growth through 2020, (ii) pressure pumping activity for Patterson-UTI and SSE in 2020 would be at a level or beyond what was observed in 2014 and (iii) growth in revenue and changes in operating margins for 2017–2020 would be in accordance with internally prepared assumed rates.

Unaudited Prospective Financial Information Prepared by SSE

SSE Management Projections for SSE. The following tables set forth certain summarized prospective production and financial information regarding SSE for 2016 through 2020—which information was prepared by SSE management. SSE management prepared two alternative forecasts for Adjusted EBITDA, referred to as Management Case A and Management Case B. Management Case B reflects a return to SSE’s Adjusted EBITDA margin for 2014 in fiscal years 2019 and 2020, whereas Management Case A reflects the same revenue growth as Management Case B but increased Adjusted EBITDA margins in 2019 and 2020.

In preparing the unaudited prospective financial information described herein, SSE management made the following material assumptions with respect to its business in both Management Case A and Management Case B: (i) continued recovery in the oilfield services sector over the next five fiscal years, with a slower rate of growth assumed in Management Case B, (ii) steady increases in demand for drilling with total rig count held constant at 97 rigs across all five fiscal years, (iii) steady increases in demand for hydraulic fracturing with total horsepower held constant at 520,000 HHP across all five fiscal years, (iv) capital expenditures held relatively constant at $87-101 million per year, and (v) revenue growth averaging an annual compound growth rate of 40.9%, primarily driven by increased revenue from pressure pumping.

	2016E	2017E	2018E	2019E	2020E
	($in millions)
Revenue	$548	$729	$1,099	$1,700	$2,161
Adjusted EBITDA(1)
Management Case A	64	104	231	453	610
Management Case B	64	104	231	353	449
Free Cash Flow(2)
Management Case A	(36)	10	144	351	508
Management Case B	(36)	10	144	252	348

(1)

Adjusted EBITDA is defined as adjusted earnings before interest, income taxes, depreciation and amortization, non-cash compensation, impairments, gains and losses on sales of assets and transaction expenses. Adjusted EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. Adjusted EBITDA was used by management to provide additional information in order to provide them with an alternative method for assessing SSE’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures may also be different from or inconsistent with the definition of Adjusted EBITDA as described in SSE’s documents previously filed with the SEC.

(2)	Free Cash Flow is calculated as Adjusted EBITDA less capital expenditures.

Interests of SSE Directors and Executive Officers in the Merger

In considering the recommendation of the SSE board of directors that the SSE stockholders vote to adopt the merger agreement, SSE’s stockholders should be aware that aside from their interests as stockholders of SSE, SSE’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of SSE generally. The members of the SSE board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of SSE that the merger agreement be approved. See “—Background of the Merger” and “—SSE’s Reasons for the Merger; Recommendation of the SSE Board of Directors.” SSE’s stockholders should take these interests into account in deciding whether to vote “FOR” the approval of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. For the purposes of the plans and agreements described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control or term of similar meaning.

Treatment of SSE Incentive Plan Restricted Stock Unit Awards

Each SSE restricted stock unit award granted prior to December 12, 2016 (the “Incentive Awards”) that is outstanding as of immediately prior to the effective time will immediately vest and any forfeiture restrictions applicable to such award will immediately lapse. Each Incentive Award will be deemed settled and each share of SSE common stock subject to such Incentive Award will be treated as a share of SSE common stock and receive the merger consideration. None of SSE’s directors or executive officers hold SSE restricted stock unit awards granted on or following December 12, 2016.

Quantification of Payments for Incentive Awards.

The following table sets forth, as of March 10, 2017, for each of SSE’s directors and executive officers who hold Incentive Awards, the aggregate number of shares of SSE common stock covered by the Incentive Awards held by such individuals and the estimated value of shares of Patterson-UTI common stock that each holder may receive in connection with the merger with respect to such SSE awards. Two of SSE’s directors, Victor Dahn and Andrew Axelrod, do not hold any unvested Incentive Awards as of the date hereof.

Name	Position	Number of Incentive Award Shares(#)(1)	Value ($)(2)
Jerry Winchester	President and Chief Executive Officer	302,500	14,326,400
Cary Baetz	Chief Financial Officer and Treasurer	181,500	8,595,840
Karl Blanchard	Chief Operating Officer	181,500	8,595,840
James Minmier	President-Nomac Drilling	151,250	7,163,200
William Stanger	President-Performance Technologies	121,000	5,730,560
Edward J. DiPaolo	Director	12,998	615,585
Steven Hinchman	Director	12,998	615,585
David King	Director	12,998	615,585
Douglas J. Wall	Director	12,998	615,585

(1)	The number of shares covered by the Incentive Awards held by each individual within the table above is subject to change based upon any vesting or forfeiture event that could occur after March 10, 2017 but prior to the closing of the merger. Under the terms of the merger agreement, SSE is not permitted to make any additional equity awards to SSE’s officers after the signing of the merger agreement without Patterson-UTI’s prior written consent. Accordingly, SSE does not expect that any additional awards will be granted pursuant to the SSE Incentive Plan prior to the close of the merger.
(2)	For purposes of this table, the per share value of the merger consideration was estimated to be equal to $47.36, determined by multiplying an estimated exchange ratio of 1.7731 (calculated assuming that all outstanding Series A warrants of SSE are exercised for cash, no other warrants are exercised, no other shares of SSE are issued prior to closing and certain other assumptions set forth in “Example 1” of Annex B of this joint proxy statement/prospectus) by $26.71, the average closing price of Patterson-UTI common stock over the first five business days following the first public announcement of the merger. The actual value of the Patterson-UTI common stock received at the time of the merger will depend upon the price of the Patterson-UTI common stock on the closing date. The value that each current SSE director or executive officer could receive upon a sale or other disposition of any Patterson-UTI common stock to be received in the merger cannot be determined until such a sale or disposition occurs.

Employment Agreements

SSE has entered into employment agreements with each of its executive officers. Although it has not yet been determined whether the SSE named executive officers will continue employment with Patterson-UTI or if they will incur a termination of employment in connection with the merger, for purposes of quantifying the severance benefits that may become payable to each executive officer, the employment of each of the SSE named executive officers will be assumed to be terminated without cause in connection with the merger, triggering certain compensation and benefits to each of those executive officers pursuant to their employment agreements, described below.

Under the terms of each employment agreement, if an executive officer’s employment is terminated without cause or the executive officer terminates employment for good reason (including if the executive officer’s employment is terminated due to SSE’s non-renewal of the employment agreement), then subject to such executive officer’s signing and not revoking a separation agreement and release of claims in a form satisfactory to SSE, such executive officer will be entitled to:

•	Receive an amount, generally paid in substantially equal monthly installments over 12 months, equal to a multiple of such executive officer’s (i) annual base salary and (ii) the greater of the actual bonus paid to the executive officer for the year prior to the termination or the target bonus for the year of the termination, with the multiple for all executive officers being 2.0x, but 2.99x for Mr. Winchester if a termination without cause or resignation with good reason occurs within the 6 months prior to or 24 months following a change in control (in which case, the difference between the amounts derived from the 2.99 multiple and the 2.0 multiple shall be paid to Mr. Winchester in a lump sum within 30 days following the change in control);

•	Subject to a timely election of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage, reimbursement for the amount of COBRA continuation premiums until the earliest of (i) 18 months following the date of termination, (ii) such time as such executive officer is no longer eligible for COBRA continuation coverage, or (iii) the date on which the executive officer becomes eligible to receive substantially similar coverage from another employer;

•	The vesting of any supplemental matching contributions pursuant to SSE’s deferred compensation plan; and

•	Outplacement counseling services for 12 months following the qualifying termination, subject to a maximum value of $25,000, except for Mr. Winchester, whose employment agreement does not provide for such benefit if his qualifying termination occurs within the 6 months prior to or 24 months following a change in control.

In the event that the SSE board of directors determines that payments to be made to an executive officer would constitute excess parachute payments subject to excise taxes under Section 4999 of the Code, then the amount of those payments must either (i) be reduced so that the total compensation received by the executive officer in connection with the transaction is $1.00 less than the amount that would cause the officer to incur such excise tax or (ii) paid in full, whichever results in the better net after tax position for the executive officer. In no event is SSE required to provide tax gross-up payments to any executive officer.

Each executive officer is subject to restrictions on competition and soliciting SSE employees and customers for 24 months following the executive officer’s termination of employment.

The amounts set forth below reflect the estimate of the compensation and benefits that the current SSE executive officers would be entitled to receive pursuant to their employment agreements in connection with a termination without cause or resignation for good reason in connection with the merger.

Name	Potential Cash Severance ($)(1)	Estimated COBRA costs ($)(2)	Maximum Outplacement Services ($)(3)	Total ($)
Jerry Winchester	7,071,504	25,877	—	7,097,381
Cary Baetz	2,524,493	25,042	25,000	2,574,535
Karl Blanchard	3,188,833	21,606	25,000	3,235,439
James Minmier	2,391,626	22,721	25,000	2,439,347
William Stanger	2,125,889	22,081	25,000	2,172,970

(1)	Potential cash severance amounts are based on each executive officer’s base salary as of March 10, 2017 and the annual bonus each executive officer received for services performed in 2016.
(2)	Estimated COBRA costs are based upon the costs of SSE’s benefit plans as of March 10, 2017.
(3)	Amounts shown in this table are the maximum amounts that could become payable under the employment agreements, but amounts actually paid to each executive officer could be less.

Deferred Compensation Plan

At the effective time, pursuant to the terms of SSE’s deferred compensation plan, all unvested SSE contributions to individual accounts will vest. The estimated value of the unvested SSE contributions in each executive officer’s deferred compensation account as of February 7, 2017 is set forth in the table below. In addition, if a participant in SSE’s deferred compensation plan terminates employment for any reason during the 24 months following the merger, the participant will receive a single lump sum payment equal to the unpaid balance of his or her account under SSE’s deferred compensation plan.

Name	Unvested SSE Contributions to the Deferred Compensation Plan ($)
Jerry Winchester	352,657
Cary Baetz	44,718
Karl Blanchard	32,859
James Minmier	56,356
William Stanger	101,936

Indemnification and Insurance

The merger agreement provides that, for a period of six years from the effective time, Patterson-UTI shall cause SSE, as the surviving corporation, to indemnify and hold harmless, to the fullest extent permitted by applicable legal requirements, each present and former director, officer and employee of SSE or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of SSE or any of its subsidiaries against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer or employee of SSE or its subsidiaries or services performed by such person at the request of SSE or its subsidiaries at or prior to the effective time. For additional information see “The Merger Agreement—Indemnification and Insurance” beginning on page 143.

Quantification of Payments and Benefits to SSE’s Named Executive Officers

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with SSE’s named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. The individuals disclosed within this section are SSE’s current principal executive officer, current principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer for SSE’s most recently completed fiscal year.

The table set forth below details the amount of payments and benefits that each of SSE’s named executive officers could potentially receive in connection with the merger under the SSE Incentive Plan and applicable employment agreements. These payments consist of the payments described above and are not in addition to those described in previous sections. These payments are specifically identified in this fashion to allow for a non-binding advisory vote of SSE’s stockholders regarding these payments and benefits. The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurs on March 10, 2017, (ii) the per share value of the merger consideration is estimated to be equal to $47.36, determined by multiplying an estimated exchange ratio of 1.7731 (calculated assuming that all outstanding Series A warrants of SSE are exercised for cash, no other warrants are exercised, no other shares of SSE are issued prior to closing and certain other assumptions set forth in “Example 1” of Annex B of this joint proxy statement/prospectus) by $26.71, the average closing price of the Patterson-UTI common stock over the first five trading days following the first public announcement of the transaction, (iii) although it has not yet been determined whether the named executive officers will continue employment with Patterson-UTI or if they will incur a termination of employment in connection with the merger, the employment of each of the named executive officers will be assumed to be terminated without cause immediately following the completion of the merger, (iv) each named executive officer utilizes perquisites to the fullest extent available, and (v) with respect to any agreements that require the executive officer to execute a release agreement or to comply with restrictive covenants, the executive officer has properly executed that document or complied with all requirements necessary in order to receive the benefits noted below. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC(3)	Perquisites/ Benefits ($)(4)	Total
Jerry Winchester	7,071,504	14,326,400	352,657	25,877	21,776,438
Cary Baetz	2,524,493	8,595,840	44,718	50,042	11,215,093
Karl Blanchard	3,188,833	8,595,840	32,859	46,606	11,864,138
James Minmier	2,391,626	7,163,200	56,356	47,721	9,658,903
William Stanger	2,125,889	5,730,560	101,936	47,081	8,005,446

(1)

Amounts are based on each executive officer’s base salary as of March 10, 2017 and the annual bonus each executive officer received for services performed in 2016, and are calculated in accordance with each executive officer’s employment agreement as described above. These amounts are considered “double-trigger” payments, meaning that they would become payable only in connection with a termination in connection with the merger. Subject to SSE’s receipt of an executed separation agreement and release of claims, the monthly payments would begin on the sixtieth day following the executive officer’s termination unless, at the time of the termination, the executive officer is considered to be a “specified employee” under Section 409A of the Code and would be subject to a required six-month delay for any payments that are considered to be deferred compensation payments pursuant to Section 409A of the Code. For additional information regarding these payments, please see “Interests of SSE Directors and Executive Officers in the Merger—Employment Agreements” beginning on page 115.
(2)	The estimated equity values included in this column would be considered “single-trigger” pursuant to the terms of the Incentive Awards, which will become accelerated and settled upon the occurrence of the merger, without regard to whether the executive officer also incurs a termination of employment. The number of shares covered by the Incentive Awards held by each individual used to calculate the estimates in the table above is subject to change based upon any vesting or forfeiture event that could occur after March 10, 2017 but prior to the closing of the merger. For additional information regarding this benefit, please see “Interests of SSE Directors and Executive Officers in the Merger—Treatment of SSE Incentive Plan Restricted Stock Unit Awards” beginning on page 119.
(3)	The estimated values included in this column reflect the unvested SSE contributions in each executive officer’s deferred compensation account as of March 10, 2017. The estimated value of vesting of unvested deferred compensation contributions set forth in the table above is subject to change based upon any vesting or forfeiture event that could occur after March 10, 2017 but prior to the closing of the merger. The estimated values in this column would be considered “single-trigger” and would vest upon the occurrence of the merger without regard to whether the executive officer also incurs a termination of employment.
(4)	The estimated costs in this column reflect a combination of the maximum outplacement services ($25,000 per executive officer) and the estimated maximum continued COBRA costs that could be provided pursuant to employment agreements in the event that the executive officer is terminated without cause or terminates for good reason. As noted above, the cost of outplacement services will in no event exceed $25,000 per executive officer, but could be lower and the COBRA amounts could continue for a maximum period of 18 months, although the duration of the COBRA payments could be shorter, in which case the amounts actually paid could also be lower than costs shown in the table above. The estimated payments reflected in this column would be considered “double-trigger” payments, meaning that they would become payable only in connection with a termination in connection with the merger. For additional information regarding these benefits, please see “Interests of SSE Directors and Executive Officers in the Merger—Employment Agreements” beginning on page 115.

Board of Directors and Executive Management Following the Merger

Following the completion of the merger, it is anticipated that the Patterson-UTI board of directors will have seven members, consisting of the seven individuals currently serving on the Patterson-UTI board of directors as of the date of this joint proxy statement/prospectus.

Following the completion of the merger, it is anticipated that each of the Patterson-UTI executive officers will continue to serve in their current positions and under the same compensation plans and arrangements that were in place prior to the merger:

• Mark S. Siegel	Executive Chairman
• William Andrew Hendricks, Jr.	President and Chief Executive Officer
• John E. Vollmer III	Senior Vice President—Corporate Development, Chief Financial Officer and Treasurer
• Kenneth N. Berns	Senior Vice President
• Seth D. Wexler	Senior Vice President, General Counsel and Secretary
• James M. Holcomb	President—Patterson-UTI Drilling Company LLC

Regulatory Clearances Required for the Merger

Consummation of the merger is subject to the expiration or termination of any applicable waiting period under the HSR Act). On January 3, 2017, Patterson-UTI and SSE filed Notification and Report Forms with the

Antitrust Division of the Department of Justice and the Federal Trade Commission, which is referred to as the FTC. On January 13, 2017, Patterson-UTI and SSE were notified by the FTC that the early termination of the waiting period under the HSR Act had been granted.

At any time before or after the effective time, the U.S. antitrust authorities could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Patterson-UTI or SSE or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Pursuant to the terms of the merger agreement, Patterson-UTI and SSE have agreed to cooperate fully with one another, and use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement, including:

•	making all filings (if any) and giving all notices (if any) required to be made and given by such party in connection with the merger or the other transactions contemplated by the merger agreement;

•	using reasonable best efforts to obtain each approval, consent, authorization or waiver (if any) required to be obtained by such party in connection with the merger or any other transactions contemplated by the merger agreement; and

•	using reasonable best efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the merger.

However, notwithstanding the foregoing, unless immaterial relative to SSE and its subsidiaries taken as a whole, Patterson-UTI does not have any obligation under the merger agreement to (and SSE shall not, unless requested to do so by Patterson-UTI): (i) dispose of, transfer, or hold separate, or cause any of its subsidiaries to dispose of, transfer, or hold separate any assets or operations, or commit or cause SSE or any of its subsidiaries to dispose of, transfer, or hold separate any assets; (ii) discontinue or cause any of its subsidiaries to discontinue offering any product or service, or commit to cause SSE or any of its subsidiaries to discontinue offering any product or service or (iii) make or cause any of its subsidiaries to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of SSE or any of its subsidiaries.

Treatment of SSE Incentive Plan Restricted Stock Unit Awards

Each SSE restricted stock unit award granted prior to December 12, 2016 that is outstanding as of the effective time will fully vest immediately prior to the closing of the merger and be treated as shares of SSE common stock and receive the merger consideration in respect of each share of SSE common stock subject to the award. In addition, at the effective time, each SSE restricted stock unit award granted on or following December 12, 2016 will be assumed by Patterson-UTI and converted into a restricted stock unit award, with the same terms and conditions as in effect immediately prior to the effective time, covering a number of shares of Patterson-UTI common stock equal to (i) the number of shares of SSE common stock subject to the award immediately prior to the effective time, multiplied by (ii) the exchange ratio, rounded to the nearest whole share.

Treatment of Patterson-UTI and SSE Credit Agreements

Patterson-UTI currently maintains a senior unsecured credit facility, as amended, with Wells Fargo Bank, N.A., as administrative agent, and the other lenders and financial institutions party thereto (the “Patterson-UTI revolving credit facility”), which has a maturity date of September 27, 2017. The Patterson-UTI revolving credit facility permits aggregate borrowings of up to $500 million outstanding at any time, subject to a borrowing base calculated by reference to Patterson-UTI’s and certain of its subsidiaries’ eligible equipment, inventory, account receivable and unencumbered cash. The Patterson-UTI revolving credit facility contains a letter of credit facility that is limited to $50 million and a swing line facility that is limited to $20 million, in each case outstanding at any time. Subject to customary conditions, Patterson-UTI may request that the lenders’ aggregate commitments with respect to the Patterson-UTI revolving credit facility be increased by up to $100 million, not to exceed total commitments of $600 million. The maturity date under the Patterson-UTI revolving credit facility is September 27, 2017; however, an amendment entered into on July 8, 2016 extended the maturity date of $357.9 million in revolving credit commitments of certain lenders to March 27, 2019. As of March 10, 2017, Patterson-UTI had no amounts outstanding under its revolving credit facility, with available borrowing capacity of $500 million.

Loans under the Patterson-UTI revolving credit facility bear interest by reference, at Patterson-UTI’s election, to the LIBOR rate or base rate, provided, that swing line loans bear interest by reference only to the base rate. Until September 27, 2017, the applicable margin on LIBOR rate loans varies from 2.75% to 3.25% and the applicable margin on base rate loans varies from 1.75% to 2.25%, in each case determined based upon Patterson-UTI’s debt to capitalization ratio. Beginning September 27, 2017, the applicable margin on LIBOR rate loans varies from 3.25% to 3.75% and the applicable margin on base rate loans varies from 2.25% to 2.75%, in each case determined based on Patterson-UTI’s excess availability under the Patterson-UTI revolving credit facility. As of December 31, 2016, the applicable margin on LIBOR rate loans was 2.75% and the applicable margin on base rate loans was 1.75%. Based on Patterson-UTI’s debt to capitalization ratio at September 30, 2016, the applicable margin on LIBOR loans is 2.75% and the applicable margin on base rate loans is 1.75% as of January 1, 2017. Based on Patterson-UTI’s debt to capitalization ratio at December 31, 2016, the applicable margin on LIBOR loans will be 2.75% and the applicable margin on base rate loans will be 1.75% as of April 1, 2017. A letter of credit fee is payable by Patterson-UTI equal to the applicable margin for LIBOR rate loans times the daily amount available to be drawn under outstanding letters of credit. The commitment fee rate payable to the lenders for the unused portion of the Patterson-UTI revolving credit facility is 0.50%.

SSE currently maintains a senior secured credit facility with Wells Fargo Bank, N.A., as administrative agent, and the other lenders and financial institutions party thereto (the “SSE credit facility”) with total commitments of $100.0 million. In June 2014, SSE entered into a $400.0 million seven-year term loan credit agreement (the “term loan”) and on May 13, 2015, SSE entered into a $100 million incremental term supplement to the term loan (the “incremental term loan”). Patterson-UTI anticipates that, at or immediately following the effective time, the SSE credit facility, the term loan and the incremental term loan will each be terminated and any indebtedness outstanding thereunder will be repaid. As of March 10, 2017, SSE had outstanding borrowings under the term loan in a principal amount of $390 million and outstanding borrowings under the incremental term loan in a principal amount of $83.25 million and no outstanding borrowings under the SSE credit facility.

The prepayment of indebtedness under the SSE credit facility and term loan may be made without premium or penalty, subject to customary breakage costs. Voluntary prepayments of the incremental term loan made on or prior to the 42-month anniversary of the incremental term loan are ordinarily subject to a prepayment premium equal to (i) a make-whole premium determined pursuant to a formula set forth in the incremental term loan if made on or prior to the 18-month anniversary of the incremental term loan, (ii) 5.00% of such principal amount if made after the 18-month anniversary and on or prior to the 30-month anniversary of the incremental term loan, or (iii) 3.00% of such principal amount if made after the 30-month anniversary and on or prior to the 42-month anniversary of the incremental term loan. However, on August 1, 2016, SSE entered into a waiver in respect of the incremental term loan whereby the incremental term lenders agreed to waive their right to any prepayment premium that may be payable in respect of the incremental term loan (other than in connection with a pre-maturity acceleration of the incremental term loan) for a period of eighteen months following August 1, 2016. Patterson-UTI currently plans to fund the repayment of the indebtedness under the SSE credit facility, term loan and incremental term loan with proceeds obtained through the issuance of Patterson-UTI common stock and, if required, borrowings under the Patterson-UTI revolving credit facility.

Dividend Policies

Patterson-UTI currently issues a quarterly dividend. Any future decisions to pay dividends on Patterson-UTI common stock will be at the discretion of the Patterson-UTI board of directors and will depend on the business conditions, results of operations, financial condition, terms of its debt agreements and other factors that the Patterson-UTI board of directors may deem relevant. The merger agreement prohibits Patterson-UTI (unless consented to in advance by SSE, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Patterson-UTI common stock in excess of $0.02 per share per quarter until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

Since its spin-off, SSE has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of SSE common stock in the foreseeable future. The merger agreement prohibits SSE (unless consented to in advance by Patterson-UTI, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of SSE common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

Listing of Patterson-UTI Common Stock

It is a condition to the completion of the merger that the shares of Patterson-UTI common stock to be issued to SSE stockholders pursuant to the merger and such other shares of Patterson-UTI common stock to be reserved for issuance in connection with the merger be authorized for listing to be traded on the NASDAQ, subject to official notice of issuance.

Halting of Trading of SSE Common Stock

Upon completion of the merger, the SSE common stock currently traded on the OTC Grey will cease to be traded on the OTC Grey.

Appraisal Rights

Patterson-UTI

The holders of Patterson-UTI common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

SSE

Under Delaware law, SSE stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of SSE common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration SSE stockholders would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. SSE stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a SSE stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this joint proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of SSE common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes notice to SSE stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If a SSE stockholder wishes to consider exercising appraisal rights, such stockholder should carefully review the text of Section 262 contained in Annex E to this joint proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

If you are a record holder of shares of SSE common stock and wish to elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to SSE a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a SSE stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of SSE common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of SSE common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of SSE common stock.

All demands for appraisal should be addressed to Seventy Seven Energy Inc., 777 N.W. 63rd Street Oklahoma City, Oklahoma 73116, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting of SSE stockholders and should be executed by, or on behalf of, the record holder of the shares of SSE common stock. The demand must reasonably inform SSE of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to SSE. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If a SSE stockholder holds shares of common stock in a brokerage account or in other nominee form and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time, SSE, as the surviving corporation, must give written notice that the merger has become effective to each former SSE stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to SSE as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting SSE stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any SSE stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all SSE stockholders entitled to appraisal. A person who is the beneficial owner of shares of SSE common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a SSE stockholder, service of a copy of such petition shall be made upon SSE, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting SSE stockholders. Accordingly, the failure of a SSE stockholder to file such a petition within the period specified could nullify the SSE stockholder’s previously written demand for appraisal. There is no present intent on the part of SSE to file an appraisal petition, and SSE stockholders seeking to exercise appraisal rights should not assume that SSE will file such a petition or that SSE will initiate any negotiations with respect to the fair value of such shares. Accordingly, SSE stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. There is no present intent on the part of SSE to file an appraisal petition, and SSE stockholders seeking to exercise appraisal rights should not assume that SSE will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares. Accordingly, SSE stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a SSE stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all SSE stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those SSE stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the SSE stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any SSE stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the SSE stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, SSE may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the SSE stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

SSE stockholders should be aware that the fair value of shares of SSE common stock as determined under Section 262 could be more than, the same as, or less than the value that such SSE stockholder is entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the SSE stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a SSE stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any SSE stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any SSE stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the SSE stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that SSE stockholder to appraisal will cease and that SSE stockholder will be entitled to receive an amount of shares of Patterson-UTI common stock equal to the exchange ratio for his, her or its shares of SSE common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any SSE stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any SSE stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, SSE stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Litigation Relating to the Merger

On February 22, 2017, a purported shareholder (the “Plaintiff”) of SSE filed a putative class action challenging the disclosures made in connection with the merger against SSE and the members of SSE’s board of directors (the “Defendants”). This lawsuit is styled Maria Comeaux et al. v. Seventy Seven Energy Inc., et al., Case No. CIV-5:17-191-M, in the United States District Court for the Western District of Oklahoma.

The Complaint alleges inadequacies in the merger price and the process leading up to it, and claims that the joint proxy statement/prospectus filed in connection with the merger fails to disclose certain allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and certain rules promulgated thereunder. The alleged omissions generally relate to (i) certain financial projections; (ii) certain valuation analyses performed by SSE’s financial advisor, Morgan Stanley; and (iii) alleged conflicts of interest faced by Morgan Stanley and a director of SSE.

Based on these allegations, the Plaintiff seeks to enjoin the forthcoming shareholder vote on the merger unless and until SSE discloses the allegedly omitted material information summarized above. The Plaintiff also seeks damages and attorneys’ fees.

The Defendants cannot predict the outcome of the lawsuit or any others that might be filed subsequent to the date of the filing of this joint proxy statement/prospectus, nor can the Defendants predict the amount of time and expense that will be required to resolve the lawsuit. The Defendants believe the lawsuit is without merit and intend to vigorously defend against it.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Patterson-UTI and SSE are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Patterson-UTI and SSE stockholders are urged to read the merger agreement carefully and in its entirety—as well as this joint proxy statement/prospectus—before making any decisions regarding the merger, including the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the SSE stockholders and the approval by the Patterson-UTI stockholders of the issuance of shares of Patterson-UTI common stock to SSE stockholders pursuant to the merger.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Patterson-UTI or SSE. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	are not necessarily intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 234.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into SSE. SSE will be the surviving corporation in the merger and will become a wholly owned subsidiary of Patterson-UTI. At the effective time, each outstanding share of SSE common stock, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders have been perfected in compliance with Section 262 of the DGCL, will be converted into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio.

The exchange ratio will be equal to 49,559,000 shares of Patterson-UTI common stock, divided by the total number of shares of SSE common stock outstanding or deemed outstanding immediately prior to the effective time (which includes (i) shares of SSE common stock outstanding as a result of the exercise of warrants to acquire SSE common stock, (ii) shares of SSE common stock deemed outstanding as a result of the vesting of SSE restricted stock unit awards that existed prior to the execution of the merger agreement, (iii) any shares of SSE common stock subject to perfected appraisal rights, (iv) shares of SSE common stock that underlie restricted stock unit awards that SSE issues on or after the execution of the merger agreement and (v) 50% of any shares of SSE common stock that have been tendered to SSE on or after August 1, 2016 for the purposes of satisfying tax withholding obligations upon the vesting of SSE restricted stock unit awards); provided that, in the event that any Series A warrants to acquire shares of SSE common stock are forfeited or net settled, such 49,559,000 shares of Patterson-UTI common stock will be reduced by a number equal to (i) the aggregate exercise price for the warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI common stock for the ten consecutive trading days immediately preceding the third business day prior to the closing. In no event will Patterson-UTI issue more than 49,559,000 shares of its common stock as merger consideration. Annex B of this joint proxy statement/prospectus sets forth illustrative calculations of the exchange ratio. The exchange ratio will be appropriately adjusted prior to the effective time to account for any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, that occurs with respect to the shares of either Patterson-UTI common stock or SSE common stock outstanding after the date of the merger agreement and prior to the effective time.

Effective immediately prior to the effective time, each SSE restricted stock unit award granted prior to December 12, 2016 that is outstanding as of the effective time will immediately vest and any forfeiture restrictions applicable to all such awards will immediately lapse. Such SSE restricted stock unit awards will be deemed settled and shares of SSE common stock subject to such SSE restricted stock unit awards will be treated as shares of SSE common stock, including with respect to the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio in the merger. At the effective time, each SSE restricted stock unit award granted on or following December 12, 2016 will be assumed by Patterson-UTI and converted into a restricted stock unit award, with the same terms and conditions as in effect immediately prior to the effective time, covering a number of shares of Patterson-UTI common stock equal to (i) the number of shares of SSE common stock subject to the award immediately prior to the effective time, multiplied by (ii) the exchange ratio (discussed above), rounded to the nearest whole share.

Patterson-UTI will not issue fractional shares of SSE common stock pursuant to the merger agreement. Instead, each SSE stockholder who otherwise would have been entitled to receive a fraction of a share of Patterson-UTI common stock will receive cash (without interest) in lieu thereof, upon surrender of his or her shares of SSE common stock. The exchange agent will aggregate and sell all fractional shares issuable as part of the merger consideration at the prevailing price on the NASDAQ. An SSE stockholder who would otherwise have received a fraction of a share of Patterson-UTI common stock will receive an amount of cash generated from such sales attributable to the stockholder’s proportionate interest in the net proceeds of such sales, less expenses and without interest.

Completion of the Merger

The closing of the merger will take place on the third business day following the date on which the last condition to the completion of the merger has been satisfied or waived, or such other date as Patterson-UTI and SSE may agree in writing. The merger will become effective at the date and time the parties file the certificate of merger with the Delaware Secretary of State, or at such subsequent time as agreed to in writing by Patterson-UTI and SSE and specified in the certificate of merger.

Patterson-UTI and SSE currently expect the closing of the merger to occur late in the first quarter or early in the second quarter of 2017. However, as the merger is subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Patterson-UTI and SSE could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

On or prior to the effective time, Patterson-UTI will enter into an agreement with a bank or trust company reasonably acceptable to SSE to act as exchange agent for the holders of SSE common stock in connection with the merger and to receive the merger consideration and cash sufficient to pay cash (without interest) in lieu of fractional shares to which holders of fractional shares may become entitled. At the effective time, each share of

SSE common stock, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders have been perfected, will be converted into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio.

Promptly after the effective time, but in no event later than three business days after the closing date, the surviving company in the merger will cause the exchange agent to mail to each holder of one or more SSE stock certificates or shares of SSE common stock represented by book entry, a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates will pass, only upon proper delivery of such certificates to the exchange agent, or in the case of book entry shares, upon adherence to the procedures set forth in the letter of transmittal and instructions explaining the procedure for surrendering SSE stock certificates or, in the case of book entry shares, the surrender of such shares for payment of the merger consideration and any cash in lieu of fractional shares of Patterson-UTI common stock.

After the effective time, shares of SSE common stock, including shares for which appraisal rights held by SSE stockholders have been perfected, will no longer be outstanding. At the effective time, all such shares will be automatically canceled and will cease to exist, and each certificate or book entry share, if any, that previously represented shares of SSE common stock (other than shares for which appraisal rights have been perfected) will represent only the right to receive the merger consideration as described above, any cash (without interest) in lieu of fractional shares of Patterson-UTI common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates or book entry shares. Any shares of SSE common stock for which appraisal rights have been perfected will represent the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. With respect to those shares of Patterson-UTI common stock deliverable upon the surrender of SSE stock certificates or book entry shares, until holders of such SSE stock certificates or book entry shares have surrendered those stock certificates or book entry shares to the exchange agent, those holders will not receive dividends or distributions declared or made with respect to such shares of Patterson-UTI common stock with a record date after the effective time.

Representations and Warranties

The merger agreement contains representations and warranties made by each party to the merger agreement regarding aspects of such party’s business, financial condition, structure and other facts pertinent to the merger. Each of Patterson-UTI and SSE has made representations and warranties regarding, among other things:

•	organization, good standing and power;

•	corporate authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	capital structure;

•	SEC documents and financial statements;

•	absence of untrue statements of a material fact or omissions of any material fact in SEC filings since January 1, 2014;

•	absence of undisclosed liabilities;

•	absence of certain changes and events since August 1, 2016 for SSE, and December 31, 2015 for Patterson-UTI;

•	tax matters;

•	compliance with laws;

•	environmental matters;

•	absence of certain litigation;

•	opinions from financial advisors; and

•	brokers’ fees payable in connection with the merger.

SSE has also made additional representations and warranties relating to:

•	ownership of subsidiaries;

•	collective bargaining agreements and other labor matters;

•	compensation and benefits matters;

•	intellectual property matters;

•	title to and leasehold interests in real properties;

•	material contracts;

•	insurance;

•	certain interests of officers and directors;

•	regulatory matters and permits;

•	inapplicability of state takeover statutes; and

•	customers and suppliers.

Patterson-UTI and Merger Sub have also made an additional representation and warranty relating to their lack of ownership of SSE common stock that would cause either of them to be an “interested stockholder” as such term is defined in Section 203 of the DGCL.

The merger agreement also contains certain representations and warranties of Patterson-UTI relating to the availability of at least $450 million in cash on hand or other sources of immediately available funds and availability under the Patterson-UTI revolving credit facility, as of the signing and closing date, and with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, representations about Merger Sub’s organization, good standing and power, corporate authority with respect to the execution, delivery and performance of the merger agreement, absence of conflicts and violations, required consents and approvals, and absence of business conduct.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to any person, any material adverse effect on the business or results of operations of such person and its subsidiaries taken as a whole, but excluding:

•	changes in the economy or financial, debt, credit or securities markets generally in the United States or elsewhere, including changes in interest or exchange rates;

•	changes generally affecting the industries (or segments thereof) in which such person or any of its subsidiaries operate or industry margins;

•	changes in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids and other commodities;

•	changes or proposed changes in GAAP or other accounting standards or interpretations thereof or in any legal requirements, interpretations thereof or regulatory conditions or any changes in the enforcement of any of the foregoing or in general legal or regulatory conditions;

•	changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

•	weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters or other comparable events);

•	any change, in and of itself, in the market price or trading volume of such person’s securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of such failure has resulted in a material adverse effect to the extent not otherwise falling within any of the other exceptions listed here;

•	any failure by such person to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by such person or independent third parties) for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of such failure has resulted in a material adverse effect to the extent not otherwise falling within any of the other exceptions listed here;

•	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, financing sources, customers, suppliers, distributors, regulators, partners or other persons), or any action or claim made or brought by any of the current or former stockholders of such person (or on their behalf or on behalf of such person ) against such person or any of its directors, officers or employees arising out of merger agreement or the merger or the other transactions contemplated by the merger agreement; and

•	any action taken by such person or any of its subsidiaries that is required by the merger agreement or with another party’s written consent or at the request of another party;

provided, further, that with respect to the first seven items in the list above, such change, event, occurrence or development may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect to the extent such change, event, occurrence or development has a materially disproportionately adverse effect on such person and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such person and its subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect).

Conduct of Business

Each of Patterson-UTI and SSE has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. In general, each of Patterson-UTI and SSE has agreed to use reasonable best efforts to conduct its business in the ordinary course of business, including by using its reasonable best efforts to preserve substantially intact its present business organization, maintain its existing relations with key suppliers, customers, employees and other persons having business relationships with such party, maintain its existing insurance policies or reasonably substitutes thereof and properly maintain all of its material personal properties and assets, tangible or intangible, owned or leased, substantially in accordance with past practice, in each case, further subject to certain specific restrictions relating to the conduct of its business as set forth in the following paragraph.

In addition, SSE has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, without limitation, to not do any of the following

(subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Patterson-UTI as provided in the merger agreement, as required by applicable legal requirements or as consented to in advance by Patterson-UTI, which consent may not be unreasonably withheld or delayed):

•	declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock or other equity or voting interests (other than dividends and distributions by a direct or indirect wholly-owned subsidiary to SSE or to another direct or indirect wholly-owned subsidiary of SSE);

•	split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except for transactions by its wholly owned subsidiaries;

•	purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of SSE or any of its subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, except for any acquisition of shares of its common stock upon the vesting of its restricted stock units to satisfy any tax withholding obligations and except for any acquisition of its warrants upon the exercise of its warrants, in each case, in accordance with their present terms;

•	offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of its common stock or warrants or the value of SSE or any part thereof, other than:

•	the issuance of shares of its common stock upon the vesting of restricted stock units or the exercise of warrants in accordance with their present terms, and except for transactions solely among SSE and its wholly owned subsidiaries or among its wholly owned Subsidiaries; and

•	the grant of retention restricted stock unit awards with respect to up to 300,000 shares of its common stock; provided that retention restricted stock unit awards will not vest single-trigger upon the effective time and will instead vest upon the 120th day following the closing date or upon an earlier qualifying termination of employment and provided that such retention restricted stock unit award shall be drafted in a manner so as to exempt such award from treatment as nonqualified deferred compensation subject to section 409A of the Code;

•	amend its certificate of incorporation or bylaws or adopt any change in the comparable similar organizational documents of any of its subsidiaries;

•	effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, in each case other than any such transactions among SSE and any wholly owned subsidiaries or among its wholly owned subsidiaries;

•	acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof of a person (other than any such transaction among SSE and its wholly owned subsidiaries or among its wholly owned subsidiaries);

•	acquire any equity interest in any entity or any assets or a license therefor, other than:

•	acquisitions of assets in order to maintain and sustain its and its subsidiaries’ drilling rigs, pressure pumping equipment or rental equipment in the ordinary course of business;

•	pursuant to existing contracts as of the date of the merger agreement;

•	if the amount of consideration paid or transferred by its and its subsidiaries in connection with such transactions would not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter; or

•	any such transaction among SSE and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	make or commit to make any capital expenditure or series of related capital expenditures, other than making or committing to make any (i) maintenance expenditures in the ordinary course of business consistent with past practice, (ii) capital expenditures as required by any governmental body or (iii) capital expenditures that do not exceed $5,000,000 during any fiscal quarter;

•	enter into or amend any lease or sublease of real property, in each case, that is material to SSE and its subsidiaries, taken as a whole;

•	sell or otherwise dispose of any of its properties or assets, other than (i) the sales and dispositions of inventory and products in the ordinary course of business consistent with past practice, (ii) sales and dispositions that do not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter and (iii) any such transaction among SSE and its wholly owned subsidiaries or among its wholly owned Subsidiaries;

•	incur any indebtedness or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of SSE or any of its subsidiaries, other than:

•	indebtedness among SSE and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	indebtedness incurred in the ordinary course of business consistent with past practice under the revolving credit facility pursuant to SSE’s Amended and Restated Credit Agreement dated as of August 1, 2016; or

•	letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case made or entered into in the ordinary course of business consistent with past practice;

•	guarantee any indebtedness of another person, enter into any “keep well” or other agreement to maintain the financial condition of another person, or enter into any arrangement having the economic effect of any of the foregoing, other than guarantees of indebtedness of SSE or its wholly owned subsidiaries outstanding on the date hereof or otherwise incurred in compliance with provision;

•	repurchase or prepay any indebtedness other than in accordance with the terms of the agreements governing such indebtedness, as in effect on the date of the merger agreement;

•	make any (i) loans, advances or extension of credit other than to customers in the ordinary course of business or (ii) capital contributions to, or investments in, any other person, in each case other than SSE or any of its direct or indirect wholly owned subsidiaries;

•	settle any legal proceeding against SSE or any of its subsidiaries (excluding any audit, claim or other proceeding in respect of taxes, but including claims of stockholders and any stockholder litigation relating to the merger agreement, the merger, or any other contemplated transaction or otherwise) for an amount in excess of $500,000 individually or $1,000,000 in the aggregate, in each case net of insurance proceeds, other than the settlement of any legal proceedings in an amount not to exceed the maximum amounts reflected or reserved against in respect of such legal proceeding in the balance sheet (or the notes thereto) of SSE included in the financial statements of SSE and its subsidiaries;

•	waive or release any material claim or legal proceeding brought by SSE or any of its subsidiaries against another person, other than in the ordinary course of business consistent with past practice;

•	enter into any material contract except:

•	in the ordinary course of business that (i) provides for a term no longer than six months from the date of execution or (ii) is terminable by SSE or any its subsidiaries without penalty upon 30 days’ notice or less, or

•	in connection with any matter to the extent such matter is permitted by any other clause of this list; provided that (i) SSE shall not, and shall not permit any of its subsidiaries to, enter into any material contract permitted by this list (a) if consummation of the contemplated transactions or compliance by SSE with the provisions of the merger agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of SSE or any of its subsidiaries or Patterson-UTI or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such contract or (b) that in any way purports to restrict the business activity of SSE or any of its subsidiaries or any of their affiliates or to limit the freedom of SSE or any of its subsidiaries or any of their affiliates to engage in any line of business or to compete with any person or in any geographic area; and (ii) in the event that SSE or any of its subsidiaries enters into a material contract committing SSE or any of its subsidiaries to make capital expenditures, such material contract shall (a) provide for a term no longer than six months from the date of execution or (b) be terminable by SSE or any its subsidiaries without penalty upon 30 days’ notice or less;

•	other than in connection with any matter to the extent such matter is permitted by any other clause in this list, amend, modify, change, or terminate any material contract to which SSE or any of its subsidiaries is a party (other than any expiration, termination or renewal of any such material contract in accordance with its existing terms), or waive, release, or assign any material rights or claims thereunder; provided, however, that SSE and its subsidiaries shall be permitted to amend, modify, change and terminate:

•	the material indebtedness contracts so long as the contract evidencing indebtedness of SSE or any of its subsidiaries has, and after such amendment, modification, change or termination will have, an outstanding principal amount of less than $5,000,000; and

•	any material contract so long as SSE and its subsidiaries obtains reasonably equivalent economic value for any rights foregone as a result of such amendment, modification, change or termination;

•	adopt or enter into any collective bargaining agreement or other contract with a labor union or representative of employees that is applicable to the employees of SSE or any of its subsidiaries;

•	hire any new employee, officer or independent contractor or engage any independent contractor whose employment or engagement may not be terminated by SSE or any of its subsidiaries without penalty on 30 days’ notice or less;

•	increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, or independent contractor of SSE or any of its subsidiaries, except for (i) such increases or bonuses as set forth in the SSE disclosure schedule to the merger agreement and (ii) such increases or bonuses to employees in the ordinary course of business consistent with past practice and solely in connection with a promotion or demotion of an employee of SSE or any of its subsidiaries; provided that the exception in this clause (ii) shall not apply for employees who are a party to any severance, change of control or retention arrangement with SSE or any of its subsidiaries or whose annual base compensation is in excess of $300,000; provided further than no bonus, retention, performance or incentive aware or opportunity may be granted under SSE’s incentive plan with respect to service or performance in 2017 other than permitted grants of SSE restricted stock units;

•	except as permitted by the merger agreement or as required to comply with any contract or benefit plan in effect on the date of the merger agreement:

•	pay or agree to pay to any employee, officer, director, or independent contractor of SSE or any of its subsidiaries any severance, retention, or change in control benefit (other than any restricted stock units awards granted and any separation agreements entered into with terminated employees in the ordinary course of business that provide for severance in accordance with SSE’s policy);

•	grant any new equity awards under any benefit plan, other than any restricted stock units awards granted in accordance with the merger agreement;

•	take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any benefit plan;

•	take any action to accelerate the vesting or payment of any compensation or benefit under any contract or benefit plan;

•	adopt, enter into, materially amend, or terminate any benefit plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable legal requirements, for “at will employment” with no severance benefits; or

•	make any material determination under any benefit plan that is not in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, (i) make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where SSE has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice), (ii) settle or compromise any material legal proceeding relating to taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on its balance sheet or (iii) change any material method of tax accounting;

•	except as required by applicable legal requirements or GAAP, change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

•	fail to keep in full force all insurance policies referred to in the merger agreement or, in the event that any such insurance policy is not maintained, obtain an alternative insurance policy with substantially the same coverage, written by insurers authorized to do business in the applicable jurisdiction(s) and having an A.M. Best rating of “B+:V” or better (or equivalent); or

•	authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

In addition, Patterson-UTI has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to SSE as provided in the merger agreement, as required by applicable legal requirements, or as consented to in advance by SSE, which consent may not be unreasonably withheld or delayed):

•	declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except for (i) the payment of quarterly cash dividends on shares of Patterson-UTI common stock of $0.02 per share of common stock with declaration, record and payment dates consistent with past practice and in accordance with its current dividend policy and (ii) transactions solely among Patterson-UTI and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except for transactions by its wholly owned subsidiaries;

•

purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of Patterson-UTI or any of its subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, other than (i) the acquisition by Patterson-UTI of shares of its common stock in connection with the surrender of shares of its common stock by holders of its stock options in order to pay the exercise price thereof, (ii) the withholding of shares of its common stock to satisfy tax obligations with respect to awards granted pursuant to Patterson-UTI employee benefit plans and (iii) the acquisition by Patterson-UTI of awards granted pursuant to its employee benefit plans in connection with the forfeiture of such awards;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Patterson-UTI or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than:

•	the issuance of capital stock of Patterson-UTI in connection with the conversion or vesting of equity awards outstanding as of the date hereof or equity awards issued after the date hereof in the ordinary course of business consistent with past practice, or the issuance of equity awards in the ordinary course of business consistent with past practice pursuant to any benefit plans sponsored or maintained by Patterson-UTI;

•	the issuance by a wholly owned subsidiary of Patterson-UTI of such subsidiary’s capital stock or other equity interests to Patterson-UTI or any other wholly owned subsidiary of Patterson-UTI;

•	in connection with (i) the repayment of any indebtedness of Patterson-UTI and its subsidiaries or (ii) any financing in connection with the consummation of the transactions contemplated by the merger agreement, including the issuance of shares of its common stock in an amount not exceeding $500,000,000 in the aggregate; or

•	in connection with any acquisition of any assets or securities or all or any portion of the business or property of another entity, or any merger, consolidation or other business combination transaction (for the avoidance of doubt without limiting the bullet point directly below);

•	except as would not materially impede or materially delay the consummation of the merger, effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, in each case other than any such transactions among Patterson-UTI and any wholly owned subsidiaries or among its wholly owned subsidiaries;

•	amend its certificate of incorporation or bylaws or adopt any material change in the comparable similar organizational documents of any of its subsidiaries that would adversely affect the consummation of the merger or the other transactions contemplated by the merger agreement;

•	except as required by applicable legal requirements or GAAP, change its fiscal year, or make any material changes in financial accounting methods, principles, or practices; or

•	authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

Debt Financing

In connection with the merger, Patterson-UTI entered into a financing commitment letter with Canyon Capital Advisors LLC for a senior unsecured bridge facility in an aggregate principal amount not to exceed $150 million for the purposes of repaying or redeeming certain of SSE and its subsidiaries’ indebtedness and to pay related fees and expenses. Any undrawn commitments under the bridge facility will automatically terminate on the closing date. Patterson-UTI may issue debt securities or equity, incur bank loans or consummate other financings or use cash on hand in lieu of drawing all or a portion of the bridge loan committed to be funded under the bridge facility.

The bridge facility will be subject to representations, warranties and covenants that, subject to certain agreed modifications, will be substantially similar to the Patterson-UTI revolving credit facility. The funding of the bridge facility is subject to Patterson-UTI’s compliance with customary terms and conditions precedent as set forth in the commitment letter, including, among others: (i) the execution and delivery by Patterson-UTI of definitive documentation consistent with the commitment letter and (ii) that the merger shall have been, or substantially simultaneously with the funding under the bridge facility shall be, consummated in accordance with the terms of the merger agreement. Patterson-UTI does not currently expect to enter into the bridge facility and expects that the available cash of Patterson-UTI and borrowings under the Patterson-UTI revolving credit facility will be sufficient to consummate the merger in accordance with the terms of the merger agreement and to pay all related fees and expenses payable in connection therewith.

No Solicitation of Competing Proposals

SSE has it agreed that it will, and will cause its subsidiaries and certain SSE representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to a SSE acquisition proposal (as defined below), request the return or destruction of all confidential information previously provided to such parties by or on behalf of it or its subsidiaries and immediately prohibit any access by any person (other than Patterson-UTI and its representatives) to any physical or electronic data room relating to a possible SSE acquisition proposal.

A “SSE acquisition proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Patterson-UTI, its subsidiaries or its affiliates) relating to:

•	any merger, consolidation, share exchange, business combination, issuance of securities, acquisition or sale of securities, tender offer, exchange offer, or other similar transaction involving SSE or any of its subsidiaries pursuant to which a person (other than Patterson-UTI, Merger Sub or their affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons (other than Patterson-UTI, Merger Sub or their affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of SSE or of the surviving entity or the resulting direct or indirect parent of SSE or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving SSE; or

•	any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets to a person (other than Patterson-UTI, Merger Sub or their affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons (other than Patterson-UTI, Merger Sub or their affiliates) that constitute or account for 15% or more of the consolidated net revenues, net income or assets of SSE and its subsidiaries.

Subject to certain exceptions described below, SSE has agreed that it will not, and will cause its subsidiaries not to and will use reasonable best efforts to cause certain of its representatives not to, directly or indirectly:

•	solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any SSE acquisition proposal;

•	furnish any nonpublic information regarding SSE or any of its subsidiaries to any person in connection with or in response to a SSE acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to a SSE acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any SSE acquisition proposal;

•	approve, endorse, or recommend any SSE acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any SSE acquisition transaction.

the foregoing being referred to as the “SSE non-solicitation covenants.”

Notwithstanding the SSE non-solicitation covenants described above, SSE is permitted, prior to obtaining SSE stockholder approval of the merger, to engage in the activities prohibited by the SSE non-solicitation covenants with any person who has made a written, bona fide SSE acquisition proposal that is, or is reasonably likely to result in, a superior SSE proposal (as defined below) if (i) none of SSE, its restricted representatives or its subsidiaries have violated the SSE non-solicitation covenants, (ii) the SSE board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to SSE’s stockholders under applicable legal requirements, (iii) prior to furnishing any such nonpublic information to, or entering into discussions with, such person, SSE gives Patterson-UTI written notice of the identity of such person and of SSE’s intention to furnish nonpublic information to, or enter into discussions with, such person, (iv) SSE receives from such person an executed confidentiality agreement containing limitations on the use and disclosure of nonpublic written and oral information furnished to such person by or on behalf of SSE on terms no less favorable to SSE in the aggregate than the terms of the confidentiality agreement and (v) prior to furnishing any such nonpublic information to such person, SSE furnishes such nonpublic information to Patterson-UTI (to the extent such nonpublic information has not been previously furnished by SSE to Patterson-UTI).

A “superior SSE proposal” means an unsolicited, bona fide written SSE acquisition proposal made by a third person that the SSE board of directors determines in good faith, after consultation with outside legal counsel and its outside financial advisors, and taking into account all legal, financial (including the financing terms of such SSE acquisition proposal) and regulatory aspects of the proposal and the person making the proposal (i) is more favorable from a financial point of view to SSE’s stockholders than the merger and (ii) is reasonably capable of being consummated; provided that, for purposes of the definition of “superior SSE proposal,” the references to “15%” in the definition of SSE acquisition proposal shall be deemed to be references to “80%.”

SSE has also agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Patterson-UTI orally and in writing of any SSE acquisition proposal, any inquiry, proposal or indication of interest that would reasonably be expected to lead to a SSE acquisition proposal, any request for nonpublic information relating to SSE or any of its subsidiaries with respect to a SSE acquisition proposal, or any request for discussions or negotiations are sought to be initiated or continued with, SSE in respect of any SSE acquisition proposal (including the identity of the person making or submitting such SSE acquisition proposal, inquiry, indication of interest or request and the material terms thereof) that is made or submitted by any person during the pre-closing period. SSE shall promptly (and in no event later than 24 hours after receipt thereof) provide Patterson-UTI with copies of any draft agreements relating to, or written proposals containing any material term of, such SSE acquisition proposal, inquiry or indication of interest received from or on behalf of such person. SSE shall keep Patterson-UTI fully informed with respect to the status and material terms of any such SSE acquisition proposal, inquiry, indication of interest, or request and any modification or proposed modification thereto (and SSE shall promptly provide Patterson-UTI with copies of any draft agreements relating to, or written proposals containing any material term of, such SSE acquisition proposal, inquiry or indication of interest that SSE has delivered to any third person making a SSE acquisition proposal) and of the status of any such discussions or negotiations.

SSE has further agreed not to release or permit the release of any third person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which SSE or any of its subsidiaries is a party, and shall enforce or cause to be enforced each such agreement at the request of Patterson-UTI. SSE also agreed to promptly request each third person that executed a confidentiality agreement within six months prior to the date of the merger agreement, in connection with its consideration of a possible SSE acquisition proposal or equity investment, to return all confidential information previously furnished to such third party by or on behalf of SSE or any of its subsidiaries.

In addition, Patterson-UTI has it agreed that it will, and will cause its subsidiaries and certain Patterson-UTI representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to a Patterson-UTI acquisition proposal (as defined below), request the return or destruction of all confidential information previously provided to such parties by or on behalf of it or its subsidiaries and immediately prohibit any access by any person (other than SSE and its representatives) to any physical or electronic data room relating to a possible Patterson-UTI acquisition proposal.

A “Patterson-UTI acquisition proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry, or indication of interest by SSE, its subsidiaries or its affiliates) relating to:

•	any merger, consolidation, share exchange, business combination, issuance of securities, acquisition or sale of securities, tender offer, exchange offer, or other similar transaction involving Patterson-UTI or any of its subsidiaries pursuant to which a person (other than SSE or its affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons (other than SSE or its affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Patterson-UTI or of the surviving entity or the resulting direct or indirect parent of Patterson-UTI or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving Patterson-UTI; or

•	any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets to a person (other than SSE or its affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons (other than SSE or its affiliates) that constitute or account for 15% or more of the consolidated assets of Patterson-UTI and its subsidiaries.

Subject to certain exceptions described below, Patterson-UTI has agreed that it will not, and will cause its subsidiaries not to and will use reasonable best efforts to cause certain of its representatives not to, directly or indirectly:

•	solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any Patterson-UTI acquisition proposal;

•	furnish any nonpublic information regarding Patterson-UTI or any of its subsidiaries to any person in connection with or in response to a Patterson-UTI acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Patterson-UTI acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any Patterson-UTI acquisition proposal;

•	approve, endorse, or recommend any Patterson-UTI acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Patterson-UTI acquisition transaction.

the foregoing being referred to as the “Patterson-UTI non-solicitation covenants.”

Notwithstanding the Patterson-UTI non-solicitation covenants described above, Patterson-UTI is permitted, prior to obtaining Patterson-UTI stockholder approval of the proposed issuance of Patterson-UTI common stock in the merger, to engage in the activities prohibited by the Patterson-UTI non-solicitation covenants with any person who has made a written, bona fide Patterson-UTI acquisition proposal that is, or is reasonably likely to result in, a superior Patterson-UTI proposal (as defined below) if (i) none of Patterson-UTI, its restricted representatives or its subsidiaries have violated the Patterson-UTI non-solicitation covenants, (ii) the Patterson-UTI board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Patterson-UTI’s stockholders under applicable legal requirements, (iii) Patterson-UTI receives from such person an executed confidentiality agreement containing limitations on the use and disclosure of nonpublic written and oral information furnished to such person by or on behalf of Patterson-UTI on terms no less favorable to Patterson-UTI in the aggregate than the terms of the confidentiality agreement, and (iv) prior to furnishing any such nonpublic information to such person, Patterson-UTI furnishes such nonpublic information SSE (to the extent such nonpublic information has not been previously furnished by Patterson-UTI to SSE).

A “superior Patterson-UTI proposal” means an unsolicited, bona fide written Patterson-UTI acquisition proposal made by a third person that the Patterson-UTI board of directors determines in good faith, after consultation with outside legal counsel and its outside financial advisors, and taking into account all legal, financial (including the financing terms of such Patterson-UTI acquisition proposal) and regulatory aspects of the proposal and the person making the proposal (i) is more favorable from a financial point of view to Patterson-UTI’s stockholders than the merger and (ii) is reasonably capable of being consummated; provided that, for purposes of the definition of “superior Patterson-UTI proposal,” the references to “15%” in the definition of Patterson-UTI acquisition proposal shall be deemed to be references to “50%.”

Changes in Board Recommendations

Subject to certain exceptions, the merger agreement generally provides that:

•	The SSE board of directors may not change its recommendation that SSE stockholders adopt the merger agreement; and

•	The Patterson-UTI board of directors may not change its recommendation that Patterson-UTI stockholders approve the issuance of Patterson-UTI common stock in the merger.

However, notwithstanding the foregoing, the merger agreement provides that, prior to obtaining SSE stockholder approval of the merger, the SSE board of directors—in response to a SSE acquisition proposal—may effect a change in recommendation after satisfaction of all of the following:

•	the SSE acquisition proposal was not obtained or made as a direct or indirect result of a breach of the merger agreement or the confidentiality agreement;

•	the SSE board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such SSE acquisition proposal constitutes a superior SSE proposal;

•	the SSE board of directors does not effect, or cause SSE to effect, a change in recommendation at any time within five business days after Patterson-UTI receives written notice from SSE confirming that the SSE board of directors has determined that such SSE acquisition proposal is a superior SSE proposal;

•	during such five-business day period, if requested by Patterson-UTI, SSE engages in good faith negotiations with Patterson-UTI to amend merger agreement in such a manner that the SSE acquisition proposal that was determined to constitute a superior SSE proposal no longer constitutes a superior SSE proposal;

•	at the end of such five-business day period, such SSE acquisition proposal has not been withdrawn and continues to constitute a superior SSE proposal (taking into account any changes to the terms of the merger agreement irrevocably agreed by Patterson-UTI as a result of the required or otherwise); and

•	the SSE board of directors determines in good faith, after consultation with outside legal counsel, that, in light of such superior SSE proposal, the failure to make a SSE change in recommendation would be inconsistent with its fiduciary obligations to SSE’s stockholders under applicable legal requirements.

In addition to the provisions in the merger agreement described above that permit the SSE board of directors to effect a change in recommendation in connection with a superior proposal, the merger agreement also permits the SSE board of directors to effect a change in recommendation prior to obtaining SSE stockholder approval of the merger and in response to a SSE intervening event (as defined below) with respect to SSE after satisfaction of all of the following conditions:

•	the SSE board of directors does not effect, or cause SSE to effect, a change in recommendation at any time within five business days after Patterson-UTI receives written notice from SSE confirming that the SSE board of directors has determined that, in light of such SSE intervening event, the SSE board of directors intends to effect a change in recommendation;

•	during such five business day period, if requested by Patterson-UTI, SSE engages in good-faith negotiations with Patterson-UTI to amend the merger agreement in a manner that obviates the need for the SSE board of directors to effect, or cause SSE to effect, a change in recommendation as a result of such SSE intervening event; and;

•	at the end of such five business day period, the SSE board of directors determines in good faith, after consultation with outside legal counsel, that, in light of such SSE intervening event, the failure to make a SEE change in recommendation would be inconsistent with its fiduciary obligations to SSE’s stockholders under applicable legal requirements.

Subject to certain exceptions, a “SSE intervening event”—means a material development or change in circumstances that occurs or arises after the date of the merger agreement that was not known to (i) the SSE board of directors, (ii) any executive officer of SSE or (iii) any other officer of SSE holding the title of President or higher that is in charge of any business unit or operating subsidiary of SSE, in each case as of the date of the merger agreement; provided, however, that in no event shall the receipt, existence or terms of a SSE acquisition proposal or any matter relating thereto or of consequence thereof constitute a SSE intervening event.

The merger agreement also provides that, prior to obtaining Patterson-UTI stockholder approval of the of the proposed issuance of Patterson-UTI common stock in the merger, Patterson-UTI—in response to a Patterson-UTI acquisition proposal—may effect a change in recommendation after satisfaction of all of the following:

•	such Patterson-UTI acquisition proposal was not obtained or made as a direct or indirect result of a breach of the merger agreement or the confidentiality agreement;

•	the Patterson-UTI board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such Patterson-UTI acquisition proposal constitutes a superior Patterson-UTI proposal;

•	the Patterson-UTI board of directors does not effect, or cause Patterson-UTI to effect, a change in recommendation at any time within five business days after Patterson-UTI receives written notice from Patterson-UTI confirming that the Patterson-UTI board of directors has determined that such Patterson-UTI acquisition proposal is a superior Patterson-UTI proposal;

•	during such five business day period, if requested by Patterson-UTI, Patterson-UTI engages in good faith negotiations with SSE to amend the merger agreement in such a manner that the Patterson-UTI acquisition proposal that was determined to constitute a superior Patterson-UTI proposal no longer constitutes a superior Patterson-UTI proposal;

•	at the end of such five business day period, such Patterson-UTI acquisition proposal has not been withdrawn and continues to constitute a superior Patterson-UTI proposal (taking into account any changes to the terms of the merger agreement irrevocably agreed by SSE as a result of the required negotiations or otherwise); and

•	the Patterson-UTI board of directors determines in good faith, after consultation with outside legal counsel, that, in light of such superior Patterson-UTI proposal, the failure to make a change in recommendation would be inconsistent with its fiduciary obligations to Patterson-UTI’s stockholders under applicable legal requirements;

The merger agreement also provides that, prior to obtaining Patterson-UTI stockholder approval of the proposed issuance of Patterson-UTI common stock in the merger and in response to a Patterson-UTI intervening event, the Patterson-UTI board of directors or any committee thereof may effect a change in recommendation after satisfaction of all of the following conditions:

•	the Patterson-UTI board of directors does not effect, or cause Patterson-UTI to effect, a change in recommendation at any time within five Business Days after SSE receives written notice from Patterson-UTI confirming that, in light of a Patterson-UTI intervening event, the Patterson-UTI board of directors intends to effect a change in recommendation;

•	during such five Business Day period, if requested by SSE, Patterson-UTI engages in good-faith negotiations with SSE to amend the merger agreement in a manner that obviates the need for the Patterson-UTI board of directors to effect, or cause Patterson-UTI to effect, a change in recommendation as a result of such Patterson-UTI intervening event; and

•	at the end of such five Business Day period, the Patterson-UTI board of directors determines in good faith, after consultation with outside legal counsel, that, in light of such Patterson-UTI intervening event, the failure to make a change in recommendation would be inconsistent with its fiduciary obligations to its stockholders under applicable legal requirements.

Subject to certain exceptions, a “Patterson-UTI intervening event”—means a material development or change in circumstances that occurs or arises after the date of the merger agreement that was not known to (i) the Patterson-UTI board of directors, (ii) any executive officer of Patterson-UTI or (iii) any other officer of Patterson-UTI holding the title of President or higher that is in charge of any business unit or operating subsidiary of Patterson-UTI, in each case as of the date of the merger agreement; provided, however, that in no event shall the receipt, existence or terms of a Patterson-UTI acquisition proposal or any matter relating thereto or of consequence thereof constitute a Patterson-UTI intervening event.

Efforts to Obtain Required Stockholder Votes

Patterson-UTI has agreed to take all action necessary in accordance with applicable legal requirements to call, give notice of, and hold a stockholders meeting as promptly as practicable after (but in any event no later than 40 days) this Form S-4 is declared effective for purposes of obtaining Patterson-UTI stockholder approval of the issuance of Patterson-UTI common stock pursuant to the merger agreement.

SSE has also agreed to take all action necessary in accordance with applicable legal requirements to call, give notice of, and hold a stockholders meeting as promptly as practicable after (but in any event no later than 40 days) this Form S-4 is declared effective for purposes of obtaining SSE stockholder approval of the adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement.

Efforts to Complete the Merger

Patterson-UTI and SSE have each agreed to cooperate fully with each other party and to use their reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger.

Employee Benefits Matters

Patterson-UTI and SSE have agreed that:

•	with respect to each SSE employee as of the closing date who remains an employee of Patterson-UTI or any of its subsidiaries immediately following the merger, that employee will receive, for a period of at least six months following the effective time, an annual base salary or wage level, as applicable, annual cash incentive opportunities, and employee benefits (excluding equity-based compensation) that, in the aggregate, are substantially comparable to either (i) such compensation and employee benefits provided to such continuing employee by SSE on the date of the merger agreement or (ii) such compensation and employee benefits provided by Patterson-UTI to similarly situated employees of Patterson-UTI and its affiliates; provided, however, nothing in the merger agreement shall limit the right of Patterson-UTI or the surviving corporation to amend or terminate the employment of any SSE employee or to amend or terminate any employee benefit plan, program, or arrangement;

•	for the purposes of vesting, eligibility to participate and level of benefits under any Patterson-UTI benefit plan, with respect to each SSE employee as of the closing date who becomes eligible to participate in Patterson-UTI benefit plans, each continuing employee shall be credited with his or her years of service with SSE and its subsidiaries and their respective predecessors before the effective time, to the same extent as such continuing employee was entitled, before the effective time, to credit for such service under any similar SSE benefit plan in which such continuing employee participated or was eligible to participate immediately prior to the effective time; provided, that the foregoing shall not apply to the extent (i) that its application would result in a duplication of benefits, (ii) of any benefit accrual under any Patterson-UTI benefit plan that is a defined benefit plan or (iii) the similar SSE benefit plan’s method or formula of service crediting is not consistent with the method or formula of service crediting under the Patterson-UTI benefit plan in which case, such continuing employee shall be credited with his or her years of service with SSE and its subsidiaries and their respective predecessors before the effective time in accordance with the method or formula of service crediting under the Patterson-UTI benefit plan; and

•	in addition and without limiting the generality of the immediately preceding bullet point, Patterson-UTI will use commercially reasonable efforts to cause (i) each continuing employee to be immediately eligible to participate, without any waiting time, in any and all Patterson-UTI benefit plans providing benefits to continuing employees after the effective time, to the extent that coverage under such Patterson-UTI benefit plan is comparable to a SSE benefit plan in which such continuing employee participated immediately before the effective time and (ii) for purposes of each Patterson-UTI benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, all pre-existing condition exclusions and actively-at-work requirements of such Patterson-UTI benefit plans to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of SSE or its subsidiaries in which such employee participated immediately prior to the effective time, and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the SSE benefit plans ending on the date such employee’s participation in the corresponding Patterson-UTI benefit plan begins to be taken into account under such Patterson-UTI benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Patterson-UTI benefit plan.

Treatment of SSE Restricted Stock Unit Awards

Each SSE restricted stock unit award granted prior to December 12, 2016 that is outstanding as of the effective time will fully vest immediately prior to the closing of the merger and be treated as shares of SSE common stock and receive the merger consideration in respect of each share of SSE common stock subject to the award. In addition, at the effective time, each SSE restricted stock unit award granted on or following

December 12, 2016 will be assumed by Patterson-UTI and converted into a restricted stock unit award, with the same terms and conditions as in effect immediately prior to the effective time, covering a number of shares of Patterson-UTI common stock equal to (i) the number of shares of SSE common stock subject to the award immediately prior to the effective time, multiplied by (ii)  the exchange ratio (discussed above), rounded to the nearest whole share.

Indemnification and Insurance

The merger agreement provides that, for a period of six years from the effective time, Patterson-UTI shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable legal requirements, each present and former director, officer and employee of SSE or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of SSE or any of its subsidiaries against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer or employee of SSE or its subsidiaries or services performed by such person at the request of SSE or its subsidiaries at or prior to the effective time.

In addition, Patterson-UTI has agreed to maintain officers’ and directors’ liability insurance, for six years following the effective time, for each director and officer of SSE on terms substantially no less advantageous to the covered parties than SSE’s existing insurance. However, Patterson-UTI will not be required to pay more than 250% per year of coverage of the amount currently expended by SSE per year of coverage as of the date of the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Patterson-UTI and SSE in the preparation of this joint proxy statement/prospectus and obtaining clearance under the HSR Act;

•	confidentiality and access by each party to certain information about the other party;

•	cooperation by SSE and SSE’s representatives in connection with any financing activities of Patterson-UTI, including any offering of debt or equity securities, repayments or refinancing and any related filings;

•	application for listing on the NASDAQ of the shares of Patterson-UTI common stock to be issued in the merger; and

•	qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions to Completion of the Merger

The respective obligations of Patterson-UTI, SSE and Merger Sub to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions at or before the closing date:

•	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement on Form S-4 or proceedings initiated or threatened by the SEC for that purpose;

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of SSE common stock;

•	approval of the issuance of Patterson-UTI common stock pursuant to the merger agreement by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon;

•	authorization for the listing on the NASDAQ of the shares of Patterson-UTI common stock to be issued in connection with the merger, subject to official notice of issuance; and

•	expiration or termination of any waiting periods applicable to the consummation of the merger and the other transactions contemplated by the merger agreement under the HSR Act (on January 13, 2017, Patterson-UTI and SSE were notified by U.S. antitrust authorities that the early termination of the waiting period under the HSR Act had been granted);

•	absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

In addition, Patterson-UTI’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of SSE set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, unless otherwise specified, except where such failures to be true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “material,” “in all material respects,” or “material adverse effect”) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect; provided, however, that the foregoing clause does not apply (i) in respect of certain representations and warranties contained in SSE’s capital structure representation, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, except for any de minimis inaccuracies, (ii) in respect of SSE’s representations and warranties contained in the representation regarding the absence of a material adverse effect since August 1, 2016, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, (iii) in respect of SSE’s representations and warranties contained in the representation regarding brokers entitled to fees or commission in connection with the merger agreement, which must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing date as though made on the closing date, (iv) in respect of SSE’s representations and warranties contained in the representation regarding the applicability of Section 203 of the DGCL to the Company, which must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing date as though made on the closing date and (v) in respect of SSE’s representations and warranties contained in the representation regarding authority to execute the merger agreement and absence of conflict, which must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing date as though made on the closing date;

•	performance of, or compliance with, in all material respects, all covenants and obligations required to be performed or complied with by SSE under the merger agreement on or prior to the closing date;

•	receipt by Patterson-UTI of a certificate executed by the chief executive officer and the chief financial officer of SSE, dated as of the closing date, confirming the satisfaction of the conditions described in the preceding two bullet points;

•	receipt by Patterson-UTI of a tax opinion from its counsel, dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	SSE or any of its subsidiaries not incurring one or more material losses the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100 million during the pre-closing period; and

•	the indebtedness less cash and cash equivalents (the “net debt”) of SSE and its subsidiaries not exceeding $500 million and SSE furnishing to Patterson-UTI and Merger Sub a certificate executed by the chief executive officer and chief financial officer of SSE, dated as of the closing date, confirming that the net debt of SSE and its subsidiaries as of the closing date does not exceed $500 million and setting forth SSE’s calculation of the net debt of SSE and its subsidiaries.

In addition, SSE’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Patterson-UTI set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, unless otherwise specified, except where such failures to be true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “material,” “in all material respects,” or “material adverse effect”) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect; provided, however, that the foregoing clause does not apply, (i) in respect of certain representations and warranties contained in SSE’s capital structure representation, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except for any de minimis inaccuracies, (ii) in respect of Patterson-UTI’s representations and warranties contained in the representation regarding the absence of a material adverse effect since December 31, 2015, which must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, (iii) in respect of Patterson-UTI’s representations and warranties contained in the representation regarding brokers entitled to fees or commission in connection with the merger agreement, which must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on the closing date and (iv) in respect of Patterson-UTI’s representations and warranties contained in the representation regarding authority to execute the merger agreement and absence of conflict, which must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing date as though made on the closing date;

•	performance of, or compliance with, in all material respects all covenants and obligations required to be performed or complied with by Patterson-UTI under the merger agreement on or prior to the closing date;

•	receipt by SSE of a certificate executed by the chief executive officer and the chief financial officer of Patterson-UTI, dated as of the closing date, certifying the satisfaction of the conditions described in the preceding two bullet points; and

•	receipt by SSE of a tax opinion from its special counsel, dated as of the closing date, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	Patterson-UTI or any of its subsidiaries not incurring one or more material losses the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $300 million during the pre-closing period; and

•	the net debt of Patterson-UTI and its subsidiaries not exceeding $725 million plus any indebtedness incurred to refinance SSE’s existing indebtedness or pay transaction costs, and Patterson-UTI furnishing to SSE a certificate executed by the chief executive officer and chief financial officer of Patterson-UTI, dated as of the closing date, confirming that the net debt of Patterson-UTI and its subsidiaries as of the closing date does not exceed $725 million plus any indebtedness incurred to refinance SSE’s existing indebtedness or pay transaction costs.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time under the following circumstances:

•	by mutual written consent of Patterson-UTI and SSE;

•	by either Patterson-UTI or SSE:

•	if the merger is not consummated by on or before 5:00 p.m. Central Time on June 30, 2017 (or August 31, 2017 in the event such date is extended as provided for in the merger agreement) unless the failure to close by that date is due to the failure of the terminating party to perform any of its material covenants or agreements under the merger agreement;

•	if any governmental entity issues a final and nonappealable order, or takes any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or a legal requirement is in place which permanently makes the completion of the merger illegal or otherwise prohibits the consummation of the merger;

•	if the SSE stockholders fail to adopt the merger agreement at the SSE special meeting; or

•	if the Patterson-UTI stockholders fail to approve the issuance of Patterson-UTI common stock in the merger at the Patterson-UTI special meeting;

•	by Patterson-UTI:

•	prior to obtaining approval of the SSE stockholders, if (i) the SSE board of directors makes a change of recommendation, (ii) SSE fails to include the SSE board recommendation in this joint proxy statement/prospectus or (iii) SSE, its subsidiaries, any SSE directors or officers, any stockholders party to the voting agreements or any designated representative of SSE materially violates or breaches the non-solicitation covenants of the merger agreement;

•	if (i) SSE’s representations and warranties were inaccurate as of the date of the merger agreement such that the condition regarding the accuracy of SSE’s representations in the merger agreement would not be satisfied, (ii) SSE’s representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement, such that the condition regarding the accuracy of SSE’s representations in the merger agreement would not be satisfied, or (ii) SSE breaches any of its covenants, such that the condition regarding SSE’s covenants in the merger agreement would not be satisfied;

•	by SSE:

•	prior to obtaining approval of the Patterson-UTI stockholders, if (i) the Patterson-UTI board of directors makes a change of recommendation, (ii) Patterson-UTI fails to include the Patterson-UTI board recommendation in this joint proxy statement/prospectus or (iii) Patterson-UTI, its subsidiaries, any Patterson-UTI directors or officers or any designated representative of Patterson-UTI materially violates or breaches the non-solicitation or stockholder meeting covenants of the merger agreement;

•	if (i) Patterson-UTI’s representations and warranties were inaccurate as of the date of the merger agreement such that the condition regarding the accuracy of Patterson-UTI’s representations in the merger agreement would not be satisfied, (ii) Patterson-UTI’s representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement, such that the condition regarding the accuracy of Patterson-UTI’s representations in the merger agreement would not be satisfied, or (iii) Patterson-UTI breaches any of its covenants, such that the condition regarding Patterson-UTI’s covenants in the merger agreement would not be satisfied.

Effect of Termination

If the merger agreement is terminated by either party in accordance with its terms, the merger agreement (except for the confidentiality agreement between Patterson-UTI and SSE and certain provisions expressly listed in the merger agreement, which will survive such termination) will have no further force or effect there will be no liabilities or obligations of any party, except: (i) with respect to any applicable termination fees or (ii) for fraud or any willful and intentional breach of any representation, warranty, covenant, or other provision contained in the merger agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. See “— Third Party Beneficiaries” beginning on page 149.

Termination Fees and Expenses

The merger agreement provides that SSE will be obligated to pay Patterson-UTI a termination fee of $40,000,000 if the merger agreement is terminated:

•	by Patterson-UTI prior to obtaining approval of the SSE stockholders, if (i) the SSE board of directors makes a change of recommendation, (ii) SSE fails to include the SSE board recommendation in this joint proxy statement/prospectus or (iii) any SSE directors or executive officers, any stockholders party to the voting agreements or any designated representative of SSE, materially violates or breaches the non-solicitation covenants of the merger agreement;

•	by Patterson-UTI because SSE breaches any of its covenants, such that SSE’s condition regarding covenants in the merger agreement would not be satisfied and, on or before the date of any such termination a SSE acquisition proposal shall have been announced, disclosed, or otherwise communicated to the SSE board or directors; and either (i) a definitive agreement is entered into by SSE with respect to a SSE acquisition transaction or (ii) a SSE acquisition transaction is consummated within 12 months of such termination of the merger agreement;

•	by Patterson-UTI or SSE because the SSE stockholders fail to adopt the merger agreement at the SSE special meeting; (i) on or before the date of the SSE stockholder meeting, a SSE acquisition proposal is announced, disclosed or otherwise communicated to the SSE board of directors and (ii) a definitive agreement is entered into by SSE with respect to a SSE acquisition transaction or a SSE acquisition transaction is consummated within 12 months of such termination of the merger agreement; or

•	by any party at any time during which the merger agreement was otherwise terminable due to any of the above circumstances that would entitle Patterson-UTI to a $40,000,000 termination fee under the merger agreement.

The merger agreement provides that Patterson-UTI will be obligated to pay SSE a termination fee of $100,000,000 if the merger agreement is terminated:

•	by SSE prior to the time the Patterson-UTI required stockholders vote is obtained because a Patterson-UTI superior proposal causes (i) a Patterson-UTI change in recommendation or (ii) Patterson-UTI to fail to include the Patterson-UTI board recommendation in this joint proxy statement/prospectus.

•	by either Patterson-UTI or SSE after the Patterson-UTI stockholder meeting and (i) the Patterson-UTI stockholders fail to approve of the merger and (ii) on or before the date of the Patterson-UTI stockholder meeting, a Patterson-UTI acquisition proposal is announced, disclosed or otherwise communicated to the Patterson-UTI board of directors (a “pending parent acquisition proposal”) and (iii) a definitive agreement is entered into by Patterson-UTI with respect to a Patterson-UTI acquisition or a Patterson-UTI acquisition transaction is consummated within 12 months of such termination of the merger agreement, in each case with either the person who proposed the pending parent acquisition proposal or with a third party who makes a Patterson-UTI acquisition proposal following the termination of the merger agreement if such Patterson-UTI acquisition proposal (a) is determined by the Patterson-UTI board of directors to be more favorable from a financial point of view to the Patterson-UTI stockholders than all pending acquisition proposals and (b) was announced, disclosed or otherwise communicated to the Patterson-UTI board of directors during the period beginning on the date on which any pending parent acquisition proposal was announced, disclosed or otherwise communicated to the Patterson-UTI board of directors and ending on the date that is one month after the date on which Patterson-UTI and its representatives ceased engaging in discussions or negotiations with respect to any pending parent acquisition proposal.

•	by SSE because Patterson-UTI breaches any of its covenants, such that Patterson-UTI’s condition regarding covenants in the merger agreement would not be satisfied, and (i) on or before the date of any such termination a pending Patterson-UTI acquisition proposal shall have been announced, disclosed, or otherwise communicated to the Patterson-UTI board of directors and (ii) a definitive agreement is entered into by Patterson-UTI with respect to a Patterson-UTI acquisition transaction or a Patterson-UTI acquisition transaction is consummated within 12 months of such termination of the merger agreement, in each case with either the person who proposed the pending parent acquisition proposal or with a third party who makes a Patterson-UTI acquisition proposal following the termination of the merger agreement if such Patterson-UTI acquisition proposal (a) is determined by the Patterson-UTI board of directors to be more favorable from a financial point of view to the Patterson-UTI stockholders than all pending acquisition proposals and (b) was announced, disclosed or otherwise communicated to the Patterson-UTI board of directors during the period beginning on the date on which any pending parent acquisition proposal was announced, disclosed or otherwise communicated to the Patterson-UTI board of directors and ending on the date that is one month after the date on which Patterson-UTI and its representatives ceased engaging in discussions or negotiations with respect to any pending parent acquisition proposal.

•	by any party at any time during which the merger agreement was otherwise terminable due to any of the above circumstances that would entitle SSE to a $100,000,000 termination fee under the merger agreement.

The merger agreement provides that Patterson-UTI will be obligated to pay SSE a termination fee of $40,000,000 if the merger agreement is terminated:

•	by SSE prior to the time the Patterson-UTI require stockholders vote is obtained because a Patterson-UTI intervening event causes (i) a Patterson-UTI change in recommendation or (ii) Patterson-UTI to fail to include the Patterson-UTI board recommendation in this joint proxy statement/prospectus. A “Patterson-UTI intervening event” means a material development or change in circumstances that occurs or arises after the date of the merger agreement that was not known to (a) the Patterson-UTI board of directors, (b) any executive officer of Patterson-UTI or (c) any other officer of Patterson-UTI holding the title of President or higher that is in charge of any business unit or operating subsidiary of Patterson-UTI, in each case as of the date of the merger agreement; provided, however, that a Patterson-UTI acquisition proposal or any matter relating thereto or of consequence is not a Patterson-UTI intervening event.

•	by any party at any time during which the merger agreement was otherwise terminable due to any of the above circumstances that would entitle SSE to a $40,000,000 termination fee under the merger agreement.

The merger agreement also provides for an expense reimbursement in an amount not to exceed $7,500,000 in respect of bona fide, out of pocket expenses of a party actually incurred in connection with the merger agreement in the event of the merger agreement is terminated if either the Patterson-UTI stockholders fail to approve the issuance of Patterson-UTI common stock in the merger at the Patterson-UTI special meeting or the SSE stockholders fail to adopt the merger agreement at the SSE special meeting (the “expense reimbursement”). The expense reimbursement shall be paid by the party who failed to obtain the requisite stockholder approval to the other party.

Amendments, Extensions and Waivers

The merger agreement may be amended at any time prior to the effective time by the parties, by action taken or authorized by the board of directors of Patterson-UTI and SSE, whether before or after the SSE stockholder vote and the Patterson-UTI stockholder vote shall have been obtained; provided, however, that after the SSE stockholder vote and the Patterson-UTI stockholder vote shall have been obtained, no amendment shall be made to the merger agreement that by law requires further approval or authorization by the stockholders of SSE or Patterson-UTI without such further approval or authorization. The merger agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties.

Third Party Beneficiaries

While the merger agreement is generally not intended to confer upon any person other than Patterson-UTI, SSE and Merger Sub any rights or remedies, it provides limited exceptions, including that SSE’s directors and officers will continue to have indemnification and liability insurance coverage after the completion of the merger and these rights may be enforced by such officers and directors, as more fully described in “The Merger Agreement—Indemnification and Insurance” beginning on page 143.

Specific Performance

Patterson-UTI and SSE agreed under the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with the terms of the merger agreement or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. In addition, the parties agreed that, prior to a termination of the merger agreement in accordance with its terms, they will be entitled to temporary, preliminary, or permanent injunctive relief to prevent breaches of the merger agreement or to enforce specifically the performance of terms and provisions of the merger agreement, without posting any bond or other undertaking. The parties further agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

Voting and Support Agreements

In connection with the execution of the merger agreement, certain affiliates of Axar Capital Management, LLC, BlueMountain Capital Management, LLC and Mudrick Capital Management, L.P. entered into voting and support agreements with Patterson-UTI. The SSE stockholders that executed the voting and support agreements have agreed to vote all shares of SSE common stock held by them in favor of the adoption of the merger and against alternative transactions. As of the date of this joint proxy statement/prospectus, those stockholders hold and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, all of the SSE stockholders that executed the voting and support agreement, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock in favor of the adoption of the merger agreement, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion.

Subject to certain exceptions, each voting and support agreement also contains prohibitions applicable to each of the SSE stockholders that executed the voting and support agreements that are consistent with the non-solicitation provisions of the merger agreement. Pursuant to each voting and support agreement, each SSE stockholder party is restricted from selling or transferring shares of SSE common stock owned by such stockholder, subject to certain exceptions.

Except in certain instances, each voting and support agreement will terminate upon the earliest to occur of:

(i) the consummation of the merger;

(ii) six months following the date of termination of the merger agreement, if such termination is a result of (a) a change in recommendation by SSE’s board of directors, (b) SSE failing to include the recommendation of its board of directors in this joint proxy statement/prospectus in breach of the merger agreement, (c) a material breach by certain of SSE’s affiliates of the non-solicitation covenant in the merger agreement, (d) a material breach by SSE of its covenant related to the SSE special meeting, or (e) if the requisite approval of adoption of the merger agreement from SSE stockholders is not obtained;

(iii) the termination of the merger agreement if such termination is not made pursuant to (ii) above; and

(iv) with respect to each of the SSE stockholders that executed the voting and support agreements, the entry into, without the prior written consent of such stockholder, any amendment or modification of the merger agreement which results in any decrease in or change in composition of the merger consideration.

Except in instances connected with the consummation of the merger, prior to the closing or the termination of the merger agreement, each SSE stockholder party is restricted from (i) transferring or entering into any agreement to transfer any SSE securities or warrants, (ii) depositing any securities into a voting trust, or (iii) agreeing to enter into a voting agreement, grant of proxy or consent of power of attorney that would be inconsistent with the voting and support agreement. In addition, prior to the closing or the termination of the merger agreement, each voting and support agreement restricts each SSE stockholder party from exercising any demand or similar right provided by SSE in the registration rights agreement dated August 1, 2016 and from transferring any Patterson-UTI common stock.

Each voting and support agreement restricts each SSE stockholder party from transferring shares of Patterson-UTI common stock for the period commencing on the closing date and ending on the earlier to occur of: (i) 30 days following the date that Patterson-UTI raises $400 million in gross proceeds through equity issuances or the incurrence of long-term debt and (ii) 90 days following the closing date; provided, that if the 30-day period referred to in clause (i) expires prior to the closing date, then such stockholders will not be subject to any post-closing transfer restrictions with respect to shares of Patterson-UTI common stock.

PROPOSALS FOR THE PATTERSON-UTI SPECIAL MEETING

Patterson-UTI Proposal 1—Issuance of Shares of Patterson-UTI Common Stock

For a summary and detailed information regarding this proposal, see the information about the merger and issuance of Patterson-UTI common shares in connection with the merger contained throughout this joint proxy statement/prospectus, including the information set forth in the sections titled “The Merger” beginning on page 73.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the transactions will not be completed even if the other proposals related to the transactions are approved.

Under the NASDAQ rules, the issuance of Patterson-UTI common stock pursuant to the merger agreement requires the affirmative vote of holders of a majority of the outstanding Patterson-UTI common shares voted at the Patterson-UTI special meeting. Under the Patterson-UTI bylaws, the proposed issuance of Patterson-UTI common stock requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote thereon, assuming a quorum is present.

The Patterson-UTI board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger) to be advisable and fair to and in the best interests of Patterson-UTI stockholders. The Patterson-UTI board of directors unanimously recommends that Patterson-UTI stockholders vote “FOR” the proposal to approve the issuance of shares of Patterson-UTI common stock to SSE stockholders in connection with the merger.

Patterson-UTI Proposal 2—Possible Adjournment of the Patterson-UTI Special Meeting

If Patterson-UTI fails to receive a sufficient number of votes to approve Patterson-UTI Proposal 1, Patterson-UTI may propose to adjourn the special meeting, even if a quorum is present, for the purpose of soliciting additional proxies to approve Patterson-UTI Proposal 1. Patterson-UTI currently does not intend to propose adjournment of the Patterson-UTI special meeting if there are sufficient votes to approve Patterson-UTI Proposal 1.

The proposal to adjourn the Patterson-UTI special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Patterson-UTI common stock, present in person or represented by proxy at the Patterson-UTI special meeting and entitled to vote on the proposal, regardless of whether there is a quorum.

The Patterson-UTI board of directors unanimously recommends that Patterson-UTI’s stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

PROPOSALS FOR THE SSE SPECIAL MEETING

SSE Proposal 1—Merger Agreement

For a summary and detailed information regarding this proposal, see the information about the merger agreement, the merger and the transactions contemplated by the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections titled “The Merger Agreement” beginning on page 126. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger with Patterson-UTI and the transactions will not be completed even if the other proposals related to the transactions are approved.

Adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement and approval of the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the outstanding shares of SSE common stock entitled to vote thereon.

The SSE board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and fair to and in the best interests of SSE stockholders. The SSE board of directors unanimously recommends that SSE stockholders vote “FOR” the proposal to adopt the merger agreement.

SSE Proposal 2—Advisory (Non-Binding) Vote on Compensation

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that SSE provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger—Interests of SSE’s Directors and Executive Officers in the Merger” beginning on page 114. This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, SSE’s stockholders are being provided with the opportunity to cast an advisory vote on those change of control payments.

Accordingly, SSE is seeking approval of the following resolution at the special meeting:

“RESOLVED, that SSE’s stockholders approve, on an advisory (non-binding) basis, the compensation of SSE’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of SSE’s Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present.

The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a SSE stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on SSE or Patterson-UTI, and the approval of that proposal is not a condition to the completion of the merger.

The SSE board of directors unanimously recommends that SSE’s stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to SSE’s named executive officers in connection with the merger.

SSE Proposal 3—Possible Adjournment of the SSE Special Meeting

If SSE fails to receive a sufficient number of votes to approve SSE Proposal 1, SSE may propose to adjourn the special meeting, even if a quorum is present, for the purpose of soliciting additional proxies to approve SSE Proposal 1. SSE currently does not intend to propose adjournment of the SSE special meeting if there are sufficient votes to approve SSE Proposal 1.

The proposal to adjourn the SSE special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon, regardless of whether there is a quorum.

The SSE board of directors unanimously recommends that SSE’s stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of SSE common stock that exchange their shares of SSE common stock for shares of Patterson-UTI common stock in the merger. This discussion is limited to U.S. holders who hold their SSE common stock as a “capital asset” (generally, property held for investment). This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

For these purposes, a “U.S. holder” is a beneficial owner of SSE common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SSE common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding SSE common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger to them.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder of SSE common stock in light of that holder’s particular circumstances or to a U.S. holder subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax, partnerships, S corporations or other pass-through entities (or investors in such partnerships, S corporations or such other pass-through entities), regulated investment companies, real estate investment trusts, certain former citizens or long-term residents of the United States, holders whose functional currency is not the U.S. dollar, holders who have perfected their appraisal rights, holders who hold shares of SSE common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired SSE common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of SSE common stock). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any state, local or non-U.S. tax laws. Furthermore, it does not address any tax consequences to holders who are not U.S. holders.

Holders of SSE common stock should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicability and effect of any U.S. federal, U.S. state or local or non-U.S. tax laws or any applicable tax treaty.

It is a condition to the obligation of SSE to complete the merger that SSE receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Patterson-UTI to complete the merger that Patterson-UTI receive an opinion from Vinson & Elkins LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from SSE and Patterson-UTI, as well as on certain covenants and undertakings by Patterson-UTI and SSE. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither Patterson-UTI nor SSE intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to that contained in such opinions. The following assumes the receipt and accuracy of the above-described opinions.

U.S. Federal Income Tax Consequences of the Merger

Subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Consequences” and herein, the legal conclusions set forth in this discussion under “—U.S. Federal Income Tax Consequences of the Merger” constitute the opinion of each of Vinson & Elkins LLP, counsel to Patterson-UTI, and Wachtell, Lipton, Rosen & Katz, special counsel to SSE. Accordingly, the U.S. federal income tax consequences of the merger to U.S. holders of SSE common stock generally will be as follows:

•	a U.S. holder of SSE common stock who exchanges shares of SSE common stock for shares of Patterson-UTI common stock pursuant to the merger generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Patterson-UTI common stock (as discussed below);

•	a U.S. holder of SSE common stock will have an aggregate tax basis in the Patterson-UTI common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of SSE common stock surrendered in the merger; and

•	a U.S. holder of SSE common stock will have a holding period for the shares of Patterson-UTI common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) that includes the holding period of the shares of SSE common stock surrendered in the merger.

If a U.S. holder acquired different blocks of SSE common stock at different times or at different prices, the Patterson-UTI common stock such holder receives will be allocated pro rata to each block of SSE common stock exchanged for such Patterson-UTI common stock, and the basis and holding period of each block of Patterson-UTI common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of SSE common stock exchanged for such Patterson-UTI common stock.

Each U.S. holder of SSE common stock who receives cash in lieu of a fractional share of Patterson-UTI common stock generally will be treated as having received such fractional share of Patterson-UTI common stock pursuant to the merger and then as having sold such fractional share for cash. Any such holder will recognize gain or loss equal to the difference between the amount of cash received and the basis in the holder’s fractional share of Patterson-UTI common stock (as set forth above). Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Payments of cash to a U.S. holder of SSE common stock pursuant to the merger may, under certain circumstances, be subject to backup withholding (currently, at a rate of 28%) unless the holder furnishes its correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

ACCOUNTING TREATMENT

Patterson-UTI prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Patterson-UTI being considered the acquirer of SSE for accounting purposes. This means that Patterson-UTI will allocate the purchase price to the fair value of SSE’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 combine the historical consolidated statements of operations of Patterson-UTI and SSE, giving effect to the merger as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 combines the historical condensed consolidated balance sheets of Patterson-UTI and SSE, giving effect to the merger as if it had occurred on December 31, 2016. The historical condensed consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•	separate historical financial statements of Patterson-UTI as of and for the year ended December 31, 2016 and the related notes included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference into this joint proxy statement/prospectus; and

•	separate historical financial statements of SSE as of and for the five months ended December 31, 2016 and for the seven months ended July 31, 2016 and the related notes included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. Such pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, and the regulations of the SEC. All material transactions between Patterson-UTI and SSE during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated. Patterson-UTI will be considered the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Patterson-UTI and SSE, or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2016 (in thousands)

	Patterson-UTI	SSE	Reclass Adjustments		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$35,152	$48,654	$—		$470,986	B	$174,017
					(380,775)	K
Accounts receivable, net	148,091	99,530	—		—		247,621
Federal and state income taxes receivable	2,126	—	—		—		2,126
Inventory	20,191	12,935	(8,023)	A	—		25,103
Deferred tax assets, net	36,439	—	—		1,822	C	38,261
Other	41,322	14,414	2,696	A	—		58,432

Total current assets	283,321	175,533	(5,327)		92,033		545,560
Property and equipment, net	3,408,963	749,540	5,327	A	216,486	D	4,380,316
Goodwill	86,234	—	—		587,112	E	673,346
Intangibles, net	2,732	—	—		41,860	F	44,592
Deposits on equipment purchases	16,050	—	—		—		16,050
Note receivable	—	21,243	—		—		21,243
Other	7,306	2,234	—		(1,132)	G	8,408

Total assets	$3,804,606	$948,550	$—		$936,359		$5,689,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$264,815	$65,366	$—		$16,590	H	$384,242
					35,161	I
					2,310	J
Current portion of long-term debt	—	5,000	—		(5,000)	K	—

Total current liabilities	264,815	70,366	—		49,061		384,242
Other long-term debt	598,437	425,212	—		(425,212)	K	598,437
Deferred tax liabilities, net	682,976	—	—		(18,417)	C	741,469
					76,910	L
Other	9,654	1,724	—		—		11,378

Total liabilities	1,555,882	497,302	—		(317,658)		1,735,526

Stockholders’ equity:
Common stock	1,044,611	514,807	—		470,986	B	2,766,466
					(514,807)	M
					1,250,869	N
Retained earnings (deficit)	2,116,341	(63,559)	—		63,559	M	2,099,751
					(16,590)	H
Accumulated other comprehensive loss	(1,134)	—	—		—		(1,134)
Treasury stock, at cost	(911,094)	—	—		—		(911,094)

Total stockholders’ equity	2,248,724	451,248	—		1,254,017		3,953,989

Total liabilities and stockholders’ equity	$3,804,606	$948,550	$—		$936,359		$5,689,515

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2016

(in thousands, except per share amounts)

	Patterson-UTI	SSE Successor 5 months	SSE Predecessor 7 months	Reclass Adjustments		Pro Forma Adjustments		Pro Forma Combined
Operating revenues:
Contract drilling	$543,663	$116,730	$154,794	$—		$—		$815,187
Pressure pumping	354,070	89,493	160,723	—		—		604,286
Oilfield Rentals	—	16,155	18,402	—		—		34,557
Other	18,133	—	—	—		—		18,133

Total operating revenues	915,866	222,378	333,919	—		—		1,472,163

Operating costs and expenses:
Contract drilling	305,804	52,571	57,573	—		—		415,948
Pressure pumping	334,588	100,401	158,569	(846)	AA	—		580,852
				(11,860)	BB
Oilfield Rentals	—	12,827	20,172	—		—		32,999
Other	8,384	927	700	—		—		10,011
Depreciation, depletion, amortization and impairment	668,434	73,898	168,541	11,860	BB	(254,299)	CC	825,107
						32,970	DD
						123,703	EE
Selling, general and administrative	69,205	31,808	66,667	846	AA	—		168,526
Other operating (income) expense, net	(14,323)	(1,748)	848	—		—		(15,223)

Total operating costs and expenses	1,372,092	270,684	473,070	—		(97,626)		2,018,220

Operating (loss) income	(456,226)	(48,306)	(139,151)	—		97,626		(546,057)

Other income (expense):
Interest income	327	—	—	—		—		327
Interest expense, net of amount capitalized	(40,366)	(15,497)	(48,116)	—		63,613	FF	(40,366)
Other	69	244	(27,574)	—		—		(27,261)

Total other income (expense)	(39,970)	(15,253)	(75,690)	—		63,613		(67,300)

(Loss) income before income taxes	(496,196)	(63,559)	(214,841)	—		161,239		(613,357)
Income tax (benefit) expense	(177,562)	—	(59,131)	—		56,434	GG	(180,259)

Net (loss) income	$(318,634)	$(63,559)	$(155,710)	$—		$104,805		$(433,098)

Net loss per common share:
Basic and Diluted	$(2.18)	$(2.86)	$(2.84)					$(2.02)

Weighted average number of common shares outstanding:
Basic and Diluted	146,178	22,186	54,832			(9,289)		213,907	HH

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Description of Transaction

On December 12, 2016, Patterson-UTI, entered into an Agreement and Plan of Merger (the “merger agreement”) with SSE and Merger Sub, pursuant to which Patterson-UTI will acquire SSE in exchange for newly issued shares of Patterson-UTI common stock, par value $0.01 per share. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into SSE, with SSE continuing as the surviving entity and a wholly owned subsidiary of Patterson-UTI (the “merger”).

Under the terms and conditions of the merger agreement, at the effective time of the merger, each issued and outstanding share of SSE common stock, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders have been perfected in compliance with Section 262 of the General Corporation Law of the State of Delaware, will be converted into the right to receive a number of shares of Patterson-UTI common stock equal to the exchange ratio. The exchange ratio will be equal to 49,559,000 shares of Patterson-UTI common stock, divided by the total number of shares of SSE outstanding or deemed outstanding immediately prior to the effective time (which includes (i) shares of SSE common stock outstanding as a result of the exercise of warrants to acquire SSE common stock, (ii) shares of SSE common stock deemed outstanding as a result of the vesting of SSE restricted stock unit awards that existed prior to the execution of the merger agreement, (iii) any shares of SSE common stock subject to perfected appraisal rights, (iv) shares of SSE common stock that underlie restricted stock unit awards that SSE issues on or after the execution of the merger agreement and (v) 50% of any shares of SSE common stock that have been tendered to SSE on or after August 1, 2016 for the purposes of satisfying tax withholding obligations upon the vesting of SSE restricted stock unit awards); provided that, in the event that any Series A warrants to acquire SSE common stock are forfeited or net settled, such 49,559,000 shares of Patterson-UTI common stock will be reduced by a number equal to (i) the aggregate exercise price for the warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI common stock for the ten consecutive trading days immediately preceding the third business day prior to the closing. In no event will Patterson-UTI issue more than 49,559,000 of its shares as merger consideration. Annex B of this joint proxy statement/prospectus sets forth illustrative calculations of the exchange ratio.

In connection with the merger, each SSE restricted stock unit award granted prior to December 12, 2016 that is outstanding as of the effective time will fully vest immediately prior to the closing of the merger and be treated as shares of SSE common stock and receive the merger consideration in respect of each share of SSE common stock subject to the award. In addition, at the effective time, each SSE restricted stock unit award granted on or following December 12, 2016 will be assumed by Patterson-UTI and converted into a restricted stock unit award, with the same terms and conditions as in effect immediately prior to the effective time, covering a number of shares of Patterson-UTI common stock equal to (i) the number of shares of SSE common stock subject to the award immediately prior to the effective time, multiplied by (ii) the exchange ratio, rounded to the nearest whole share.

Note 2: Basis of Presentation

The merger is reflected in the unaudited pro forma condensed combined financial statements pursuant to the acquisition method of accounting. Under the acquisition method, the total estimated purchase price as described in Note 3 will be measured at the closing date of the merger using the market price of Patterson-UTI common stock at that time. This may result in a merger consideration value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. The assets and liabilities of SSE have been measured at fair value based on various preliminary estimates using assumptions that Patterson-UTI management believes are reasonable utilizing information currently available. Use of different

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

estimates and assumptions could yield materially different results. There are limitations on the type of information that can be exchanged between Patterson-UTI and SSE at this time. As such, until the merger is complete, Patterson-UTI will not have complete access to all relevant information.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows. The excess of the purchase price over the estimated amounts of identifiable assets and liabilities of SSE as of the effective date of the merger will be allocated to goodwill. The purchase price allocation is subject to finalization of Patterson-UTI’s analysis of the fair value of the assets and liabilities of SSE as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final analysis of the fair value of the assets and liabilities of SSE. Such adjustments could be material.

In accordance with the U.S. Securities and Exchange Commission’s rules and regulations, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, or the costs necessary to integrate the operations of Patterson-UTI and SSE or achieve any such cost savings, operating synergies or revenue enhancements.

Upon completion of the merger, Patterson-UTI will perform a detailed review of SSE’s accounting policies. As a result of that review, Patterson-UTI may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

Upon completion of the merger, further review of SSE’s financial statements may result in revisions to SSE’s historical presentation to conform to Patterson-UTI’s presentation.

Note 3: Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the consideration expected to be transferred to effect the acquisition of SSE.

	(in thousands, except exchange ratio and per share amounts)
Equity Consideration:
Number of shares of SSE common stock outstanding as of December 31, 2016	22,354
Number of SSE “in-the-money” warrants outstanding as of December 31, 2016	3,882
Number of SSE restricted stock unit awards vesting on change of control	1,446
Number of SSE retention restricted stock unit awards	270

	27,952
Multiplied by the exchange ratio	1.7731

Patterson-UTI shares of common stock to be issued in connection with the merger	49,559
Patterson-UTI common stock share price on March 10, 2017	$25.24

Common stock equity consideration		1,250,869
Other Consideration
SSE Long-Term Debt to be repaid by Patterson-UTI		473,250

Estimate of consideration expected to be transferred(a)		1,724,119

(a)

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

when the merger is completed. The fair value of equity securities issued as part of the consideration transferred is required to be measured on the closing date of the merger at the then-current market price of Patterson-UTI common stock. This requirement will likely result in an equity component different from what has been assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material.

Assuming a $1.00 change in the market price of Patterson-UTI’s common stock, the estimated consideration transferred would increase or decrease by approximately $49.6 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. Furthermore, based on the Patterson-UTI common stock share price on March 10, 2017, for every 10% change in the market price of Patterson-UTI’s common stock, the estimated consideration transferred would increase or decrease by approximately $125 million, which would result in a corresponding increase or decrease in goodwill.

Note 4: Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Patterson-UTI, reconciled to the estimate of consideration expected to be transferred:

(in thousands)
Book value of assets acquired at December 31, 2016	$948,550
Less: SSE liabilities acquired at December 31, 2016	(67,090)
Less: SSE deferred financing fees on loan facility not assumed by Patterson-UTI	(1,132)
Less: SSE transaction costs	(35,161)
Add: Proceeds on exercise of SSE warrants	92,475
Add: Deferred tax asset revaluation	20,239

Adjusted book value of the net assets acquired	957,881

Fair value adjustments to:
Fixed assets	216,486
Intangible assets	41,860
Intangible liabilities	(2,310)
Deferred tax liabilities	(76,910)
Goodwill	587,112

Total fair value adjustments	766,238

Estimate of consideration expected to be transferred	$1,724,119

The following is a discussion of the adjustments made to SSE’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.

Fixed Assets: For purposes of these unaudited pro forma condensed combined financial statements, Patterson-UTI has estimated that the fair value adjustment to write-up fixed assets to fair value will be approximately $216 million. This estimate of fair value is preliminary and subject to change once Patterson-UTI has sufficient information as to the specific types, nature, age, condition and location of SSE’s fixed assets.

Intangible Assets and Liabilities: The fair value of identifiable intangible assets and liabilities was determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows as the primary input into either the discounted cash flow method, the relief-from-royalty method or the multi-period excess earnings method. Some of the more significant assumptions inherent in the development of

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

intangible asset values include: the amount and timing of projected future cash flows, the differential between contractual cash flows and market-driven cash flows, the discount rate selected to measure the risks inherent in the future cash flows, the assessment of the asset’s life cycle and various other factors. For purposes of these unaudited pro forma condensed combined financial statements, using certain high-level assumptions, the fair value of the identifiable intangible assets, their weighted average useful lives and the resulting amortization expense for the periods presented have been estimated as follows:

	Estimated Fair Value	Weighted Average Estimated Useful Life	Amortization Expense Year Ended December 31, 2016
	(in thousands)	(in years)	(in thousands)
Assets
Customer relationships	$4,040	7	$577
Favorable drilling contracts	37,430	2	34,573
Tradename	390	3	130

	$41,860		35,280

Liabilities
Unfavorable drilling contracts	$2,310	1	(2,310)

			$32,970

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $2.5 million, assuming an overall weighted average useful life of 1.7 years. Once Patterson-UTI has full access to the specifics of SSE’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets and (ii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and related useful lives could be impacted by a variety of factors that may become known to Patterson-UTI only upon access to the additional information and/or changes in such factors that may occur prior to the effective time of the merger.

Deferred Tax Liabilities: As of the effective date of the merger, adjustments will be made for deferred taxes as part of the accounting for the acquisition. These adjustments reflect the estimated deferred tax liability impact of the acquisition on the pro forma condensed combined balance sheet, primarily relating to estimated fair value adjustments for acquired fixed assets and intangible assets. For purposes of these unaudited pro forma condensed combined financial statements, deferred taxes are provided at the 35% U.S. federal statutory income tax rate.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identifiable assets acquired and liabilities assumed. The qualitative factors that are expected to lead to goodwill being recognized in the acquisition include access to new geographies, access to new product lines, increased scale of operations, supply chain and corporate efficiencies as well as infrastructure optimization. Goodwill is not amortized, but rather is subject to impairment testing on at least an annual basis.

Note 5: Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(A)

Reclassification made to SSE’s historical balance sheet to conform to Patterson-UTI presentation. Patterson-UTI limits the inventory line item to items for sale and as such drilling supplies are treated as

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

other current assets and fixed assets not yet in service are treated as property and equipment as opposed to SSE’s historical presentation.

(B)	To record net proceeds of Patterson-UTI equity offering of 18.2 million shares of its common stock on January 27, 2017. The proceeds are intended to fund the repayment of SSE’s outstanding net indebtedness upon closing of the SSE merger (see item (K) below).

(C)	To record value for the deferred tax assets of SSE that Patterson-UTI will more-likely-than-not benefit from as Patterson-UTI does not require a valuation allowance against its deferred tax assets. The non-current portion of the deferred tax asset has been shown as a reduction of deferred tax liabilities, net as the combined company has an overall non-current deferred tax liability.

(D)	To adjust for the estimated differences between the carrying value and fair value of SSE’s fixed assets. See Note 4 for further details.

(E)	To record the estimated goodwill created as a result of this transaction. See Note 4 for further details.

(F)	To record the estimated fair value of identifiable intangible assets. See Note 4 for further details.

(G)	To remove SSE deferred financing costs on a lending facility not assumed by Patterson-UTI.

(H)	Reflects an estimate of Patterson-UTI’s transaction-related costs. Transaction costs related to the merger with SSE include advisory and legal fees, and retention and severance payments. These amounts will be expensed as incurred and are not reflected in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact to the combined company’s results of operations.

(I)	Reflects an estimate of SSE’s merger-related transaction costs, including advisory and legal fees as well as amounts relating to employee benefits such as change in control payments and restricted stock unit vesting. These amounts will be expensed by SSE as incurred and, while not reflected in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact to the combined company’s results of operations, they are reflected as a retained earnings adjustment on the pro forma balance sheet.

(J)	To record the estimated fair value of identifiable intangible liabilities for unfavorable drilling contracts.

(K)	To record the repayment of SSE long-term debt at gross value of $473 million with $92.5 million of proceeds from the exercise of SSE warrants and $381 million from available cash. The difference between the gross value of the SSE’s long-term debt and the fair value reflected on SSE’s December 31, 2016 balance sheet increased goodwill.

(L)	Represents the estimated deferred tax liability related to the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below:

Establish deferred tax liabilities (assets) for the following (in thousands):

Identified intangible assets	$41,860
Identified intangible liabilities	(2,310)
Increase in the basis of fixed assets	216,486
Write-off of SSE deferred financing fees	(1,132)
SSE transaction costs	(35,161)

219,743
U.S. federal statutory tax rate	35%

$76,910

(M)	To eliminate SSE’s historical equity balances.

PATTERSON-UTI ENERGY, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(N)	To record the fair value of the equity consideration to be issued. See Note 3 for further details.

Note 6: Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AA)	Certain reclassifications have been made to SSE’s historical statement of operations to conform with Patterson-UTI’s presentation. SSE’s historical statement of operations includes certain selling expenses in operating costs whereas Patterson-UTI reports these types of selling expenses in the selling, general and administrative line item in the statement of operations.

(BB)	Certain reclassifications have been made to SSE’s historical statement of operations to conform with Patterson-UTI’s presentation. Fluid ends, an integral component of a frac pump unit, are expensed by SSE when placed in service. Patterson-UTI treats fluid ends as fixed assets and depreciates them over their estimated useful life. The pro forma adjustment assumes that depreciation expense approximates the amount expensed by SSE. The cost of fluid ends expensed by SSE as an operating expense has been reclassed to depreciation expense.

(CC)	To eliminate SSE’s adjusted historical depreciation and intangible asset amortization expense.

(DD)	Reflects amortization expense associated with intangible assets recorded in this transaction. See Note 4 for further details.

(EE)	Represents depreciation expense associated with the estimated fair value of SSE’s fixed assets. Depreciation was calculated by asset class over an average estimated life relevant for that class of assets. The average estimated life on an aggregate basis was approximately 8 years.

(FF)	To eliminate SSE’s historical interest expense under its previous capital structure as none of the historical debt of SSE can be assumed by Patterson-UTI in connection with the acquisition, due to covenants under Patterson-UTI’s revolving credit facility.

(GG)	Patterson-UTI has assumed a 35% tax rate when estimating the tax impacts of the appropriate pro forma adjustments, which represents the U.S. federal statutory tax rate. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma condensed combined financial statements for a variety of reasons, including post-merger activities.

The tax impact of the pro forma adjustments has been calculated as follows ($ in thousands):

Year Ended December 31, 2016
Elimination of SSE’s historical depreciation and amortization expense	$254,299
Elimination of SSE’s historical interest expense	63,613
Amortization expense associated with the fair value of SSE intangible assets	(32,970)
Depreciation expense associated with the fair value of SSE fixed assets	(123,703)

Pro forma reduction in expense	161,239
U.S. federal statutory tax rate	35%

Tax expense relating to pro forma reduction in expenses	$56,434

(HH) Represents the adjusted weighted-average shares outstanding calculated as follows (in thousands):

Year Ended December 31, 2016
Patterson-UTI weighted average historical shares outstanding	146,178
Patterson-UTI shares of common stock issued in equity offering	18,170
New Patterson-UTI shares of common stock to be issued upon merger	49,559

Weighted average number of diluted common shares outstanding	213,907

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of Patterson-UTI common stock are listed for trading on the NASDAQ under the symbol “PTEN.” Shares of SSE common stock are traded on the OTC Grey under the symbol “SVNT.” The following table sets forth the closing sales prices per share of Patterson-UTI common stock and SSE common stock on an actual and equivalent per share basis, on the NASDAQ and OTC Grey, respectively, on the following dates:

•	December 12, 2016, the last full trading day prior to the public announcement of the merger, and

•	, 2017, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.

	Patterson-UTI Common Stock		SSE Common Stock		SSE Equivalent Per Share(1)
December 12, 2016		$28.67		$26.35		$50.83
, 2017	$		$		$

(1)	The equivalent per share data for SSE common stock has been determined by multiplying the market price of one share of Patterson-UTI common stock on each of the dates by the exchange ratio of 1.7731. Such exchange ratio assumes that all Series A warrants to acquire SSE common stock are exercised for cash and that no additional shares of SSE common stock or SSE restricted stock units are issued after December 12, 2016.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Patterson-UTI common stock on the NASDAQ and SSE common stock on the New York Stock Exchange (the “NYSE”) and the OTC Pink and OTC Grey composite transaction reporting systems, respectively. For current price information, you should consult publicly available sources.

Calendar Period	Patterson-UTI		SSE
	High	Low	High	Low
Year ended December 31, 2014
First Quarter	$31.95	$24.37	$—	$—
Second Quarter(1)	35.42	30.24	28.34	23.47
Third Quarter	38.43	31.12	27.17	21.89
Fourth Quarter	33.28	14.01	24.39	4.54
Year ended December 31, 2015
First Quarter	$19.70	$13.30	$5.88	$3.06
Second Quarter	23.11	18.30	6.14	3.82
Third Quarter	18.80	12.97	4.08	1.38
Fourth Quarter	17.45	12.82	1.73	0.90
Year ended December 31, 2016
First Quarter	$18.75	$10.94	$1.10	$0.25
Second Quarter(2)	22.12	16.06	0.83	0.06
Third Quarter(3)	22.66	17.61	19.20	0.07
Fourth Quarter	29.56	20.79	45.00	19.00
Year ending December 31, 2017
First Quarter (through March 10, 2017)	$29.76	$24.48	$50.85	$42.00

(1)	SSE began trading on the NYSE on June 17, 2014 following its spin-off from Chesapeake Energy Corporation.
(2)	SSE was permanently suspended from trading on the NYSE on May 17, 2016 and consequently its last day of trading on the NYSE was May 16, 2016. SSE traded on the OTC Pink market under “SSEI” from May 18, 2016 until June 8, 2016, and under “SSEIQ” from June 8, 2016 until August 2, 2016.
(3)	SSE began trading on OTC Grey under “SVNT” on August 17, 2016.

Dividends

Patterson-UTI currently issues a quarterly dividend. On February 8, 2017, Patterson-UTI announced that the Patterson-UTI board of directors declared a dividend of $0.02 per share of outstanding Patterson-UTI common stock, which will be paid on March 22, 2017 to Patterson-UTI stockholders of record at the close of business on March 8, 2017. Any future decisions to pay dividends on Patterson-UTI common stock will be at the discretion of the Patterson-UTI board of directors and will depend on the financial condition, results of operations, capital requirements, and other factors that the Patterson-UTI board of directors may deem relevant. The merger agreement prohibits Patterson-UTI (unless consented to in advance by SSE, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends, except for Patterson-UTI’s quarterly cash dividends of no more than $0.02 per share, to holders of Patterson-UTI common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

SSE does not currently pay dividends does not anticipate declaring or providing any cash dividends to holders of SSE common stock in the foreseeable future. The merger agreement prohibits SSE (unless consented to in advance by Patterson-UTI, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of SSE common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

COMPARISON OF RIGHTS OF PATTERSON-UTI

STOCKHOLDERS AND SSE STOCKHOLDERS

The following description summarizes the rights of Patterson-UTI stockholders and SSE stockholders but does not purport to be a complete statement of all such rights or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. You should read carefully the relevant provisions of (i) the Second Amended and Restated Bylaws of Patterson-UTI, dated as of August 1, 2007 and the Restated Certificate of Incorporation of Patterson-UTI, dated as of May 8, 2001, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation of Patterson-UTI, dated as of June 29, 2004, and as further amended by the Certificate of Elimination, dated as of October 26, 2011 and (ii) the Bylaws of SSE, dated as of August 1, 2016 (the “SSE bylaws”) and the Certificate of Incorporation of SSE, dated as of July 22, 2016 (the “SSE certificate of incorporation”). Copies of the documents referred to in this summary may be obtained in the manner described under “Where You Can Find More Information.”

In connection with its emergence from bankruptcy, SSE entered into the Stockholders Agreement (the “Stockholders Agreement”), dated as of August 1, 2016, with certain holders named therein (the “Stockholders Agreement Stockholders”), which contains certain terms relating to, among other items, (i) the composition of, and rights of the Stockholders Agreement Stockholders to nominate members for election to, the board of directors of SSE and (ii) the required approval by the Stockholders Agreement Stockholders with respect to certain actions of SSE. A SSE Stockholder will cease to be a party to, or otherwise have rights under, the Stockholders Agreement at such time as such SSE Stockholder (together with its affiliates) ceases to own at least 5% of the outstanding SSE common stock.

	SSE	Patterson-UTI
Authorized Capital	SSE has authority to issue up to 100,000,000 shares of capital stock, consisting of (i) 90,000,000 shares of common stock, par value $0.01 per share and ii) 10,000,000 shares of preferred stock, par value $0.01 per share.

Patterson-UTI has authority to issue up to 301,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of common stock, par value $0.01 per share and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share.

As of the close of business on March 10, 2017, SSE had 23,237,163 shares of common stock and no shares of preferred stock issued and outstanding.

As of the close of business on March 10, 2017, Patterson-UTI had 166,329,764 shares of common stock and no shares of preferred stock issued and outstanding.

It is estimated that Patterson-UTI will issue up to 49,559,000 shares of Patterson-UTI common stock to SSE stockholders, calculated pursuant to the exchange ratio, assuming all in-the-money Series A SSE warrants are exercised for cash and no other additional shares of SSE common stock are issued prior to the effective time of the merger.

	SSE	Patterson-UTI
Preferred Stock

The board of directors of SSE is authorized, subject to the limitations prescribed by law, the provisions of the SSE certificate of incorporation and the Stockholders Agreement, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the number, rights, powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

The board of directors of Patterson-UTI is authorized, subject to the limitations prescribed by law and the Patterson-UTI certificate of incorporation, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the number, rights, powers, designations, preferences and other special rights, and the qualifications, limitations or restrictions thereof.
Voting Rights	Each holder of SSE common stock is entitled to one vote for each share of SSE common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Each holder of Patterson-UTI common stock is entitled to one vote for each share of Patterson-UTI common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividends

The board of directors of SSE may, from time to time, declare dividends on its outstanding shares of capital stock.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The board of directors of Patterson-UTI may, from time to time, declare dividends payable to holders of Patterson-UTI common stock.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Number and Qualification of Directors

Subject to the terms of the Stockholders Agreement, the number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, may be determined from time to time by the board of directors of SSE.

The board of directors of SSE currently has seven directors.

The number of directors may be determined from time to time by amendment of the Patterson-UTI bylaws or by resolution of the board of directors of Patterson-UTI.

The board of directors of Patterson-UTI currently has seven directors.

Under Delaware law, directors need not be stockholders of Patterson-UTI or residents of Delaware.

	SSE	Patterson-UTI
Under Delaware law, directors need not be stockholders of SSE or residents of Delaware.
Term of Office

Subject to the terms of the Stockholders Agreement, each director will serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected; provided, that the term of each director will continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

Each director will serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected; provided, that the term of each director will continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
Election of Directors	Subject to the terms of the Stockholders Agreement and to the rights of the holders of one or more series of preferred stock, directors are elected by a plurality of the votes validly cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Individuals receiving the greatest number of votes at an annual or special meeting will be the directors.

Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the board of directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the board of directors’ acceptance of such resignation.

Removal of Directors	Subject to the terms of the Stockholders Agreement, directors may be removed, with or without cause, by the stockholders, as provided in the DGCL.	Directors may be removed, with or without cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors, as provided in the DGCL.
Vacancies on the Board of Directors	Subject to the terms of the Stockholders Agreements and the rights of holders of one or more series of preferred stock then outstanding and the SSE bylaws, any vacancy occurring in the board of directors created on account of death, resignation, retirement, disqualification, removal from office or otherwise, or resulting from an increase in the authorized number of	Any vacancy occurring in the board of directors of Patterson-UTI may be filled by a majority vote of the remaining directors until an election to fill such vacancies is held. Stockholders entitled to elect directors will have the right to fill any vacancy at any meeting of the stockholders called for that purpose, and any directors elected at any such meeting will hold office for the remainder of

	SSE	Patterson-UTI

directors, will be filled solely by a vote of the majority of the directors then in office, even if less than a quorum, or by a sole remaining director and will not be filled by the stockholders. The directors so chosen will hold office for the remainder of the full term of such directorship and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, or removal.

the full term of such directorship and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, or removal.
Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if consent in writing setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof if a consent in writing is signed by all members of the board of directors or of such committee.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	SSE’s organizational documents do not include advance notice obligations of stockholders in connection with stockholder nominations and other proposals.

Annual Meetings

Proposals. For a stockholder proposal to be properly brought before the meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who (a) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (b) gives timely notice of such business in writing to the secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and

SSE	Patterson-UTI

received at the principal executive offices of Patterson-UTI not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the secretary must set forth: (i) a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Nominations. Nominations of persons for election to the board of directors of Patterson-UTI may be made at a meeting of stockholders only (i) by or at the direction of the board of directors or (ii) by a stockholder who (a) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (b) gives timely notice in writing to the secretary of such nomination.

SSE	Patterson-UTI

To be timely, a stockholder’s notice with respect to a director nomination must be delivered to or mailed and received at the principal executive offices of Patterson-UTI not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

The stockholder’s notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder, (iv) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder and (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. Such notice must

SSE	Patterson-UTI
be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Special Meetings

Special meetings of the stockholders for any purpose or purposes may be called at any time by the board of directors (or a majority of the members thereof) by action at a meeting, a majority of the members of the board of directors acting without a meeting, the Chief Executive Officer, the President or the holders of a majority of the issued and outstanding stock of Patterson-UTI entitled to be voted at such special meeting.

Unless waived, written notice of special meetings of the stockholders must be given by personal delivery or by mail to each stockholder of record entitled to vote at or entitled to notice of the meeting, not more than sixty (60) days nor less than ten (10) days before any such meeting and must state the place, date, and hour of the meeting.

Special meetings of the board of directors may be called by the chairman of the board, the chief executive officer, the president, or any two members of the board of directors, and shall be held at such times and places, within or without the State of Delaware, as may be specified in such call. Any notice for a

	SSE	Patterson-UTI

special meeting need not state the nature of the proposed business to be conducted at the special meeting.

If directors are to be elected at the special meeting, a stockholder may nominate a person to serve on the Patterson-UTI board of directors by complying with the nomination procedures described above for annual meetings.

Amendments to the Certificate of Incorporation

Pursuant to the Stockholders Agreement, any amendment to the certificate of incorporation will require the consent of the Stockholders Agreement Stockholders.

In addition, pursuant to §242 of the DGCL, the SSE board of directors must adopt a resolution setting forth a proposed amendment to the SSE certificate of incorporation. The proposed amendment must be approved by holders of a majority of the outstanding SSE common stock entitled to vote on the amendment, as a single class.

Under certain circumstances, §242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, regardless of whether entitled to vote thereon by the certificate of incorporation.

Pursuant to §242 of the DGCL, the Patterson-UTI board of directors must adopt a resolution setting forth a proposed amendment to Patterson-UTI’s certificate of incorporation. The proposed amendment must be approved by holders of a majority of the outstanding Patterson-UTI stock entitled to vote on the amendment, as a single class.

Under certain circumstances, §242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, regardless of whether entitled to vote thereon by the certificate of incorporation.

Amendments to Bylaws

Pursuant to the Stockholders Agreement, any amendment to the bylaws will require the consent of the Stockholders Agreement Stockholders. Subject to the Stockholders Agreement, the SSE board of directors of is expressly authorized to adopt, amend, alter or repeal the bylaws with the approval of a majority of the total number of authorized directors.

The board of directors is expressly authorized to adopt, amend, alter or repeal the bylaws with the approval of a majority of the total number of authorized directors.

The stockholders have the power to adopt, amend, alter or repeal the Patterson-UTI bylaws by the affirmative vote of a majority of the outstanding stock of the company.

	SSE	Patterson-UTI
Subject to the Stockholders Agreement, the stockholders have the power to adopt, amend, alter or repeal the SSE bylaws by the affirmative vote of a majority of the outstanding stock of the company.
Quorum

Except as otherwise required by law or by the SSE certificate of incorporation, the presence, in person or by proxy, of the holders of shares of SSE’s outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at a meeting will constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum of such class or series for the transaction of such business.

Except as otherwise required by law or by the Patterson-UTI certificate of incorporation, the presence, in person or by proxy, of the holders of shares of Patterson-UTI’s outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at a meeting will constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum of such class or series for the transaction of such business.
Limitation of Personal Liability of Directors

No person who was or is a director of SSE will be personally liable to SSE or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may be amended in the future. If the DGCL is amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director or its stockholders will be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.

No director of Patterson-UTI will be liable to Patterson-UTI or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may be amended in the future. If the DGCL is amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director or its stockholders will be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.
Indemnification of Directors and Officers	SSE will indemnify and hold harmless, to the fullest extent authorized or permitted by applicable law as it presently exists or may be amended, any person who was or is made a party to or is	Patterson-UTI will indemnify and hold harmless, to the fullest extent authorized or permitted by applicable law, any director or officer against expenses (including attorneys’ fees), judgments, fines, settlements and

SSE	Patterson-UTI

threatened to be made a party to, or is otherwise involved in, any pending or completed action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of SSE or, while an officer or director of SSE, is or was serving at the request of SSE as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise or nonprofit entity, including service with respect to an employee benefit plan ( a “covered person”), whether the basis of such proceeding is alleged action in an official capacity serving as a director, officer, employee, trustee or agent, or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such covered person in connection with the proceeding; provided, however, that except as to proceedings to enforce rights to indemnification and advancement of expenses, SSE will indemnify such person in connection with a proceeding initiated by such covered person only if such proceeding was authorized by the SSE board of directors.

SSE will pay the expenses (including attorneys’ fees) incurred by such covered person in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL or applicable law requires an advancement of expenses incurred by such person in his or her capacity as a director or officer of SSE, that advancement will be made only upon SSE’s receipt of an undertaking by or on behalf of such person to repay all amounts other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Patterson-UTI; provided, however, that Patterson-UTI may modify the extent of such indemnification by individual contracts with its directors and executive officers and, provided, further, that Patterson-UTI shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors of Patterson-UTI, (iii) such indemnification is provided by Patterson-UTI, in its sole discretion, pursuant to the powers vested in Patterson-UTI under the General Corporation Law of Delaware or (iv) such indemnification is required to be made pursuant to an individual contract. “Director” or “Officer” of Patterson-UTI includes any person (a) who is or was a director or officer of the Patterson-UTI, (b) who is or was serving at the request of Patterson-UTI as a director, officer, manager or partner of another corporation, partnership, limited liability company, limited partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of Patterson-UTI or of another enterprise at the request of such predecessor corporation.

Patterson-UTI will indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the

SSE	Patterson-UTI

advanced if it will ultimately be determined by final judicial decision that such person is not entitled to indemnification.

The rights to indemnification and advancement of expenses will continue as to a covered person who has ceased to be a director, officer, employee or agent and will continue to the benefit of his or her heirs, executors and administrators. If a claim for indemnification or payment of expenses is not paid in full within 60 days, or, in the case of claims for advancement of expenses, 20 days, after SSE has received a written claim or statement therefor, such covered person may file suit to recover the unpaid amount of the claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any suit brought to enforce a right to indemnification or advancement of expenses, SSE will have the burden of proving that such covered person is not entitled to be indemnified or to be advanced expenses.

The rights conferred on any such person by the indemnification provisions of the certificate of incorporation or the bylaws are not exclusive of any other rights which such person may have or acquire.

SSE agrees that (i) it is the indemnitor of first resort, (ii) it will be primarily liable for all obligations and any indemnification, (iii) any obligation of any persons with whom a covered person may be associated to indemnify such covered person in respect of any proceeding will be secondary to the obligations of SSE, (iv) SSE will be required to indemnify each covered person to the fullest extent without regard to any rights such covered person may fact that such person is or was an agent of the Patterson-UTI. “Employee” or “agent” of Patterson-UTI (other than a director or officer) includes any person (i) who is or was an employee or agent of Patterson-UTI, (ii) who is or was serving at the request of Patterson-UTI as an employee or agent of another corporation, partnership, limited liability company, limited partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of Patterson-UTI or of another enterprise at the request of such predecessor corporation.

The rights conferred on any such person by the foregoing indemnification provisions are not exclusive of any other rights which such person may have or acquire.

	SSE	Patterson-UTI

have against any other person with whom such covered person is associated, and (v) SSE irrevocably waives, relinquishes and releases any other person with whom or which a covered person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by SSE hereunder.

Certain Business Combination Restrictions

Under §203 of the DGCL, a corporation is generally prohibited for a three- year period following the time a stockholder becomes an “interested stockholder” (generally a person who beneficially owns 15% or more of a corporation’s voting stock), from engaging in any business combination with an interested stockholder who unless:

•    prior to the time the stockholder became an interested stockholder, the SSE board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•    at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the SSE board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

Under §203 of the DGCL, a corporation is generally prohibited for a three- year period following the time a stockholder becomes an “interested stockholder” (generally a person who beneficially owns 15% or more of a corporation’s voting stock), from engaging in any business combination with an interested stockholder who unless:

•    prior to the time the stockholder became an interested stockholder, the Patterson-UTI board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•    at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the Patterson-UTI board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

SSE	Patterson-UTI

A business combination generally includes:

•    mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•    specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•    other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A corporation may elect not to be governed by §203 of the DGCL. Because SSE did not opt out of §203, it is governed by §203 of the DGCL. The board of directors of SSE adopted resolutions approving the merger, rendering this statute inapplicable.

A business combination generally includes:

•    mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•    specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•    other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A corporation may elect not to be governed by §203 of the DGCL. Because Patterson-UTI did not opt out of §203, it is governed by §203 of the DGCL.

APPRAISAL RIGHTS

The holders of Patterson-UTI common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

The holders of SSE common stock are entitled to appraisal rights in connection with the merger under Delaware law. SSE common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into Patterson-UTI common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law. See “The Merger—Appraisal Rights” beginning on page 121.

INFORMATION ABOUT SSE

Unless otherwise indicated herein, the information in this section “Information About SSE” describes information related to SSE as of December 31, 2016. All references to “we,” “our” and “us” in this section “Information About SSE” refer to SSE.

Description Business

We are a diversified oilfield services company that provides a wide range of wellsite services and equipment to U.S. land-based exploration and production (“E&P”) customers operating in unconventional resource plays. We offer services and equipment that are strategic to our customers’ oil and natural gas operations. Our services include drilling, hydraulic fracturing and oilfield rentals. Our operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales.

Information About Us

We make available free of charge on our website at www.77nrg.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file such material with or furnish it to the U.S. Securities and Exchange Commission (the “SEC”).

Emergence from Voluntary Reorganization under Chapter 11 Proceedings

On June 7, 2016, SSE and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Bankruptcy Petitions”) under Chapter 11 of the United States Code (“Chapter 11” or the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), case number 16-11409. The Debtors continued to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The subsidiary Debtors in these Chapter 11 cases were Seventy Seven Operating LLC (“SSO”), Seventy Seven Land Company LLC, Seventy Seven Finance Inc. (“SSF”), Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., Western Wisconsin Sand Company, LLC, Nomac Drilling, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Great Plains Oilfield Rental, L.L.C., which represent all subsidiaries of the Company. On July 14, 2016, the Bankruptcy Court issued an order (the “Confirmation Order”) confirming the Joint Pre-packaged Plan of Reorganization (as amended and supplemented, the “Plan”) of the Debtors. On August 1, 2016 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases. For further information about the reorganization, see Note 3 “Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events” of the Notes to Consolidated Financial Statements herein.

Upon emergence from bankruptcy, the Company adopted fresh-start accounting and became a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the Company’s consolidated financial statements on or after August 1, 2016 are not comparable with the financial statements prior to the Effective Date. The discussion and analysis of our financial condition and results of operations contained herein relates to the five months ended December 31, 2016 (the “2016 Successor Period”), the seven months ended July 31, 2016 (the “2016 Predecessor Period”) and the years ended December 31, 2015 and 2014. For additional information about the application of fresh-start accounting, see Note 4 “Fresh-Start Accounting” of the Notes to Consolidated Financial Statements herein.

Spin-Off

On June 30, 2014, we separated from CHK in a series of transactions, which we refer to as the “spin-off.” Prior to the spin-off, we were an Oklahoma limited liability company operating under the name “Chesapeake

Oilfield Operating, L.L.C.” (“COO”) and an indirect, wholly-owned subsidiary of CHK. As part of the spin-off, we converted to an Oklahoma corporation operating under the name “Seventy Seven Energy Inc.” All of the equity in our Company was distributed pro rata to CHK’s shareholders and we became an independent, publicly traded company. Please read “—The Spin-Off” for further discussion of the transactions in which SSE became an independent public company and the agreements we entered into with CHK in connection with the spin-off.

Our Operating Segments

We conduct our business through three operating segments: Drilling, Hydraulic Fracturing and Oilfield Rentals. For financial information pertaining to our operating segments, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 20 “Segment Information” of the Notes to Consolidated Financial Statements herein.

Drilling

Our drilling segment is operated through our wholly-owned subsidiary, Nomac Drilling, L.L.C., and provides land-based drilling services.

Drilling rig fleet. Our all-electric rig fleet, one of the largest in the industry, is categorized into two operational “Tiers.” All of our rigs are equipped with top drives. Our AC powered Tier 1 and DC powered Tier 2 rigs are predominantly equipped with 1,600 horsepower mud pumps. Approximately 79% of our rigs are multi-well pad capable, equipped with skidding or walking systems.

As of December 31, 2016, our marketed rig fleet of 91 all-electric rigs consisted of 40 Tier 1 rigs, including 28 proprietary PeakeRigs™, and 51 Tier 2 rigs. Our PeakeRigs™ are designed for long lateral drilling of multiple wells from a single location, which makes them well-suited for unconventional resource development.

Drilling customers and contracts. Our customers, as operators of the wells that we service, engage us and pay our fees. These contracts provide for drilling services on a well-by-well basis or for a term of a certain number of days or a certain number of wells. As of December 31, 2016, all of our drilling contracts were daywork contracts. A daywork contract generally provides for a basic rate per day when drilling (the day rate for our providing a rig and crew) and for lower rates when the rig is moving, or when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions or other certain conditions beyond our control. In addition, daywork contracts may provide for a lump-sum fee for the mobilization and demobilization of the rig, which in most cases approximates our incurred costs. Many of our drilling contracts are also subject to termination by the customer. Under certain of these contracts, we have agreed to allow customers to pay the termination cost over the life of the contract in lieu of a lump sum, and we refer to a rig in this circumstance as “idle but contracted” or “IBC.” IBC payments are structured to preserve our anticipated operating margins for the affected rigs through the end of the contract terms.

Hydraulic Fracturing

Our hydraulic fracturing segment is operated through our wholly-owned subsidiary, Performance Technologies, L.L.C. (“PTL”), and provides high-pressure hydraulic fracturing (or frac) services and other well stimulation services.

Hydraulic fracturing services. As of December 31, 2016, we own 13 hydraulic fracturing fleets with an aggregate of approximately 500,000 horsepower, and six of these fleets are contracted in the Anadarko Basin and the Eagle Ford Shale. Our equipment currently has an average age of approximately four and one-half years.

Hydraulic fracturing process. The fracturing process consists of pumping a fracturing fluid into a well at sufficient pressure to fracture the formation. The fracturing fluid is mainly water, which is mixed with specialty additives. Materials known as proppants, primarily sand or sand coated with resin, are suspended in the fracturing fluid and are pumped into the fracture to prop it open. The fracturing fluid is designed to “break,” or lose viscosity, and be forced out of the formation by its pressure, leaving the proppants suspended in the fractures.

Companies offering fracturing services typically own and operate fleets of mobile, high-pressure pumping systems and other heavy equipment. We refer to these pumping systems, each of which consists of a high-pressure reciprocating pump, diesel engine, transmission and various hoses, valves, tanks and other supporting equipment, all typically mounted to a flat-bed trailer, as “fracturing units.” The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet.” Each fleet typically consists of eight to 20 fracturing units; two or more blenders (one used as a backup), which blend the proppant and chemicals into the fracturing fluid; sand bins, which are large containers used to store sand on location; various vehicles used to transport sand, chemicals, gels and other materials; and various service trucks and a monitoring van equipped with monitoring equipment and computers that control the fracturing process. The personnel assigned to each fleet are commonly referred to as a “crew.”

An important element of fracturing services is determining the proper fracturing fluid, proppants and injection program to maximize recovery from a given well. We employ field engineering personnel to provide technical evaluation and job design recommendations for customers as an integral element of our fracturing service. Technological developments in the industry over the past several years have focused on proppant density control, liquid gel concentrate capabilities, computer design and monitoring of jobs and cleanup properties for fracturing fluids.

We purchase the fracturing fluid additives used in our hydraulic fracturing activities from third-party suppliers. The suppliers are responsible for storage, handling and compatibility of the chemicals used in the fracturing fluid. In addition to performing internal vendor environmental and operational quality control at the well site, we also require our suppliers to adhere to strict environmental and quality standards and to maintain minimum inventory levels at regional hubs, thus ensuring adequate supply for our hydraulic fracturing operations.

Hydraulic fracturing customers and contracts. We contract with our customers pursuant to master services agreements that specify payment terms, audit rights and insurance requirements and allocate certain operational risks through indemnity and similar provisions. We supplement these agreements for each engagement with a bid proposal, subject to customer acceptance, containing terms such as the estimated number of fracturing stages to be performed, pricing, quantities of products required, and horsepower and pressure ratings of the hydraulic fracturing fleets to be used. We are generally compensated based on the number of fracturing stages we complete, and we recognize revenue upon the completion of each fracturing stage. We typically complete one or more fracturing stages per day during the course of a job. A stage is considered complete when the customer requests that pumping discontinue for that stage. Invoices typically include service charges that are determined by hydraulic horsepower requirements and achieved rate of barrels per minute along with product charges for sand, chemicals and other products actually consumed during the course of providing our services.

Oilfield Rentals

Our oilfield rentals segment is operated through our wholly-owned subsidiary, Great Plains Oilfield Rental, L.L.C., and provides premium rental tools and specialized services for land-based drilling, completion and workover activities. We offer an extensive line of rental tools, including a full line of tubular products specifically designed for horizontal drilling and completion, with high-torque, premium-connection drill pipe, drill collars and tubing. Additionally, we offer surface rental equipment including blowout preventers, frac tanks, mud tanks and environmental containment that encompass all phases of the hydrocarbon extraction and production process. Our air drilling equipment and services enable extraction in select basins where certain segments of formations preclude the use of drilling fluid, permitting operators to drill through problematic zones without the risk of fluid absorption and damage to the wellbore. We also provide frac-support services, including rental and rig-up/rig-down of wellhead pressure control equipment (“frac stacks”), delivery of on-site frac water through a water transfer operation using innovative lay-flat pipe, and monitoring and controlling of production returns. As of December 31, 2016, we offered oilfield rental services in the Mid-Continent region, Permian Basin and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. We price our rentals and services based on the type of equipment being rented and the services being performed. Substantially all rental revenue we earn is based upon a charge for the actual period of time the rental is provided to our customer on a market-based, fixed per-day or per-hour fee.

Former Oilfield Trucking

Our former oilfield trucking segment provided drilling rig relocation and logistics services as well as fluid handling services. During the second quarter of 2015, we sold Hodges Trucking Company, L.L.C., which provided drilling rig relocation and logistics services (please read Note 8 “Sale of Hodges Trucking Company, L.L.C.” of the Notes to Consolidated Financial Statements herein), and we also sold our water hauling assets. As part of the spin-off, we sold our crude hauling assets to a third party.

Customers and Competition

The markets in which we operate are highly competitive and we are dependent on CHK for the majority of our revenues. Our customers pay us market-based rates for the services we provide. To the extent that competitive conditions increase and prices for the services and products we provide decrease, the prices we are able to charge our customers for such products and services may decrease.

We are a party to a master services agreement (the “Master Services Agreement”) with CHK, pursuant to which we provide drilling and other services and supply materials and equipment to CHK. The Master Services Agreement contains general terms and provisions, specifies payment terms, audit rights and insurance requirements and allocates certain operational risks through indemnity and similar provisions. The agreement will remain in effect until we or CHK provide 30 days written notice of termination. The specific terms of each drilling services request are typically provided pursuant to drilling contracts on a well-by-well basis or for a term of a certain number of days or wells. The specific terms of each request for other services are typically set forth in a field ticket or purchase or work order. We believe that our drilling contracts, field tickets or purchase or work orders with CHK are substantially similar to those in prevailing industry contracts, specifically as they relate to pricing, liabilities and payment terms.

In connection with the spin-off, we supplemented the Master Service Agreement with certain new services agreements, including new drilling contracts and a services agreement for hydraulic fracturing services, among others. Please read “—The Spin-Off—Agreements Between Us and CHK” for further discussion of the new services agreements.

Competitors in each of our operating segments include:

•	Drilling—Helmerich & Payne, Inc., Patterson-UTI Energy, Inc., Trinidad Drilling Ltd., Nabors Industries Ltd., Pioneer Energy Services Corp., and Precision Drilling Corporation.

•	Hydraulic Fracturing—Halliburton Company, Schlumberger Limited, Baker Hughes Incorporated, Superior Energy Services, Inc., Weatherford International plc, RPC, Inc., Keane Group, FTS International, Inc., and C&J Energy Services, Inc.

•	Oilfield Rentals—Key Energy Services, Inc., RPC, Inc., Oil States International, Inc., Baker Oil Tools, Weatherford International plc, Basic Energy Services, Inc., Superior Energy Services, Inc., Quail Tools (owned by Parker Drilling Company), and Knight Oil Tools.

We also compete in each of our operating segments against a significant number of other companies with national, regional, or local operations.

Suppliers

We purchase a wide variety of raw materials, parts and components that are made by other manufacturers and suppliers for our use. We are not dependent on any single source of supply for those parts, supplies or materials.

For our drilling rigs, we generally purchase individual components from reputable original equipment manufacturers and then assemble and commission the rigs ourselves at an internal facility, which we believe results in cost savings and higher quality.

We have purchased the majority of our hydraulic fracturing units from United Engines and FTS International. We purchase the raw materials we use in our hydraulic fracturing operations, such as sand, chemicals and diesel fuel, from a variety of suppliers throughout the U.S.

To date, we have generally been able to obtain on a timely basis the equipment, parts and supplies necessary to support our operations. Where we currently source materials from one supplier, we believe that we will be able to make satisfactory alternative arrangements in the event of interruption of supply. However, given the limited number of suppliers of certain of our raw materials, we may not always be able to make alternative arrangements should one of our suppliers fail to deliver or timely deliver our materials.

Employees

At every level of our operations, our employees are critical to our success and committed to operational excellence. Our senior management team has extensive experience building, acquiring and managing oilfield services and other assets. Their focus is on optimizing our business and expanding operations. On an operations level, our supervisory and field personnel are empowered with the training, tools and confidence required to succeed in their jobs. As of December 31, 2016, we employed approximately 1,700 people, none of whom were covered by collective bargaining agreements, and we consider our relationships with our employees to be good.

Risk Management and Insurance

The oilfield services business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, natural gas leaks, ruptures or discharges of toxic gases. If any of these should occur, we could incur legal defense costs and suffer substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

We are covered under insurance policies that we believe are customary in the industry with customary deductibles or self-insured retentions. However, there are no assurances that this insurance will be adequate to cover all losses or exposure to liability. We carry $100.0 million in excess liability umbrella policies over our general liability, automobile liability, non-owned aviation liability and employer’s liability policies, as well as a $10.0 million contractor’s pollution liability policy. We provide workers’ compensation insurance coverage to employees in all states in which we operate. While we believe these policies are customary in the industry, they do not provide complete coverage against all operating risks. In addition, our insurance does not cover penalties or fines that may be assessed by a governmental authority. A loss not fully covered by insurance could have a material adverse effect on our financial position, results of operations and cash flows. The insurance coverage that we maintain may not be sufficient to cover every claim made against us and may not be available for purchase in the future on terms we consider commercially reasonable, or at all. Also, in the past, insurance rates have been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and self-insured retentions.

Our master services agreements include certain indemnification provisions for losses resulting from operations. Generally, we take responsibility for our own people and property while our customers take responsibility for their own people, property and liabilities related to the well and subsurface operations, regardless of either party’s negligence or fault. For example, our Master Services Agreement with CHK provides that CHK assumes liability for (a) damage to the hole, including the cost to re-drill; (b) damages or claims arising from loss of control of a well or a blowout; (c) damage to the reservoir, geological formation or underground strata; (d) damages arising from the use of radioactive tools or any contamination resulting therefrom; (e) damages arising from pollution or contamination (other than surface spills attributable to our negligence); (f) liability arising from damage to, or escape of any substance from, any pipeline, vessel or storage or production facility; and (g) allegations of subsurface trespass.

In general, any material limitations on contractual indemnity obligations arise only by applicable state law or public policy. Many states place limitations on contractual indemnity agreements, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Texas, Louisiana, New Mexico and Wyoming, have enacted statutes generally referred to as “oilfield anti-indemnity acts” expressly prohibiting certain indemnity agreements contained in or related to oilfield services agreements. Such oilfield anti-indemnity acts may restrict or void a party’s indemnification of us.

Safety and Maintenance

Our business involves the operation of heavy and powerful equipment which can result in serious injuries to our employees and third parties and substantial damage to property and the environment. We have comprehensive health, safety and environmental (“HSE”) and training programs designed to reduce accidents in the workplace and improve the efficiency of our operations. In addition, our largest customers place great emphasis on HSE and the quality management programs of their contractors. We believe that these factors will gain further importance in the future. We have directed substantial resources toward employee HSE and quality management training programs as well as our employee review process and have benefited from steadily decreasing incident frequencies.

Regulation of Operations

We operate under the jurisdiction of a number of federal, state and local regulatory bodies that regulate worker safety, the handling of hazardous materials, the transportation of explosives, the protection of the environment and safe driving procedures. Regulations concerning equipment certification create an ongoing need for regular maintenance that is incorporated into our daily operating procedures.

Among the services we provide and assets we utilize, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety, financial reporting and certain mergers, consolidations and acquisitions.

Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation. To a large degree, intrastate motor carrier operations are subject to safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations, while the Department of Transportation mandates drug testing of drivers.

From time to time, various legislative proposals are introduced, such as proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs or adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

Environmental Matters

Our operations are subject to various federal, state and local environmental, health and safety laws and regulations pertaining to the release, emission or discharge of materials into the environment, the generation, storage, transportation, handling and disposal of materials (including solid and hazardous wastes) or the safety of employees, or otherwise relating to preservation or protection of human health and safety, pollution prevention or remediation, natural resources, wildlife or the environment. Federal environmental, health and safety requirements that govern our operations include the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act (“SDWA”), the Clean Air Act (the “CAA”), the Resource Conservation and Recovery Act (“RCRA”), the Endangered Species Act, the Migratory Bird Treaty Act, the Occupational Safety and Health Act, and the regulations promulgated pursuant to such laws.

Some of these laws, including CERCLA and analogous state laws, may impose joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered responsible for releases of a hazardous substance or other pollutant into the environment. These persons may include the current or former owner or operator of the site where the release occurred and persons that generated, disposed of or arranged for the disposal of hazardous substances at the site.

Other federal and state laws, in particular RCRA, regulate hazardous wastes and non-hazardous solid wastes. In the course of our operations, we generate petroleum hydrocarbon wastes and other maintenance wastes. Some of our wastes are not currently classified as hazardous wastes, but may in the future be designated as hazardous wastes and may thus become subject to more rigorous and costly compliance and disposal requirements.

We own or lease a number of properties that have been used as service yards in support of oil and natural gas exploration and production activities. Although we have utilized operating and disposal practices that we considered to be standard in the industry at the time, repair and maintenance activities on rigs and equipment stored in these service yards may have resulted in the disposal or release of hydrocarbons, wastes, or hazardous substances, including Naturally Occurring Radioactive Material (“NORM”) at or from these yards or at or from other locations where these wastes have been taken for treatment, storage or disposal. In addition, we own or lease properties that in the past were used by third parties whose operations were not under our control. These properties and any hydrocarbons or other materials handled thereon may be subject to CERCLA, RCRA or analogous state laws. Under these types of laws, we could be required to remove or remediate previously released hazardous substances, wastes or property contamination, or to pay for such cleanup activity.

Further, our operations are subject to the federal CAA and comparable state laws and regulations. These laws and regulations govern emissions of air pollutants from various industrial sources, including our non-road mobile engines, and impose various monitoring and reporting requirements. Compliance with increasingly stringent air emissions regulations may result in increased costs as we continue to grow. Beyond that, federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal CAA and associated state laws and regulations.

The Federal Water Pollution Control Act (commonly known as “the Clean Water Act”) and resulting regulations, which are primarily implemented through a system of permits, govern the discharge of certain contaminants into waters of the United States. Violation of the Clean Water Act requirements may result in a fine as well as an order to stop facility construction or operation or to stop hauling wastewaters to third party facilities. In addition, the Federal Oil Pollution Act of 1990 (“OPA”) and resulting regulations impose a variety of obligations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States.

The SDWA and comparable local and state provisions restrict the disposal, treatment or release of water produced or used during oil and gas development. Subsurface emplacement of fluids (including disposal wells or enhanced oil recovery) is governed by federal or state regulatory authorities that, in some cases, includes the state oil and gas regulatory authority or the state’s environmental authority. These regulations may increase the costs of compliance for some facilities.

We seek to manage environmental liability risks through provisions in our contracts with our customers that allocate risks relating to surface activities associated with the fracturing process to us and risks relating to “down-hole” liabilities to our customers. Our contracts generally require our customers to indemnify us against pollution and environmental damages originating below the surface of the ground or arising out of water disposal, or otherwise caused by the customer, other contractors or other third parties. In turn, our contracts generally require us to indemnify our customers for pollution and environmental damages originating at or above the surface caused solely by us. We seek to maintain consistent risk-allocation and indemnification provisions in our customer agreements to the greatest extent possible. Some of our contracts, however, may contain less explicit indemnification provisions, which would typically provide that each party will indemnify the other against liabilities to third parties resulting from the indemnifying party’s actions, except to the extent such liability results from the indemnified party’s gross negligence, willful misconduct or intentional act.

We have made and will continue to make expenditures to comply with health, safety and environmental regulations and requirements. These are necessary business costs in the oilfield services industry. Although we are not fully insured against all environmental, health and safety risks, and our insurance does not cover any penalties or fines that may be issued by a governmental authority, we maintain insurance coverage which we believe is customary in the industry. Moreover, it is possible that other developments, such as stricter and more comprehensive environmental, health and safety laws and regulations, as well as claims for damages to property or persons, resulting from company operations, could result in substantial costs and liabilities, including administrative, civil and criminal penalties, to us. We believe that we are in material compliance with applicable health, safety and environmental laws and regulations. We believe that the cost of maintaining compliance with these laws and regulations will not have a material adverse effect on our business, financial position and results of operations, but new or more stringent regulations could increase the cost of doing business and could have a material adverse effect on our business. Moreover, accidental releases or spills may occur in the course of our operations, causing us to incur significant costs and liabilities, including for third-party claims for damage to property and natural resources or personal injury.

Hydraulic Fracturing. Vast quantities of oil, natural gas liquids and natural gas deposits exist in deep shale unconventional formations. It is customary in our industry to recover these resources from these deep formations through the use of hydraulic fracturing, combined with horizontal drilling.

Hydraulic fracturing techniques have been used by the industry since 1947, and currently, more than 90% of all oil and natural gas wells drilled in the U.S. employ hydraulic fracturing. We strive to conduct our fracturing operations in accordance with best practices, industry standards, and all regulatory requirements. For example, we monitor rate and pressure to ensure that the services are performed as planned. We also perform fracturing for wells that have been constructed with multiple layers of protective steel casing surrounded by cement that are specifically designed to protect freshwater aquifers.

Legislative and regulatory efforts at the federal, state and local levels have been initiated that may impose additional requirements on our oilfield services, including hydraulic fracturing. In a few instances these have included bans on hydraulic fracturing. To date, these initiatives have not materially affected our operations, but they could spur further action towards federal, state, or local legislation and regulation of hydraulic fracturing activities. At this time, it is not possible to estimate the potential impact on our business of such additional federal, state, or local legislation or regulations affecting hydraulic fracturing. In addition, there is a growing trend among states to require us to provide information about the chemicals and products we maintain on location and use during hydraulic fracturing activities. Many of these laws and regulations require that we disclose information about these chemicals and products. In certain cases, these chemicals and products are manufactured and/or imported by third parties and we therefore must rely upon such third parties for such information. The consequences of any inaccurate disclosure, failure to disclose, or disclosure of confidential or proprietary information by us could have a material adverse effect on our business, financial condition and operational results.

Greenhouse Gas Regulations. In June 2013, President Obama unveiled a Presidential climate action plan designed to reduce emissions in the U.S. of methane, carbon dioxide and other greenhouse gases (“GHG”). In furtherance of that plan, the Obama Administration launched a number of initiatives, including the development of standards restricting GHG emissions from light, medium and heavy-duty vehicles and of a Strategy to Reduce Methane Emissions from the oil and gas industry. The former Administration’s goal was to reduce methane emissions from the oil and gas industry by 40-45% by 2025 as compared to 2012 levels. Accordingly, the Environmental Protection Agency (“EPA”) adopted and implemented a comprehensive suite of regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act (“CAA”). For instance, in May 2016, the EPA issued final new source performance standards governing methane emissions, imposing more stringent controls on methane and volatile organic compounds emissions at new and modified oil and natural gas production, processing, storage, and transmission facilities. The EPA has also announced that it intends to impose methane emission standards for existing sources and has issued information collection requests to companies with production, gathering and boosting, gas processing, storage, and transmission facilities. Similarly, the Bureau of Land Management issued final rules in November 2016 relating to the venting, flaring and leaking of natural gas by oil and natural gas producers who operate on federal and Indian lands. Furthermore, various state and local governments are considering enacting new legislation and promulgating new regulations governing or restricting GHG emissions from stationary sources such as our equipment and operations or promoting the use of renewable energy. Finally, in April 2016, the United States signed the Paris Agreement, which requires member countries to review and “represent a progression” in their nationally determined contributions, which set GHG emission reduction goals, every five years.

Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events

On May 12, 2016, the Company and all of its wholly owned subsidiaries entered into a Second Amended and Restated Restructuring Support Agreement (the “Restructuring Support Agreement”) with (i) certain noteholders of the 6.625% senior unsecured notes due 2019 of SSO and SSF (the “2019 Notes”), (ii) certain lenders under the Company’s Incremental Term Supplement (Tranche A) loan (the “Incremental Term Loan”), (iii) certain lenders under the Company’s $400.0 million Term Loan Credit Agreement dated June 25, 2014 (the “Term Loan”), and (iv) certain noteholders of the 6.50% senior unsecured notes due 2022 of the Company (the “2022 Notes”).

On June 7, 2016, the Debtors filed the Bankruptcy Petitions for reorganization under Chapter 11 in the Bankruptcy Court. The filings of the Bankruptcy Petitions constituted an event of default with respect to the 2019 Notes, the 2022 Notes, the Term Loan and the Incremental Term Loan (collectively, the “Outstanding Debt”) and constituted an event of default under our $275.0 million senior secured revolving credit facility (the “Pre-Petition Credit Facility”). See Note 11 “Debt” of the Notes to Consolidated Financial Statements herein. Pursuant to Chapter 11, the filing of the Bankruptcy Petitions automatically stayed most actions against the Debtors, including actions to collect indebtedness incurred prior to the filing of the Bankruptcy Petitions or to exercise control over the Debtor’s property. Accordingly, although the Bankruptcy Petitions triggered defaults under the Outstanding Debt, creditors were generally stayed from taking action as a result of these defaults. These defaults were deemed waived or cured upon the Effective Date of the Plan. The Debtors also filed the Plan and a related solicitation and disclosure statement on June 7, 2016.

On July 14, 2016, the Bankruptcy Court entered the Confirmation Order. The Debtors satisfied the remaining conditions to effectiveness contemplated under the Plan and emerged from Chapter 11 on August 1, 2016.

The Plan contemplated that we continue our day-to-day operations substantially as previously conducted and that all of our commercial and operational contracts remained in effect in accordance with their terms preserving the rights of all parties. The significant elements of the Plan included:

•	payment in full of all trade creditors and other general unsecured creditors in the ordinary course of business;

•	the exchange of the full $650.0 million of the 2019 Notes into 96.75% of new common stock issued in the reorganization (the “New Common Stock”);

•	the exchange of the full $450.0 million of the 2022 Notes for 3.25% of the New Common Stock as well as warrants exercisable for 15% of the New Common Stock at predetermined equity values;

•	the issuance to our existing common stockholders of two series of warrants exercisable for an aggregate of 20% of the New Common Stock at predetermined equity values;

•	the maintenance of our $400.0 million existing secured Term Loan while the lenders holding Term Loans (i) received (a) payment of an amount equal to 2% of the Term Loans; and (b) as further security for the Term Loans, second-priority liens and security interests in the collateral securing the company’s New ABL Credit Facility (as defined herein), which collateral, together with the existing collateral securing the Term Loans and Tranche A Incremental Term Loans, is governed by an inter-creditor agreement among the applicable secured parties; and (ii) continued to hold Term Loans under the Term Loan Credit Agreement, as amended to reflect, among other modifications, the reduction of the maturity date of the Term Loans by one year and an affirmative covenant by the Company to use commercially reasonably efforts to maintain credit ratings for the Term Loans; and

•	the payment of a consent fee equal to 2% of the Incremental Term Loan plus $15.0 million of the outstanding Incremental Term Loan balance, together with the maintenance of the remaining $84.0 million balance of the Incremental Term Loan on identical terms, except for the suspension of any prepayment premium for a period of 18 months.

The Plan effectuated, among other things, a substantial reduction in our debt, including $1.1 billion in the aggregate of the face amount of the 2019 Notes and 2022 Notes.

In accordance with the Plan, on the Effective Date, we issued an aggregate of 22,000,000 shares of New Common Stock to the holders of the 2019 and 2022 Notes.

In accordance with the Plan, on the Effective Date, we entered into a warrant agreement with Computershare Inc. and Computershare Trust Company, N.A., as the warrant agent, (the “Warrant Agreement”) and issued three series of warrants to holders of 2022 Notes and to our existing common stockholders as follows:

•	We issued Series A Warrants (“Series A Warrants”), which are exercisable until August 1, 2021, to purchase up to an aggregate of 3,882,353 shares of New Common Stock, at an exercise price of $23.82 per share, to holders of the 2022 Notes.

•	We issued Series B Warrants (“Series B Warrants”), which are exercisable until August 1, 2021, to purchase up to an aggregate of 2,875,817 shares of New Common Stock, at an exercise price of $69.08 per share, to our existing common stockholders.

•	We issued Series C Warrants (“Series C Warrants,” and, together with the Series A Warrants and Series B Warrants, the “Warrants”), which are exercisable until August 1, 2023, to purchase up to an aggregate of 3,195,352 shares of New Common Stock at an exercise price of $86.93 per share, to our existing common stockholders.

All unexercised Warrants will expire and the rights of the holders of such warrants (the “Warrant Holders”) to purchase shares of New Common Stock will terminate on the first to occur of (i) the close of business on their respective expiration dates or (ii) the date of completion of (A) any Affiliated Asset Sale (as defined in the Warrant Agreement), or (B) a Change of Control (as defined in the Warrant Agreement). Following the Effective Date, there were 3,882,353 Series A Warrants, 2,875,817 Series B Warrants and 3,195,352 Series C Warrants outstanding.

In the event of a merger or consolidation where (i) the acquirer is not an affiliate of the Company and (ii) all of the equity held by equity holders of the Company outstanding immediately prior thereto is extinguished or replaced by equity in a different entity (except in cases where the equity holders of the Company represent more than 50% of the total equity of such surviving entity) (a “Non-Affiliate Combination”), holders of Warrants shall be solely entitled to receive the consideration per Warrant that is payable per share of common stock of the Company, less the applicable exercise price of the Warrant, paid in the same form and in the same proportion as is payable to holders of common stock. If the consideration is any form other than cash, the holders of the Warrants shall have ten business days prior to the consummation of the Non-Affiliate Combination to exercise their respective Warrants, and any Warrants not exercised will terminate.

In accordance with the Plan, on September 20, 2016, the Company adopted the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan (the “2016 Omnibus Incentive Plan”). For additional information, see Note 14 “Share-Based Compensation” of the Notes to Consolidated Financial Statements herein.

Successor Issuer

Pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Series B Warrants and Series C Warrants were deemed to be registered under Section 12(b) of the Exchange Act, and the Company was deemed to be the successor registrant to the Company in its state before the Effective Date. Such registration expired on September 6, 2016, and we filed a Registration Statement on Form 8-A to effect the registration of the Series B Warrants and Series C Warrants under Section 12(g) of the Exchange Act. As a result, the Company remained subject to the reporting requirements of the Exchange Act following the Effective Date.

Trading of New Common Stock

The New Common Stock is not traded on a national securities exchange. However, since August 17, 2016, SSE’s common stock has traded on the OTC Market Group Inc.’s Grey market (the “OTC Grey”) under the symbol “SVNT.” The Company can provide no assurance that the New Common Stock will trade on a nationally recognized market or an over-the-counter market, whether broker-dealers will provide public quotes of the reorganized Company’s common stock on an over-the-counter market, whether the trading volume on an over-the-counter market of the Company’s common stock will be sufficient to provide for an efficient trading market, or whether quotes for the Company’s common stock may be blocked by the OTC Markets Group in the future.

Registration Rights Agreement

On the Effective Date, by operation of the Plan, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain funds affiliated with and/or managed by each of BlueMountain Capital Management, LLC, Axar Capital Management, LLC and Mudrick Capital Management, L.P. (each a “Registration Rights Holder,” and collectively, the “Registration Rights Holders”).

The Registration Rights Agreement provides certain demand registration rights to the Registration Rights Holders at any time following the six-month anniversary of the Effective Date. The Company will not be required to effect more than (i) four demand registrations delivered by each Registration Rights Holder, or (ii) one demand registration delivered by any holder in any 180-day period.

If, following the six-month anniversary of the Effective date, the Company qualifies for the use of Form S-3, the Registration Rights Holders may require the Company, subject to restrictions set forth in the Registration Rights Agreement, to file a shelf registration statement on Form S-3 covering the resale of such holder’s registrable securities.

In addition, if the Company proposes to register shares of its New Common Stock in certain circumstances, the Registration Rights Holders will have certain “piggyback” registration rights, subject to restrictions set forth in the Registration Rights Agreement, to include their shares of New Common Stock in the registration statement.

Senior Secured Debtor-In-Possession Credit Agreement; New ABL Credit Facility

On June 8, 2016, in connection with the filings of the Bankruptcy Petitions, the Company, with certain of our subsidiaries as borrowers, entered into a senior secured debtor-in-possession credit facility (the “DIP Facility”) with total commitments of $100.0 million. For additional discussion related to the DIP Facility, see Note 11 “Debt” of the Notes to Consolidated Financial Statements herein.

On the Effective Date, by operation of the Plan, the DIP Facility was amended and restated, and the outstanding obligations pursuant thereto were converted to obligations under a senior secured revolving credit facility in an aggregate principal amount of up to $100.0 million (the “New ABL Credit Facility”).

New Directors

On the Effective Date, in accordance with the Plan and pursuant to the Stockholders Agreement that we entered into with certain stockholders on the Effective Date, Jerry Winchester and Edward J. DiPaolo, who were existing directors of the Company, and Andrew Axelrod, Victor Danh, Steven Hinchman, David King and Doug Wall became members of the Board until the first annual meeting of the Company’s stockholders to be held in 2017, and their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Conversion to Delaware Corporation

Effective July 22, 2016, in accordance with the Plan and with the laws of the State of Delaware and the State of Oklahoma, we converted our form of organization from an Oklahoma corporation (the “Oklahoma Predecessor Corporation”) to a Delaware limited liability company and, immediately thereafter, to a Delaware corporation (the “Delaware Successor Corporation”). As a result of the conversions, the equity holders of the Oklahoma Predecessor Corporation became the equity holders of the Delaware Successor Corporation. The name of the Company remained “Seventy Seven Energy Inc.”

For purposes of Delaware law, the Delaware Successor Corporation is deemed to be the same entity as the Company before the conversions, and its existence is deemed to have commenced on the date of original incorporation of the Company. Furthermore, under Delaware law, the rights, assets, operations, liabilities and obligations that comprised the going business of the Company before the conversions remain the rights, assets, operations, liabilities and obligations of the Company after the conversions.

The Spin-Off

The transactions in which SSE became an independent, publicly traded company, including the cash distribution to CHK referenced below, are referred to collectively as the “spin-off”. Prior to the spin-off, we conducted our business as COO. As part of the spin-off, we completed the following transactions, among others:

•	the entrance into our Pre-Petition Credit Facility and Term Loan. We used the proceeds from borrowings under these new facilities to repay in full and terminate our existing $500.0 million senior secured revolving credit facility (the “Old Credit Facility”);

•	the issuance of our 2022 Notes. We used the net proceeds of approximately $493.8 million to make a cash distribution of approximately $391.0 million to CHK, to repay a portion of outstanding indebtedness under the Pre-Petition Credit Facility, and for general corporate purposes.

•	we distributed our compression unit manufacturing and geosteering businesses to CHK. Please read “Results of Operations” herein for further discussion of the financial impact of these businesses to our historical financial results.

•	we sold our crude hauling assets to a third party and used a portion of the net proceeds received to make a $30.9 million cash distribution to CHK.

•	CHK transferred to us buildings and real estate used in our business, including property and equipment, at cost of approximately $212.5 million and accumulated depreciation of $22.2 million as of the spin-off date. Prior to the spin-off, we leased these buildings and real estate from CHK pursuant to a facilities lease agreement and incurred lease expense of $8.2 million for the year ended December 31, 2014. In connection with the spin-off, the facilities lease agreement was terminated.

•	COO transferred all of its existing assets, operations and liabilities, including our 2019 Notes, to SSO. SSO is an Oklahoma limited liability company, our direct wholly-owned subsidiary and the direct owner of all our operating subsidiaries.

•	COO was renamed SSE and converted from a limited liability company to a corporation.

Agreements Between Us and CHK

In connection with the spin-off, we supplemented the Master Services Agreement with the new agreements described below.

New Services Agreements

Under the new services agreement governing our provision of hydraulic fracturing services for CHK (the “New Services Agreement”), CHK is required to utilize the lesser of (i) seven, five and three of our hydraulic fracturing crews in years one, two and three of the agreement, respectively, or (ii) fifty percent (50%) of the total number of all hydraulic fracturing crews working for CHK in all its operating regions during the respective year. CHK is also required to utilize our hydraulic fracturing services for a minimum number of stages as set forth in the agreement. CHK is entitled to terminate the agreement in certain situations, including in the event we fail to materially comply with the overall quality of service provided by similar service providers. Additionally, CHK’s requirement to utilize our services may be suspended under certain circumstances, such as when we are unable to timely accept and supply services ordered by CHK or as a result of a force majeure event. Our hydraulic fracturing backlog under the New Services Agreement as of December 31, 2016 was approximately $44.9 million.

In connection with the spin-off, we entered into rig-specific daywork drilling contracts with CHK for the provision of drilling services having terms similar to those we currently use for other customers (the “Drilling Contracts”). The Drilling Contracts had a commencement date of July 1, 2014 and terms ranging from three months to three years. CHK has the right to terminate a drilling contract in certain circumstances. Our drilling backlog under the Drilling Contracts as of December 31, 2016 was approximately $142.5 million and our early contract termination value related to the Drilling Contracts was $79.9 million. For additional information about our contractual backlog please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Backlog” below.

Master Separation Agreement

The master separation agreement entered into between us and CHK governs the separation of our businesses from CHK, the distribution of our shares to CHK shareholders and other matters related to CHK’s relationship with us, including cross-indemnities between us and CHK. In general, CHK agreed to indemnify us for any liabilities relating the CHK’s business and we agreed to indemnify CHK for any liabilities relating to our business.

Tax Sharing Agreement

In connection with the spin-off, we and CHK entered into a tax sharing agreement that governs our respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes. References in this summary description of the tax sharing agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

Under the tax sharing agreement, we generally are liable for and will indemnify CHK against all taxes attributable to our business and will be allocated all tax benefits attributable to such business. CHK generally is liable for and will indemnify us against all taxes attributable to its other businesses and will be allocated all tax benefits attributable to such businesses.

Finally, the tax sharing agreement will require that neither we nor any of our affiliates take or fail to take any action after the effective date of the tax sharing agreement that (i) would be reasonably likely to be inconsistent with or cause to be untrue any material statement, covenant or representation in any representation letters, tax opinions or Internal Revenue Service (“IRS”) private letter ruling obtained by CHK or (ii) would be inconsistent with the spin-off generally qualifying as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code.

Moreover, CHK generally will be liable for and indemnify us for any taxes arising from the spin-off or certain related transactions that are imposed on us, CHK or its other subsidiaries. However, we would be liable for and indemnify CHK for any such taxes to the extent they result from certain actions or failures to act by us that occur after the effective date of the tax sharing agreement.

Employee Matters Agreement

In connection with the spin-off, we and CHK entered into an employee matters agreement, which provides that each of CHK and SSE has responsibility for its own employees and compensation plans. The agreement also contains provisions concerning benefit protection for both SSE and CHK employees, treatment of holders of CHK stock options, restricted stock, restricted stock units and performance share units, and cooperation between us and CHK in the sharing of employee information and maintenance of confidentiality.

Transition Services Agreement

Prior to the spin-off, we had an administrative services agreement (the “Administrative Services Agreement”) with CHK pursuant to which CHK allocated certain expenses to us. Under the Administrative Services Agreement, in return for the general and administrative services provided by CHK, we reimbursed CHK on a monthly basis for the overhead expenses incurred by CHK on our behalf in accordance with its allocation policy, which included actual out-of-pocket fees, costs and expenses incurred in connection with the provision of any of the services under the agreement, including the wages and benefits of CHK employees who performed services on our behalf. In connection with the spin-off, we terminated the Administrative Services Agreement and entered into a transition services agreement (the “Transition Services Agreement”). These charges from CHK were $8.3 million and $18.0 million for the years ended December 31, 2015 and 2014, respectively, and we terminated the Transition Services Agreement during the second quarter of 2015.

Properties

We conduct our operations out of a number of field offices, yards, shops, terminals and other facilities principally located in Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming. Most of these facilities were transferred to us from CHK at the time of the spin-off. We do not believe that any one of these facilities is individually material to our operations.

Legal Proceedings

While the filing of the Bankruptcy Petitions automatically stayed certain actions against the Company, including actions to collect pre-petition indebtedness or to exercise control over the property of its bankruptcy estates, the Company received an order from the Bankruptcy Court allowing it to pay all general claims, including claims of litigation counterparties, in the ordinary course of business in accordance with applicable non-bankruptcy laws notwithstanding the commencement of the Chapter 11 cases. The Plan confirmed in the Chapter 11 cases provides for the treatment of claims against the Company’s bankruptcy estates, including pre-petition liabilities that have not otherwise been satisfied or addressed during the Chapter 11 cases.

On the Effective Date, by operation of the Plan, the Company, on its behalf and on behalf of its subsidiaries, entered into a Litigation Trust Agreement (the “Litigation Trust Agreement”) with Alan Carr (the “Trustee”), pursuant to which the Litigation Trust (the “Trust”) was established for the benefit of specified holders of allowed claims. Pursuant to the Plan and the Confirmation Order, the Company transferred specified claims and causes of action to the Trust with title to such claims and causes of action being free and clear of all liens, claims, encumbrances, and interests. In addition, pursuant to the Plan and Confirmation Order, the Company transferred $50,000 in cash to the Trust to pay the reasonable costs and expenses associated with the administration of the Trust. The Trustee may prosecute the transferred claims and causes of action and conduct such other action as described in and authorized by the Plan, make timely and appropriate distributions to the beneficiaries of the Trust, and otherwise carry out the provisions of the Litigation Trust Agreement. The Company is not a beneficiary of the Trust.

We are subject to various legal proceedings and claims arising in the ordinary course of our business. Our management does not expect the outcome of any of these known legal proceedings, individually or collectively, to have a material adverse effect on our financial condition or results of operations.

Selected Financial Data

The following table sets forth certain consolidated financial data for the periods presented, which has been derived from our audited consolidated financial statements and the audited consolidated financial statements of our predecessor, COO.

In connection with the Company’s emergence from Chapter 11, the Company applied the provisions of fresh-start accounting, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, (“ASC 852”), to its consolidated financial statements. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the Company’s consolidated financial statements on or after August 1, 2016 are not comparable with the financial statements prior to the Effective Date.

The selected historical financial data is not necessarily indicative of results to be expected in future periods and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent public company during periods prior to our spin-off from CHK.

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014	2013	2012
		(in thousands, except per share data)
Income Statement Data:
Revenues	$222,378	$333,919	$1,131,244	$2,080,892	$2,188,205	$1,920,022
Operating Expenses:
Operating costs(a)	166,726	237,014	855,870	1,580,353	1,717,709	1,390,786
Depreciation and amortization	73,898	162,425	295,421	292,912	289,591	231,322
General and administrative	31,808	66,667	112,141	108,139	80,354	66,360
Loss on sale of a business	—	—	35,027	—	—	—
(Gains) losses on sales of property and equipment, net	(1,748)	848	14,656	(6,272)	(2,629)	2,025
Impairment of goodwill	—	—	27,434	—	—	—
Impairments and other(b)	—	6,116	18,632	30,764	74,762	60,710

Total Operating Expenses	270,684	473,070	1,359,181	2,005,896	2,159,787	1,751,203

Operating (Loss) Income	(48,306)	(139,151)	(227,937)	74,996	28,418	168,819

Other (Expense) Income:
Interest expense	(15,497)	(48,116)	(99,267)	(79,734)	(56,786)	(53,548)
Gains on early extinguishment of debt	—	—	18,061	—	—	—
Loss and impairment from equity investees	—	—	(7,928)	(6,094)	(958)	(361)
Other income	2,112	2,318	3,052	664	1,758	1,543
Reorganization items, net	(1,868)	(29,892)	—	—	—	—

Total Other Expense	(15,253)	(75,690)	(86,082)	(85,164)	(55,986)	(52,366)

(Loss) Income Before Income Taxes	(63,559)	(214,841)	(314,019)	(10,168)	(27,568)	116,453
Income Tax (Benefit) Expense	—	(59,131)	(92,628)	(2,189)	(7,833)	46,877

Net (Loss) Income	$(63,559)	$(155,710)	$(221,391)	$(7,979)	$(19,735)	$69,576

(Loss) Earnings Per Common Share(c):
Basic	$(2.86)	$(2.84)	$(4.42)	$(0.17)	$(0.42)	$1.48
Diluted	$(2.86)	$(2.84)	$(4.42)	$(0.17)	$(0.42)	$1.48
Cash Flow Data:
Cash flows provided by operations	$21,890	$6,469	$284,106	$265,296	$337,071	$211,151
Cash flows used in investing activities	$(2,482)	$(80,126)	$(159,667)	$(367,646)	$(296,817)	$(577,324)
Cash flows (used in) provided by financing activities	$(8,504)	$(19,241)	$5,318	$101,563	$(39,803)	$366,870
Other Financial Data:
Capital expenditures	$12,502	$82,787	$205,706	$457,618	$349,806	$622,825

(a)	Historical operating costs include the effect of $18.9 million, $76.9 million and $100.8 million of rig rent expense associated with our lease of drilling rigs for the years December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, we had purchased all rigs that were subject to these lease arrangements.
(b)	Historical impairments and other include the effect of $9.7 million, $22.4 million and $24.9 million of lease terminations costs associated with repurchases of leased drilling rigs for the years ended December 31, 2014, 2013 and 2012, respectively.
(c)	On June 30, 2014 we distributed 46,932,433 shares of our common stock to CHK shareholders in conjunction with the spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, we have assumed this amount to be outstanding for periods prior to the spin-off.

	Successor	Predecessor
	December 31, 2016	December 31,
		2015	2014	2013	2012
		(in thousands)
Balance Sheet Data:
Cash	$48,654	$130,648	$891	$1,678	$1,227
Property and equipment, net	$749,540	$1,530,420	$1,767,053	$1,497,476	$1,581,519
Total assets	$948,550	$1,902,618	$2,290,293	$2,015,845	$2,106,870
Long-term debt, less current maturities	$425,212	$1,564,592	$1,572,241	$1,043,952	$1,055,559
Total equity	$451,248	$118,840	$291,023	$547,192	$596,817

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations relates to the five months ended December 31, 2016 (the “2016 Successor Period”), the seven months ended July 31, 2016 (the “2016 Predecessor Period”) and the years ended December 31, 2015 and 2014.

Comparability of Historical Results

Upon emergence from bankruptcy, the Company adopted fresh-start accounting and became a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the Company’s consolidated financial statements on or after August 1, 2016 are not comparable with the financial statements prior to the Effective Date. The discussion and analysis of our financial condition and results of operations contained herein relates to the five months ended December 31, 2016, the seven months ended July 31, 2016, the year ended December 31, 2015, and the year ended December 31, 2014. For additional information about the application of fresh-start accounting, see Note 4 “Fresh-Start Accounting” of the Notes to Consolidated Financial Statements herein.

The historical results discussed in this section prior to June 30, 2014 are those of COO, which is our predecessor. The transactions in which we became an independent, publicly traded company, including the distribution of our common stock on June 30, 2014, are referred to collectively as the “spin-off”. The historical results discussed in this section prior to the spin-off do not purport to reflect what the results of operations, financial position, or cash flows would have been had we operated as an independent public company prior to June 30, 2014 and do not give effect to certain spin-off transactions on our consolidated statements of operations. For a detailed description of the basis of presentation of the historical financial statements, please read Note 1 “Basis of Presentation” of the Notes to Consolidated Financial Statements herein.

Overview

We are a diversified oilfield services company providing a wide range of wellsite services to U.S. land-based E&P customers. We offer services and equipment that are strategic to our customers’ oil and natural gas operations. We conduct our business through three operating segments: Drilling, Hydraulic Fracturing and

Oilfield Rentals. Our operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales.

Since we commenced operations in 2001, we have actively grown our business and modernized our asset base. As of December 31, 2016, our marketed rig fleet of 91 all-electric rigs consisted of 40 Tier 1 rigs, including 28 proprietary PeakeRigs™, and 51 Tier 2 rigs. As of December 31, 2016, we also owned 13 hydraulic fracturing fleets with an aggregate of approximately 500,000 horsepower and a diversified oilfield rentals business. For additional information regarding our business and strategies, please read “Business” herein.

Cyclical Nature of Industry

We operate in a highly cyclical industry. The main factor influencing demand for oilfield services is the level of drilling and completions activity by E&P companies, which in turn depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. Demand for oil and natural gas is cyclical and is subject to large and rapid fluctuations. When oil and natural gas prices increase, producers increase their capital expenditures, which generally results in greater revenues and profits for oilfield service companies. The increased capital expenditures also ultimately result in greater production, which historically has resulted in increased oil and gas supplies and reduced prices that, in turn, tend to reduce demand for oilfield services. For these reasons, our results of operations may fluctuate from quarter-to-quarter and from year-to-year.

Industry activity is beginning to increase as the U.S. domestic rig count was 589 during the fourth quarter of 2016, which, while down 22% compared to the fourth quarter of 2015, was up 22% compared to the third quarter of 2016. Additionally, the average price of oil during the fourth quarter of 2016 was $49.25 per barrel, which represented a 17% increase compared to the fourth quarter of 2015 and a 10% increase compared to the third quarter of 2016. These average oil prices remain well below the average prices in 2014. The average price of natural gas during the fourth quarter of 2016 was $3.04 per McF, an increase of 47% compared to the fourth quarter of 2015 and a 6% increase compared to the third quarter of 2016. Future price declines or prolonged levels of low prices would further negatively affect the demand for our services and the prices we are able to charge to our customers. Additionally, we may incur costs and have downtime during periods when our customers’ activities are refocused towards different drilling regions.

Although the environment in which we are operating today is challenging, we continue to be focused on maximizing value for the company. We expect to achieve this objective through execution of the following strategies:

Diversify our customer base and geographic footprint. We intend to utilize our modern, high-quality assets and our deep understanding of the needs of unconventional resource developers to continue to diversify our customer base and geographic footprint. We provide extensive end-to-end complementary services aimed at reducing time spent on drilling and completion and total wellhead cost. In addition, the experience we gained as an integrated part of CHK, historically one of the most active developers of unconventional resources in the United States, makes us unique and allows us to achieve significant cost and cycle time advantages. We believe this gives us a strategic advantage and positions us well to attract new customers. It also gives us the ability to bundle our service offerings and create solutions that will allow us to move from transactional supplier to strategic partner for a number of our customers. We believe this strategy will reduce our customer concentration risk over time and create greater opportunities to benefit from the eventual recovery in oil and/or natural gas prices.

Continue our industry leading safety performance. We are committed to maintaining and continually improving the safety, reliability and efficiency of our operations, which we believe is critical to attracting new customers and maintaining relationships with our current customers, regulators and the communities in which we operate. We believe we have one of the lowest Total Recordable Incidence Rate (“TRIR”) as compared to our industry peers. In addition, our business goals include safety metrics, which drives continuous improvement regarding quality and safety. We have adopted and developed a management system that requires rigorous processes and procedures to facilitate our compliance with environmental regulations and policies. We also conduct internal and external assessments to verify compliance and identify areas for improvement. We work diligently to meet or exceed applicable safety and environmental regulations and we intend to continue to incorporate safety, environmental and quality principals into our operating procedures as our business grows and operating conditions change.

Continue to improve flexibility in our balance sheet and enhance our liquidity. We are committed to continually improving our balance sheet and liquidity, which will allow us to take advantage of our operational strengths and grow our business. Additionally, we believe this strategy will better position us to take advantage of opportunistic growth opportunities.

Patterson-UTI Merger Agreement

On December 12, 2016, SSE entered into an Agreement and Plan of Merger with Patterson-UTI Energy, Inc., a Delaware corporation, and Pyramid Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Patterson-UTI , pursuant to which Patterson-UTI will acquire SSE in exchange for newly issued shares of Patterson-UTI common stock, par value $0.01 per share. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into SSE, with SSE continuing as the surviving entity and a wholly owned subsidiary of Patterson-UTI. The transaction is subject to approvals from each company’s stockholders, regulatory approvals and customary closing conditions. The transaction is expected to close late in the first quarter or early in the second quarter of 2017. However, SSE cannot predict with certainty when, or if, the pending merger will be completed because completion of the transaction is subject to conditions beyond the control of the Company.

In connection with the execution of the Merger Agreement, certain affiliates of Axar Capital Management, LLC, BlueMountain Capital Management, LLC and Mudrick Capital Management, L.P. entered into voting and support agreements with Patterson-UTI, pursuant to which each such stockholder agreed to vote all of its shares of SSE common stock in favor of the adoption of the merger agreement and against, among other things, alternative transactions. As of February 9, 2017, those stockholders held and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, such stockholders, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock on such proposal, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion.

For further information about the merger, see Note 2 “Patterson-UTI Merger Agreement” of the Notes to Consolidated Financial Statements herein.

Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events

On June 7, 2016, the Debtors filed the Bankruptcy Petitions for reorganization under Chapter 11 in the Bankruptcy Court. On July 14, 2016, the Bankruptcy Court entered the Confirmation Order. The Debtors satisfied the remaining conditions to effectiveness contemplated under the Plan and emerged from Chapter 11 on August 1, 2016. For additional information about our bankruptcy proceedings, see Note 3 “Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events” of the Notes to Consolidated Financial Statements herein.

Upon our emergence from Chapter 11 bankruptcy, we adopted fresh-start accounting in accordance with the provisions of FASB ASC 852, “Reorganizations” which resulted in us becoming a new entity for financial reporting purposes. References to Successor relate to us on and subsequent to the Effective Date and references to Predecessor refer to us prior to the Effective Date. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical condensed consolidated balance sheet. The effects of the Plan and application of fresh-start accounting are reflected in our condensed consolidated financial statements as of July 31, 2016, and the related adjustments thereto are recorded in our condensed consolidated statements of operations as reorganization items for the period ended July 31, 2016 (Predecessor Company).

As a result, our condensed consolidated balance sheets and condensed consolidated statement of operations subsequent to the Effective Date will not be comparable to our condensed consolidated balance sheets and statements of operations prior to the Effective Date. Our condensed consolidated financial statements and related footnotes are presented with a black line division which delineates the lack of comparability between amounts presented on or after August 1, 2016 and dates prior thereto. Our financial results for future periods following the application of fresh-start accounting will be different from historical trends, and such differences may be material. For additional information about our application of fresh-start accounting, see Note 4 “Fresh-Start Accounting” of the Notes to Consolidated Financial Statements herein.

Backlog

We maintain a backlog of contract revenues under our contracts for the provision of drilling and hydraulic fracturing services. Our drilling and hydraulic fracturing backlogs as of December 31, 2016 were approximately $208.1 million and $44.9 million, respectively. We calculate our drilling backlog by adding together (i) the day rate under our active rig contracts multiplied by the number of days remaining under the contracts and (ii) the implied daily margin rate on our IBC rigs multiplied by the number of days remaining on those contracts. We calculate our hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which we estimate based on current and anticipated utilization of our crews. With respect to our hydraulic fracturing backlog, our contracts provide for periodic adjustments of the rates we may charge for our services, which will be negotiated based on then-prevailing market pricing and in the future may be higher or lower than the current rates we charge and utilize in calculating our backlog. Our drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. In addition, many of our drilling contracts are subject to termination by the customer on short notice and provide for an early termination payment to us in the event that the contract is terminated by the customer. We calculate our contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result of the foregoing, revenues could differ materially from the backlog and early termination amounts presented.

Following are details of our drilling and hydraulic fracturing backlogs as of December 31, 2016 (in millions):

	2017	2018
Drilling Backlog
Rig-years(a)	29.6	3.5
Revenues	$184.1	$24.0
Early termination value	$115.5	$11.8

(a)	Rig-years represents the number of equivalent rigs under contract during the given year. We calculate rig-years for our drilling backlog by dividing the total number of months that our rigs are contracted by 12.

	2017	2018
Hydraulic Fracturing Backlog
Revenues	$44.9	$—

As of December 31, 2016, our hydraulic fracturing backlog had an average duration of six months.

How We Evaluate Our Operations

Our management team uses a variety of tools to monitor and manage our operations in the following eight areas: (a) segment gross margin, (b) equipment maintenance performance, (c) customer satisfaction, (d) asset utilization, (e) safety performance, (f) Adjusted EBITDA, (g) Adjusted Revenues and (h) Adjusted Operating Costs.

Segment Gross Margin. We define segment gross margin as segment revenues less segment operating costs. We view segment gross margin as one of our key management tools for managing costs at the segment level and evaluating segment performance. Our chief operating decision-maker tracks segment gross margin both as an absolute amount and as a percentage of revenues compared to prior periods.

Equipment Maintenance Performance. Equipment reliability (“uptime”) is an important factor to the success of our business. Uptime is beneficially impacted through preventive maintenance on our equipment. We have formal preventive maintenance procedures which are regularly monitored for compliance. Further, management monitors maintenance expenses as a percentage of revenue. This metric provides a leading indicator with respect to the execution of preventive maintenance and ensures that equipment reliability issues do not negatively impact operational uptime.

Customer Satisfaction. Upon completion of many of our services, we encourage our customers to provide feedback on the services provided. The evaluation of our performance is based on various criteria and our customer comments are indicative of their overall satisfaction level. This feedback provides us with the necessary information to reinforce positive performance and remedy negative issues and trends.

Asset Utilization. By consistently monitoring our operations’ activity levels, pricing and relative performance of each of our rigs and fleets, we can more efficiently allocate our personnel and equipment to maximize revenue generation. We measure our activity levels by the total number of jobs completed by each of our drilling rigs and hydraulic fracturing fleets on a periodic basis. We also monitor the utilization rates of our drilling rigs. We define utilization of our drilling rigs as the number of rigs that are operating divided by our marketed rig count.

Safety Performance. Maintaining a safe and incident-free workplace is a critical component of our operational success. Our management team uses both lagging and leading indicators to measure and manage safety performance. Total Recordable Incident Rate (“TRIR”), Lost Time Incident Rate (“LTIR”) and Motor Vehicle Crash Rate (“MVCR”) are key lagging indicators reviewed by management. We also review leading indicators such as safety observations, training completion, and action item completion to enhance our view of safety performance. Safety performance data is reported, tracked, and trended in a centralized database, which allows us to efficiently focus our incident prevention efforts.

Adjusted EBITDA. The primary financial and operating measurement that our management uses to analyze and monitor the operating performance of our business is Adjusted EBITDA, which we define as net income before interest expense, income tax expense, depreciation and amortization, as further adjusted to add back gains on extinguishment of debt, gains or losses on sale of a business and exit costs, gains or losses on sale of property and equipment, impairments and other, non-cash stock compensation, severance-related costs, restructuring charges, reorganization items, interest income, and certain non-recurring items, such as the sale of our drilling rig relocation and logistics business and the sale of our water hauling assets.

The tables below show our Net (Loss) Income and Adjusted EBITDA for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014. Please see “Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to the GAAP financial measures of, on a consolidated basis, net loss and cash provided by operating activities, and for each of our operating segments, net (loss) income.

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2016
		(In thousands)
Net (Loss) Income:
Consolidated	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Drilling	$37,934	$(366,593)	$(30,454)	$49,528
Hydraulic Fracturing	$(45,385)	$(66,216)	$(15,990)	$38,985
Oilfield Rentals	$(5,140)	$(28,539)	$(28,353)	$(1,705)

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(In thousands)
Adjusted EBITDA:
Consolidated	$37,942	$72,451	$235,019	$432,178
Drilling(a)	$64,727	$99,558	$216,416	$301,291
Hydraulic Fracturing(b)	$(10,566)	$3,221	$86,399	$144,720
Oilfield Rentals(c)	$3,496	$(1,482)	$10,254	$53,028

(a)	During 2015, general and administrative expenses were allocated to the Drilling segment in the amount of $31.9 million for corporate functions provided by the Other Operations segment on behalf of the Drilling segment. No allocations were made during the 2016 Successor Period, the 2016 Predecessor Period or the year ended December 31, 2014. The allocations for 2015 have been retroactively revised in the table above. See Note 20 “Segment Information” of the Notes to Consolidated Financial Statements herein.
(b)	During 2015, general and administrative expenses were allocated to the Hydraulic Fracturing segment in the amount of $25.6 million for corporate functions provided by the Other Operations segment on behalf of the Hydraulic Fracturing segment. No allocations were made during the 2016 Successor Period, the 2016 Predecessor Period or the year ended December 31, 2014. The allocations for 2015 have been retroactively revised in the table above. See Note 20 “Segment Information” of the Notes to Consolidated Financial Statements herein.
(c)	During 2015, general and administrative expenses were allocated to the Oilfield Rentals segment in the amount of $9.1 million for corporate functions provided by the Other Operations segment on behalf of the Oilfield Rentals segment. No allocations were made during the 2016 Successor Period, the 2016 Predecessor Period or the year ended December 31, 2014. The allocations for 2015 have been retroactively revised in the table above. See Note 20 “Segment Information” of the Notes to Consolidated Financial Statements herein.

Adjusted Revenues and Adjusted Operating Costs. “Adjusted Revenues” and “Adjusted Operating Costs” are financial and operating measurements that our management uses to analyze and monitor our period-over-period operating performance, which we define as revenues and operating costs before revenues and operating costs associated with our rig relocation and logistics business and water hauling assets that were sold in the second quarter of 2015, our compression unit manufacturing and geosteering businesses that were distributed to CHK as part of the spin-off, and our crude hauling assets that were sold to a third party as part of the spin-off. In addition, Adjusted Operating Costs is further adjusted to subtract rig rent expense.

Non-GAAP Financial Measures

“Adjusted EBITDA”, “Adjusted Revenues” and “Adjusted Operating Costs” are non-GAAP financial measures. Adjusted EBITDA, Adjusted Revenues and Adjusted Operating Costs, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”).

Adjusted Revenues and Adjusted Operating Costs should not be considered in isolation or as a substitute for revenues and operating costs, respectively, prepared in accordance with GAAP. However, our management uses Adjusted Revenues and Adjusted Operating Costs to evaluate our period-over-period operating performance because our management believes these measures improve the comparability of our continuing business, and for the same reasons believes these measures may be useful to an investor in evaluating our operating performance. A reconciliation of Adjusted Revenues and Adjusted Operating Costs to the GAAP measures of revenues and operating costs, respectively, is provided below in “—Results of Operations” for each period discussed.

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

is a liquidity measure that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

is used by our management for various purposes, including as a measure of performance for our operating entities and as a basis for strategic planning and forecasting.

There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

On a consolidated basis, the following tables present a reconciliation of Adjusted EBITDA to the GAAP financial measures of net loss and cash provided by operating activities. The following tables also present a reconciliation of Adjusted EBITDA to the GAAP financial measure of net (loss) income for each of our operating segments.

Consolidated

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(In thousands)
Net loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Add:
Interest expense	15,497	48,116	99,267	79,734
Gains on early extinguishment of debt	—	—	(18,061)	—
Income tax benefit	—	(59,131)	(92,628)	(2,189)
Depreciation and amortization	73,898	162,425	295,421	292,912
Impairment of goodwill	—	—	27,434	—
Impairments and other	—	6,116	18,632	30,764
(Gains) losses on sale of a business and exit costs	(106)	135	35,018	—
Losses (gains) on sales of property and equipment, net	(1,748)	848	14,656	(6,272)
Non-cash compensation	10,577	12,637	48,509	47,184
Severance-related costs	215	643	6,433	2,017
Restructuring charges	3,026	27,918	—	—
Reorganization items, net	1,868	29,892	—	—
Impairment of equity method investment	—	—	8,806	4,500
Rent expense on buildings and real estate transferred from CHK(a)	—	—	—	8,187
Rig rent expense(b)	—	—	—	18,900
Interest income	(1,726)	(1,438)	(1,353)	—
Less:
Drilling rig relocation and logistics Adjusted EBITDA	—	—	(9,745)	17,450
Water hauling Adjusted EBITDA	—	—	(4,531)	(1,364)
Compression unit manufacturing Adjusted EBITDA	—	—	—	13,073
Geosteering Adjusted EBITDA	—	—	—	957
Crude hauling Adjusted EBITDA	—	—	—	(5,066)
Non-recurring credit to stock compensation expense	—	—	—	10,530

Adjusted EBITDA	$37,942	$72,451	$235,019	$432,178

(a)	Rent expense on buildings and real estate transferred from CHK as part of the spin-off is included in operating costs and general and administrative expenses on the consolidated statement of operations included herein. Our operating costs and general and administrative expenses include $8.0 million and $0.2 million, respectively, of rent expense associated with our lease of these facilities for the year ended December 31, 2014.

(b)	Rig rent expense associated with our lease of drilling rigs is included in operating costs on the consolidated statement of operations included herein. As of December 31, 2014, we had repurchased all of our leased drilling rigs.

	Sucessor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(In thousands)
Cash provided by operating activities	$21,890	$6,469	$284,106	$265,296
Add:
Changes in assets and liabilities	1,963	(26,243)	(163,356)	88,588
Interest expense	15,497	48,116	99,267	79,734
Lease termination costs	—	—	—	9,701
Amortization of sale/leaseback gains	—	—	—	5,414
Amortization of deferred financing costs	(103)	(2,455)	(4,623)	(6,122)
Accretion of discount on Term Loans	(5,192)	—	—	—
Accretion of discount on Note Receivable	694	—	—	—
(Gains) losses on sale of a business and exit costs	(106)	135	(9)	—
Income (loss) from equity investees	—	—	878	(1,594)
Provision for doubtful accounts	(16)	(1,406)	(1,375)	(2,887)
Current tax expense	—	(8)	58	674
Severance-related costs	215	643	6,433	2,017
Restructuring charges	3,026	27,918	—	—
Cash reorganization items, net	1,868	20,710	—	—
Rent expense on buildings and real estate transferred from CHK(a)	—	—	—	8,187
Rig rent expense(b)	—	—	—	18,900
Interest Income	(1,726)	(1,438)	(1,353)	—
Other	(68)	10	717	(150)
Less:
Drilling rig relocation and logistics Adjusted EBITDA	—	—	(9,745)	17,450
Water hauling Adjusted EBITDA	—	—	(4,531)	(1,364)
Compression unit manufacturing Adjusted EBITDA	—	—	—	13,073
Geosteering Adjusted EBITDA	—	—	—	957
Crude hauling Adjusted EBITDA	—	—	—	(5,066)
Non-recurring credit to stock compensation expense	—	—	—	10,530

Adjusted EBITDA	$37,942	$72,451	$235,019	$432,178

(a)	Rent expense on buildings and real estate transferred from CHK as part of the spin-off is included in operating costs and general and administrative expenses on the consolidated statement of operations included herein. Our operating costs and general and administrative expenses include $8.0 million and $0.2 million, respectively, of rent expense associated with our lease of these facilities for the year ended December 31, 2014.
(b)	Rig rent expense associated with our lease of drilling rigs is included in operating costs on the consolidated statement of operations included herein. As of December 31, 2014, we had repurchased all of our leased drilling rigs.

Drilling

	Sucessor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(In thousands)
Net income (loss)	$37,934	$(366,593)	$(30,454)	$49,528
Add:
Income tax (benefit) expense	—	(142,564)	(12,741)	30,471
Depreciation and amortization	26,979	87,160	163,380	140,884
Impairment of goodwill	—	—	27,434	—
Impairments and other	—	3,205	14,329	29,602
(Gains) losses on sales of property and equipment, net	(984)	1,211	10,566	17,931
Non-cash compensation	467	1,973	10,745	17,188
Severance-related costs	—	259	1,263	374
Corporate overhead allocation(a)	—	—	31,894	—
Restructuring charges	288	280	—	—
Reorganization items, net	43	514,627	—	—
Rent expense on buildings and real estate transferred from CHK	—	—	—	1,688
Rig rent expense	—	—	—	18,900
Less:
Geosteering Adjusted EBITDA	—	—	—	957
Non-recurring credit to stock compensation expense	—	—	—	4,318

Adjusted EBITDA	$64,727	$99,558	$216,416	$301,291

(a)	In 2015, the information that was regularly reviewed by our chief operating decision-maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision-maker.

Hydraulic Fracturing

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(In thousands)
Net (loss) income	$(45,385)	$(66,216)	$(15,990)	$38,985
Add:
Income tax (benefit) expense	—	(25,750)	(6,690)	24,563
Depreciation and amortization	34,079	49,124	70,605	72,105
Impairments and other	—	—	—	207
Losses (gains) on sales of property and equipment, net	31	66	230	(17)
Non-cash compensation	278	718	3,440	3,369
Severance-related charges	215	55	351	226
Corporate overhead allocation(a)	—	—	25,647	—
Restructuring charges	184	178	—	—
Reorganization items, net	32	45,046	—	—
Impairment of equity method investment	—	—	8,806	4,500
Rent expense on buildings and real estate transferred from CHK	—	—	0	1,259
Less:	—
Non-recurring credit to stock compensation expense	—	—	—	477

Adjusted EBITDA	$(10,566)	$3,221	$86,399	$144,720

(a)	In 2015, the information that was regularly reviewed by our chief operating decision-maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision-maker.

Oilfield Rentals

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(In thousands)
Net loss	$(5,140)	$(28,539)	$(28,353)	$(1,705)
Add:
Income tax benefit	—	(11,099)	(11,863)	(754)
Depreciation and amortization	9,032	18,773	41,049	52,680
Impairments and other	—	287	—	955
Gains on sales of property and equipment, net	(590)	(425)	(1,780)	(2,355)
Non-cash compensation	94	285	1,917	2,691
Severance-related costs	—	173	175	702
Corporate overhead allocation(a)	—	—	9,109	—
Restructuring charges	87	97	—	—
Reorganization items, net	13	18,966	—	—
Rent expense on buildings and real estate transferred from CHK	—	—	—	1,415
Less:
Non-recurring credit to stock compensation expense	—	—	—	601

Adjusted EBITDA	$3,496	$(1,482)	$10,254	$53,028

(a)	In 2015, the information that was regularly reviewed by our chief operating decision-maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision-maker.

Liquidity and Capital Resources

We require capital to fund ongoing operations, including operating expenses, organic growth initiatives, investments, acquisitions and debt service. We expect our future capital needs will be funded by cash flows from operations, borrowings under our credit facility, access to the capital markets and other financing transactions. We believe we will have adequate liquidity over the next twelve months to operate our business and meet our cash requirements.

As of December 31, 2016, we had cash of $48.7 million and working capital of $105.2 million. We had no outstanding borrowings under our revolving bank credit facility, letters of credit of $15.9 million and availability of $58.6 million as of December 31, 2016.

As of February 9, 2017, we had cash of $44.9 million and our credit facility remained undrawn. We expect that our primary sources of liquidity will be from cash on hand, cash from operations and availability under our credit facility.

Long-Term Debt

The following table presents our long-term debt outstanding as of December 31, 2016 and 2015 (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
6.625% Senior Notes due 2019	$—	$650,000
6.50% Senior Notes due 2022	—	450,000
Term Loans	473,250	493,250

Total principal amount of debt	473,250	1,593,250
Less:
Discount on Term Loans	43,038	—
Current portion of long-term debt	5,000	5,000
Unamortized deferred financing costs	—	23,658

Total long-term debt	$425,212	$1,564,592

For further information on our long-term debt, please read Note 11 “Debt” of the Notes to Consolidated Financial Statements herein.

Capital Expenditures

Our business is capital-intensive, requiring significant investment to maintain, upgrade and purchase equipment to meet our customers’ needs and industry demand. Our capital requirements consist primarily of:

•	growth capital expenditures, which are defined as capital expenditures made to acquire additional equipment and other assets, increase our service lines, expand geographically or advance other strategic initiatives for the purpose of growing our business; and

•	maintenance capital expenditures, which are defined as capital expenditures that are necessary to maintain and upgrade the service capability of our existing assets and include the replacement of components and equipment which are worn or obsolete.

Total capital expenditures were $12.5 million, $82.8 million, $205.7 million and $457.6 million for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively. We may increase, decrease or reallocate our anticipated capital expenditures during any period based on industry conditions, the availability of capital or other factors, and a significant component of our anticipated capital spending is discretionary. In addition, from time to time we may use cash on hand in excess of our budgeted capital expenditures to repurchase our outstanding long-term debt.

Cash Flow

Our cash flow depends in large part on the level of spending by our customers on exploration, development and production activities. Sustained increases or decreases in the price of oil or natural gas could have a material impact on these activities, thus materially affecting our cash flows. The following is a discussion of our cash flow for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014.

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(In thousands)
Cash Flow Statement Data:
Net cash provided by operating activities	$21,890	$6,469	$284,106	$265,296
Net cash used in investing activities	$(2,482)	$(80,126)	$(159,667)	$(367,646)
Net cash (used in) provided by financing activities	$(8,504)	$(19,241)	$5,318	$101,563
Cash, beginning of period	$37,750	$130,648	$891	$1,678
Cash, end of period	$48,654	$37,750	$130,648	$891

Operating Activities. Cash provided by operating activities was $21.9 million, $6.5 million, $284.1 million and $265.3 million for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively. Changes in working capital items (decreased) increased cash provided by operating activities by ($2.0) million, $26.2 million, $163.4 million and ($88.6) million for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively. The change in cash provided by operating activities in the Successor and Predecessor periods was primarily due to lower income levels resulting from the industry downturn. Please read “Results of Operations” below for further detail. Included in operating activities for the 2016 Predecessor Period are DIP Facility financing costs of $0.5 million.

Investing Activities. Cash used in investing activities was $2.5 million, $80.1 million, $159.7 million and $367.6 million for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively. Capital expenditures are the main component of our investing activities. The majority of our capital expenditures for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014 related to our investment in new PeakeRigs™ and the purchase of certain leased drilling rigs. Additionally, during the 2016 Predecessor Period we purchased hydraulic fracturing equipment with an aggregate of 60,000 horsepower at auction for $10.6 million. We purchased 45 leased drilling rigs for approximately $158.4 million during 2014. Cash used in investing activities was partially offset by proceeds from the sale of Hodges of $15.0 million during 2015 and proceeds from asset sales in the amounts of $10.0 million, $2.6 million, $27.7 million and $88.6 million for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively.

Financing Activities. Net cash (used in) provided by financing activities was ($8.5) million, ($19.2) million, $5.3 million and $101.6 million for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively. We had borrowings and repayments under our credit facility of $160.1 million and $210.6 million, respectively, during 2015. We had borrowings and repayments under our credit facility of $1.201 billion and $1.556 billion, respectively, during 2014. During 2015, we borrowed $100.0 million under the Incremental Term Loan and received net proceeds of $94.5 million. We also repurchased and cancelled $50.0 million in aggregate principal amount of the 2022 Notes in multiple transactions for $31.3 million during 2015. During 2014, we (i) issued $500.0 million in aggregate principal amount of 6.50% Senior Notes due 2022 and used the net proceeds of $493.8 million from the 2022 Notes issuance to make a distribution of approximately $391.0 million to CHK and for general corporate purposes, and (ii) we entered into a $400.0 million seven-year term loan credit agreement and used the net proceeds of $393.9 million to repay and terminate the Old Credit Facility. We paid deferred borrowing costs of $1.2 million, $0.8 million and $3.6 million during the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively. We made term loan repayments of $2.5 million, $17.5 million, $4.8 million and $2.0 million during the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively. During 2014, our distributions to CHK were $422.8 million. We withheld employee tax payments on restricted stock vestings totaling $6.0 million, $0.5 million, $1.8 million and $3.2 million during the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively.

Results of Operations

The following table sets forth financial information by operating segment and other selected information for the periods indicated. The 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014 are distinct reporting periods as a result of our emergence from bankruptcy on August 1, 2016. References in this results of operations discussion to “the change” and “the percentage change” combine the Successor Company and Predecessor Company results for the 2016 Successor Period and the 2016 Predecessor Period in order to provide comparability of such 2016 information to our results for the years ended December 31, 2015 and 2014. While this combined presentation is a non-GAAP presentation for which there is no comparable GAAP measure, management believes that providing this financial information is the most relevant and useful method for making comparisons across the periods indicated.

Comparison of Years Ended December 31, 2016 and 2015

	Successor	Predecessor
	(a)	(b)	(c)	(a) + (b) - (c)
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Year Ended December 31, 2015	Change	% Change
		(In thousands)
Drilling:
Revenue	$116,731	$154,794	$436,404	$(164,879)	(38)%
Operating costs	52,571	57,573	231,544	(121,400)	(52)%
Depreciation and amortization	26,979	87,160	163,380	(49,241)	(30)%
General and administrative	288	539	33,157	(32,330)	(98)%
(Gains) losses on sales of property and equipment, net	(984)	1,211	10,566	(10,339)	(98)%
Impairment of goodwill	—	—	27,434	(27,434)	(100)%
Impairments and other	—	3,205	14,329	(11,124)	(78)%

Operating Income (Loss)	$37,877	$5,106	$(44,006)	$86,989	(198)%

Hydraulic Fracturing:
Revenue	$89,493	$160,723	$575,495	$(325,279)	(57)%
Operating costs	100,401	158,569	494,554	(235,584)	(48)%
Depreciation and amortization	34,079	49,124	70,605	12,598	18%
General and administrative	399	233	26,057	(25,425)	(98)%
Losses on sales of property and equipment, net	31	66	230	(133)	(58)%

Operating Loss	$(45,417)	$(47,269)	$(15,951)	$(76,735)	481%

Oilfield Rentals:
Revenue	$16,154	$18,402	$76,587	$(42,031)	(55)%
Operating costs	12,827	20,172	68,317	(35,318)	(52)%
Depreciation and amortization	9,032	18,773	41,049	(13,244)	(32)%
General and administrative	87	270	9,284	(8,927)	(96)%
Gains on sales of property and equipment, net	(590)	(425)	(1,780)	765	(43)%
Impairments and other	—	287	—	287	n/m

Operating Loss	$(5,202)	$(20,675)	$(40,283)	$14,406	(36)%

	Successor	Predecessor
	(a)	(b)	(c)	(a) + (b) - (c)
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Year Ended December 31, 2015	Change	% Change
		(In thousands)
Former Oilfield Trucking:
Revenue	$—	$—	$42,739	$(42,739)	n/m
Operating costs	—	—	54,674	(54,674)	n/m
Depreciation and amortization	—	—	8,787	(8,787)	n/m
General and administrative	—	—	9,249	(9,249)	n/m
Losses on sales of property and equipment, net	—	—	5,728	(5,728)	n/m
Impairments and other	—	—	2,737	(2,737)	n/m

Operating Loss	$—	$—	$(38,436)	$38,436	n/m

Consolidated:
Revenue	$222,378	$333,919	$1,131,244	$(574,947)	(51)%
Operating costs	166,726	237,014	855,870	(452,130)	(53)%
Depreciation and amortization	73,898	162,425	295,421	(59,098)	(20)%
General and administrative	31,808	66,667	112,141	(13,666)	(12)%
Loss on sale of a business	—	—	35,027	(35,027)	(100)%
(Gains) losses on sales of property and equipment, net	(1,748)	848	14,656	(15,556)	(106)%
Impairment of goodwill	—	—	27,434	—	—%
Impairments and other	—	6,116	18,632	(12,516)	(67)%

Operating Loss	(48,306)	(139,151)	(227,937)	40,480	(18)%

Interest expense	(15,497)	(48,116)	(99,267)	35,654	(36)%
Gains on early extinguishment of debt	—	—	18,061	(18,061)	(100)%
Loss and impairment from equity investee	—	—	(7,928)	7,928	(100)%
Other income	2,112	2,318	3,052	1,378	45%
Reorganization items, net	(1,868)	(29,892)	—	(31,760)	n/m

Loss Before Income Taxes	(63,559)	(214,841)	(314,019)	35,619	(11)%

Income Tax Benefit	—	(59,131)	(92,628)	33,497	(36)%

Net Loss	$(63,559)	$(155,710)	$(221,391)	$2,122	(1)%

“n/m” means not meaningful.

Revenues

Revenues for 2016, including the Successor Period and the Predecessor Period, decreased $574.9 million, or 51%, from the year ended December 31, 2015 primarily due to decreased utilization and pricing pressure. The percentage of our revenues derived from CHK was 51%, 65% and 70% for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively. Included in total revenue are amounts related to IBC payments of $38.9 million, $80.7 million and $87.9 million for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively. Excluding the IBC revenues, the Company has diversified its customer base and increased non-CHK revenue from 32% in 2015 to 58% and 42% in the 2016 Successor Period and the 2016 Predecessor Period, respectively.

Drilling revenues for 2016, including the Successor Period and the Predecessor Period, decreased $164.9 million, or 38%, from the year ended December 31, 2015, which was primarily due to a 48% decline in revenue days as our average active rig count dropped from 41 in 2015 to 27 in the 2016 Successor Period and 17 in the 2016 Predecessor Period. As of February 9, 2017, our active rig count was 41. Average revenue per revenue day for 2016, including the Successor Period and the Predecessor Period, decreased 15% from 2015. Revenues from non-CHK customers were 46% and 38% of total segment revenues in the 2016 Successor Period and the 2016 Predecessor Period, respectively, compared to 39% for 2015. Excluding IBC revenues, non-CHK drilling revenue increased from 46% in 2015 to 66% and 67% in the 2016 Successor Period and the 2016 Predecessor Period, respectively.

Hydraulic fracturing revenues for 2016, including the Successor Period and the Predecessor Period, decreased $325.3 million, or 57%, from the year ended December 31, 2015, which was primarily due to a 34% decrease in stages completed in addition to a 34% decrease in revenue per stage due to pricing pressure. Revenues from non-CHK customers improved to 49% and 28% of total segment revenues in the 2016 Successor Period and the 2016 Predecessor Period, respectively, compared to 17% for 2015.

Oilfield rental revenues for 2016, including the Successor Period and the Predecessor Period, decreased $42.0 million, or 55%, from the year ended December 31, 2015, which was primarily due to a decline in utilization by CHK and pricing pressure. Revenues from non-CHK customers improved to 68% and 60% of total segment revenues in the 2016 Successor Period and the 2016 Predecessor Period, respectively, compared to 59% for 2015.

Operating Costs

As a percentage of revenues, operating costs were 75% and 71% for the 2016 Successor Period and the 2016 Predecessor Period, respectively, compared to 76% for 2015. Operating costs for 2016, including the Successor Period and Predecessor Period, decreased $452.1 million, or 53%, compared to 2015 primarily due to declines in utilization in each of our segments.

As a percentage of drilling revenues, drilling operating costs were 45%, 37% and 53% for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively. The decrease from 2015 was primarily due to a higher proportion of IBC rigs, which generate revenue with little associated cost. Drilling operating costs for the 2016 Successor Period and 2016 Predecessor Period decreased $121.4 million, or 52%, from 2015 primarily due to a decrease in labor-related costs and lower fleet utilization.

As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 112%, 99% and 86% for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively. The increase from 2015 was due to revenue reductions from pricing pressure outpacing cost reductions, which resulted in a 34% decrease in revenue per stage and a 20% decrease in operating costs per stage in the 2016 Successor Period and 2016 Predecessor Period as compared to 2015. Hydraulic fracturing operating costs for the 2016 Successor Period and the 2016 Predecessor Period decreased $235.6 million, or 48%, from 2015, which was primarily due to a 46% decrease in product costs.

As a percentage of oilfield rental revenues, oilfield rental operating costs were 79%, 110% and 89% for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively. The change was due to significant declines in fleet utilization, which resulted in revenue reductions from pricing pressure outpacing cost reductions. Oilfield rental operating costs for the 2016 Successor Period and the 2016 Predecessor Period decreased $35.3 million, or 52%, from 2015, which was primarily due to lower utilization and a decrease in labor-related costs.

During 2015, we sold our drilling rig relocation and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in the oilfield trucking segment.

Other Financial Statement Items

Depreciation and Amortization. Depreciation and amortization for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015 was $73.9 million, $162.4 million and $295.4 million, respectively. The decrease was due to the revaluation of our assets associated with the adoption of fresh-start accounting. In addition, we also had a change in accounting estimate for estimated useful lives of certain components of drilling rigs and certain drilling rigs in 2015. For further details, see Note 6 “Significant Accounting Policies” of the Notes to Consolidated Financial Statements herein. As a percentage of revenues, depreciation and amortization expense was 33%, 49% and 26% for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively.

General and Administrative Expenses. General and administrative expenses for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015 were $31.8 million, $66.7 million and $112.1 million, respectively. General and administrative expenses for corporate functions settled in cash decreased $28.2 million, or 37%, from $75.5 million in 2015 to $18.9 million and $28.3 million in the 2016 Successor Period and the 2016 Predecessor Period, respectively, primarily due to a decline in labor-related costs. As a percentage of revenues, general and administrative expenses settled in cash were 9%, 8% and 7% for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively. The increase from 2015 was primarily due to a lower revenue base in the 2016 Successor Period and the 2016 Predecessor Period.

Additionally, during the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, we recognized restructuring charges of $2.9 million, $28.1 million and a nominal amount, respectively, primarily related to professional fees incurred prior to the Chapter 11 filing (see Note 3 “Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events” of the Notes to Consolidated Financial Statements herein) and charges incurred related to the former oilfield trucking segment. We incurred non-cash compensation expenses of $9.7 million, $9.7 million and $30.2 million and severance-related costs of $0.2 million, $0.6 million and $6.4 million during the 2016 Successor Period, the 2016 Predecessor Period and year ended December 31, 2015, respectively. Included in the non-cash compensation expenses and severance-related costs for 2015 are $2.1 million and $0.6 million, respectively, related to the sale of Hodges, our previously wholly-owned subsidiary that provided drilling rig relocation and logistic services.

Below is a breakout of general and administrative expenses incurred in the 2016 Successor Period, the 2016 Predecessor Period and year ended December 31, 2015.

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Twelve Months Ended December 31, 2015
		(In thousands)
G&A expenses settled in cash	$18,936	$28,310	$75,474
Restructuring charges	2,920	28,054	(9)
Non-cash compensation expenses	9,737	9,660	30,244
Severance-related costs	215	643	6,432

Total General and Administrative Expenses	$31,808	$66,667	$112,141

Loss on Sale of a Business. On June 14, 2015, we sold Hodges for aggregate consideration of $42.0 million. We recognized a loss of $35.0 million on the sale during the year ended December 31, 2015.

(Gains) Losses on Sales of Property and Equipment, Net. We recorded (gains) losses on sales of property and equipment of ($1.7) million, $0.8 million and $14.7 million during the 2016 Successor Period, the 2016

Predecessor Period and the year ended December 31, 2015, respectively. During 2015, we sold our water hauling assets for $6.5 million and recognized a loss on the sale of $5.8 million.

Impairment of Goodwill. During the fourth quarter of 2015, we recognized an impairment loss of $27.4 million on goodwill. For further discussion, see Note 6 “Significant Accounting Policies” of the Notes to Consolidated Financial Statements herein.

Impairments and Other. During the 2016 Predecessor Period and the year ended December 31, 2015 we recognized impairments of $6.1 million and $18.6 million, respectively, including impairment charges of $0.3 million and $5.2 million, respectively, for certain drilling rigs that we impaired based on future cash flow of these rigs. Additionally, during the 2016 Predecessor Period and the year ended December 31, 2015 we recognized impairment charges of $2.9 million and $8.7 million, respectively, for drilling-related services equipment that we deemed to be impaired based on the expected future cash flows of this equipment. We also recognized impairment charges of $2.7 million during 2015 for certain trucking and water disposal equipment that we deemed to be impaired based on expected future cash flows of this equipment.

We identified certain other property and equipment during the 2016 Predecessor Period and the year ended December 31, 2015 that we deemed to be impaired based on our assessment of the market value and expected future cash flows of the long-lived asset. We recorded impairment charges of $2.9 million and $2.0 million during the 2016 Predecessor Period and year ended December 31, 2015, respectively, related to these other assets.

Interest Expense. Interest expense for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015 was $15.5 million, $48.1 million and $99.3 million, respectively, related to borrowings under our senior notes, term loans and credit facility during the 2016 Predecessor and 2015 periods, and related to our term loans and credit facility during the 2016 Successor Period. Subsequent to June 7, 2016, we did not record interest expense on the unsecured debt due to the Chapter 11 cases. Contractual interest expense for the 2016 Predecessor Period was $59.0 million. As a direct result of the reorganization, interest expense decreased $41.0 million during the 2016 Successor Period and the 2016 Predecessor Period compared to the year ended December 31, 2015.

Gains on Extinguishment of Debt. During the year ended December 31, 2015, we repurchased and cancelled $50.0 million in aggregate principal amount of the 2022 Notes in multiple transactions for $31.3 million. We recognized gains on extinguishment of debt of $18.1 million, which included accelerated amortization of deferred financing costs of $0.6 million.

Loss and Impairment from Equity Investees. Loss and impairment from equity investees was $7.9 million for the year ended December 31, 2015, which was a direct result of our 49% membership interest in Maalt Specialized Bulk, L.L.C. (“Maalt”). We recorded a non-cash impairment charge of $8.8 million for the year ended December 31, 2015, which resulted from an excess of carrying value over the estimated fair value for this investment.

Other Income. Other income was $2.1 million, $2.3 million and $3.1 million for the 2016 Successor Period, the 2016 Predecessor Period and year ended December 31, 2015, respectively.

Reorganization items, net. Reorganization items for the 2016 Successor Period and the 2016 Predecessor Period totaled $1.9 million and $29.9 million, respectively. Below is a breakout of charges for each period (in thousands):

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016
Net gain on settlement of liabilities subject to compromise	$—	$(632,059)
Net loss on fresh-start adjustments	—	596,044
Stock-based compensation acceleration expense	—	25,086
Professional fees	1,868	20,228
Write-off of debt issuance costs	—	13,318
Fair value of warrants issued to Predecessor stockholders	—	6,797
DIP credit agreement financing costs	—	478

Total Reorganization Items, net	$1,868	$29,892

Income Tax Benefit. We recorded income tax benefit of $59.1 million and $92.6 million for the 2016 Predecessor Period and the year ended December 31, 2015, respectively. The $33.5 million decrease in income tax benefit is primarily the result of a $99.2 million reduction in pre-tax loss. No corresponding income tax benefit was recorded for the 2016 Successor Period because a full valuation allowance was required to offset the tax benefit calculated at expected rates, given the uncertainty of realization.

Comparison of Years Ended December 31, 2015 and 2014

	Years Ended December 31,
	2015	2014	Change	% Change
	(In thousands)
Drilling:
Revenue	$436,404	$774,530	$(338,126)	(44)%
Operating costs	231,544	499,059	(267,515)	(54)%
Depreciation and amortization	163,380	140,884	22,496	16%
General and administrative	33,157	9,795	23,362	239%
Losses on sales of property and equipment, net	10,566	17,931	(7,365)	(41)%
Impairment of goodwill	27,434	—	27,434	n/m
Impairments and other	14,329	29,602	(15,273)	(52)%

Operating (Loss) Income	$(44,006)	$77,259	$(121,265)	(157)%

Hydraulic Fracturing:
Revenue	$575,495	$885,907	$(310,412)	(35)%
Operating costs	494,554	735,967	(241,413)	(33)%
Depreciation and amortization	70,605	72,105	(1,500)	(2)%
General and administrative	26,057	10,965	15,092	138%
Losses (gains) on sales of property and equipment, net	230	(17)	247	(1,453)%
Impairments and other	—	207	(207)	(100)%

Operating (Loss) Income	$(15,951)	$66,680	$(82,631)	(124)%

	Years Ended December 31,
	2015	2014	Change	% Change
	(In thousands)
Oilfield Rentals:
Revenue	$76,587	$153,120	$(76,533)	(50)%
Operating costs	68,317	102,025	(33,708)	(33)%
Depreciation and amortization	41,049	52,680	(11,631)	(22)%
General and administrative	9,284	2,565	6,719	262%
Gains on sales of property and equipment, net	(1,780)	(2,355)	575	(24)%
Impairments and other	—	955	(955)	(100)%

Operating Loss	$(40,283)	$(2,750)	$(37,533)	1,365%

Former Oilfield Trucking:
Revenue	$42,739	$190,479	$(147,740)	(78)%
Operating costs	54,674	180,084	(125,410)	(70)%
Depreciation and amortization	8,787	21,817	(13,030)	(60)%
General and administrative	9,249	4,515	4,734	105%
Losses (gains) on sales of property and equipment, net	5,728	(21,853)	27,581	(126)%
Impairments and other	2,737	—	2,737	n/m

Operating (Loss) Income	$(38,436)	$5,916	$(44,352)	(750)%

Consolidated:
Revenue	$1,131,244	$2,080,892	$(949,648)	(46)%
Operating costs	855,870	1,580,353	(724,483)	(46)%
Depreciation and amortization	295,421	292,912	2,509	1%
General and administrative	112,141	108,139	4,002	4%
Loss on sale of a business	35,027	—	35,027	n/m
Losses (gains) on sales of property and equipment, net	14,656	(6,272)	20,928	(334)%
Impairment of goodwill	27,434	—	27,434	n/m
Impairments and other	18,632	30,764	(12,132)	(39)%

Operating (Loss) Income	(227,937)	74,996	(302,933)	(404)%

Interest expense	(99,267)	(79,734)	(19,533)	24%
Gains on early extinguishment of debt	18,061	—	18,061	n/m
Loss and impairment from equity investee	(7,928)	(6,094)	(1,834)	30%
Other income	3,052	664	2,388	360%

Loss Before Income Taxes	(314,019)	(10,168)	(303,851)	2,988%

Income Tax Benefit	(92,628)	(2,189)	(90,439)	4,132%

Net Loss	$(221,391)	$(7,979)	$(213,412)	2,675%

“n/m” means not meaningful.

Revenues

Revenues and Adjusted Revenues for 2015 decreased $949.6 million and $723.3 million, respectively, compared to 2014, primarily due to decreased utilization and increased pricing pressure. The percentage of our revenues derived from CHK was 70% and 81% for 2015 and 2014, respectively.

Below is a reconciliation of Revenues to Adjusted Revenues for 2015 and 2014.

	Years Ended December 31,
	2015	2014
	(in thousands)
Adjusted Revenues(a):
Revenue	$1,131,244	$2,080,892
Less:
Rig relocation and logistics revenues	34,408	120,311
Water hauling revenues	8,331	46,339
Compression unit manufacturing revenues	—	74,650
Geosteering revenues	—	3,940
Crude hauling revenues	—	23,829

Adjusted Revenues	$1,088,505	$1,811,823

(a)	“Adjusted Revenues” is a non-GAAP financial measure that we define as revenues before revenues associated with our drilling rig relocation and logistics business and water hauling assets that were sold in the second quarter of 2015, our compression unit manufacturing and geosteering businesses that were distributed to CHK as part of the spin-off and our crude hauling assets that were sold to a third party as part of the spin-off. For a description of our calculation of Adjusted Revenues and the reasons our management uses this measure to evaluate our business, please read “—How We Evaluate Our Operations” and “—Non-GAAP Financial Measures.”

Drilling revenues for 2015 decreased $338.1 million, or 44%, compared to 2014, due to a 51% decrease in revenue days as our average active rig count dropped from 83 in 2014 to 41 in 2015. Revenues from non-CHK customers were 39% of total segment revenues in 2015, compared to 34% in 2014.

Hydraulic fracturing revenues for 2015 decreased $310.4 million, or 35%, compared to 2014, which was primarily due to a 40% decrease in our revenue per stage from 2014 to 2015, partially offset by an 8% increase in completed stages from 2014 to 2015. The decrease in revenue per stage was primarily due to market pricing pressure. Revenues from non-CHK customers increased to 17% of total segment revenues in 2015, compared to 3% in 2014.

Oilfield rental revenues for 2015 decreased $76.5 million, or 50%, compared to 2014, due to a decline in utilization and pricing pressure. Revenues from non-CHK customers increased to 59% of total segment revenues in 2015, compared to 19% in 2014.

Operating Costs

Operating costs and Adjusted Operating Costs for 2015 decreased $724.5 million and $516.7 million, respectively, compared to 2014. The decrease was primarily due to a decrease in labor-related costs, reduced utilization in our drilling and rental segments, and a decrease in product costs in our hydraulic fracturing segment. As a percentage of Adjusted Revenues, Adjusted Operating Costs were 74% and 73% for 2015 and 2014, respectively. The percentage increase was due to declines in utilization.

Below is a reconciliation of Operating costs to Adjusted Operating Costs for 2015 and 2014.

	Years Ended December 31,
	2015	2014
	(in thousands)
Adjusted Operating Costs(a):
Operating costs	$855,870	$1,580,353
Less:
Rig relocation and logistics operating costs	42,577	104,729
Water hauling operating costs	12,097	48,101
Rig rent expense	—	18,900
Compression unit manufacturing operating costs	—	60,616
Geosteering operating costs	—	2,895
Crude hauling operating costs	—	27,254

Adjusted Operating Costs	$801,196	$1,317,858

(a)	“Adjusted Operating Costs” is a non-GAAP financial measure that we define as operating costs before operating costs associated with our drilling rig relocation and logistics business and water hauling assets that were sold in the second quarter of 2015, our compression unit manufacturing and geosteering businesses that were distributed to CHK as part of the spin-off and our crude hauling assets that were sold to a third party as part of the spin-off, further adjusted to subtract rig rent expense. For a description of our calculation of Adjusted Operating Costs and the reasons why our management uses this measure to evaluate our business, please read “—How We Evaluate Our Operations” and “—Non-GAAP Financial Measures.”

As a percentage of drilling revenues, drilling operating costs were 53% and 64% for 2015 and 2014, respectively. The percentage decrease was due to declines in labor-related costs. Drilling operating costs for 2015 decreased $267.5 million, or 54%, from 2014, primarily as result of a decrease in labor-related costs, lower repairs and maintenance expense and the elimination of rig rent expense.

As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs increased from 83% in 2014 to 86% in 2015 primarily due to an increase in transportation costs and increased pricing pressure. Hydraulic fracturing operating costs for 2015 decreased $241.4 million, or 33% compared to 2014, primarily due to a decrease in product costs partially offset by higher transportation costs.

As a percentage of oilfield rental revenues, oilfield rental operating costs were 89% and 67% for 2015 and 2014, respectively. The percentage increase was due to one-time labor-related costs in 2015 and significant declines in fleet utilization without corresponding decreases in operating costs. Oilfield rental operating costs for 2015 decreased $33.7 million, or 33% compared to 2014. The decrease was primarily due to a decrease in repairs and maintenance expense due to lower utilization and a decrease in labor-related costs.

During the second quarter of 2015, we sold our drilling rig relocation and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in this former segment.

Other Financial Statement Items

Depreciation and Amortization. Depreciation and amortization for the years ended December 31, 2015 and 2014 was $295.4 million and $292.9 million, respectively. The increase is primarily due to a change in the estimated useful lives of certain components of drilling rigs and certain drilling rigs. For further details, see Note 6 “Significant Accounting Policies” of the Notes to Consolidated Financial Statements herein. As a percentage of revenues, depreciation and amortization expense was 26% and 14% for 2015 and 2014, respectively.

General and Administrative Expenses. General and administrative expenses for the years ended December 31, 2015 and 2014 were $112.1 million and $108.1 million, respectively. General and administrative expenses for corporate functions settled in cash decreased $11.2 million, or 13%, from $86.7 million in 2014 to $75.5 million in 2015, primarily due to a decline in CHK transition services costs. Included in general and administrative expenses settled in cash are corporate overhead charges from CHK for the first half of 2014 totaling $26.8 million, and charges of $8.3 million and $18.0 million, respectively, for services provided by CHK pursuant to the transition services agreement during 2015 and 2014. As a percentage of revenues, general and administrative expenses settled in cash were 7% and 4% for the years ended December 31, 2015 and 2014, respectively.

We incurred non-cash compensation expenses of $30.2 million and $19.4 million in addition to severance-related costs of $6.4 million and $2.0 million for the years ended December 31, 2015 and 2014, respectively. Included in the non-cash compensation expenses and severance-related costs for 2015 are $2.1 million and $0.6 million, respectively, related to our sale of Hodges in the second quarter of 2015.

Below is a breakout of general and administrative expenses incurred in 2015 and 2014.

	Years Ended December 31,
	2015	2014
	(in thousands)
G&A expenses settled in cash	$75,473	$86,707
Restructuring charges	(9)	—
Non-cash compensation expenses	30,244	19,415
Severance-related costs	6,433	2,017

Total General and Administrative Expenses	$112,141	$108,139

Loss on Sale of a Business. On June, 14, 2015, we sold Hodges for aggregate consideration of $42.0 million, comprised of $15.0 million in cash and a $27.0 million secured promissory note due June 15, 2020. We recognized a loss of $35.0 million on the sale during 2015.

Losses (Gains) on Sales of Property and Equipment, net. We recorded losses (gains) on sales of property and equipment of approximately $14.7 million and ($6.3) million during the years ended December 31, 2015 and 2014, respectively. During 2015, we sold our water hauling and ancillary equipment not utilized in our business. During 2014, we sold 28 Tier 3 drilling rigs and ancillary drilling equipment and our crude hauling assets, which included 124 fluid handling trucks and 122 trailers.

Impairment of Goodwill. During the fourth quarter of 2015, we recognized an impairment loss of $27.4 million on goodwill. For further discussion, see Note 6 “Significant Accounting Policies” of the Notes to Consolidated Financial Statements herein.

Impairments and Other. During 2015 and 2014, we recognized impairments of $18.6 million and $30.8 million, respectively. During 2015, we recognized impairment charges of $8.7 million, $5.2 million and $2.7 million related to drilling-related services equipment, certain drilling rigs and trucking and fluid disposal equipment, respectively, which we determined were impaired based on the expected future cash flows for these rigs and equipment. During 2014, we recognized impairment charges of $8.4 million related to drilling rigs we deemed to be impaired based on our assessment of future demand and the suitability of the identified rigs in light of this demand. We also paid lease termination costs of $9.7 million during the year ended December 31, 2014. During 2014, we recognized impairments of $11.2 million related to certain drilling rigs and spare equipment that we had identified as held for sale. See Note 9 “Asset Sales and Impairments and Other” of the Notes to Consolidated Financial Statements in herein for further details.

We identified certain other property and equipment during the years ended December 31, 2015 and 2014 that we deemed to be impaired based on our assessment of the market value and expected future cash flows of the related long-lived assets. We recorded impairment charges of $2.0 million and $1.5 million during the years ended December 31, 2015 and 2014, respectively, related to these other assets.

Interest Expense. Interest expense for the years ended December 31, 2015 and 2014 was $99.3 million and $79.7 million, respectively, related to borrowings under our senior notes, term loans and credit facility. The increase in interest expense from 2014 to 2015 was primarily due to additional debt issued in conjunction with the spin-off, along with the $100.0 million Incremental Term Loan entered into in 2015. These debt increases were partially offset by the repurchase and cancellation of $50.0 million in aggregate principal amount of 6.50% Senior Notes due 2022.

Gains on Extinguishment of Debt. During 2015, we repurchased and cancelled $50.0 million in aggregate principal amount of the 2022 Notes in multiple transactions for $31.3 million. We recognized gains on extinguishment of debt of $18.1 million, which included accelerated amortization of deferred financing costs of $0.6 million.

Loss and Impairment from Equity Investees. Loss and impairment from equity investees was $7.9 million and $6.1 million for the years ended December 31, 2015 and 2014, respectively, which was a direct result of our 49% membership interest in Maalt. We recorded non-cash impairment charges of $8.8 million and $4.5 million for the years ended December 31, 2015 and 2014, respectively, which resulted from an excess of carrying value over the estimated fair value for this investment.

Other Income. Other income for the years ended December 31, 2015 and 2014 was $3.1 million and $0.7 million, respectively.

Income Tax Benefit. We recorded an income tax benefit of $92.6 million and $2.2 million for the years ended December 31, 2015 and 2014, respectively. The $90.4 million increase in income tax benefit recorded for 2015 was primarily the result of an increase in our pre-tax loss from $10.2 million in 2014 to $314.0 million in 2015. Our effective income tax rate for 2015 and 2014 was 29% and 22%, respectively. The increase in our effective tax rate from 2014 to 2015 was primarily the result of permanent differences having a greater impact on our effective income tax rate due to a lower pre-tax loss base in 2014 compared to 2015.

Contractual Commitments and Obligations

In the normal course of business, we enter into various contractual obligations that impact, or could impact, our liquidity. The following table summarizes our material obligations as of December 31, 2016:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
					(unaudited)
	(in thousands)
Principal amount of Term Loans(a)	$473,250	$5,000	$10,000	$458,250	$—
Interest(b)	89,904	23,714	46,651	19,539	—
Operating leases(c)	7,982	3,707	3,785	490	—

Total	$571,136	$32,421	$60,436	$478,279	$—

(a)	Represents contractual redemption value.
(b)	Amount includes contractual interest payments on the Term Loans.
(c)	Consists primarily of rail car leases. Amounts disclosed assume no exercise of options to renew or extend the leases. Please read Note 13 “Commitments and Contingencies” of the Notes to Consolidated Financial Statements herein.

Off-Balance Sheet Arrangements

As of December 31, 2016, we were party to five lease agreements with various third parties to utilize 724 lease rail cars for initial terms of five to seven years. Additional rental payments are required for the use of rail cars in excess of the allowable mileage stated in the respective agreement. We account for these leases as operating leases.

As of December 31, 2016, we were also party to various lease agreements for other property and equipment with varying terms. We account for these leases as operating leases.

Aggregate undiscounted minimum future lease payments as of December 31, 2016 under our rail car and other operating leases are presented below:

	Rail Cars	Other	Total
	(in thousands)
2017	$3,290	$417	$3,707
2018	2,165	259	2,424
2019	1,331	30	1,361
2020	490	—	490
Total	$7,276	$706	$7,982

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method, based on estimates, assumptions and judgments relative to the assets’ estimated useful lives and salvage values. These estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Upon the disposition of an asset, we eliminate the cost and related accumulated depreciation and include any resulting gain or loss in the consolidated statements of operations as (gains) losses on the sale of property and equipment. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred.

Interest is capitalized on the average amount of accumulated expenditures for major capital projects under construction using a weighted average interest rate based on our outstanding borrowings until the underlying assets are placed into service. The capitalized interest is added to the cost of the assets and amortized to depreciation expense over the useful life of the assets.

Impairment of Long-Lived Assets

We review our long-lived assets, such as property and equipment, whenever, in management’s judgment, events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. Factors that might indicate a potential impairment include a significant decrease in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a reduction in cash flows associated with the use of the long-lived asset. If these or other factors indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through analysis of the future undiscounted cash flows of the asset. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair market value of the asset. We measure the fair value of the asset using market prices or, in the absence of market prices, based on an estimate of discounted cash flows.

Goodwill

Goodwill represents the cost in excess of fair value of the net assets of businesses acquired. Goodwill is not amortized. We reviewed goodwill for impairment annually on October 1 or more frequently if events or changes in circumstances indicated that the carrying amount of the reporting unit exceeds its fair value. Circumstances that could indicate a potential impairment include a significant adverse change in the economic or business climate, a significant adverse change in legal factors, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of one of our reporting units is greater than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then there is no need to perform any further testing. However, if we conclude otherwise, accounting guidance requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. Second, if impairment is indicated, the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination on the impairment test date. The amount of impairment for goodwill is measured as the excess of the carrying value of the reporting unit over its fair value. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

When estimating fair values of a reporting unit for our goodwill impairment test, we use the income approach. The income approach provides an estimated fair value based on the reporting unit’s anticipated cash flows that are discounted using a weighted average cost of capital rate. Estimated cash flows are primarily based on projected revenues, operating expenses and capital expenditures and are discounted using comparable industry average rates for weighted average cost of capital.

In response to further deterioration of industry conditions in the fourth quarter of 2015, the Company determined that there were indications of impairment present. During the fourth quarter of 2015, the Company completed its assessment and recognized an impairment loss of $27.4 million on the goodwill associated with the Bronco acquisition. As of December 31, 2016 and 2015, we had no recorded goodwill on our consolidated balance sheet.

Revenue Recognition

We recognize revenue when services are performed, collection of receivables is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.

Drilling. We earn revenues by drilling oil and natural gas wells for our customers under daywork contracts. We recognize revenue on daywork contracts for the days completed based on the day rate each contract specifies. Payments received and costs incurred for mobilization services are recognized as earned over the days of mobilization. We also recognize revenue for contract termination fees paid by our customers. Under certain of our contracts, we have agreed to allow customers to pay the termination cost over the life of the contract in lieu of a lump sum, and we refer to a rig in this circumstance as “idle but contracted” or “IBC”. IBC payments are structured to preserve our anticipated operating margins for the affected rigs through the end of the contract terms and are recognized as revenue over the life of the contract.

Hydraulic Fracturing. We recognize revenue upon the completion of each fracturing stage. We typically complete one or more fracturing stages per day per active crew during the course of a job. A stage is considered complete when the customer requests or the job design dictates that pumping discontinue for that stage. Invoices typically include a lump sum equipment charge determined by the rate per stage each contract specifies and product charges for sand, chemicals and other products actually consumed during the course of providing our services.

Oilfield Rentals. We rent many types of oilfield equipment, including drill pipe, drill collars, tubing, blowout preventers, frac tanks, mud tanks and environmental containment. We also provide air drilling, flowback services and services associated with the transfer of water to the wellsite for well completions. We price our rentals and services by the day or hour based on the type of equipment rented and the services performed and recognize revenue ratably over the term of the rental.

Former Oilfield Trucking. During the second quarter of 2015, we sold our drilling rig relocation and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in this former segment.

Income Taxes

A valuation allowance for deferred tax assets is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry. As of December 31, 2016, we are in a net deferred tax asset position. We believe it is more likely than not that these deferred tax assets will not be realized, and accordingly, we have recorded a full valuation allowance against our net deferred tax assets.

The benefit of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the consolidated financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority. Interest and penalties, if any, related to uncertain tax positions would be recorded in interest expense and other expense, respectively. We had no uncertain tax positions as of December 31, 2016 and 2015.

New Accounting Pronouncements

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Inventory”, which updates previously issued standards to improve the income tax consequences of intra-entity transfers of assets other than inventory. This ASU is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which amends eight specific cash flow issues with the objective of reducing diversity in practice. This ASU is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which modifies the lease recognition requirements and requires entities to recognize the assets and liabilities arising from leases on the balance sheet. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall,” which requires separate presentation of financial assets and liabilities on the balance sheet and requires evaluation of the need for valuation allowance of deferred tax assets related to available-for-sale securities. ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2017, with early adoption not permitted. We do not expect the adoption of this guidance will have a material effect on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes inventory measured using any method other than LIFO or the retail inventory method (for example, inventory measured using first-in, first-out (FIFO) or average cost) at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. We do not expect the adoption of this guidance will have a material effect on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern,” which requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 is effective for fiscal years, and interim periods within those years, ending after December 15, 2016. Adoption of this standard had no impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period; the FASB also provided for early adoption for annual reporting periods beginning after December 15, 2016. We are currently evaluating what impact this standard, including related ASU Nos. 2016-08, 2016-10, 2016-12 and 2016-20, will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Historically, we have provided a significant percentage of our oilfield services to CHK and its working interest partners. For the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, CHK accounted for approximately 51%, 65%, 70% and 81% of our revenues, respectively. The decline in commodity prices since mid-2014 has had an adverse effect on CHK’s and our other customers’ capital spending, which has adversely impacted our cash flows and financial position. While industry activity, commodity prices and pricing for our services have shown recent signs of improvement, a sustained recovery is not certain. A return to reduced activity and pricing could have a further adverse effect on our customers’ capital spending. This would likely have a material adverse impact on our cash flows and financial position and could adversely affect our ability to comply with the financial covenant under our credit facility and limit our ability to fund our planned capital expenditures.

Changes in interest rates affect the amount of interest we earn on our cash, cash equivalents and short-term investments and the interest rate we pay on borrowings under our credit facility and term loans. We have borrowings outstanding under our term loans and may in the future borrow under fixed rate and variable rate debt instruments that give rise to interest rate risk. For fixed rate debt, changes in interest rates generally affect the fair value of the debt instrument, but not our earnings or cash flows. Conversely, for variable rate debt, changes in interest rates generally do not impact the fair value of the debt instrument, but may affect our future earnings and cash flows. Our primary exposure to interest rate risk results from outstanding borrowings under our credit facility and term loans.

Borrowings under our term loans bear interest based on the London Interbank Offered Rate (“LIBOR”). Based on the outstanding borrowings under our term loans at December 31, 2016, a one percentage point increase or decrease in LIBOR would result in approximately a $4.7 million increase or decrease in interest expense annually.

The following table provides information about our debt instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity dates. Weighted-average variable rates are based on effective rates at December 31, 2016.

	Floating Rate Maturity	Average Interest Rate
	(in thousands)
2017	$5,000	5.110%
2018	5,000	5.110%
2019	5,000	5.110%
2020	379,000	3.903%
2021	79,250	10.000%

Total	$473,250

Fair Value	$469,377

Our fuel costs, which consist primarily of diesel fuel used by our various trucks and other equipment, can expose us to commodity price risk and, as our hydraulic fracturing operations grow, we will face increased risks associated with the prices of materials used in hydraulic fracturing, such as sand and chemicals. The prices for fuel and these materials can be volatile and are impacted by changes in supply and demand, as well as market uncertainty and regional shortages. We currently do not hedge our exposure to these risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the SSE common stock beneficially owned, as of March 10, 2017, the record date for the SSE special meeting, by (i) each person who is known to SSE to beneficially own more than 5% of the outstanding shares of SSE voting common stock, (ii) each director of SSE, (iii) certain executive officers of SSE and (iv) all directors and executive officers of SSE as a group.

Name	Beneficial Ownership of Common Stock		Percent of Outstanding Shares of Common Stock
Stockholders
Axar Master Fund Ltd
Star V Partners LLC
c/o Axar Capital Management LP 1330 Avenue of Americas, 6th Floor New York, NY 10019	3,579,743	(1)
Blue Mountain Credit Alternatives Master Fund L.P.
BlueMountain Timberline Ltd.
BlueMountain Montenvers Master Fund SCA SICAV-SIF
BlueMountain Logan Opportunities Master Fund L.P.
BlueMountain Guadalupe Peak Fund L.P.
BlueMountain Foinaven Master Fund L.P.
BlueMountain Kicking Horse Fund L.P.
BlueMountain Summit Trading L.P
c/o BlueMountain Capital Management, LLC 280 Park Avenue, 12th Floor New York, NY 10017	8,035,668	(2)
Mudrick Distressed Opportunity Fund Global L.P.
Blackwell Partners LLC—Series A
Boston Patriot Batterymarch St LLC
Mudrick Distressed Opportunity Specialty Fund, L.P.
Mudrick Distressed Energy Co-Investment Fund, L.P.
Mudrick Distressed Opportunity Drawdown Fund, L.P.
c/o Mudrick Capital Management, L.P. 527 Madison Avenue, 6th Floor New York, NY 10022	1,972,888	(3)
Directors and Executive Officers
Jerry L. Winchester
Victor Danh
Andrew Axelrod
Douglas J. Wall
David King
Edward J. DiPaolo
Steven Hinchman
Cary Baetz
Karl Blanchard
James Minmier
All Directors and Executive Officers as a Group

(1)	This information is as of December 12, 2016, solely as disclosed in the Voting and Support Agreement entered into between Patterson-UTI Energy, Inc. and Axar Master Fund Ltd and Star V Partners LLC included as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC by SSE on December 13, 2016.

(2)	This information is as of December 12, 2016, solely as disclosed in the Voting and Support Agreement entered into between Patterson-UTI Energy, Inc. and Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Timberline Ltd., BlueMountain Montenvers Master Fund SCA SICAV-SIF, BlueMountain Logan Opportunities Master Fund L.P., BlueMountain Guadalupe Peak Fund L.P., BlueMountain Foinaven Master Fund L.P., BlueMountain Kicking Horse Fund L.P. and BlueMountain Summit Trading L.P included as Exhibit 99.3 to the Current Report on Form 8-K filed with the SEC by SSE on December 13, 2016.
(3)	This information is as of December 12, 2016, solely as disclosed in the Voting and Support Agreement entered into between Patterson-UTI Energy, Inc. and Mudrick Distressed Opportunity Fund Global L.P., Blackwell Partners LLC—Series A, Boston Patriot Batterymarch St LLC, Mudrick Distressed Opportunity Specialty Fund, L.P., Mudrick Distressed Energy Co-Investment Fund, L.P., and Mudrick Distressed Opportunity Drawdown Fund, L.P. included as Exhibit 99.4 to the Current Report on Form 8-K filed with the SEC by SSE on December 13, 2016.

LEGAL MATTERS

The validity of the shares of Patterson-UTI common stock to be issued pursuant to the merger will be passed upon by Vinson & Elkins LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Patterson-UTI by Vinson & Elkins LLP and for SSE by Wachtell, Lipton, Rosen & Katz.

EXPERTS

Patterson-UTI

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SSE

The financial statements as of December 31, 2016 and for the five months ended December 31, 2016 (Successor) and the financial statements as of December 31, 2015 and for the seven months ended July 31, 2016, and for each of the two years in the period ended December 31, 2015 (Predecessor) included in this registration statement have been so included in reliance on the reports (which contain an explanatory paragraph relating to SSE’s emergence from bankruptcy on August 1, 2016 and its adoption of fresh-start accounting as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Patterson-UTI

Patterson-UTI has already held its annual meeting of stockholders for 2016. Patterson-UTI expects to hold a regular annual meeting in 2017, regardless of whether the merger is completed.

Rule 14a-8. For inclusion in the proxy statement and form of proxy relating to the Patterson-UTI 2017 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must have been received by Patterson-UTI’s Secretary not later than December 16, 2016 and must otherwise comply with the requirements of Rule 14a-8.

Patterson-UTI Bylaw Procedures for Submitting Proposals and Director Nominations. In addition to the procedures of Rule 14a-8, stockholders may also propose business for Patterson-UTI’s annual meeting (including nominations for the Patterson-UTI board of directors) by following the procedures outlined in Patterson-UTI’s bylaws. Pursuant to Patterson-UTI’s bylaws, a stockholder must deliver notice, mailed to and received at the principal executive offices of Patterson-UTI, not less than 90 calendar days nor more than 120 calendar days before the anniversary date of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 calendar days, or delayed by more than 30 calendar days, from such anniversary date, a stockholder’s notice must be so delivered not later than the close of business on the ten days following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever comes first. In accordance with these provisions, stockholders must deliver notice to Patterson-UTI no earlier than February 2, 2017 and no later than March 4, 2017 for their proposals or nominations to be considered at the Patterson-UTI 2017 annual meeting.

SSE

SSE did not hold an annual meeting of stockholders for 2016. It is not expected that SSE will hold an annual meeting for 2017, unless the merger is not completed.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement/prospectus, neither the Patterson-UTI board of directors nor the SSE board of directors knows of any matters that will be presented for consideration at either the Patterson-UTI special meeting or the SSE special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters come before either the Patterson-UTI special meeting or the Patterson-UTI special meeting and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Patterson-UTI and SSE each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Patterson-UTI and SSE, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Patterson-UTI’s or SSE’s website for more information about Patterson-UTI or SSE, as applicable. Patterson-UTI’s website is www.patenergy.com. SSE’s website is www.77nrg.com. Information included on these web sites is not incorporated by reference into this joint proxy statement/prospectus.

Patterson-UTI has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of the shares of Patterson-UTI common stock to be issued to SSE stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Patterson-UTI and the Patterson-UTI common stock. The rules and regulations of the SEC allow Patterson-UTI and SSE to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Patterson-UTI and SSE to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Patterson-UTI has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Patterson-UTI, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed February 13, 2017, and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2016, filed March 13, 2017.

•	Current Reports on Form 8-K, filed January 5, 2017, January 17, 2017, January 24, 2017 (two reports), January 27, 2017, February 13, 2017, February 14, 2017, February 22, 2017 and March 7, 2017.

•	The description of Patterson-UTI common stock contained in Patterson-UTI’s registration statement on Form S-4 filed with the SEC on July 24, 2003, including any subsequently filed amendments and reports filed for the purpose of updating such description.

In addition, Patterson-UTI incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Patterson-UTI special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or Patterson-UTI will provide you with copies of these documents, without charge, upon written or oral request to:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

Attn: Investor Relations

INDEX TO FINANCIAL STATEMENTS

SEVENTY SEVEN ENERGY INC.

Page
Consolidated Financial Statements:
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2016 and 2015	F-4
Consolidated Statements of Operations for the Five Months Ended December 31, 2016 (Successor), Seven Months Ended July 31, 2016 (Predecessor), and Years Ended December 31, 2015 and 2014 (Predecessor)	F-5

Consolidated Statements of Changes in Equity for the Five Months Ended December 31, 2016 (Successor), Seven Months Ended July 31, 2016 (Predecessor), and Years Ended December 31, 2015 and 2014 (Predecessor)

F-6
Consolidated Statements of Cash Flows for the Five Months Ended December 31, 2016 (Successor), Seven Months Ended July 31, 2016 (Predecessor), and Years Ended December 31, 2015 and 2014 (Predecessor)	F-7
Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Seventy Seven Energy Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Seventy Seven Energy Inc. and its subsidiaries (Successor) as of December 31, 2016 and the results of their operations and their cash flows for the five months ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the United States Bankruptcy Court for the district of Delaware confirmed the Company’s Joint Pre-packaged Plan of Reorganization (the “Plan”) on July 14, 2016. Confirmation of the Plan resulted in the discharge of certain debt of the Company and substantially altered rights and interests of debt and equity security holders as provided for in the Plan. The Plan was substantially consummated on August 1, 2016 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of August 1, 2016.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

February 13, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Seventy Seven Energy Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Seventy Seven Energy Inc. and its subsidiaries (Predecessor) as of December 31, 2015 and the results of their operations and their cash flows for the seven months ended July 31, 2016, and for each of the two years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company filed a petition on June 7, 2016 with the United States Bankruptcy Court for the district of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Joint Pre-packaged Plan of Reorganization was substantially consummated on August 1, 2016 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

February 13, 2017

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Balance Sheets

(in thousands, except share amounts)

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Assets:
Current Assets:
Cash	$48,654	$130,648
Accounts receivable, net of allowance of $59 and $3,680 at December 31, 2016 and December 31, 2015, respectively	99,530	164,721
Inventory	12,935	18,553
Deferred income tax asset	—	1,499
Prepaid expenses and other	14,414	17,141

Total Current Assets	175,533	332,562

Property and Equipment:
Property and equipment, at cost	813,291	2,646,446
Less: accumulated depreciation	(71,977)	(1,116,026)
Property and equipment held for sale, net	8,226	—

Total Property and Equipment, Net	749,540	1,530,420

Other Assets:
Deferred financing costs	1,132	1,238
Other long-term assets	22,345	38,398

Total Other Assets	23,477	39,636

Total Assets	$948,550	$1,902,618

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$15,590	$53,767
Current portion of long-term debt	5,000	5,000
Other current liabilities	49,776	98,318

Total Current Liabilities	70,366	157,085

Long-Term Liabilities:
Deferred income tax liabilities	—	60,623
Long-term debt, less current maturities	425,212	1,564,592
Other long-term liabilities	1,724	1,478

Total Long-Term Liabilities	426,936	1,626,693

Commitments and Contingencies (Note 13)
Stockholders’ Equity:
Predecessor common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 59,397,831 shares at December 31, 2015	—	594
Predecessor paid-in capital	—	350,770
Successor preferred stock, $0.01 par value: authorized 10,000,000 shares; zero outstanding at December 31, 2016	—	—
Successor common stock, $0.01 par value: authorized 90,000,000 shares; issued and outstanding 22,353,536 shares at December 31, 2016	224	—
Successor paid-in capital	514,583	—
Accumulated deficit	(63,559)	(232,524)

Total Stockholders’ Equity	451,248	118,840

Total Liabilities and Stockholders’ Equity	$948,550	$1,902,618

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Operations

(in thousands, except share amounts)

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
Revenues:
Revenues	$222,378	$333,919	$1,131,244	$2,080,892
Operating Expenses:
Operating costs	166,726	237,014	855,870	1,580,353
Depreciation and amortization	73,898	162,425	295,421	292,912
General and administrative	31,808	66,667	112,141	108,139
Loss on sale of a business	—	—	35,027	—
(Gains) losses on sales of property and equipment, net	(1,748)	848	14,656	(6,272)
Impairment of goodwill	—	—	27,434	—
Impairments and other	—	6,116	18,632	30,764

Total Operating Expenses	270,684	473,070	1,359,181	2,005,896

Operating (Loss) Income	(48,306)	(139,151)	(227,937)	74,996

Other (Expense) Income:
Interest expense	(15,497)	(48,116)	(99,267)	(79,734)
Gains on early extinguishment of debt	—	—	18,061	—
Loss and impairment from equity investees	—	—	(7,928)	(6,094)
Other income	2,112	2,318	3,052	664
Reorganization items, net (Note 5)	(1,868)	(29,892)	—	—

Total Other Expense	(15,253)	(75,690)	(86,082)	(85,164)

Loss Before Income Taxes	(63,559)	(214,841)	(314,019)	(10,168)
Income Tax Benefit	—	(59,131)	(92,628)	(2,189)

Net Loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)

Loss Per Common Share (Note 7)
Basic	$(2.86)	$(2.84)	$(4.42)	$(0.17)
Diluted	$(2.86)	$(2.84)	$(4.42)	$(0.17)
Weighted Average Common Shares Outstanding (Note 7)
Basic	22,186	54,832	50,096	47,236
Diluted	22,186	54,832	50,096	47,236

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Changes in Equity

	Common Stock	Common Stock	Paid-in Capital	Owner’s Equity	Accumulated Deficit	Total Stockholders’/ Owner’s Equity
	(Shares)			(in thousands)
Balance at December 31, 2013 (Predecessor)	—	$—	$—	$547,192	$—	$547,192
Net income (loss)	—	—	—	3,154	(11,133)	(7,979)
Contributions from Chesapeake	—	—	—	190,297	—	190,297
Distributions to Chesapeake	—	—	—	(482,001)	—	(482,001)
Reclassification of owner’s equity to paid-in capital	—	—	258,642	(258,642)	—	—
Issuance of common stock at spin-off	46,932	469	(469)	—	—	—
Share-based compensation	4,227	43	43,471	—	—	43,514

Balance at December 31, 2014 (Predecessor)	51,159	$512	$301,644	$—	$(11,133)	$291,023

Net loss	—	—	—	(221,391)	(221,391)
Share-based compensation	8,239	82	49,126		—	49,208

Balance at December 31, 2015 (Predecessor)	59,398	$594	$350,770	$—	$(232,524)	$118,840

Net loss	—	—	—	—	(155,710)	(155,710)
Share-based compensation	(1,930)	(19)	36,889	—	—	36,870

Balance at July 31, 2016 (Predecessor)	57,468	$575	$387,659	$—	$(388,234)	$—

Cancellation of Predecessor equity	(57,468)	(575)	(387,659)	—	388,234	—

Balance at August 1, 2016 (Predecessor)	—	$—	$—	$—	$—	$—

Issuance of Successor common stock and warrants	22,000	220	510,010	—	—	510,230

Balance at August 1, 2016 (Successor)	22,000	$220	$510,010	$—	$—	$510,230

Net loss	—	—	—	—	(63,559)	(63,559)
Share-based compensation	353	4	4,571	—	—	4,575
Shares issued for warrants exercised	1	—	2	—	—	2

Balance at December 31, 2016 (Successor)	22,354	$224	$514,583	$—	$(63,559)	$451,248

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Cash Flows

(in thousands)

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
Cash Flows from Operating Activities:
Net Loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Adjustments to Reconcile Net Loss to Cash Provided by Operating Activities:
Depreciation and amortization	73,898	162,425	295,421	292,912
Amortization of sale/leaseback gains	—	—	—	(5,414)
Accretion of discount on term loans	5,192	—	—	—
Accretion of discount on note receivable	(694)	—	—	—
Amortization of deferred financing costs	103	2,455	4,623	6,122
Gains on early extinguishment of debt	—	—	(18,061)	—
Loss on sale of a business	—	—	35,027	—
(Gains) losses on sales of property and equipment	(1,748)	848	14,656	(6,272)
Impairment of goodwill	—	—	27,434	—
Impairments of long-lived assets	—	6,116	18,632	21,063
Loss and impairment from equity investees	—	—	7,928	6,094
Non-cash reorganization items, net	—	9,185	—	—
Provision for doubtful accounts	16	1,406	1,375	2,887
Non-cash compensation	10,577	12,635	48,509	47,184
Deferred income tax benefit	—	(59,124)	(92,686)	(2,863)
Other	68	(10)	(717)	150
Changes in operating assets and liabilities,
Accounts receivable	(5,250)	69,291	236,977	(81,001)
Inventory	487	5,131	7,099	(6,543)
Accounts payable	(5,828)	(32,349)	9,109	(11,954)
Other current liabilities	8,418	(17,872)	(89,650)	9,949
Other	210	2,042	(179)	961

Net cash provided by operating activities	21,890	6,469	284,106	265,296

Cash Flows from Investing Activities:
Additions to property and equipment	(12,502)	(82,787)	(205,706)	(457,618)
Purchases of short-term investments	—	(6,242)	—	—
Proceeds from sales of assets	9,985	2,638	27,695	88,556
Proceeds from sale of a business	—	—	15,000	—
Proceeds from sales of short-term investments	—	6,236	—	—
Additions to investments	—	—	(113)	(675)
Other	35	29	3,457	2,091

Net cash used in investing activities	(2,482)	(80,126)	(159,667)	(367,646)

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

(Debtor-in-possession June 7, 2016 through July 31, 2016)

Consolidated Statements of Cash Flows—(Continued)

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
Cash Flows from Financing Activities
Borrowings from revolving credit facility	—	—	160,100	1,201,400
Payments on revolving credit facility	—	—	(210,600)	(1,555,900)
Proceeds from issuance of senior notes, net of offering costs	—	—	—	493,825
Payments to extinguish senior notes	—	—	(31,305)	—
Proceeds from issuance of term loan, net of issuance costs	—	—	94,481	393,879
Payments on term loans	(2,500)	(17,500)	(4,750)	(2,000)
Deferred financing costs	—	(1,235)	(784)	(3,597)
Distributions to CHK	—	—	—	(422,839)
Employee tax withholding on restricted stock vestings	(6,004)	(506)	(1,824)	(3,205)

Net cash (used in) provided by financing activities	(8,504)	(19,241)	5,318	101,563

Net increase (decrease) in cash	10,904	(92,898)	129,757	(787)
Cash, beginning of period	37,750	130,648	891	1,678

Cash, end of period	$48,654	$37,750	$130,648	$891

Supplemental Disclosure of Significant Non-Cash Investing and Financing Activities:
(Decrease) increase in other current liabilities related to purchases of property and equipment	$(590)	$(3,351)	$(20,016)	$18,999
Note receivable received as consideration for sale of a business	$—	$—	$27,000	$—
Property and equipment distributed to Chesapeake at spin-off	$—	$—	$—	$(792)
Property and equipment contributed from Chesapeake at spin-off	$—	$—	$—	$190,297
Supplemental Disclosure of Cash Payments:
Interest, net of amount capitalized	$8,830	$30,814	$96,730	$54,439

The accompanying notes are an integral part of these consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Spin-off

Basis of Presentation

The accompanying consolidated financial statements and related notes include the accounts of Seventy Seven Energy Inc. (“SSE”, “we”, “us”, “our”, “Company”, or “ours”) and its subsidiaries, all of which are 100% owned. SSE’s accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions within SSE have been eliminated.

On June 7, 2016 (the “Petition Date”), SSE and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, case number 16-11409. The Debtors continued to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The subsidiary Debtors in these Chapter 11 cases were Seventy Seven Operating LLC, Seventy Seven Land Company LLC, Seventy Seven Finance Inc., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., Western Wisconsin Sand Company, LLC, Nomac Drilling, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Great Plains Oilfield Rental, L.L.C., which represent all subsidiaries of SSE. On July 14, 2016, the Bankruptcy Court issued an order confirming the Joint Pre-packaged Plan of Reorganization of the Debtors. On August 1, 2016, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases.

Upon emergence from bankruptcy, the Company adopted fresh-start accounting and became a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the Company’s consolidated financial statements on or after August 1, 2016 are not comparable with the financial statements prior to the Effective Date. See Note 4 for additional discussion.

Subsequent to the Petition Date, all expenses, gains and losses directly associated with the reorganization are reported within “Reorganization items, net” in the accompanying statements of operations.

References to “Successor” or “Successor Company” relate to SSE on and subsequent to August 1, 2016. References to “Predecessor” or “Predecessor Company” relate to SSE prior to August 1, 2016. References to “2016 Successor Period” and “2016 Predecessor Period” relate to the five months ended December 31, 2016 and the seven months ended July 31, 2016, respectively.

Spin-Off

On June 9, 2014, Chesapeake Energy Corporation (“CHK”) announced that its board of directors approved the spin-off of its oilfield services division through the pro rata distribution of 100% of the shares of common stock of SSE to CHK’s shareholders of record as of the close of business on June 19, 2014, the record date. On June 30, 2014, each CHK shareholder received one share of SSE common stock for every fourteen shares of CHK common stock held by such shareholder on the record date, and SSE became an independent, publicly traded company as a result of the distribution. The transactions in which SSE became an independent, publicly traded company, including the distribution, are referred to collectively as the “spin-off”. Prior to the spin-off, we conducted our business as CHK Oilfield Operating, L.L.C. (“COO”), a wholly owned subsidiary of CHK. Following the spin-off, CHK retained no ownership interest in SSE, and each company has separate public ownership, boards of directors and management. A registration statement on Form 10, as amended through the time of its effectiveness, describing the spin-off was filed by SSE with the U.S. Securities and Exchange Commission (“SEC”) and was declared effective on June 17, 2014. See Note 19 for further discussion of agreements entered into as part of the spin-off, including a master separation agreement, a transition services agreement, an employee matters agreement and a tax sharing agreement, among others. As part of the spin-off, we completed the following transactions, among others:

•	we entered into a new $275.0 million senior secured revolving credit facility (the “Pre-Petition Credit Facility”) and a $400.0 million secured term loan (the “Term Loan”). We used the proceeds from borrowings under these new facilities to repay in full and terminate our $500.0 million senior secured revolving credit facility (the “Old Credit Facility”).

•	we issued new 6.50% senior unsecured notes due 2022 (the “2022 Notes”) and used the net proceeds of approximately $493.8 million to make a cash distribution of approximately $391.0 million to CHK, to repay a portion of outstanding indebtedness under the Pre-Petition Credit Facility, and for general corporate purposes.

•	we distributed our compression unit manufacturing and geosteering businesses to CHK.

•	we sold our crude hauling assets to a third party and used a portion of the net proceeds received to make a $30.9 million cash distribution to CHK.

•	CHK transferred to us buildings and real estate used in our business, including property and equipment, at cost of approximately $212.5 million and accumulated depreciation of $22.2 million as of the date of the spin-off.

•	COO transferred all of its existing assets, operations and liabilities, including our 6.625% senior unsecured notes due 2019 (the “2019 Notes”), to Seventy Seven Operating LLC (“SSO”), an Oklahoma limited liability company, our direct wholly-owned subsidiary and the owner of all our operating subsidiaries.

•	COO was renamed SSE and converted from a limited liability company to a corporation.

2.	Patterson-UTI Merger Agreement

On December 12, 2016, SSE entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), and Pyramid Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Patterson-UTI (“Merger Sub”), pursuant to which Patterson-UTI will acquire SSE in exchange for newly issued shares of Patterson-UTI common stock, par value $0.01 per share (“Patterson-UTI Common Stock”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into SSE, with SSE continuing as the surviving entity and a wholly owned subsidiary of Patterson-UTI (the “Merger”).

Under the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of SSE common stock, par value $0.01 per share (“SSE Common Stock”), will be converted into the right to receive a number of shares of Patterson-UTI Common Stock equal to the exchange ratio, as described in the next sentence. The exchange ratio will be equal to 49,559,000 shares of Patterson-UTI Common Stock, divided by the total number of shares of SSE outstanding or deemed outstanding immediately prior to the effective time (including, among other things, shares issued upon exercise of warrants to acquire SSE Common Stock and restricted stock units that are exercised or deemed exercised); provided that, in the event that any Series A warrants to acquire SSE Common Stock are forfeited or net settled, such 49,559,000 shares of Patterson-UTI Common Stock will be reduced by a number equal to (i) the aggregate exercise price for the warrants that are forfeited or net settled, divided by (ii) the volume weighted average price of a share of Patterson-UTI Common Stock for the 10 consecutive trading days immediately preceding the 3rd business day prior to the closing. In no event will Patterson-UTI issue more than 49,559,000 of its shares as merger consideration.

The value of the merger consideration that SSE stockholders receive will depend on the price per share of Patterson-UTI common stock at the effective time. In addition, the value of the merger consideration is dependent upon the exchange ratio. The exchange ratio will be 1.7731 if all outstanding Series A Warrants of SSE are exercised for cash, no other warrants are exercised, no other shares of SSE are issued prior to closing and certain other assumptions set forth in the joint proxy statement/prospectus occur. The exchange ratio will be reduced if holders of Series A Warrants of SSE fail to exercise their warrants by tendering the cash exercise price, either by forfeiting the warrants or by net share settling such warrants. The exchange ratio will also be reduced if Series B or Series C Warrants of SSE—all of which are presently “out-of-the-money”—nevertheless exercise their warrants. The exchange ratio will further be reduced by any additional restricted stock unit awards granted by SSE for retention purposes, which will not exceed 300,000 restricted stock units in the aggregate.

In connection with the Merger, each SSE restricted stock unit award granted prior to December 12, 2016 that is outstanding as of the Effective Time will fully vest immediately prior to the closing of the Merger, and such awards will be treated as shares of SSE Common Stock and receive the merger consideration in respect of each share of SSE Common Stock subject to the award. In addition, at the Effective Time, each SSE restricted stock unit award granted on or following December 12, 2016 will be assumed by Patterson-UTI and converted into a restricted stock unit award covering a number of shares of Patterson-UTI Common Stock equal to (i) the number of shares of SSE Common Stock subject to the award immediately prior to the Effective Time, multiplied by (ii) the exchange ratio (discussed above), rounded to the nearest whole share.

SSE and Patterson-UTI have agreed, subject to certain exceptions, not to directly or indirectly solicit, initiate, facilitate, knowingly encourage or induce or take any other action that could be reasonably expected to lead to the making, submission, or announcement of competing acquisition proposals. With respect to competing acquisition proposals, subject to certain exceptions, both parties are also prohibited from furnishing any nonpublic information, engaging in discussions or negotiations, entering into a letter of intent or similar document, or otherwise approving, endorsing or recommending a competing proposal. SSE and Patterson-UTI have also agreed to cease all existing discussions with third parties regarding any competing acquisition proposals.

Notwithstanding the prior paragraph, either party may, subject to the terms and conditions set forth in the Merger Agreement, furnish information to, and engage in discussions and negotiations with, a third party that makes an unsolicited competing acquisition proposal if the board of directors of such party determines in good faith, after consultation with its outside counsel and its outside financial advisor, that such competing acquisition proposal is or is reasonably likely to result in a superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. Prior to the time that the relevant stockholders approve the Merger Agreement (in the case of SSE) or the issuance of Patterson-UTI Common Stock as merger consideration (the “Patterson-UTI Stock Issuance”) (in the case of Patterson-UTI), the board of directors of each of SSE and Patterson-UTI may change its recommendation with respect to the adoption of the Merger Agreement (in the case of SSE) or the Patterson-UTI Stock Issuance (in the case of Patterson-UTI), in each case, in response to a superior proposal or an intervening event if the board of directors determines in good faith, after consultation with its outside counsel, that, among other things, the failure to do so would be inconsistent with its fiduciary duties under applicable law and complies with certain other specified conditions.

The Merger Agreement contains representations and warranties from both Patterson-UTI and SSE, and each party has agreed to covenants, including, among others, covenants relating to (i) the conduct of its business during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) the obligation to use reasonable best efforts to cause the Merger to be consummated and to obtain expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (iii) the obligation of SSE to call a meeting of its stockholders to approve the Merger Agreement and (iv) the obligation of Patterson-UTI to call a meeting of its stockholders to approve the Patterson-UTI Stock Issuance.

The completion of the Merger is subject to satisfaction or waiver of certain closing conditions, including but not limited to: (i) adoption of the Merger Agreement by SSE’s stockholders and approval of the Patterson-UTI Stock Issuance by Patterson-UTI’s stockholders, (ii) the expiration or termination of any waiting period under the HSR Act, (iii) the absence of any law, order, decree or injunction prohibiting the consummation of the Merger, (iv) the effectiveness of the registration statement on Form S-4 pursuant to which the shares of Patterson-UTI Common Stock to be issued as merger consideration will be registered, (v) approval for listing on the Nasdaq Global Select Market of the shares of Patterson-UTI Common Stock to be issued in connection with the Merger subject to official notice of issuance, (vi) subject to specified materiality standards, the accuracy of the representations and warranties of each party, (vii) compliance by each party in all material respects with its covenants under the Merger Agreement, (viii) receipt of a tax opinion from each party’s counsel, dated as of the closing date, to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (ix) the absence of material losses (as defined in the Merger Agreement) during the interim period between the date of execution of the Merger Agreement and the Effective Time that exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100 million with respect to SSE and its subsidiaries, and $300 million with respect to Patterson-UTI and its subsidiaries, in each case, net of certain insurance or indemnification proceeds and certain other deductions, and (x) an amount of net debt (as defined in the Merger Agreement) as of the closing date not exceeding $500 million with respect to SSE and its subsidiaries, and $725 million (not including debt incurred to refinance SSE’s debt or pay for the expenses of the transaction) with respect to Patterson-UTI and its subsidiaries.

Upon termination of the Merger Agreement, if the stockholders of either party do not provide the requisite approval, such party must reimburse the expenses of the other party, capped at $7,500,000. In certain circumstances, including if the board of directors of SSE changes its recommendation or if the Merger Agreement is terminated in certain circumstances and SSE enters into an alternative acquisition transaction within 12 months of termination, SSE may be required to pay Patterson-UTI a termination fee of $40,000,000. Patterson-UTI may be required to pay SSE a termination fee of $100,000,000 in certain circumstances, including if the board of directors of Patterson-UTI changes its recommendation as a result of a Superior Parent Proposal or if the Merger Agreement is terminated in certain circumstances and Patterson-UTI enters into certain types of alternative acquisition transactions within 12 months of termination. In certain other circumstances, Patterson-UTI may be required to pay SSE a termination fee of $40,000,000. In no event will either party be entitled to receive more than one expense reimbursement payment or more than one termination fee payment to which either party is entitled.

In connection with the execution of the Merger Agreement, certain affiliates of Axar Capital Management, LLC, BlueMountain Capital Management, LLC and Mudrick Capital Management, L.P. entered into voting and support agreements with Patterson-UTI, pursuant to which each such stockholder agreed to vote all of its shares of SSE common stock in favor of the adoption of the merger agreement and against, among other things, alternative transactions. As of February 9, 2017, those stockholders held and are entitled to vote in the aggregate approximately 59% of the issued and outstanding shares of SSE common stock entitled to vote at the SSE special meeting. In the event that SSE’s board of directors changes its recommendation that SSE stockholders adopt the merger agreement, such stockholders, taken together, will be required to vote shares that, in the aggregate, represent 39.99% of the issued and outstanding shares of SSE common stock on such proposal, with each such stockholder being able to vote the balance of its shares of SSE common stock on such proposal in such stockholder’s sole discretion.

The description of the Merger Agreement and related voting and support agreements above does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement and related voting and support agreements, which were filed with the SEC on December 13, 2016 as Exhibits 2.1, 99.2, 99.3 and 99.4 to our Current Report on Form 8-K.

The transaction is expected to close late in the first quarter or early in the second quarter of 2017. However, SSE cannot predict with certainty when, or if, the pending merger will be completed because completion of the transaction is subject to conditions beyond the control of the Company.

3.	Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events

On May 12, 2016, the Company and all of its wholly owned subsidiaries entered into a Second Amended and Restated Restructuring Support Agreement (the “Restructuring Support Agreement”) with (i) certain holders of the 2019 Notes, (ii) certain lenders under the Company’s Incremental Term Supplement (Tranche A) loan (the “Incremental Term Loan”), (iii) certain lenders under the Company’s $400.0 million Term Loan Credit Agreement dated June 25, 2014 (the “Term Loan”), and (iv) certain holders 2022 Notes.

On June 7, 2016, the Debtors filed the Bankruptcy Petitions for reorganization under Chapter 11 in the Bankruptcy Court. The filings of the Bankruptcy Petitions constituted an event of default with respect to the 2019 Notes, the 2022 Notes, the Term Loan (see Note 11) and the Incremental Term Loan (see Note 11) (collectively, the “Outstanding Debt”) and constituted an event of default under our Pre-Petition Credit Facility. Pursuant to Chapter 11, the filing of the Bankruptcy Petitions automatically stayed most actions against the Debtors, including actions to collect indebtedness incurred prior to the filing of the Bankruptcy Petitions or to exercise control over the Debtor’s property. Accordingly, although the Bankruptcy Petitions triggered defaults under the Outstanding Debt, creditors were generally stayed from taking action as a result of these defaults. These defaults were deemed waived or cured upon the Effective Date of the Plan. The Debtors also filed the Plan and a related solicitation and disclosure statement on June 7, 2016.

On July 14, 2016, the Bankruptcy Court entered the Confirmation Order. The Debtors satisfied the remaining conditions to effectiveness contemplated under the Plan and emerged from Chapter 11 on August 1, 2016.

The Plan contemplated that we continue our day-to-day operations substantially as previously conducted and that all of our commercial and operational contracts remained in effect in accordance with their terms preserving the rights of all parties. The significant elements of the Plan included:

•	payment in full of all trade creditors and other general unsecured creditors in the ordinary course of business;

•	the exchange of the full $650.0 million of the 2019 Notes into 96.75% of new common stock issued in the reorganization (the “New Common Stock”);

•	the exchange of the full $450.0 million of the 2022 Notes for 3.25% of the New Common Stock as well as warrants exercisable for 15% of the New Common Stock at predetermined equity values;

•	the issuance to our existing common stockholders of two series of warrants exercisable for an aggregate of 20% of the New Common Stock at predetermined equity values;

•	the maintenance of our $400.0 million existing secured Term Loan while the lenders holding Term Loans (i) received (a) payment of an amount equal to 2% of the Term Loans; and (b) as further security for the Term Loans, second-priority liens and security interests in the collateral securing the company’s New ABL Credit Facility (as defined herein), which collateral, together with the existing collateral securing the Term Loans and Tranche A Incremental Term Loans, is governed by an inter-creditor agreement among the applicable secured parties; and (ii) continued to hold Term Loans under the Term Loan Credit Agreement, as amended to reflect, among other modifications, the reduction of the maturity date of the Term Loans by one year and an affirmative covenant by the Company to use commercially reasonably efforts to maintain credit ratings for the Term Loans; and

•	the payment of a consent fee equal to 2% of the Incremental Term Loan plus $15.0 million of the outstanding Incremental Term Loan balance, together with the maintenance of the remaining $84.0 million balance of the Incremental Term Loan on identical terms other than the suspension of any prepayment premium for a period of 18 months.

The Plan effectuated, among other things, a substantial reduction in our debt, including $1.1 billion in the aggregate of the face amount of the 2019 Notes and 2022 Notes.

In accordance with the Plan, on the Effective Date, we issued an aggregate of 22,000,000 shares of New Common Stock to the holders of the 2019 and 2022 Notes.

In accordance with the Plan, on the Effective Date, we entered into a warrant agreement with Computershare Inc. and Computershare Trust Company, N.A., as the warrant agent, (the “Warrant Agreement”) and issued three series of warrants to holders of 2022 Notes and to our existing common stockholders as follows:

•	We issued Series A Warrants (“Series A Warrants”), which are exercisable until August 1, 2021, to purchase up to an aggregate of 3,882,353 shares of New Common Stock, at an exercise price of $23.82 per share, to holders of the 2022 Notes.

•	We issued Series B Warrants (“Series B Warrants”), which are exercisable until August 1, 2021, to purchase up to an aggregate of 2,875,817 shares of New Common Stock, at an exercise price of $69.08 per share, to our existing common stockholders.

•	We issued Series C Warrants (“Series C Warrants,” and, together with the Series A Warrants and Series B Warrants, the “Warrants”), which are exercisable until August 1, 2023, to purchase up to an aggregate of 3,195,352 shares of New Common Stock at an exercise price of $86.93 per share, to our existing common stockholders.

All unexercised Warrants will expire and the rights of the holders of such warrants (the “Warrant Holders”) to purchase shares of New Common Stock will terminate on the first to occur of (i) the close of business on their respective expiration dates or (ii) the date of completion of (A) any Affiliated Asset Sale (as defined in the Warrant Agreement), or (B) a Change of Control (as defined in the Warrant Agreement). Following the Effective Date, there are 3,882,353 Series A Warrants, 2,875,817 Series B Warrants and 3,195,352 Series C Warrants outstanding.

In the event of a merger or consolidation where (i) the acquirer is not an affiliate of the Company and (ii) all of the equity held by equity holders of the Company outstanding immediately prior thereto is extinguished or replaced by equity in a different entity (except in cases where the equity holders of the Company represent more than 50% of the total equity of such surviving entity) (a “Non-Affiliate Combination”), holders of Warrants shall be solely entitled to receive the consideration per Warrant that is payable per share of common stock of the Company, less the applicable exercise price of the Warrant, paid in the same form and in the same proportion as is payable to holders of common stock. If the consideration is any form other than cash, the holders of the Warrants shall have ten business days prior to the consummation of the Non-Affiliate Combination to exercise their respective Warrants, and any Warrants not exercised will terminate.

In accordance with the Plan, on September 20, 2016, the Company adopted the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan (the “2016 Omnibus Incentive Plan”) (see Note 14).

Successor Issuer

Pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Series B Warrants and Series C Warrants were deemed to be registered under Section 12(b) of the Exchange Act, and the Company was deemed to be the successor registrant to the Company in its state before the Effective

Date. Such registration expired on September 6, 2016, and we filed a Registration Statement on Form 8-A to effect the registration of the Series B Warrants and Series C Warrants under Section 12(g) of the Exchange Act. As a result, the Company remained subject to the reporting requirements of the Exchange Act following the Effective Date.

Trading of New Common Stock

The New Common Stock is not traded on a national securities exchange. The Company can provide no assurance that the New Common Stock will trade on a nationally recognized market or an over-the-counter market, whether broker-dealers will provide public quotes of the reorganized Company’s common stock on an over-the-counter market, whether the trading volume on an over-the-counter market of the Company’s common stock will be sufficient to provide for an efficient trading market, or whether quotes for the Company’s common stock may be blocked by the OTC Markets Group in the future. Since August 17, 2016, SSE’s common stock has traded on the OTC Grey market under the symbol “SVNT.” If we complete the merger with Patterson-UTI, shares of SSE common stock will cease to be traded on the OTC Grey market.

Registration Rights Agreement

On the Effective Date, by operation of the Plan, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain funds affiliated with and/or managed by each of BlueMountain Capital Management, LLC, Axar Capital Management, LLC and Mudrick Capital Management, L.P. (collectively, the “Registration Rights Holders”).

The Registration Rights Agreement provides certain demand registration rights to the Registration Rights Holders at any time following the six-month anniversary of the Effective Date. The Company will not be required to effect more than (i) four demand registrations delivered by each Registration Rights Holder, or (ii) one demand registration delivered by any holder in any 180-day period.

If, following the six-month anniversary of the Effective date, the Company qualifies for the use of Form S-3, the Registration Rights Holders may require the Company, subject to restrictions set forth in the Registration Rights Agreement, to file a shelf registration statement on Form S-3 covering the resale of such holder’s registrable securities.

In addition, if the Company proposes to register shares of its New Common Stock in certain circumstances, the Registration Rights Holders will have certain “piggyback” registration rights, subject to restrictions set forth in the Registration Rights Agreement, to include their shares of New Common Stock in the registration statement.

Senior Secured Debtor-In-Possession Credit Agreement; New ABL Credit Facility

On June 8, 2016, in connection with the filings of the Bankruptcy Petitions, the Company, with certain of our subsidiaries as borrowers, entered into a senior secured debtor-in-possession credit facility (the “DIP Facility”) with total commitments of $100.0 million. See Note 11 for additional discussion related to the DIP Facility.

On the Effective Date, by operation of the Plan, the DIP Facility was amended and restated, and the outstanding obligations pursuant thereto were converted to obligations under a senior secured revolving credit facility in an aggregate principal amount of up to $100.0 million (the “New ABL Credit Facility”).

New Directors

On the Effective Date, in accordance with the Plan and pursuant to the Stockholders Agreement that we entered into with certain stockholders on the Effective Date, Jerry Winchester and Edward J. DiPaolo, who were existing directors of the Company, and Andrew Axelrod, Victor Danh, Steven Hinchman, David King and Doug Wall became members of the Board until the first annual meeting of the Company’s stockholders to be held in 2017, and their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Conversion to Delaware Corporation

Effective July 22, 2016, in accordance with the Plan and with the laws of the State of Delaware and the State of Oklahoma, we converted our form of organization from an Oklahoma corporation (the “Oklahoma Predecessor Corporation”) to a Delaware limited liability company and, immediately thereafter, to a Delaware corporation (the “Delaware Successor Corporation”). As a result of the conversions, the equity holders of the Oklahoma Predecessor Corporation became the equity holders of the Delaware Successor Corporation. The name of the Company remains “Seventy Seven Energy Inc.”

For purposes of Delaware law, the Delaware Successor Corporation is deemed to be the same entity as the Company before the conversions, and its existence is deemed to have commenced on the date of original incorporation of the Company. Furthermore, under Delaware law, the rights, assets, operations, liabilities and obligations that comprised the going business of the Company before the conversions remain the rights, assets, operations, liabilities and obligations of the Company after the conversions.

4.	Fresh-Start Accounting

In connection with the Company’s emergence from Chapter 11, the Company applied the provisions of fresh-start accounting, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, (“ASC 852”), to its consolidated financial statements. The Company qualified for fresh-start accounting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company, and (ii) the reorganization value of the Company’s assets immediately prior to confirmation was less than the post-petition liabilities and allowed claims. The Company applied fresh-start accounting as of August 1, 2016, which was the date of emergence from Chapter 11. Adopting fresh-start reporting results in a new reporting entity with no beginning retained earnings or accumulated deficit. The cancellation of all existing common shares outstanding on the Effective Date and issuance of new shares of the reorganized entity caused a related change of control of the Company under ASC 852, as the holders of existing voting shares immediately before confirmation received less than 50% of the voting shares of the Successor Company.

Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. Upon the application of fresh-start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values.

Reorganization Value

In support of the Plan, the enterprise value of the Successor Company was estimated and approved by the Bankruptcy Court to be in the range of $700 million to $900 million. The Company used the high end of the Bankruptcy Court approved enterprise value of the Successor Company of $900 million as its estimated enterprise value.

The following table reconciles the enterprise value to the estimated fair value of Successor common stock as of the Effective Date (in thousands, except per share value):

Enterprise value	$900,000
Plus: Cash and cash equivalents	37,750
Less: Fair value of debt	(427,520)
Less: Fair value of warrants	(24,733)

Fair value of Successor common stock	$485,497

Shares outstanding at August 1, 2016	22,000
Per share value	$22.07

In connection with fresh-start accounting, the Company’s debt was recorded at fair value of $427.5 million as determined using a market approach. The difference between the $475.8 million face amount and the fair value recorded in fresh-start accounting is being amortized over the life of the debt. The fair value of the Company’s debt was estimated using Level 2 inputs.

The fair values of the Series A, Series B and Series C Warrants were estimated to be $4.62, $1.03 and $1.20, respectively. The fair values of the Warrants were estimated using a Black-Scholes pricing model with the following assumptions:

	Series A	Series B	Series C
Stock price	$16.27	$13.83	$12.45
Strike price	$23.82	$69.08	$86.93
Expected volatility	50%	50%	50%
Expected dividend rate	0%	0%	0%
Risk free interest rate	1.26%	1.26%	1.57%
Expiration date	5 years	5 years	7 years

The fair value of these warrants were estimated using Level 2 inputs.

The following table reconciles the enterprise value to the estimated reorganization value as of the Effective Date (in thousands):

Enterprise value	$900,000
Plus: Cash and cash equivalents	37,750
Plus: Fair value of non-debt working capital liabilities	63,365
Plus: Fair value of non-debt long-term liabilities	1,933

Reorganization value of Successor assets	$1,003,048

In determining reorganization value, the Company estimated fair value for property and equipment using significant unobservable inputs (Level 3) based on market and income approaches. SSE commissioned third-party appraisal services to estimate the fair value of its revenue-generating fixed assets and considered current market conditions and management’s judgment to estimate the fair value of non-revenue-generating assets. Additionally, the Company utilized a discounted cash flow method to fair value certain assets. SSE estimated future cash flows for the period from August 1, 2016 to July 31, 2026 and discounted such estimated future cash flows to present value using its weighted average cost of capital.

Reorganization value and enterprise value were estimated using various projections and assumptions that are inherently subject to significant uncertainties beyond our control. Accordingly, the estimates set forth herein are not necessarily indicative of actual outcomes, and there can be no assurance that the estimates, projections or assumptions will be realized.

Consolidated Balance Sheet

The adjustments set forth in the following consolidated balance sheet reflect the effects of (i) the consummation of the transactions contemplated by the Plan (reflected in the column “Reorganization Adjustments”), and (ii) estimated fair value adjustments resulting from the adoption of fresh-start accounting (reflected in the column “Fresh-Start Adjustments”). The explanatory notes highlight methods used to determine estimated fair values or other amounts of assets and liabilities, as well as significant assumptions.

	July 31, 2016 Predecessor Company	Reorganization Adjustments		Fresh-Start Adjustments		August 1, 2016 Successor Company
	(in thousands, except share amounts)
Assets:
Current Assets:
Cash and cash equivalents	$71,376	$(33,626	)(1)	$—		$37,750
Accounts receivable, net	94,024	—		—		94,024
Inventory	13,422	—		—		13,422
Deferred income tax asset	20,773	(20,773	)(2)	—		—
Prepaid expenses and other	15,309	—		—		15,309

Total Current Assets	214,904	(54,399)		—		160,505

Property and Equipment:
Property and equipment, at cost	2,681,896	—		(1,862,505	)(10)	819,391
Less: accumulated depreciation	(1,244,536)	—		1,244,536	(10)	—

Total Property and Equipment, Net	1,437,360	—		(617,969)		819,391

Other Assets:
Deferred financing costs	—	1,235	(3)	—		1,235
Other long-term assets	39,098	—		(17,181	)(11)	21,917

Total Other Assets	39,098	1,235		(17,181)		23,152

Total Assets	$1,691,362	$(53,164)		$(635,150)		$1,003,048

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$21,418	$—		$—		$21,418
Current portion of long-term debt	5,000	—		—		5,000
Other current liabilities	59,338	(17,391	)(4)	—		41,947

Total Current Liabilities	85,756	(17,391)		—		68,365

Long-Term Liabilities:
Deferred income tax liabilities	47,868	(46,638	)(2)	(1,230	)(12)	—
Long-term debt, excluding current maturities	475,852	(14,226	)(5)	(39,106	)(13)	422,520
Other long-term liabilities	1,933	—		—		1,933
Liabilities subject to compromise	1,135,493	(1,135,493	)(6)	—		—

Total Long-Term Liabilities	1,661,146	(1,196,357)		(40,336)		424,453

Commitments and Contingencies
Stockholders’ Equity:
Predecessor common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 57,467,915	575	(575	)(7)	—		—
Predecessor paid-in capital	387,659	(387,659	)(7)	—		—
Successor common stock, $0.01 par value: authorized 90,000,000 shares; issued and outstanding 22,000,000	—	220	(8)	—		220
Successor paid-in capital	—	510,010	(8)	—		510,010
Retained earnings (accumulated deficit)	(443,774)	1,038,588	(9)	(594,814	)(14)	—

Total Stockholders’ Equity (Deficit)	(55,540)	1,160,584		(594,814)		510,230

Total Liabilities and Stockholders’ Equity	$1,691,362	$(53,164)		$(635,150)		$1,003,048

Reorganization Adjustments

1.	Reflects the following cash payments recorded as of the Effective Date from implementation of the Plan (in thousands):

Predecessor liabilities paid upon emergence	$17,391
Partial repayment of Incremental Term Loan	15,000
Debt issuance costs	1,235

Total	$33,626

2.	Reflects the tax adjustments and corresponding change in valuation allowance as a result of the Company’s emergence from Chapter 11 bankruptcy.

3.	Reflects the $1.2 million of debt issuance costs incurred on the New ABL Credit Facility.

4.	Reflects the payment of $17.4 million in professional fees associated with the implementation of the Plan that were previously accrued in other current liabilities.

5.	Reflects the payment of $15.0 million principal on the Incremental Term Loan and the write-off of related deferred issuance costs of $0.8 million.

6.	Liabilities subject to compromise were settled as follows in accordance with the Plan (in thousands):

6.625% Senior Notes due 2019	$650,000
6.50% Senior Notes due 2022	450,000
Accrued interest	35,493

Liabilities subject to compromise of the Predecessor Company	1,135,493
Fair value of equity issued to holders of the senior notes of the Predecessor Company	(503,434)

Gain on settlement of liabilities subject to compromise	$632,059

7.	Reflects the cancellation of the Predecessor Company equity to retained earnings.

8.	Reflects the issuance of 22.0 million shares of common stock at a per share price of $22.07 to the holders of the Predecessor Company’s 2019 and 2022 Notes and the issuance of 9.954 million warrants to purchase up to 35% of the Successor Company’s equity valued at $24.7 million with a weighted average per unit value of $2.48.

9.	Reflects the cumulative impact of the reorganization adjustments discussed above (in thousands):

Gain on settlement of liabilities subject to compromise	$632,059
Fair value of warrants issued to Predecessor stockholders	(6,797)
Cancellation of Predecessor Company equity	388,234
Tax impact of reorganization adjustments	25,865
Other reorganization adjustments	(773)

Net impact to retained earnings (accumulated deficit)	$1,038,588

The net gain on reorganization adjustments totaled $624.5 million and is included in reorganization items, net in the Predecessor Company’s statement of operations (see Note 5). The cancellation of Predecessor Company equity was recorded as a direct reduction to retained earnings and had no impact to the Predecessor Company’s statement of operations.

Fresh-Start Adjustments

10.	Reflects a $618.0 million reduction in the net book value of property and equipment to estimated fair value.

•	To estimate the fair value of drilling rigs and related equipment, hydraulic fracturing equipment and oilfield rental equipment, the Company commissioned a third-party appraisal service to value such assets using a market approach. This approach relies upon recent sales and offerings of similar assets.

•	To estimate the fair value of land and buildings and other property and equipment, the Company considered recent comparable sales as well as current market conditions and demand.

•	The fair value of these assets was estimated using significant unobservable inputs (Level 3) based on market and income approaches.

The following table summarizes the components of property and equipment, net of the Successor Company and the Predecessor Company (in thousands):

	Successor	Predecessor
Drilling rigs and related equipment	$510,902	$1,019,792
Hydraulic fracturing equipment	127,438	157,236
Oilfield rental equipment	34,313	52,397
Land and buildings	118,759	170,110
Other	27,979	37,825

Total	$819,391	$1,437,360

For property and equipment owned at August 1, 2016, the depreciable lives were revised to reflect remaining estimated useful lives.

11.	An adjustment of $17.2 million was recorded to decrease other long-term assets to estimated fair value based on the following:

•	The Company recorded a $6.5 million adjustment to decrease the book value of the Note Receivable (as defined in Note 8) to fair value. Fair value of the Note Receivable was estimated using Level 2 inputs based on a market approach.

•	Based on management’s judgment and the current economics of the industry, the Company recorded additional adjustments totaling $10.7 million to decrease other long-term assets to fair value.

12.	Reflects the tax adjustments and corresponding change in valuation allowance as a result of the Company’s emergence from Chapter 11 bankruptcy proceedings.

13.	Represents a $39.1 million adjustment to record the Term Loan and Incremental Term Loan at fair value using Level 2 inputs, including the write-off of the remaining balance of deferred issuance costs totaling $9.1 million.

14.	Reflects the cumulative impact of fresh-start adjustments as discussed above (in thousands):

Property and equipment fair value adjustment	$(617,969)
Other long-term assets fair value adjustments	(17,181)
Long-term debt fair value adjustment	39,106

Net loss on fresh-start adjustments	(596,044)
Tax impact on fresh-start adjustments	1,230

Net impact to retained earnings (accumulated deficit)	$(594,814)

The $596.0 million net loss on fresh-start adjustments is included in reorganization items, net in the Predecessor Company’s statement of operations (see Note 5).

5.	Reorganization Items, Net

Reorganization items represent liabilities settled, net of amounts incurred subsequent to the Chapter 11 filing as a direct result of the Plan, and such items are classified as Reorganization items, net in our condensed consolidated statement of operations. The following table summarizes reorganization items, net (in thousands):

	Successor	Predecessor
	Period from August 1, 2016 to December 31, 2016	Period from January 1, 2016 to July 31, 2016
Net gain on settlement of liabilities subject to compromise	$—	$(632,059)
Net loss on fresh-start adjustments	—	596,044
Stock-based compensation acceleration expense	—	25,086
Professional fees	1,868	20,228
Write-off of debt issuance costs	—	13,318
Fair value of warrants issued to Predecessor stockholders	—	6,797
DIP credit agreement financing costs	—	478

Total	$1,868	$29,892

For the 2016 Successor Period and the 2016 Predecessor Period, cash payments for reorganization items totaled $2.5 million and $18.6 million, respectively.

6.	Significant Accounting Policies

Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Although management believes these estimates are reasonable, actual results could differ from those estimates. Areas where critical accounting estimates are made by management include:

•	estimated useful lives of assets, which impacts depreciation and amortization of property and equipment;

•	impairment of long-lived assets, goodwill and intangibles;

•	income taxes;

•	accruals related to revenue, expenses, capital costs and contingencies; and

•	cost allocations as described in Note 19.

Fresh-Start Accounting

As discussed in Note 4, the Company applied fresh-start accounting upon emergence from bankruptcy on August 1, 2016, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheet. The effects of the Plan and the application of fresh-start accounting were reflected in our consolidated financial statements as of August 1, 2016, and the related adjustments thereto were recorded in our consolidated statements of operations as reorganization items, net for the periods prior to August 1, 2016 (Predecessor Company).

As a result of our application of fresh-start accounting, our consolidated balance sheets and consolidated statement of operations subsequent to the Effective Date will not be comparable to our consolidated balance sheets and statements of operations prior to the Effective Date. Our consolidated financial statements and related footnotes are presented with a black line division which delineates the lack of comparability between amounts presented on or after August 1, 2016 and dates prior thereto. Our financial results for future periods following the application of fresh-start accounting will be different from historical trends, and such differences may be material.

Risks and Uncertainties

We operate in a highly cyclical industry. The main factor influencing demand for oilfield services is the level of drilling and completions activity by E&P companies, which in turn depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. Demand for oil and natural gas is cyclical and is subject to large and rapid fluctuations. When oil and natural gas price increases occur, producers increase their capital expenditures, which generally results in greater revenues and profits for oilfield service companies. The increased capital expenditures also ultimately result in greater production, which historically has resulted in increased supplies and reduced prices that, in turn, tend to reduce demand for oilfield services. For these reasons, our results of operations may fluctuate from quarter-to-quarter and from year-to-year.

Industry activity is beginning to increase as the U.S. domestic rig count was 589 during the fourth quarter of 2016, which, while down 22% compared to the fourth quarter of 2015, was up 22% compared to the third quarter of 2016. Additionally, the average price of oil during the fourth quarter of 2016 was $49.25 per barrel, which represented a 17% increase compared to the fourth quarter of 2015 and a 10% increase compared to the third quarter of 2016. These average oil prices remain well below the average prices in 2014. The average price of natural gas during the fourth quarter of 2016 was $3.04 per McF, an increase of 47% compared to the fourth quarter of 2015 and a 6% increase compared to the third quarter of 2016. Future price declines or prolonged levels of low prices would further negatively affect the demand for our services and the prices we are able to charge to our customers. Additionally, we may incur costs and have downtime during periods when our customers’ activities are refocused towards different drilling regions.

Historically, we have provided a significant percentage of our oilfield services to CHK. For the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, CHK accounted for approximately 51%, 65%, 70% and 81%, respectively, of our revenues. As of December 31, 2016 and 2015, CHK accounted for approximately 49% and 65%, respectively, of our accounts receivable. If CHK ceases to engage us on terms that are attractive to us during any future period, our business, financial condition, cash flows and results of operations would be materially adversely affected during such period.

Accounts Receivable

Trade accounts receivable are recorded at the invoice amount and do not bear interest. As of December 31, 2016 and 2015, 49% and 65%, respectively, of our receivables are with CHK and its subsidiaries. The allowance for doubtful accounts represents our best estimate for losses that may occur resulting from disputed amounts with our customers or their inability to pay amounts owed. We determine the allowance based on historical write-off experience and information about specific customers. For the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, we recognized a nominal amount, $1.4 million, $1.4 million and $2.9 million, respectively, of bad debt expense related to potentially uncollectible receivables.

On August 1, 2016, in connection with the application of fresh-start accounting, the carrying value of accounts receivable was adjusted to fair value, eliminating our historical allowance for doubtful accounts totaling $2.8 million. We recognized reductions to our allowance of $2.3 million, $0.5 million and $0.1 million as we wrote off specific receivables against our allowance for the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively.

Inventory

We value inventory at the lower of cost or market, with cost determined using the average cost method. Average cost is derived from third-party invoices and production cost. Production cost includes material, labor and manufacturing overhead. Inventory primarily consists of proppants and chemicals used in our hydraulic fracturing operations.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Upon the disposition of an asset, we eliminate the cost and related accumulated depreciation and include any resulting gain or loss in operating expenses in the consolidated statements of operations. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred.

In connection with our application of fresh-start accounting, property and equipment were adjusted to estimated fair value on August 1, 2016. A summary of our property and equipment amounts (in thousands) and useful lives (in years) is as follows:

	Successor	Predecessor	Estimated Useful Life
	December 31, 2016	December 31, 2015
Drilling rigs and related equipment	$509,734	$1,594,377	5-15
Hydraulic fracturing equipment	98,102	323,989	2-7
Oilfield rental equipment	34,157	324,976	2-10
Trucks and tractors	18,887	77,678	7
Vehicles	5,674	33,478	3
Buildings and improvements	107,450	196,240	10-39
Land	7,432	16,261	—
Other	31,855	79,447	3-7

Total property and equipment, at cost	813,291	2,646,446
Less: accumulated depreciation and amortization	(71,977)	(1,116,026)
Property and equipment held for sale, net (see Note 10)	8,226	—

Total property and equipment, net	$749,540	$1,530,420

Depreciation is calculated using the straight-line method based on the assets’ estimated useful lives and salvage values. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

We review the estimated useful lives of our property and equipment on an ongoing basis. Based on this review in the first quarter of 2015, we concluded that the estimated useful lives of certain drilling rig components and certain drilling rigs were shorter than the estimated useful lives used for depreciation in our consolidated financial statements. We reflected this useful life change as a change in estimate, effective January 1, 2015, which increased depreciation expense by $13.7 million, increased net loss by $9.7 million and increased our basic and diluted loss per share by $0.19 for the year ended December 31, 2015. Effective July 1, 2014, we concluded that the estimated useful lives of certain of our drilling rigs were shorter than the estimated useful lives used for depreciation, which increased depreciation expense by $3.9 million, increased net loss by $3.0 million and increased basic and diluted loss per share by $0.08 for the year ended December 31, 2014.

Depreciation expense on property and equipment for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014 was $73.9 million, $162.4 million, $295.1 million and $290.9 million, respectively. Included in property and equipment are $10.9 million and $77.7 million at December 31, 2016 and 2015, respectively, of assets that are being constructed or have not been placed into service, and therefore are not subject to depreciation.

Interest is capitalized on the average amount of accumulated expenditures for major capital projects under construction using a weighted average interest rate based on our outstanding borrowings until the underlying assets are placed into service. Capitalized interest is added to the cost of the assets and amortized to depreciation expense over the useful life of the assets. During the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, we capitalized interest of approximately $1.0 million, $2.3 million and $2.1 million, respectively.

Impairment of Long-Lived Assets

We review our long-lived assets, such as property and equipment, whenever, in management’s judgment, events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Factors that might indicate a potential impairment include a significant decrease in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a reduction in cash flows associated with the expected use of the long-lived asset. If these or other factors indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through analysis of the future undiscounted cash flows of the asset. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset. We measure the fair value of the asset using market prices or, in the absence of market prices, based on an estimate of discounted cash flows.

Investments

Investments in securities are accounted for under the equity method in circumstances where we have the ability to exercise significant influence, but not control, over the operating and investing policies of the investee. Under the equity method, we recognize our share of the investee’s earnings in our consolidated statements of operations. We consolidate all subsidiaries in which we hold a controlling interest.

We evaluate our investments for impairment and recognize a charge to earnings when any identified impairment is determined to be other-than-temporary. See Note 16 for further discussion of investments.

Goodwill

Goodwill represents the cost in excess of fair value of the net assets of businesses acquired. In 2011, we recorded goodwill in the amount of $27.4 million related to our acquisition of Bronco Drilling Company, Inc. (“Bronco”). This goodwill was assigned to our drilling segment. Goodwill is not amortized.

We review goodwill for impairment annually on October 1 or more frequently if events or changes in circumstances indicate that the carrying amount of the reporting unit exceeds its fair value. Circumstances that could indicate a potential impairment include a significant adverse change in the economic or business climate, a significant adverse change in legal factors, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, and the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of. Under GAAP, we have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of one of our reporting units is greater than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, there is no need to perform any further testing. However, if we conclude otherwise, accounting guidance requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. Second, if impairment is indicated, the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination on the impairment test date. The amount of impairment for goodwill is measured as the excess of the carrying value of the goodwill over its implied fair value.

When estimating fair values of a reporting unit for our goodwill impairment test, we use the income approach. The income approach provides an estimated fair value based on the reporting unit’s anticipated cash flows that are discounted using a weighted average cost of capital rate. Estimated cash flows are primarily based on projected revenues, operating expenses and capital expenditures and are discounted using comparable industry average rates for weighted average cost of capital.

For purposes of performing the impairment tests for goodwill, all of our goodwill related to our drilling reporting unit. We performed the two-step process for testing goodwill for impairment on October 1, 2015. Due to the further deterioration of industry conditions in the fourth quarter of 2015, including the further decline in oil and natural gas prices, the Company determined that there was an indication of impairment present based on the results of the first step of the goodwill impairment test. During the fourth quarter of 2015, we completed our assessment and recognized an impairment loss of $27.4 million on the goodwill associated with the Bronco acquisition. As of December 31, 2016 and 2015, we had no recorded goodwill on our consolidated balance sheet.

Deferred Financing Costs

Legal fees and other costs incurred in obtaining financing are amortized over the term of the related debt using a method that approximates the effective interest method. We had gross capitalized costs of $1.2 million and $37.3 million, net of accumulated amortization of $0.1 million and $12.4 million, at December 31, 2016 and 2015, respectively. We capitalized costs of $1.2 million associated with our New ABL Credit Facility (see Note 11) in the 2016 Predecessor Period. In 2015, we capitalized costs of $6.3 million associated with the issuance of a Term Loan due 2021. Amortization expense related to deferred financing costs was $0.1 million, $2.5 million, $4.6 million and $6.1 million for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, respectively, and is included in interest expense in the consolidated statements of operations. During the 2016 Predecessor Period, in connection with the reorganization and application of fresh-start accounting, unamortized costs totaling $22.4 million related to the Pre-Petition Credit Facility, Term Loan, Incremental Term Loan, 2019 Notes and 2022 Notes were written off and included in reorganization items, net in the consolidated statement of operations.

Revenue Recognition

We recognize revenue when services are performed, collection of receivables is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.

Drilling. We earn revenues by drilling oil and natural gas wells for our customers under daywork contracts. We recognize revenue on daywork contracts for the days completed based on the day rate each contract specifies. Payments received and costs incurred for mobilization services are recognized as earned over the days of mobilization. We also recognize revenue for contract termination fees paid by our customers. Under certain of our contracts, we have agreed to allow customers to pay the termination cost over the life of the contract in lieu of a lump sum, and we refer to a rig in this circumstance as “idle but contracted” or “IBC”. IBC payments are structured to preserve our anticipated operating margins for the affected rigs through the end of the contract terms and are recognized as revenue over the life of the contract.

Hydraulic Fracturing. We recognize revenue upon the completion of each fracturing stage. We typically complete one or more fracturing stages per day per active crew during the course of a job. A stage is considered complete when the customer requests or the job design dictates that pumping discontinue for that stage. Invoices typically include a lump sum equipment charge determined by the rate per stage each contract specifies and product charges for sand, chemicals and other products actually consumed during the course of providing our services.

Oilfield Rentals. We rent many types of oilfield equipment including drill pipe, drill collars, tubing, blowout preventers, frac tanks, mud tanks and environmental containment. We also provide air drilling, flowback services and services associated with the transfer of water to the wellsite for well completions. We price our rentals and services by the day or hour based on the type of equipment rented and the services performed and recognize revenue ratably over the term of the rental.

Former Oilfield Trucking. Oilfield trucking provided rig relocation and logistics services as well as fluid handling services. Our trucks moved drilling rigs, crude oil, and other fluids and construction materials to and from the wellsite and also transported produced water from the wellsite. We priced these services by the hour and volume and recognized revenue as services were performed. As part of the spin-off, we sold our crude hauling business to a third party. During the second quarter of 2015, we sold our drilling rig relocation and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in this former segment.

Other Operations. We designed, engineered and fabricated natural gas compression packages, accessories and related equipment that we sold to CHK and other customers. We priced our compression units based on certain specifications such as horsepower, stages and additional options. We recognized revenue upon completion and transfer of ownership of the natural gas compression equipment. As part of the spin-off, we distributed our compression unit manufacturing business to CHK.

Litigation Accruals

We estimate our accruals related to litigation based on the facts and circumstances specific to the litigation and our past experience with similar claims. We estimate our liability related to pending litigation when we believe the amount or a range of the loss can be reasonably estimated. We record our best estimate of a loss when the loss is considered probable. When a loss is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to a lawsuit or claim. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates accordingly.

Environmental Costs

Our operations involve the storage, handling, transport and disposal of bulk waste materials, some of which contain oil, contaminants and regulated substances. These operations are subject to various federal, state and local laws and regulations intended to protect the environment. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. There were no amounts capitalized as of December 31, 2016 and 2015. We record liabilities on an undiscounted basis when remediation efforts are probable and the costs to conduct such remediation efforts can be reasonably estimated.

Leases

We lease rail cars and other property and equipment through various leasing arrangements (see Note 13). When we enter into a leasing arrangement, we analyze the terms of the arrangement to determine its accounting treatment. As of December 31, 2016, all leases have been accounted for as operating leases.

We periodically incur costs to improve the assets that we lease under these arrangements. We record the improvement as a component of property and equipment and amortize the improvement over the shorter of the useful life of the improvement or the remaining lease term.

Share-Based Compensation

For the Successor Company, our share-based compensation program consists of restricted stock granted to employees and non-employee directors under the 2016 Omnibus Incentive Plan. For the Predecessor Company, our share-based compensation program consisted of restricted stock and stock options granted to employees and restricted stock granted to non-employee directors under the SSE 2014 Incentive Plan (the “2014 Incentive Plan”).

We recognize in our financial statements the cost of employee services received in exchange for restricted stock and stock options based on the fair value of the equity instruments as of the grant date. In general, this value is amortized over the vesting period; for grants with a non-substantive service condition, this value is recognized immediately. Amounts are recognized in operating costs and general and administrative expenses.

Income Taxes

Our effective tax rate was 0%, 28%, 29% and 22% for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, respectively. We did not record any income tax benefit for the 2016 Successor Period due to the tax benefit at expected rates being offset by a full valuation allowance. Our effective tax rate can fluctuate as a result of state income taxes, permanent differences and changes in pre-tax income.

A valuation allowance for deferred tax assets is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry.

As of December 31, 2016, we are in a net deferred tax asset position. We believe it is more likely than not that these deferred tax assets will not be realized, and accordingly, we have recorded a full valuation allowance against our net deferred tax assets. In connection with the Company’s emergence from Chapter 11 and subsequent application of fresh-start accounting, we recorded a full valuation allowance of $219.6 million in the 2016 Predecessor Period. We recorded the reduction of net operating losses related to cancellation of indebtedness income (“CODI”) in the 2016 Successor Period. The deferred tax impact of the tax attribute reduction was fully offset by a corresponding decrease in valuation allowance in the 2016 Successor Period.

The benefit of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the consolidated financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority. Interest and penalties, if any, related to uncertain tax positions would be recorded in interest expense and other expense, respectively. We had no uncertain tax positions at December 31, 2016 and 2015. As of December 31, 2016, the tax years ended December 31, 2014 and December 31, 2015 remain open to examination by U.S. federal and state taxing authorities.

7.	Earnings Per Share

Upon emergence from bankruptcy on August 1, 2016, the Company’s then outstanding common stock was cancelled and the New Common Stock and Warrants were issued.

Basic earnings per share is computed using the weighted average number of shares of common stock outstanding and includes the effect of any participating securities as appropriate. Participating securities consist of unvested restricted stock issued to our employees and non-employee directors that provide nonforfeitable dividend rights and are required to be included in the computation of our basic earnings per share using the two-

class method. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Diluted earnings per share is computed using the weighted average shares outstanding for basic earnings per share, plus the dilutive effect of stock options for the Predecessor periods and warrants for the Successor Period. For the Predecessor periods, the dilutive effect of unvested restricted stock and stock options was determined using the treasury stock method, which assumes the amount of unrecognized compensation expense related to unvested share-based compensation awards is used to repurchase shares at the average market price for the period. For the Successor Period, the dilutive effect of warrants is determined using the treasury stock method, which assumes that any proceeds obtained upon the exercise of the warrants would be used to purchase common stock at the average market price for the period.

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands, except per share data)
Basic loss per share:
Allocation of earnings:
Net loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Weighted average common shares outstanding(a)	22,186	54,832	50,096	47,236
Basic loss per share	$(2.86)	$(2.84)	$(4.42)	$(0.17)
Diluted loss per share:
Allocation of earnings:
Net loss	$(63,559)	$(155,710)	$(221,391)	$(7,979)
Weighted average common shares, including dilutive effect(a)(b)(c)(d)	22,186	54,832	50,096	47,236
Diluted loss per share	$(2.86)	$(2.84)	$(4.42)	$(0.17)

(a)	On June 30, 2014, 46,932,433 shares of our common stock were distributed to CHK shareholders in conjunction with the spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, we have assumed this amount to be outstanding for periods prior to the spin-off.
(b)	No incremental shares of potentially dilutive restricted stock awards or units were included for the periods presented as their effect was antidilutive under the treasury stock method.
(c)	The exercise price of stock options exceeded the average market price of our common stock during the 2016 Predecessor Period and the years ended December 31, 2015 and 2014. Therefore, the stock options were not dilutive.
(d)	No incremental shares of potentially dilutive Series A Warrants were included for the 2016 Successor Period as their effect was antidilutive under the treasury stock method. The exercise price of the Series B and Series C Warrants exceeded the average market price of our common stock during the 2016 Successor Period. Therefore, the Series B and Series C Warrants were not dilutive.

8.	Sale of Hodges Trucking Company, L.L.C.

On June 14, 2015, we sold Hodges Trucking Company, L.L.C. (“Hodges”), our previously wholly-owned subsidiary that provided drilling rig relocation and logistics services, to Aveda Transportation and Energy Services Inc. (“Aveda”) for aggregate consideration of $42.0 million. At the time of the sale, Hodges owned 270 rig relocation trucks and 65 cranes and forklifts. The sale did not include the land and buildings used in Hodges’ operations.

The consideration received consisted of $15.0 million in cash and a $27.0 million secured promissory note due June 15, 2020 (the “Note Receivable”). The Note Receivable bears a fixed interest rate of 9.00% per annum, which is payable quarterly in arrears beginning on June 30, 2015. Aveda can, at any time, make prepayments of principal before the maturity date without premium or penalty. The Note Receivable is secured by a second lien on substantially all of Aveda’s fixed assets and accounts receivable. The Note Receivable is presented in other long-term assets on our consolidated balance sheet.

In connection with the application of fresh-start accounting (see Note 4), the Note Receivable was written down to fair value of $20.5 million using an income approach. The difference between the $27.0 million face amount and the fair value recorded in fresh-start accounting is being accreted over the remaining life of the Note Receivable.

We recognized interest income of $1.0 million, $1.4 million and $1.4 million during the the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015, respectively, related to the Note Receivable.

We recognized a loss of $35.0 million on the sale of Hodges during the year ended December 31, 2015. Additionally, we recognized $2.1 million of stock-based compensation expense related to the vesting of restricted stock held by Hodges employees and $0.6 million of severance-related costs during the year ended December 31, 2015.

Hodges was included in our former oilfield trucking segment. The sale of Hodges did not qualify as discontinued operations because the sale did not represent a strategic shift that had or will have a major effect on our operations or financial results.

9.	Asset Sales and Impairments and Other

Asset Sales

During the 2016 Successor Period and 2016 Predecessor Period, we sold assets, primarily consisting of real estate and ancillary equipment, for $11.9 million and $3.3 million, respectively. During the year ended December 31, 2015, we sold our water hauling assets for $6.5 million, which consisted of property and equipment that had a total carrying amount of $12.3 million, and other ancillary equipment for $21.2 million. During the year ended December 31, 2014, we sold 28 Tier 3 drilling rigs and ancillary drilling equipment for $44.8 million. Additionally, during 2014, we sold our crude hauling assets, which included 124 fluid handling trucks and 122 trailers that had a total carrying amount of $20.7 million, for $43.8 million. We recorded net losses (gains) on sales of property and equipment of approximately ($1.7) million, $0.8 million, $14.7 million and ($6.3) million during the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31 2015 and 2014, respectively.

Impairments and Other

A summary of our impairments and other is as follows:

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands)
Trucking and water disposal equipment	$—	$—	$2,737	$—
Drilling rigs held for sale	—	—	—	11,237
Drilling rigs held for use	—	305	5,202	8,366
Lease termination costs	—	—	—	9,701
Drilling related services equipment	—	2,900	8,687	—
Other	—	2,911	2,006	1,460

Total impairments and other	$—	$6,116	$18,632	$30,764

We recognized $2.7 million of impairment charges during the year ended December 31, 2015 for certain trucking and water disposal equipment that we deemed to be impaired based on expected future cash flows of this equipment. Estimated fair value for the trucking and water disposal equipment was determined using significant unobservable inputs (Level 3) based on an income approach.

During the year ended December 31, 2014 we recognized $11.2 million of impairment charges for certain drilling rigs and spare equipment we had identified to sell as part of our broader strategy to divest of non-essential drilling rigs. We were required to present such assets at the lower of carrying amount or fair value less the anticipated costs to sell at the time they met the criteria for held for sale accounting. Estimated fair value was based on the expected sales price, less costs to sell.

We recognized $0.3 million, $5.2 million and $8.4 million of impairment charges during the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively, for certain drilling rigs that we deemed to be impaired based on our assessment of future demand and the suitability of the identified rigs in light of this demand. Estimated fair value for these drilling rigs was determined using significant unobservable inputs (Level 3) based on a market approach.

During the year ended December 31, 2014, we purchased 45 leased drilling rigs for approximately $158.4 million and paid lease termination costs of approximately $9.7 million.

We recognized $2.9 million and $8.7 million of impairment charges during the 2016 Predecessor Period and the year ended December 31, 2015 for drilling-related services equipment that we deemed to be impaired based on the expected future cash flows of this equipment. The estimated fair value for the drilling-related services equipment was determined using significant unobservable inputs (Level 3) based on a market approach.

We recognized impairment charges of $2.9 million, $2.0 million and $1.5 million during the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively, related to certain other property and equipment that we deemed to be impaired based on our assessment of the market value and expected future cash flows of the long-lived asset. Estimated fair value for this property and equipment was determined using significant unobservable inputs (Level 3) based on an income approach.

The assumptions used in our impairment evaluation for long-lived assets are inherently uncertain and require management’s judgment.

10.	Property and Equipment Held for Sale

During the 2016 Successor Period, we identified certain drilling rigs to sell. We are required to present such assets at the lower of carrying amount or fair value less the anticipated costs to sell at the time they meet the criteria for held-for-sale accounting. Estimated fair value was based on the expected sales price, less costs to sell. As of December 31, 2016, $8.2 million was included in property and equipment held for sale on our consolidated balance sheet. These assets are included in our drilling segment.

11.	Debt

As of December 31, 2016 and 2015, our long-term debt consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
6.625% Senior Notes due 2019	$—	$650,000
6.50% Senior Notes due 2022	—	450,000
Term Loans	473,250	493,250

Total principal amount of debt	473,250	1,593,250
Less:
Discount on Term Loans	43,038	—
Current portion of long-term debt	5,000	5,000
Unamortized deferred financing costs	—	23,658

Total long-term debt	$425,212	$1,564,592

2019 Senior Notes

In October 2011, we issued $650.0 million in aggregate principal amount of 6.625% Senior Notes due 2019. The filings of the Bankruptcy Petitions described in Note 3 constituted an event of default with respect to the 2019 Notes. The Company did not make the payment of $21.5 million in accrued interest that was due on May 15, 2016. The amount of contractual interest on the 2019 Notes that was not recorded from June 7, 2016 through July 31, 2016 was $6.5 million.

On the Effective Date, by operation of the Plan, all outstanding obligations under the 2019 Notes were cancelled.

2022 Senior Notes

In June 2014, we issued $500.0 million in aggregate principal amount of 6.50% Senior Notes due 2022. The filings of the Bankruptcy Petitions described in Note 3 constituted an event of default with respect to the 2022 Notes. The Company did not make the payment of $14.6 million in accrued interest that was due on July 15, 2016. The amount of contractual interest on the 2022 Notes that was not recorded from June 7, 2016 through July 31, 2016 was $4.4 million.

On the Effective Date, by operation of the Plan, all outstanding obligations under the 2022 Notes were cancelled.

During the year ended December 31, 2015, we repurchased and cancelled $50.0 million in aggregate principal amount of the 2022 Notes in multiple transactions for $31.3 million. We recognized gains on extinguishment of debt of $18.1 million, which included the accelerated amortization of deferred financing costs of $0.6 million.

Term Loans

In June 2014, we entered into a $400.0 million seven-year term loan credit agreement. Borrowings under the Term Loan bear interest at our option at either (i) the Base Rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month London Interbank Offered Rate (“LIBOR”) rate adjusted daily plus 1.00% or (ii) LIBOR, with a floor of 0.75%, plus, in each case, an applicable margin. The applicable margin for borrowings is 2.00% for Base Rate loans and 3.00% for LIBOR loans, depending on whether the Base Rate or LIBOR is used, provided that if and for so long as the leverage ratio is less than a certain level and the term loans have certain ratings from each of S&P and Moody’s, such margins will be reduced by 0.25%. As of December 31, 2016, the applicable rate for borrowings under the Term Loan was 3.88733%. The Term Loan is repayable in equal consecutive quarterly installments equal to 0.25% (1.00% per annum) of the original principal amount of the Term Loan and will mature in full on June 25, 2020.

Obligations under the Term Loan are guaranteed jointly and severally by all of our present and future direct and indirect wholly-owned material domestic subsidiaries, other than certain excluded subsidiaries. Amounts borrowed under the Term Loan are secured by liens on all of our equity interests in our current and future subsidiaries, and all of our subsidiaries’ present and future real property, equipment (including drilling rigs and frac spread equipment), fixtures and other fixed assets.

We may prepay all or a portion of our Term Loan at any time. Borrowings under our Term Loan may be subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain condemnation events, and with excess cash flow in any calendar year in which our leverage ratio exceeds 3.25 to 1.00. The Term Loan contains various covenants and restrictive provisions which limit our ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. We are in compliance with the related covenants as of December 31, 2016.

In May 2015, we entered into an incremental term supplement to the Term Loan and borrowed an additional $100.0 million in aggregate principal amount (the “Incremental Term Loan”), receiving net proceeds of $94.5 million. Borrowings under the Incremental Term Loan bear interest at our option at either (i) LIBOR, with a floor of 1.00% or (ii) the Base Rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month LIBOR rate adjusted daily plus 1.00%, plus, in each case, an applicable margin. The applicable margin for borrowings is 9.00% for LIBOR loans and 8.00% for Base Rate loans, depending on whether the Base Rate or LIBOR is used. As of December 31, 2016, the applicable rate for borrowings under the Incremental Term Loan was 10.00%. The Incremental Term Loan is payable in equal consecutive quarterly installments equal to 0.25% (1.00% per annum) of the original principal amount of the Incremental Term Loan and will mature in full on June 25, 2021.

Obligations under the Incremental Term Loan are guaranteed jointly and severally by all of our present and future direct and indirect wholly-owned material domestic subsidiaries, other than certain excluded subsidiaries. Amounts borrowed under the Incremental Term Loan are secured by liens on all of our equity interests in our current and future subsidiaries, and all of our subsidiaries’ present and future real property, equipment (including drilling rigs and frac spread equipment), fixtures and other fixed assets.

We may prepay all or a portion of our Incremental Term Loan at any time. Borrowings under our Incremental Term Loan may be subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain condemnation events, and with excess cash flow in any calendar year in which our leverage ratio exceeds 3.25 to 1.00. The Incremental Term Loan contains various covenants and restrictive provisions which limit our ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. All prepayments of the Incremental Term Loan, except for mandatory prepayments described above, if made on or prior to the 42-month anniversary of the Incremental Term Loan, are subject to a prepayment premium equal to (i) a make-whole premium determined pursuant to a formula set forth in the Incremental Term Loan if made on or prior to the 18-month anniversary of the Incremental Term Loan, (ii) 5.00% of such principal amount if made after the 18-month anniversary and on or prior to the 30-month anniversary of the Incremental Term Loan, or (iii) 3.00% of such principal amount if made after the 30-month anniversary and on or prior to the 42-month anniversary of the Incremental Term Loan. We are in compliance with the related covenants as of December 31, 2016.

The filings of the Bankruptcy Petitions described in Note 3 constituted an event of default with respect to the Term Loan and the Incremental Term Loan. Upon the Effective Date of the Plan, such defaults were deemed cured or waived. As outlined in the Plan, we paid a consent fee equal to 2% of the Term Loan and Incremental Term Loan, paid $15.0 million of the Incremental Term Loan balance and the Incremental Term Loan prepayment premium was suspended for an 18-month period beginning on the Effective Date of the Plan.

On the Effective Date, by operation of the Plan, the Company entered into an amendment to the Term Loan and related guaranty agreement that, among other things, requires us to use commercially reasonable efforts to maintain credit ratings with Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services, restrict our ability to create foreign subsidiaries, and revise certain provisions to address the granting of new liens on our assets.

In addition, on the Effective Date, by operation of the Plan, the Company entered into a waiver in respect of the Incremental Term Loan (the “Incremental Term Loan Waiver”) whereby the incremental term lenders agreed to waive their right to any prepayment premium that may be payable in respect of the Incremental Term Loan (other than in connection with a pre-maturity acceleration of the Incremental Term Loan) for a period of eighteen months following the Effective Date. The Company also entered into an amendment to the Incremental Term Loan and the related guaranty agreement to revise certain provisions to address the granting of new liens on our assets.

On the Effective Date, by operation of the Plan, the Company entered into new amended and restated security documentation in connection with the Term Loan and Incremental Term Loan that grants liens on and security interests in substantially all of our assets (subject to certain exclusions). The Company also entered into an inter-creditor agreement with the agents for the New ABL Credit Facility, the Term Loan and the Incremental Term Loan that will govern the rights of its lenders with respect to the distribution of proceeds from our assets securing our obligations under the New ABL Credit Facility, the Term Loan and the Incremental Term Loan.

Senior Secured Debtor-In-Possession Credit Agreement

On June 8, 2016, in connection with the filings of the Bankruptcy Petitions, the Company, with certain of our subsidiaries as borrowers, entered into a senior secured debtor-in-possession credit facility with total commitments of $100.0 million.

On the Effective Date, by operation of the Plan, the DIP Facility was amended and restated, and the outstanding obligations pursuant thereto were converted to obligations under the New ABL Credit Facility.

New ABL Credit Facility

On the Effective Date, by operation of the Plan, certain of our domestic subsidiaries as borrowers entered into a five-year senior secured revolving credit facility with total commitments of $100.0 million. The maximum amount that we may borrow under the New ABL Credit Facility is subject to the borrowing base, which is based on a percentage of eligible accounts receivable, subject to reserves and other adjustments.

All obligations under the New ABL Credit Facility are fully and unconditionally guaranteed jointly and severally by the Company and all of our other present and future direct and indirect material domestic subsidiaries. Borrowings under the New ABL Credit Facility are secured by liens on substantially all of our personal property, and bear interest at our option at either (i) the Base Rate, calculated as the greatest of (1) the rate of interest publicly announced by Wells Fargo Bank, National Association, as its “prime rate,” subject to each increase or decrease in such prime rate effective as of the date such change occurs, (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR Rate plus 1.00%, each of which is subject to an applicable margin, or (ii) LIBOR, plus, in each case, an applicable margin. The applicable margin ranges from 1.00% to 1.50% per annum for Base Rate loans and 2.00% to 2.50% per annum for LIBOR loans. The unused portion of the New ABL Credit Facility is subject to a commitment fee that varies from 0.375% to 0.50% per annum, according to average unused amounts. Interest on LIBOR loans is payable at the end of the selected interest period, but no less frequently than quarterly. Interest on Base Rate loans is payable monthly in arrears.

The New ABL Credit Facility contains various covenants and restrictive provisions which limit our ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. The New ABL Credit Facility also requires maintenance of a fixed charge coverage ratio based on the ratio of consolidated EBITDA to fixed charges, in each case as defined in the New ABL Credit Facility. If we fail to perform our obligations under the agreement that results in an event of default, the commitments under the New ABL Credit Facility could be terminated and any outstanding borrowings under the New ABL Credit Facility may be declared immediately due and payable. The New ABL Credit Facility also contains cross default provisions that apply to our other indebtedness. We are in compliance with the related covenants as of December 31, 2016.

As of December 31, 2016, we had no borrowings outstanding under the New ABL Credit Facility, letters of credit of $15.9 million and availability of $58.6 million.

12.	Other Current Liabilities

Other current liabilities as of December 31, 2016 and 2015 are detailed below (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Other Current Liabilities:
Payroll-related accruals	$15,964	$21,561
Accrued operating expenses	15,499	29,760
Self-insurance reserves	7,638	9,718
Income, property, sales, use and other taxes	4,899	8,336
Accrued capital expenditures	2,115	5,993
Interest	3,661	22,950

Total Other Current Liabilities	$49,776	$98,318

13.	Commitments and Contingencies

Operating Leases

As of December 31, 2016, we were party to five lease agreements with various third parties to utilize 724 lease rail cars for initial terms of five to seven years. Additional rental payments are required for the use of rail cars in excess of the allowable mileage stated in the respective agreement.

As of December 31, 2016, we were also party to various lease agreements for other property and equipment with varying terms.

Aggregate undiscounted minimum future lease payments under our operating leases at December 31, 2016 are presented below:

	Rail Cars	Other	Total
	(in thousands)
2017	$3,290	$417	$3,707
2018	2,165	259	$2,424
2019	1,331	30	$1,361
2020	490	—	$490

Total	$7,276	$706	$7,982

Rent expense for drilling rigs, real property, rail cars and other property and equipment for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014 was $2.4 million, $4.1 million, $8.0 million and $35.5 million, respectively, and was included in operating costs in our consolidated statements of operations.

Litigation

While the filing of the Bankruptcy Petitions automatically stayed certain actions against the Company, including actions to collect pre-petition indebtedness or to exercise control over the property of its bankruptcy estates, the Company received an order from the Bankruptcy Court allowing it to pay all general claims, including claims of litigation counterparties, in the ordinary course of business in accordance with applicable non-bankruptcy laws notwithstanding the commencement of the Chapter 11 cases. The Plan confirmed in the Chapter 11 cases provides for the treatment of claims against the Company’s bankruptcy estates, including pre-petition liabilities that have not otherwise been satisfied or addressed during the Chapter 11 cases.

On the Effective Date, by operation of the Plan, the Company, on its behalf and on behalf of its subsidiaries, entered into a Litigation Trust Agreement (the “Litigation Trust Agreement”) with Alan Carr (the “Trustee”), pursuant to which the Litigation Trust (the “Trust”) was established for the benefit of specified holders of allowed claims. Pursuant to the Plan and the Confirmation Order, the Company transferred specified claims and causes of action to the Trust with title to such claims and causes of action being free and clear of all liens, claims, encumbrances, and interests. In addition, pursuant to the Plan and Confirmation Order, the Company transferred $50,000 in cash to the Trust to pay the reasonable costs and expenses associated with the administration of the Trust. The Trustee may prosecute the transferred claims and causes of action and conduct such other action as described in and authorized by the Plan, make timely and appropriate distributions to the beneficiaries of the Trust, and otherwise carry out the provisions of the Litigation Trust Agreement. The Company is not a beneficiary of the Trust.

We are involved in various lawsuits and disputes incidental to our business operations, including commercial disputes, personal injury claims, property damage claims and contract actions. We record an associated liability when a loss is probable and the amount can be reasonably estimated. Although the outcome of litigation cannot be predicted with certainty, management is of the opinion that no pending or threatened lawsuit or dispute incidental to our business operations is likely to have a material adverse effect on our consolidated financial position, results of operations or cash flows. The final resolution of such matters could exceed amounts accrued and actual results could differ materially from management’s estimates.

Self-Insured Reserves

We are self-insured up to certain retention limits with respect to workers’ compensation and general liability matters. We maintain accruals for self-insurance retentions that we estimate using third-party data and claims history. Included in operating costs is workers’ compensation (credits) expense of ($1.5) million, $2.4 million, $4.0 million and $8.3 million for the 2016 Successor Period, the 2016 Predecessor Period, and the years ended December 31, 2015 and 2014, respectively.

14.	Share-Based Compensation

2016 Omnibus Incentive Plan

In accordance with the Plan, on September 20, 2016, the Company adopted the 2016 Omnibus Incentive Plan. Our stock-based compensation program currently consists of restricted stock units available to employees and directors, which are equity-classified awards. The aggregate number of shares of common stock reserved for issuance pursuant to the 2016 Omnibus Incentive Plan is 2,200,000.

The fair value of the restricted stock units is determined based on the estimated fair market value of SSE common shares on the date of grant. This value is amortized over the vesting period. Included in operating costs and general and administrative expenses is stock-based compensation expense of $10.6 million for the 2016 Successor Period related to the 2016 Omnibus Incentive Plan.

A summary of the status of changes of unvested shares of restricted stock units under the 2016 Omnibus Incentive Plan is presented below:

	Number of Unvested Restricted Shares	Weighted Average Grant-Date Fair Value
	(In thousands)
Unvested shares as of September 20, 2016	—	$—
Granted	1,945	$17.31
Vested	(605)	$17.31
Forfeited	—	$—

Unvested shares as of December 31, 2016	1,340	$17.31

As of December 31, 2016, there was $23.1 million of total unrecognized compensation cost related to the unvested restricted stock units. The cost is expected to be recognized over a period of 33 months.

2014 Incentive Plan

Prior to the spin-off, our employees participated in the CHK share-based compensation program and received restricted stock, and in the case of senior management, stock options. Effective July 1, 2014, our employees began participating in the SSE 2014 Incentive Plan. The 2014 Incentive Plan consisted of restricted stock available to employees and stock options. The restricted stock awards and stock options were equity-classified awards.

In connection with the spin-off, unvested awards granted under the CHK share-based compensation program were cancelled and substituted as follows:

•	Each outstanding award of options to purchase shares of CHK common stock was replaced with a substitute award of options to purchase shares of Predecessor SSE common stock. The substitute awards of options were intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the fair market value of the stock subject to the option.

•	The CHK restricted stock awards and restricted stock unit awards were replaced with substitute awards in Predecessor SSE common stock, each of which generally preserved the value of the original award.

Awards granted in connection with the substitution of awards originally issued under the CHK share-based compensation program were a part of the 2014 Incentive Plan and reduced the maximum number of shares of common stock available for delivery under the 2014 Incentive Plan.

Upon the Company’s emergence from bankruptcy on August 1, 2016, as discussed in Note 3, the Company’s common stock was canceled and New Common Stock was issued. SSE’s existing stock-based compensation awards under the 2014 Incentive Plan were also either vested or canceled upon the Company’s emergence from bankruptcy. Accelerated vesting and cancellation of these stock-based compensation awards resulted in the recognition of expense, on the date of vesting or cancellation, to record any previously unamortized expense related to the awards.

Equity-Classified Awards

Restricted Stock. The fair value of restricted stock awards was determined based on the fair market value of SSE common shares on the date of the grant. This value was amortized over the vesting period. All unvested restricted stock awards under the 2014 Incentive Plan vested upon the Company’s emergence from bankruptcy. During the 2016 Predecessor Period, the Company recognized expense of $24.9 million as a result of the accelerated vesting of these awards, which is included in reorganization items, net in the consolidated statement of operations.

A summary of the changes of the shares of restricted stock under the 2014 Incentive Plan is presented below.

	Number of Unvested Restricted Shares	Weighted Average Grant-Date Fair Value
	(in thousands)
Unvested shares as of January 1, 2016	5,896	$11.93
Granted	—	$—
Vested	(5,746)	$6.74
Forfeited	(150)	$14.06

Unvested shares as of August 1, 2016	—	$—

Stock Options. CHK granted stock options to our chief executive officer under CHK’s Long-Term Incentive Plan for incentive and retention purposes, which were replaced with a substitute option to purchase shares of SSE common stock in connection with the spin-off. The substitute incentive-based stock options vested ratably over a three-year period and the substitute retention-based stock options vested one-third on each of the third, fourth and fifth anniversaries of the grant date of the original CHK award. Outstanding options were scheduled to expire ten years from the date of grant of the original CHK award. We have not issued any new stock options, other than the replacement awards, since the spin-off. All stock options awarded under the 2014 Incentive Plan were cancelled upon the Company’s emergence from bankruptcy. During the 2016 Predecessor Period, the Company recognized expense of $0.2 million as a result of the cancellations, which is included in reorganization items, net in the consolidated statement of operations.

The following table provides information related to stock option activity for 2016 Predecessor Period:

	Number of Shares Underlying Options	Weighted Average Exercise Price Per Share	Weighted Average Contract Life in Years	Aggregate Intrinsic Value(a)
	(in thousands)			(in thousands)
Outstanding at January 1, 2016	348	$16.19	7.23	$—
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Cancelled	(348)	$16.19	—	$—

Outstanding at August 1, 2016	—	$—	—	$—

Exercisable at August 1, 2016	—	$—	—	$—

Through the date of the spin-off, we were charged by CHK for share-based compensation expense related to our direct employees. Pursuant to the employee matters agreement with CHK, our employees received a new award under the 2014 Plan in substitution for each unvested CHK award then held (which were cancelled). We recorded a non-recurring credit of $10.5 million to operating costs and general and administrative expenses during the second quarter of 2014 as a result of the cancellation of the unvested CHK awards.

Included in operating costs and general administrative expenses is stock-based compensation expense of $12.3 million, $38.5 million and $29.8 million for the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively, related to the 2014 Incentive Plan.

Other

Performance Share Units. CHK granted performance share units (“PSUs”) to our chief executive officer under CHK’s Long Term Incentive Plan that includes both an internal performance measure and external market condition as it relates to CHK. Following the spin-off, compensation expense is recognized through the changes in fair value of the PSUs over the vesting period with a corresponding adjustment to equity, and any related cash obligations are the responsibility of CHK. We recognized expenses (credits) of a nominal amount, $0.1 million, ($1.6) million and ($0.4) million related to these PSUs for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, respectively.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation,” which modifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016 with early adoption permitted. We elected to adopt ASU 2016-09 effective December 31, 2016. The adoption of this standard had no impact on our consolidated financial statements.

15.	Income Taxes

The components of income tax benefit for each of the periods presented below are as follows:

	Successor
	Five Months Ended December 31, 2016	Predecessor
		Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands)
Current	$—	$(7)	$58	$674
Deferred	—	(59,124)	(92,686)	(2,863)

Total	$—	$(59,131)	$(92,628)	$(2,189)

The effective income benefit differed from the computed “expected” federal income tax benefit on loss before income taxes for the following reasons:

	Successor	Predecessor
	Five Months Ended December 31, 2016	Seven Months Ended July 31, 2016	Years Ended December 31,
			2015	2014
		(in thousands)
Income tax benefit at the federal statutory rate (35%)	$(22,246)	$(75,195)	$(109,906)	$(3,559)
State income taxes (net of federal income tax benefit)	(1,015)	(2,277)	(4,118)	538
Discharge of debt and other reorganization-related items	232,395	(37,283)	—	—
Stock-based compensation shortfall	(1,282)	23,443	8,967	—
Executive compensation	2,110	—	—	—
Goodwill impairment	—	—	9,602	—
Other permanent differences	1,192	676	2,518	601
Effect of change in state taxes	(2,010)	40	(23)	—
Other	(40)	155	332	231
Change in valuation allowance	(209,104)	31,310	—	—

Total	$—	$(59,131)	$(92,628)	$(2,189)

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Deferred tax liabilities:
Property and equipment	$(35,405)	$(242,879)
Term Loan	(16,071)	—
Intangible assets	(1,563)	(1,551)
Prepaid expenses	(2,489)	(3,580)
Other	(1,307)	(1,121)

Deferred tax liabilities	(56,835)	(249,131)

Deferred tax assets:
Net operating loss carryforwards	48,540	172,822
Intangible assets	8,271	—
Deferred stock compensation	47	10,035
Accrued liabilities	3,169	3,231
Other long-term assets	6,156	—
Other	1,128	3,919
Valuation allowance	(10,476)	—

Deferred tax assets	56,835	190,007

Net deferred tax liability	$—	$(59,124)

Reflected in accompanying balance sheets as:
Current deferred income tax asset	$—	$1,499
Non-current deferred income tax liability	—	(60,623)

Total	$—	$(59,124)

At December 31, 2016, we had NOL carryforwards of approximately $130.6 million. The NOL carryforwards expire from 2034 through 2036. The value of these carryforwards depends on our ability to generate future taxable income. We considered both positive and negative evidence in our determination of the need for valuation allowances for the deferred tax assets associated with our NOLs and other deferred tax assets. As of December 31, 2016, we are in a net deferred tax asset position. We believe it is more likely than not that these deferred tax assets will not be realized, and accordingly, have recorded a full valuation allowance against our net deferred tax assets. In connection with the Company’s emergence from Chapter 11 and subsequent application of fresh-start accounting, we recorded a full valuation allowance of $219.6 million in the 2016 Predecessor Period.

As described in Note 3, elements of the Plan provided that our 2019 Notes and 2022 Notes were exchanged for New Common Stock. Absent an exception, a debtor recognizes CODI upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a Chapter 11 bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is determined based on the fair market value of the consideration received by the creditors in settlement of outstanding indebtedness. As a result of the market value of our equity upon emergence from Chapter 11 bankruptcy proceedings, the estimated amount of CODI is approximately $625.3 million, which will reduce the value of the Company’s net operating losses. We recorded the reduction of net operating losses related to CODI in the 2016 Successor Period. The deferred tax impact of this tax attribute reduction was fully offset by a corresponding decrease in valuation allowance in the 2016 Successor Period.

The IRC provides an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future taxable income in the event of a change in ownership. Emergence from Chapter 11 bankruptcy proceedings resulted in a change in ownership for purposes of the IRC. The amount of remaining net operating loss carryforward available after the reduction for CODI will be subject to an annual limitation under IRC Section 382 due to the change in ownership.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes,” which simplifies the presentation of deferred income taxes by requiring deferred tax liabilities and assets to be classified as noncurrent in the balance sheet. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. We elected to adopt this change in accounting principle prospectively as of the bankruptcy emergence date of August 1, 2016. The adoption of this standard had no impact on our consolidated financial statements due to the full valuation allowance against our net deferred tax asset as of August 1, 2016. The adoption of this standard continued to have no impact on our consolidated financial statements due to the full valuation allowance recorded as of December 31, 2016.

16.	Equity Method Investment

Effective June 6, 2016, we assigned our 49% ownership of the membership interest in Maalt Specialized Bulk, L.L.C. (“Maalt”) back to the majority owners. Prior to this assignment, we used the equity method of accounting to account for our investment in Maalt, which had a zero value as of June 6, 2016. We recorded equity method adjustments to our investment of $0.9 million and ($1.6) million for our share of Maalt’s income (loss) for the years ended December 31, 2015 and 2014, respectively. We also made additional investments of $0.1 million and $0.7 million for the years ended December 31, 2015 and 2014, respectively.

We reviewed our equity method investment for impairment whenever certain impairment indicators existed, including the absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. A loss in value of an investment which is other than a temporary decline should be recognized. We estimated that the fair value of our investment in Maalt was approximately zero as of December 31, 2015, which was below the carrying value of the investment and resulted in a non-cash impairment charge of $8.8 million during the year ended December 31, 2015. We also recognized a non-cash impairment charge of $4.5 million for the year ended December 31, 2014. Estimated fair value for our investment in Maalt was determined using significant unobservable inputs (Level 3) based on an income approach.

17.	Fair Value Measurements

The fair value measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Authoritative guidance on fair value measurements and disclosures clarifies that a fair value measurement for a liability should reflect the entity’s non-performance risk. In addition, a fair value hierarchy is established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

Fair Value on Recurring Basis

The carrying values of our cash, trade receivables and trade payables are considered to be representative of their respective fair values due to the short-term nature of these instruments.

Fair Value on Non-Recurring Basis

Fair value measurements were applied with respect to our non-financial assets and liabilities measured on a non-recurring basis, which consist primarily of impairments on long-lived assets, goodwill and an equity method investment based on Level 3 inputs. See Notes 6, 9 and 16 for additional discussion.

Fair Value of Other Financial Instruments

The fair values of our note receivable and debt, as shown in the table below, reflect the estimated amounts that a market participant would have to pay to purchase the note receivable or our debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Fair values are based on quoted market prices, or average valuations of similar debt instruments at the balance sheet date for those debt instruments for which quoted market prices are not available. Estimated fair values are determined using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

	Successor		Predecessor
	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value (Level 2)	Carrying Amount	Fair Value (Level 2)
			(in thousands)
Financial assets:
Note Receivable	$21,243	$23,498	$27,000	$17,842
Financial liabilities:
6.625% Senior Notes due 2019	$—	$—	$642,713	$221,975
6.50% Senior Notes due 2022	$—	$—	$444,701	$71,865
Term Loans	$430,212	$469,377	$482,178	$371,080

Less: Current portion of long-term debt	$5,000		$5,000

Total long-term debt	$425,212		$1,564,592

18.	Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and trade receivables. Accounts receivable from CHK and its affiliates were $48.6 million and $109.6 million as of December 31, 2016 and December 31, 2015, or 49% and 65%, respectively, of our total accounts receivable.

Revenues from CHK and its affiliates were $114.5 million, $217.6 million, $789.5 million and $1.676 billion for the 2016 Successor Period, the 2016 Predecessor Period and the years ended December 31, 2015 and 2014, or 51%, 65%, 70% and 81%, respectively, of our total revenues. Additionally, revenues from another customer of our Hydraulic Fracturing segment represents approximately 11% of our total revenues during the 2016 Successor Period. We believe that the loss of these customers would have a material adverse effect on our operating results as there can be no assurance that replacement customers would be identified and accessed in a timely fashion.

Included in total revenues are amounts related to IBC payments of $38.9 million, $80.7 million and $87.9 million for the 2016 Successor Period, the 2016 Predecessor Period and the year ended December 31, 2015 respectively. Excluding IBC revenues, non-CHK revenue as a percentage of total revenue was 58% and 42% for the 2016 Successor Period and 2016 Predecessor Period, respectively, compared to 32% for the year ended December 31, 2015. See Note 19 for further discussion of agreements entered into with CHK as part of the spin-off, including a services agreement and rig-specific daywork drilling contracts.

19.	Transactions with CHK

Prior to the completion of our spin-off on June 30, 2014, we were a wholly owned subsidiary of CHK, and transactions between us and CHK (including its subsidiaries) were considered to be transactions with affiliates. Subsequent to June 30, 2014, CHK and its subsidiaries are not considered affiliates of us or any of our subsidiaries. We have disclosed below all agreements entered into between us and CHK prior to the completion of our spin-off.

On June 25, 2014, we entered into a master separation agreement and several other agreements with CHK as part of the spin-off. The master separation agreement entered into between CHK and us governs the separation of our businesses from CHK, the distribution of our shares to CHK shareholders and other matters related to CHK’s relationship with us, including cross-indemnities between us and CHK. In general, CHK agreed to indemnify us for any liabilities relating to CHK’s business and we agreed to indemnify CHK for any liabilities relating to our business.

On June 25, 2014, we entered into a tax sharing agreement with CHK, which governs the respective rights, responsibilities and obligations of CHK and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and certain other matters regarding taxes.

On June 25, 2014, we entered into an employee matters agreement with CHK providing that each company has responsibility for its own employees and compensation plans. The agreement also contains provisions concerning benefit protection for both SSE and CHK employees, treatment of holders of CHK stock options, restricted stock, restricted stock units and performance share units, and cooperation between us and CHK in the sharing of employee information and maintenance of confidentiality.

On June 25, 2014, we entered into a transition services agreement with CHK under which CHK provided or made available to us various administrative services and assets for specified periods beginning on the distribution date. In consideration for such services, we paid CHK certain fees, a portion of which was a flat fee, generally in amounts intended to allow CHK to recover all of its direct and indirect costs incurred in providing those services. These charges from CHK were $8.3 million and $18.0 million for the years ended December 31, 2015 and 2014, respectively. This agreement was terminated during the second quarter of 2015.

We are party to a master services agreement with CHK pursuant to which we provide drilling and other services and supply materials and equipment to CHK. Drilling services are typically provided pursuant to rig-specific daywork drilling contracts similar to those we use for other customers. The specific terms of each request for other services are typically set forth in a field ticket, purchase order or work order. The master services agreement contains general terms and provisions, including minimum insurance coverage amounts that we are required to maintain and confidentiality obligations with respect to CHK’s business, and allocates certain operational risks between CHK and us through indemnity provisions. The master services agreement will remain in effect until we or CHK provides 30 days written notice of termination, although such agreement may not be terminated during the term of the services agreement described below.

Prior to the spin-off, we were party to a services agreement with CHK under which CHK guaranteed the utilization of a portion of our drilling rig and hydraulic fracturing fleets during the term of the agreement. In connection with the spin-off, we entered into new services agreements with CHK which supplements the master services agreement. Under the new services agreement, CHK is required to utilize the lesser of (i) seven, five and three of our hydraulic fracturing crews in years one, two and three of the agreement, respectively, or (ii) 50% of the total number of all hydraulic fracturing crews working for CHK in all its operating regions during the respective year. CHK is required to utilize our hydraulic fracturing services for a minimum number of stages as set forth in the agreement. CHK is entitled to terminate the agreement in certain situations, including in the event we fail to materially comply with the overall quality of service provided by similar service providers. Additionally, CHK’s requirement to utilize our services may be suspended under certain circumstances, such as if we are unable to timely accept and supply services ordered by CHK or as a result of a force majeure event.

In connection with the spin-off, we entered into rig-specific daywork drilling contracts with CHK for the provision of drilling services. The drilling contracts had a commencement date of July 1, 2014 and terms ranging from three months to three years. CHK has the right to terminate the drilling contracts under certain circumstances.

Prior to the spin-off, we were party to a facilities lease agreement with CHK pursuant to which we leased a number of the storage yards and physical facilities out of which we conduct our operations. We incurred $8.2 million of lease expense for the year ended December 31, 2014 under this facilities lease agreement. In connection with the spin-off, we acquired the property subject to the facilities lease agreement, and the facilities lease agreement was terminated.

Prior to the spin-off, CHK provided us with general and administrative services and the services of its employees pursuant to an administrative services agreement. These services included legal, accounting, treasury, environmental, safety, information technology and other corporate services. In return for the general and administrative services provided by CHK, we reimbursed CHK on a monthly basis for the overhead expenses incurred by CHK on our behalf in accordance with its allocation policy, which included costs and expenses incurred in connection with the provision of any of the services under the agreement, including the wages and benefits of CHK employees who perform services on our behalf. The administrative expense allocation was determined by multiplying revenues by a percentage determined by CHK based on the historical average of costs incurred on our behalf. All of the administrative cost allocations were based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had been operating as a stand-alone entity. These charges from CHK were $26.8 million for the year ended December 31, 2014. In connection with the spin-off, we terminated the administrative services agreement and entered into the transition services agreement described above.

20.	Segment Information

As of December 31, 2016, our revenues, income (loss) before income taxes and identifiable assets are primarily attributable to three reportable segments. During the second quarter of 2015, we sold the remaining business and assets included in our former oilfield trucking segment. Our former oilfield trucking segment’s historical results for periods prior to the sale continue to be included in our historical financial results as a component of continuing operations as reflected in the tables below.

Each of these segments represents a distinct type of business. These segments have separate management teams which report to our chief operating decision-maker. The results of operations in these segments are regularly reviewed by the chief operating decision-maker for purposes of determining resource allocation and assessing performance. Management evaluates the performance of our segments based upon adjusted earnings before interest, taxes and depreciation and amortization.

Prior to 2016, the information that was regularly reviewed by our chief operating decision-maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment on behalf of our reportable segments. Effective January 1, 2016, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision-maker. For comparability purposes, this change has been reflected through retroactive revision of our segment information for the year ended December 31, 2015.

The following is a description of our segments and other operations:

Drilling. Our drilling segment provides land-based drilling services. As of December 31, 2016, we owned a fleet of 91 land drilling rigs.

Hydraulic Fracturing. Our hydraulic fracturing segment provides land-based hydraulic fracturing and other well stimulation services. As of December 31, 2016, we owned 13 hydraulic fracturing fleets with an aggregate of 500,000 horsepower.

Oilfield Rentals. Our oilfield rentals segment provides premium rental tools for land-based drilling, completion and workover activities.

Former Oilfield Trucking. Our oilfield trucking segment historically provided drilling rig relocation and logistics services as well as fluid handling services. During the second quarter of 2015, we sold Hodges and sold our water hauling assets. As part of the spin-off, we sold our crude hauling assets to a third party. As of June 30, 2015, there were no remaining assets or operations in the oilfield trucking segment, although we do have ongoing liabilities, primarily related to insurance claims, whose income statement impact is charged to general and administrative expense. Our former oilfield trucking segment’s historical results for periods prior to the sale continue to be included in our historical financial results as a component of continuing operations as reflected in the tables below.

Other Operations. Our other operations consists primarily of our corporate functions, including our Term Loans and New ABL Credit Facility for the Successor Period and 2019 Notes, 2022 Notes, Term Loans and Pre-Petition Credit Facility for the Predecessor periods.

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Other Operations	Intercompany Eliminations	Consolidated Total
	(in thousands)
Successor
For the Five Months Ended December 31, 2016:
Revenues	$116,767	$89,493	$16,361	$1,197	$(1,440)	$222,378
Intersegment revenues	(37)	—	(206)	(1,197)	1,440	—

Total revenues	$116,730	$89,493	$16,155	$—	$—	$222,378

Depreciation and amortization	26,979	34,079	9,032	3,808	—	73,898
Losses (gains) on sales of property and equipment, net	(984)	31	(590)	(205)	—	(1,748)
Interest expense	—	—	—	(15,497)	—	(15,497)
Other income	100	63	75	1,874	—	2,112
Reorganization items, net	(43)	(32)	(13)	(1,780)	—	(1,868)
Income (Loss) Before Income Taxes	$37,934	$(45,385)	$(5,140)	$(50,968)	$—	$(63,559)
Capital Expenditures	$10,658	$989	$805	$50	$—	$12,502
As of December 31, 2016:
Total Assets	$551,870	$148,524	$40,677	$207,479	$—	$948,550

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Other Operations	Intercompany Eliminations	Consolidated Total
	(in thousands)
Predecessor
For the Seven Months Ended July 31, 2016
Revenues	$154,813	$160,723	$18,597	$4,842	$(5,056)	$333,919
Intersegment revenues	(19)	—	(195)	(4,842)	5,056	—

Total revenues	$154,794	$160,723	$18,402	$—	$—	$333,919

Depreciation and amortization	87,160	49,124	18,773	7,368	—	162,425
Losses (gains) on sales of property and equipment, net	1,211	66	(425)	(4)	—	848
Impairments and other	3,205	—	287	2,624	—	6,116
Interest expense	—	—	—	(48,116)	—	(48,116)
Other income	362	349	3	1,604	—	2,318
Reorganization items, net	(514,627)	(45,046)	(18,966)	548,747	—	(29,892)
Income (Loss) Before Income Taxes	$(509,157)	$(91,966)	$(39,638)	$425,920	$—	$(214,841)
Capital Expenditures	$66,084	$16,302	$—	$401	$—	$82,787

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Former Oilfield Trucking	Other Operations	Intercompany Eliminations	Consolidated Total
	(in thousands)
Predecessor
For The Year Ended December 31, 2015:
Revenues	$437,749	$575,495	$77,292	$45,512	$8,461	$(13,265)	$1,131,244
Intersegment revenues	(1,345)	—	(705)	(2,773)	(8,442)	13,265	—

Total revenues	$436,404	$575,495	$76,587	$42,739	$19	$—	$1,131,244

Depreciation and amortization	163,380	70,605	41,049	8,787	11,600	—	295,421
Losses (gains) on sales of property and equipment, net	10,566	230	(1,780)	5,728	(88)	—	14,656
Impairment of goodwill	27,434	—	—	—	—	—	27,434
Impairments and other	14,329	—	—	2,737	1,566	—	18,632
Gains on early extinguishment of debt	—	—	—	—	18,061	—	18,061
Interest expense	—	—	—	—	(99,267)	—	(99,267)
Loss and impairment from equity investees	—	(7,928)	—	—	—	—	(7,928)
Other income	813	1,201	68	16	954	—	3,052
Loss Before Income Taxes (as Previously Reported)	$(43,195)	$(22,680)	$(40,216)	$(38,420)	$(169,508)	$—	$(314,019)
Corporate overhead allocation	31,894	25,647	9,109	4,182	(70,832)	—	—
Loss Before Income Taxes (as Adjusted)	$(11,301)	$2,967	$(31,107)	$(34,238)	$(240,340)	$—	$(314,019)
Capital Expenditures	$153,279	$32,743	$6,706	$—	$12,978	$—	$205,706
As of December 31, 2015:
Total Assets	$1,144,144	$291,584	$92,588	$—	$374,302	$—	$1,902,618
For The Year Ended December 31, 2014:
Revenues	$774,888	$885,907	$154,416	$195,618	$109,942	$(39,879)	$2,080,892
Intersegment revenues	(358)	—	(1,296)	(5,139)	(33,086)	39,879	—

Total revenues	$774,530	$885,907	$153,120	$190,479	$76,856	$—	$2,080,892

Depreciation and amortization	140,884	72,105	52,680	21,817	5,426	—	292,912
Losses (gains) on sales of property and equipment, net	17,931	(17)	(2,355)	(21,853)	22	—	(6,272)
Impairments and other(a)	29,602	207	955	—	—	—	30,764
Interest expense	—	—	—	—	(79,734)	—	(79,734)
Loss and impairment from equity investees	—	(6,094)	—	—	—	—	(6,094)
Other income (expense)	364	60	179	226	(165)	—	664
Income (Loss) Before Income Taxes	$79,999	$63,548	$(2,459)	$6,359	$(157,615)	$—	$(10,168)
Capital Expenditures	$373,353	$37,211	$22,337	$3,599	$21,118	$—	$457,618
As of December 31, 2014:
Total Assets	$1,322,160	$449,966	$155,683	$138,909	$224,754	$(1,179)	$2,290,293

(a)	Includes lease termination costs of $9.7 million for the year ended December 31, 2014, respectively.

21.	Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for 2016 and 2015 are as follows (in thousands):

	Successor		Predecessor
	Three Months Ended December 31, 2016	Two Months Ended September 30, 2016	One Month Ended July 31, 2016	Three Months Ended June 30, 2016	Three Months Ended March 31, 2016
Revenues	$142,722	$79,656	$40,438	$138,120	$155,361
Operating loss(a)	$(17,323)	$(30,983)	$(21,294)	$(74,496)	$(43,361)
Net loss(a)	$(27,031)	$(36,528)	$(11,640)	$(84,505)	$(59,563)
Loss per share(c):
Basic	$(1.21)	$(1.66)	$(0.21)	$(1.53)	$(1.09)
Diluted	$(1.21)	$(1.66)	$(0.21)	$(1.53)	$(1.09)

	Predecessor
	Three Months Ended December 31, 2015	Three Months Ended September 30, 2015	Three Months Ended June 30, 2015	Three Months Ended March 31, 2015
Revenues	$192,788	$213,541	$295,128	$429,787
Operating loss(b)	$(45,818)	$(46,281)	$(104,645)	$(31,193)
Net loss(b)	$(60,590)	$(48,530)	$(74,670)	$(37,601)
Loss per share(c):
Basic	$(1.18)	$(0.95)	$(1.51)	$(0.78)
Diluted	$(1.18)	$(0.95)	$(1.51)	$(0.78)

(a)	Includes $2.9 million, $0.1 million, ($0.5) million, $23.7 million and $4.7 million in restructuring charges related to the Chapter 11 filing for the quarter ended December 31, 2016, the two months ended September 30, 2016, the one month ended July 31, 2016, the quarter ended June 30, 2016 and the quarter ended March 31, 2016, respectively. Includes $1.6 million, $0.2 million, $16.5 million and $13.4 million in reorganization items related to the Chapter 11 filing for the quarter ended December 31, 2016, the two months ended September 30, 2016, the one month ended July 31, 2016 and the quarter ended June 30, 2016, respectively. Includes $0.02 million, $5.8 million and $0.3 million of impairments and other for the one month ended July 31, 2016, the quarter ended June 30, 2016 and the quarter ended March 31, 2016, respectively.
(b)	Includes $35.0 million of loss on sale of a business for the quarter ended June 30, 2015, $27.4 million of impairment of goodwill for the quarter ended December 31, 2015 and $1.9 million, $1.6 million, $8.8 million and $6.3 million of impairments and other for the quarters ended December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.
(c)	The sum of quarterly net income per share may not agree to the total for the year as each period’s computation is based on the weighted average number of common shares outstanding during each period.

22.	Recently Issued and Proposed Accounting Standards

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Inventory”, which updates previously issued standards to improve the income tax consequences of intra-entity transfers of assets other than inventory. This ASU is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which amends eight specific cash flow issues with the objective of reducing diversity in practice. This ASU is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which modifies the lease recognition requirements and requires entities to recognize the assets and liabilities arising from leases on the balance sheet. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently evaluating what impact this standard will have on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall,” which requires separate presentation of financial assets and liabilities on the balance sheet and requires evaluation of the need for valuation allowance of deferred tax assets related to available-for-sale securities. ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2017 with early adoption not permitted. We do not expect the adoption of this guidance will have a material effect on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes inventory measured using any method other than LIFO or the retail inventory method (for example, inventory measured using first-in, first-out (FIFO) or average cost) at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. We do not expect the adoption of this guidance will have a material effect on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern,” which requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 is effective for fiscal years, and interim periods within those years, ending after December 15, 2016. Adoption of this standard had no impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period; the FASB also provided for early adoption for annual reporting periods beginning after December 15, 2016. We are currently evaluating what impact this standard, including related ASU Nos. 2016-08, 2016-10, 2016-12 and 2016-20, will have on our consolidated financial statements.

23.	Subsequent Events

Between January 1, 2017 and February 9, 2017, 564,854 Series A Warrants were exercised through cash settlement and 30,201 Series A Warrants were exercised through net share settlement. As a result, the Company received cash proceeds of $13.5 million and issued 578,986 shares of New Common Stock subsequent to December 31, 2016.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PATTERSON-UTI ENERGY, INC.,

a Delaware corporation,

PYRAMID MERGER SUB, INC.,

a Delaware corporation,

and

SEVENTY SEVEN ENERGY INC.,

a Delaware corporation

Dated as of December 12, 2016

A-i

A-ii

8.13	Construction; Usage	A-56
8.14	Enforcement of Agreement	A-57
8.15	Severability	A-57
8.16	Certain Definitions	A-57

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 12, 2016, by and among: Patterson-UTI Energy, Inc., a Delaware corporation (“Parent”); Pyramid Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and Seventy Seven Energy Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.16.

RECITALS

WHEREAS, Parent, Merger Sub, and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and is hereby adopted as a “plan of reorganization” for the Merger within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger; and

WHEREAS, as an inducement to Parent to enter into this Agreement, certain stockholders of the Company (the “Voting Agreement Stockholders”) have entered voting agreements and have executed the Company Holder Consent dated as of the date of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger of Merger Sub Into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin, Suite 2500, Houston, Texas 77002, at 9:00 a.m. local time on the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company (such date, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger as agreed to by the Parties. The time that the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation. At the Effective Time:

(a) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation;

(b) the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Seventy Seven Energy Inc.,” and, as so amended and restated , shall be the bylaws of the Surviving Corporation; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

ARTICLE 2

CONVERSION OF SHARES AND EXCHANGE PROCEDURES

2.1 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any holder of any of their securities:

(i) any shares of Company Common Stock then owned by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then owned by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) of Section 2.1(a) and subject to Sections 2.1(b) and 2.1(c), each share of Company Common Stock then outstanding (other than any Appraisal Shares) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio; and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Exchange Ratio shall be appropriately adjusted.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder’s Company Stock Certificate or Book Entry Shares, shall receive a cash payment, without interest, representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “Share Proceeds”) in one or more transactions of a number of shares of Parent Common Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.5(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the former holders of Company Common Stock pursuant to Section 2.5(b) (such excess being, the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of Parent Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then-prevailing prices on the Nasdaq in the manner provided in this Section 2.1(c) and such transactions shall be executed in round lots to the extent practicable. Until the Share Proceeds of such sale or sales have been distributed to the former holders of Company Common Stock, or the Exchange Fund is terminated, the Exchange Agent shall hold such Share Proceeds in trust for the benefit of the holders of such shares of Parent Common Stock (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each such former holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate Share Proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of such shares of Parent Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such shares of Parent Common Stock would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Surviving Corporation will instruct the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

2.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.3 Treatment of Company Warrants; Treatment of Company Equity Awards.

(a) Company Warrants shall be treated in accordance with the terms of the Warrant Agreement. At least 15 days prior to the Effective Time, the Company shall deliver notice of the Merger to the holders of Company Warrants in accordance with the terms of the Warrant Agreement. At the Effective Time, each Company Warrant that is not exercised immediately prior to the Effective Time shall expire unexercised pursuant to the terms of such Company Warrant without any action on the part of the holder thereof and all rights of the holder of such Company Warrants shall cease.

(b) In accordance with the Company’s 2016 Omnibus Incentive Plan (the “Company 2016 Plan”) and the applicable award agreements governing equity-based awards granted thereunder which are outstanding as of the Closing (the “Company Equity Awards”), the following treatment shall apply with respect to the Company Equity Awards:

(i) Immediately prior to the Effective Time, all Single Trigger RSU Awards that are outstanding immediately prior to the Effective Time shall immediately vest, and any forfeiture restrictions applicable to all such awards shall immediately lapse. The Single Trigger RSU Awards shall, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be deemed settled and shares of Company Common Stock subject to the Single Trigger RSU Awards shall be treated as shares of Company Common Stock (less the number of shares of Company Common Stock required to satisfy the applicable tax withholding requirements under such award) for all purposes of this Agreement, including the right to receive shares of Parent Common Stock pursuant to Section 2.1(a)(iii), calculated by applying the Exchange Ratio in accordance with Section 2.1(a)(iii).

(ii) At the Effective Time, all Retention RSU Awards shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Parent and converted into an award of Parent restricted stock units (an “Adjusted RSU Award”) with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Retention RSU Award as of immediately prior to the Effective Time by (B) the Exchange Ratio. Except as otherwise provided in this Section 2.3(b)(ii), following the Effective Time, each Retention RSU Award assumed and converted into an Adjusted RSU Award pursuant to this Section 2.3(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied immediately prior to the Effective Time.

(iii) Prior to the Effective Time, the Company shall adopt applicable resolutions and take all other appropriate actions to effectuate the provisions of this Section 2.3(b). At the Effective Time, Parent shall assume the Company 2016 Plan and any other equity incentive plan maintained by the Company (the “Company Equity Plans”); provided that all references to “Company” in the applicable Company Equity Plan and the documents governing the Adjusted RSU Awards following the Effective Time will be deemed to be references to Parent, and the number of shares of Parent Common Stock available for awards under the Company Equity Plans shall be determined by adjusting the number of shares of Company Stock available for awards under the Company Equity Plans immediately prior to the Effective Time in accordance with the Exchange Ratio. Parent shall file with the SEC, no later than the first Business Day following Closing Date, a post-effective amendment to the Form S-4 Registration Statement or a registration statement on Form S-8 (or any successor form), to the extent such form is available, registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.3(b). If requested by Parent, the Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

2.4 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 2.1 and any dividends or other distributions payable pursuant to Section 2.5(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to the Exchange Agent or to the Surviving Corporation or Parent, such shares of Company Common Stock shall be cancelled and shall be exchanged as provided in Section 2.5.

2.5 Exchange of Certificates.

(a) On or prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Parent shall make available to the Exchange Agent (by instruction to Parent’s transfer agent) promptly after the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued). The shares of Parent Common Stock and cash Share Proceeds obtained by the Exchange Agent for use as payment for any fractional shares in accordance with Section 2.1(c) deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time and in any event no later than three Business Days after the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail to the record holders of Company Common Stock (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company reasonably agree prior to the Effective Time (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of such holder’s Company Stock Certificates and Book Entry Shares in exchange for certificates representing Parent Common Stock (or appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (or uncertificated shares of Parent Common Stock represented by a book entry) that such holder has the right to receive pursuant to the provisions of Section 2.1 (and cash in lieu of any fractional share of Parent Common Stock). The Company Stock Certificate or Book Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.5, each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 2.1. If any Company Stock Certificate shall have been lost, stolen, or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen, or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Shares in accordance with this Section 2.5 (at which time such holder shall be entitled, subject to the effect of applicable escheat law or similar Legal Requirement, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 2.5 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock, in each case without interest thereon.

(e) Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

2.6 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Company SEC Report filed by the Company with the SEC since December 31, 2015 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Report in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), to the extent that the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Good Standing.

(a) The Company and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the properties and assets that they purport to own or use, except where the failure to have such power or authority (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) does not prevent and would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date. The Company and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize such concept) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) Section 3.1(b) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries and sets forth as to each the type of entity, its jurisdiction of organization and its stockholders or other equity holders. The Company has made available to Parent prior to the date of this Agreement copies of the certificate or articles of incorporation, by-laws, and other organizational documents (collectively, “Organizational Documents”) of the Company and each of its Subsidiaries, as currently in effect.

3.2 Authority; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Contemplated Transactions”) by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a stockholders’ meeting duly called and held for such purpose (the “Required Company Stockholder Vote”) and the Company Holder Consent, the latter of which has been obtained). The Required Company Stockholder Vote and the Company Holder Consent are the only votes or approvals of the holders of any class or series of Company capital stock necessary to adopt or approve this Agreement and the Contemplated Transactions. The Company Board, at a meeting duly called and held, has (i) unanimously approved this Agreement and the Contemplated Transactions, (ii) declared this Agreement and the Contemplated Transactions to be advisable and fair to and in the best interests of the Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company to be held in connection with the Contemplated Transactions to consider the adoption of this Agreement and (iv) resolved to recommend to the stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the Contemplated Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries; (iv) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem or modify any Company Contract, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company; (v) materially contravene or conflict with, result in a material violation or breach of, result in the loss of any material benefit or the imposition of any material additional payment or other material liability under, give any Person the right to declare a default or exercise any material remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem or modify in any material respect any Contract set forth in Section 3.2(b)(v) of the Company Disclosure Schedule, or (vi) exercise any change in control or similar put rights with respect to, or result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to, any of the assets owned or used by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (vi), for any such contraventions, conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require the Company to obtain the Consent of, or make any filing with or notifications to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” Legal Requirements (“Blue Sky Laws”), (B) applicable requirements of the HSR Act, and (C) filings pursuant to the DGCL, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock.

(b) As of the date of this Agreement, (i) 22,280,349 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable; (ii) 1,472,024 shares of Company Common Stock are reserved for issuance upon the vesting of the Single Trigger RSU Awards and 447,627 shares of Company Common Stock are reserved for issuance pursuant to Company RSUs not yet granted or other Company Benefit Plans; (iii) 3,882,353 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Series A Warrants; (iv) 2,875,817 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Series B Warrants; (v) 3,195,352 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Series C Warrants; and (vi) 0 shares of Company Common Stock are held in the treasury of the Company.

(c) No shares of Company Preferred Stock are outstanding. There are no bonds, debentures, notes, or other indebtedness or, except for the Company Common Stock and securities of Subsidiaries held by the Company or any of its Subsidiaries, other securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Other than the Company Stockholders Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of Company Common Stock.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) the number of existing options, warrants (including Company Warrants), calls, preemptive rights, subscription or other rights (including Company RSUs), instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, grant, transfer or sell or cause to be issued, granted, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (ii) the number of shares of Company Common Stock subject to outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire such Company Common Stock, and (iii) the number of issued or outstanding performance awards, units, rights to receive shares of Company Common Stock or the capital stock or other equity interest or voting securities of the Company or of any of its Subsidiaries on a deferred basis, or rights to purchase or receive Company Common Stock or such other capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee, consultant or other agent of the Company or any other Person (each, a “Company Stock-Based Right”). To the Knowledge of the Company, each outstanding Company Stock-Based Right was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price or price at which shares were originally issued or sold, to the extent applicable, at least equal to the fair market value of a share of Company Common Stock on the grant date.

(e) All shares of Company Common Stock subject to issuance as described in this Section 3.3 will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable. Neither the Company nor any of its Subsidiaries has any Contract or other obligation to make any investment (in the form of a loan, capital contribution, or otherwise) in any of the Company’s Subsidiaries or any other Person. Neither the Company nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company). Neither the Company nor any of its Subsidiaries is or has ever been a general partner of any general or limited partnership (other than Subsidiaries of the Company).

(f) Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than Permitted Liens). No Subsidiary of the Company owns any capital stock of the Company. The Company has no joint venture or other similar equity interest in any Person.

(g) Section 3.3(g) of the Company Disclosure Schedule sets forth the Indebtedness of the Company and its Subsidiaries as of the date of this Agreement.

3.4 SEC Reports.

(a) The Company has filed all forms, reports, registration statements and other documents required to be filed by it with the SEC since January 1, 2014 (the “Applicable Date”). As used in this Section 3.4 and in Section 4.4, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

(b) Each of the Company’s forms, reports, registration statements, and other documents filed by the Company with the SEC since the Applicable Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Company SEC Reports”) and the Certifications (i) as of the date of the filing thereof, complied as to form with the requirements of the Securities Act, the Exchange Act and SOX, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff, and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic statements, schedules, reports, forms or other documents with the SEC.

(c) The Company is, and since August 1, 2016, has been, in compliance with the applicable listing and corporate governance rules and regulations of the OTC. The Company is, and since the Applicable Date has been, in compliance with the applicable provisions of SOX.

(d) The Company and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(e) The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) Since the Applicable Date, (i) there have not been any changes in the Company’s internal controls over financial reporting that are reasonably likely to materially affect the Company’s and its Subsidiaries’ internal controls over financial reporting; (ii) the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board any “significant deficiency” or “material weakness” in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s and its Subsidiaries’ ability to record, process, summarize, and report financial information; and (iii) none of the Company, the Company’s outside auditors or the audit committee of the Company Board has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, “significant deficiency” and “material weakness” have the meanings assigned to such terms in the Statements of Auditing Standard No. 60, as in effect on the date hereof.

(g) Since the Applicable Date, neither the Company nor any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or made to a whistleblower hotline, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.5 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries, was prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the Company’s financial statements or the notes thereto), and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. The consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 is referred to herein as the “Company Balance Sheet.”

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or the Company’s financial statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

3.6 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet, (b) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (c) obligations or liabilities arising in connection with the transactions contemplated by this Agreement and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Absence of Certain Changes and Events. Since August 1, 2016, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been: (i) any Company Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) any action or event of the type that would have required the consent of Parent under Section 5.1(b)(i), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(ix), Section 5.1(b)(xii), Section 5.1(b)(xvi), Section 5.1(b)(xvii) (other than such actions taken in the ordinary course of business consistent with past practice), Section 5.1(b)(xix) and, to the extent relating to the foregoing, Section 5.1(b)(xxii), in each case if such action had been taken after the date of this Agreement.

3.8 Intellectual Property; Privacy.

(a) Section 3.8(a) of the Company Disclosure Schedule contains a complete and correct list of all: (i) Patents owned by the Company or any of its Subsidiaries, (ii) Registered Trademarks and (iii) Registered

Copyrights owned by the Company or any of its Subsidiaries. To the Knowledge of the Company, the Owned Company IP is valid, subsisting, and enforceable.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries collectively own all right, title, and interest in, or have the valid right to use, all of the Company IP free and clear of all Encumbrances, except Permitted Liens.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own or have the right to use all the Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted.

(d) The conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any person, and has not infringed, misappropriated, or otherwise violated, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since the Applicable Date, no Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against the Company and its Subsidiaries with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries in or to any Owned Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Legal Proceeding is pending or has been threatened by the Company or any of its Subsidiaries against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) Since the Applicable Date, there has been no failure, material substandard performance, breach of or unauthorized access to any IT Systems of the Company that has caused any material disruption to the business of the Company or its Subsidiaries or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company or its Subsidiaries, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken commercially reasonable measures to protect the integrity and security of the IT Systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all privacy policies, laws and regulations applicable to the Company and its Subsidiaries regarding the collection, use, disclosure, and retention of personally identifiable information, including any such data privacy laws, industry security standards (e.g., Payment Card Industry Data Security Standards) or consumer privacy laws in every jurisdiction where (i) the Company or any of its Subsidiaries operates or (ii) residents of such jurisdiction have provided personally identifiable information to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to data owners in connection with any unauthorized access, use or disclosure of personally identifiable information, except as has not had and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9 Property.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good, valid and indefeasible title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the real property that they purport to own or lease, as applicable, including good, valid and indefeasible title to all owned real property and a valid and subsisting leasehold or comparable interest in all non-owned real property reflected in the Company Balance Sheet included in the Company SEC Reports as being owned or leased by the Company and its Subsidiaries or acquired after the date thereof (other than real property sold or otherwise disposed of since the date thereof), in each case free and clear of all Encumbrances, except (A) Encumbrances for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (B) Encumbrances for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’, materialmen’s or similar Encumbrances (whether statutory or otherwise), in each case incurred in the ordinary course of business so long as the payment of or the performance of such obligation is not delinquent or is being contested in good faith and for which reasonable accruals or reserves have been established, (C) pledges or deposits under workmen’s compensation laws, unemployment insurance, laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, (D) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (E) zoning or similar governmental restrictions on the use of the affected property, or (F) Encumbrances arising or incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the ownership, occupancy or use of the property encumbered thereby (clauses (A) through (F), collectively, “Permitted Liens”). All real property owned by or leased to or by the Company and its Subsidiaries (including all improvements and fixtures owned by the Company or its Subsidiary and located thereon or attached thereto) is in good and safe condition and repair (ordinary wear and tear excepted), and is sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is being conducted as of the date hereof. The real property listed on Section 3.9(a) of the Company Disclosure Schedule constitutes the only real property owned or leased by the Company and its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is being conducted as of the date hereof. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to any real property of the Company or its Subsidiaries listed on Section 3.9(a) of the Company Disclosure Schedule, there has been no (1) material casualty event within the preceding twelve calendar months prior to the date hereof which has not been substantially remedied or repaired or with respect to which insurance proceeds have not been received in an amount sufficient to pay for such remedies or repairs, or (2) condemnation or eminent domain proceeding commenced, or to the Knowledge of the Company, threatened against any such real property or any material portion thereof.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) have good and valid title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the material personal properties and assets, tangible and intangible, that they purport to own or lease that is necessary for the conduct of their business as currently conducted, free and clear of all Encumbrances except Permitted Liens. All personal properties and assets, tangible and intangible, and other assets owned by or leased to or by the Company and its Subsidiaries are sufficient for the uses to which they are being put, have been maintained and replaced from time to time substantially in accordance with prudent industry practice, and are sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a list of certain rig inventories of the Company, and the information set forth therein with respect to such rig inventories is true and correct in all material respects.

(d) Section 3.9(d) of the Company Disclosure Schedule sets forth a list of certain pressure pumping equipment of the Company, and the information set forth therein with respect to such equipment is true and correct in all material respects.

(e) With respect to any personal properties or assets of the Company or its Subsidiaries listed in Section 3.9(c) or 3.9(d) of the Company Disclosure Schedule, there has been no (i) material casualty event within the preceding twelve calendar months prior to the date hereof which has not been substantially remedied or repaired or with respect to which insurance proceeds have not been received in an amount sufficient to pay for such remedies or repairs or (ii) deferred maintenance or replacement within the preceding twelve calendar months prior to the date hereof, the deferral of which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Taxes.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i) All Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to the Company or any of its Subsidiaries have been duly and timely filed. All Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to third parties) have been timely paid in full, other than Taxes for which adequate reserves have been established in accordance with GAAP. There are no Encumbrances (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries as a result of any failure (or alleged failure) to pay any Tax.

(ii) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Body that has not been satisfied by payment, settled or withdrawn, and no written claim has been made, within the preceding three years, by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file income or franchise Tax Returns or pay income or franchise Taxes that it is obligated to file such Tax Returns or pay such Taxes, as applicable, in such jurisdiction. There is no pending audit, examination or other proceeding (and the Company and its Subsidiaries have not received notice in writing of any proposed audit, examination or other proceeding) relating to the assessment or collection of any Taxes of the Company or any of its Subsidiaries.

(iii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

(iv) Other than the Tax Sharing Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreement (not including, for the avoidance of doubt (i) an agreement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has any liability for the unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or successor. Other than a group the common parent of which is the Company and a group the common parent of which was Chesapeake, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

(v) The Company and its Subsidiaries have complied with the Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries currently has any liability, or has any Knowledge of existing facts that would reasonably be expected to result in the Company or its Subsidiaries having any liability, under the Tax Sharing Agreement.

(vi) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(vii) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify under Section 355 of the Code in the two years prior to the date of this Agreement.

(b) The Company has provided to Parent complete and correct copies of all Internal Revenue Service rulings received (i) by Chesapeake (to the extent that such rulings are in the possession of the Company or any of its Subsidiaries), the Company or any of its Subsidiaries with respect to the Spinoff and (ii) by the Company or any of its Subsidiaries with respect to the Company Plan of Reorganization.

(c) After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.10 and in Section 3.11 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

3.11 Employee Benefits.

(a) As used in this Agreement: “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder and the term “ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

(b) Section 3.11(b) of the Company Disclosure Schedule includes a complete and correct list as of the date of this Agreement of all material Company Benefit Plans. The term “Company Benefit Plans” means all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other pension, employee benefit, retirement, supplemental retirement, compensation, employment, consulting, profit sharing, bonus, incentive, deferred compensation, performance award, phantom equity, equity ownership, equity purchase, equity option, restricted equity, equity appreciation right, or other equity-based, severance, change of control, retention, salary continuation, accrued leave, sick leave, vacation, paid time off, hospitalization, medical, death benefit, disability, life insurance, accidental death and dismemberment insurance, worker’s compensation, supplementary unemployment benefits, welfare, and fringe benefit and other similar plans, programs, agreements, contract, policy, practice, understandings, or arrangement, in each case, whether or not reduced to writing, tax-qualified, or subject to ERISA, and whether funded or unfunded, which is or has been established, maintained, sponsored, entered into, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or its Subsidiaries or any spouse or dependent of such individual, or under which the Company or any of its Subsidiaries has or may have any liability or obligations, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any liability or obligations, contingent or otherwise following the Closing; provided, however, that “Company Benefit Plans” shall not include any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(c) Neither the execution and delivery of this Agreement, the Company’s receipt of the Required Company Stockholder Vote, nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event), (i) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, officer, employee or independent contractor of the Company and its Subsidiaries; (ii) limit or restrict the right of Parent to assume, merge, amend, or terminate any Company Benefit Plan upon consummation of the Contemplated Transactions and without the Consent of any participant; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(d) With respect to each material Company Benefit Plan, the Company has delivered to Parent a complete copy of: (i) each writing (or a written description of such Company Benefit Plan if not in writing) constituting a part of such Company Benefit Plan, including all plan documents (and amendments thereto) and related trust agreements and other funding vehicles; (ii) the most recent annual reports (Form 5500 Series) and accompanying schedule(s), if any; (iii) the current summary plan description and any material modifications thereto, if any, and employee handbooks and any other written communications describing benefits; (iv) the most recent annual financial reports and related accountant’s opinions, if any; (v) the most recent actuarial reports, if any; (vi) copies of current IRS or Department of Labor (“DOL”) audits or inquiries and copies of any other material notices, letters, and other correspondence with the IRS, DOL, the PBGC, or any other Governmental Body regarding any such material Company Benefit Plan; and (vii) the most recent determination, opinion, or advisory letter from the IRS, if any (or a copy of any pending application for a determination letter and any related correspondence from the IRS). Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any material Company Benefit Plan that have been adopted or approved.

(e) Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan as of the date of this Agreement that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (each such plan, a “Qualified Company Benefit Plan”). Each Qualified Company Benefit Plan is so qualified and has received a currently effective favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Company Benefit Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust. No Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or (in accordance with the Code and ERISA), to the extent not required to be made or paid on or before the date of this Agreement, and have been fully and properly reflected on the Company Balance Sheet.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) since January 1, 2015, all Company Benefit Plans have complied, and have been administered, in form and operation, in all material respects in accordance with their terms and with all applicable Legal Requirements, including ERISA and the Code, and, to the Company’s Knowledge, no event has occurred that will or would reasonably be expected to cause any such Company Benefit Plan to fail to comply with such requirements and no written notice has been issued by any Governmental Body questioning or challenging such compliance; (ii) the Company has no requirement to post security with respect to a Company Benefit Plan or to grant any Encumbrance on the assets of the Company under ERISA or the Code; and (iii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Company Benefit Plan.

(h) No Company Benefit Plan or any plan sponsored, maintained, or contributed to within six years prior to the Closing Date by any ERISA Affiliate is subject to Title IV of ERISA.

(i) Neither the Company nor any of its ERISA Affiliates has now or at any time within the previous six (6) years contributed to, sponsored, or maintained (i) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”), or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) there is no Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing; and (ii) none of the Company, any of its Subsidiaries, or any ERISA Affiliate of the Company or any of its Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 of ERISA or become subject to any liability under Sections 4062(e), 4063, or 4064 of ERISA.

(k) Neither the Company nor any of its Subsidiaries has any liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company or any of its Subsidiaries.

(l) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans covering foreign employees of the Company and its Subsidiaries comply with applicable Legal Requirements and are fully funded and/or book reserved to the extent applicable.

(m) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, or arbitrations relating to any Company Benefit Plan or under workers’ compensation law, including any such claims, lawsuits, or arbitrations asserted against any fiduciaries of any Company Benefit Plan with respect to their duties to the Company Benefit Plans or against the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the Department of the Treasury, the DOL, or any Multiemployer Plan, and nothing has occurred with respect to any Company Benefit Plans that would reasonably be expected to subject the Company or any ERISA Affiliate (or, with respect to any period on or after the Closing Date, the Parent or any of its Affiliates) to a civil action or penalty under Section 502 of ERISA or to a tax penalty under Sections 4975 or 4980 of the Code. To the Knowledge of the Company, no Company Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Body.

(n) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan. No employee of the Company or any of its Subsidiaries is entitled to any tax gross-up or reimbursement or otherwise entitled to indemnification by the Company and its Subsidiaries, for any violation of Section 409A of the Code.

(o) No Company Benefit Plan has assets that include securities issued by the Company.

3.12 Compliance With Legal Requirements; Governmental Authorizations.

(a) The Company and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, other than any noncompliance that would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date, neither the Company nor any of its Subsidiaries has received, at any time since the Applicable Date, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (2) any actual or alleged obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date, the Company and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of the Company and its Subsidiaries and the Company and its Subsidiaries are, and at all times since the Applicable Date have been, in material compliance with all such permits, certificates licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of the Company and its Subsidiaries.

3.13 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with, and are not currently in violation of, any applicable Environmental Laws;

(b) the Company and its Subsidiaries possess all permits, licenses, registrations, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(c) there is no Contamination of or at the Company’s Facilities (including soils, groundwater, surface water, buildings, or other structures) with respect to which any remedial or corrective action is required under Environmental Laws;

(d) neither the Company nor any of its Subsidiaries is subject to any liability under Environmental Laws for a Release of any Hazardous Substance or Contamination on, under, from or to the property of any third Person;

(e) neither the Company nor any of its Subsidiaries has Released any Hazardous Substance into the environment in violation of Environmental Laws;

(f) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim, or request for information, and to the Knowledge of the Company, there is no pending or threatened notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of, have any liability under, or have unfulfilled obligations under any Environmental Law; and

(g) neither the Company nor any of its Subsidiaries is subject to any Orders or other agreement with any Governmental Body or to any indemnity or other agreement with any third Person relating to a liability or obligation under any Environmental Law or relating to Hazardous Substances.

3.14 Legal Proceedings.

(a) There are no pending Legal Proceedings to which the Company or any of its Subsidiaries or any of their respective properties or assets is party (i) that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (ii) that exist as of the date hereof and were brought by or against Chesapeake or any of its Subsidiaries or Affiliates related to the Litigation Trust Claims or (iii) that exist as of the date hereof and would reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) To the Knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists as of the date hereof that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding by Chesapeake or any of its Subsidiaries or Affiliates related to the Litigation Trust Claims.

(c) There are no Orders outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would reasonably be expected to prevent the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

3.15 Contracts; No Defaults.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. The Company has, prior to the date of this Agreement, delivered or made available to Parent copies of each Material Contract (and its material related schedules, exhibits and appendixes) as in effect as of the date of this Agreement, other than Agreements that have been filed without redaction prior to the date of this Agreement as an exhibit to a Company SEC Report that is publicly available on EDGAR. For purposes of this Agreement, “Material Contract” means each Company Contract (including any amendment thereto):

(i) which is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii) to which or with respect to which any director, officer, employee or Affiliate of the Company or the Voting Agreement Stockholders and their Affiliates are parties or express beneficiaries (other than employment contracts or arrangements and other than Company policies or regulations, but including any agreement that provides for indemnification of any officer, director or employee);

(iii) evidencing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $500,000;

(iv) that expressly restricts the business activity of the Company or any of its Subsidiaries or any of their Affiliates or limits the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area in a manner material to the Company and its Subsidiaries, taken as a whole and that, following the Merger would apply to Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries);

(v) (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, in each case who is a natural person; or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, or similar payment in excess of $25,000 to any single current or former employee, director, consultant or independent contractor, in each case who is a natural person; or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any single current or former employee, director, consultant or independent contractor, in each case who is a natural person, or in excess of $100,000 to any group of current or former employees, directors, consultant or independent contractors, in each case who are natural persons;

(vi) pursuant to which the Company or any of its Subsidiaries licenses any Proprietary Rights that are material to the Company and its Subsidiaries, taken as a whole, or that involve consideration in excess of $250,000 per annum (except for any Contract pursuant to which any Proprietary Rights are licensed by the Company or any of its Subsidiaries to any Person on a nonexclusive basis);

(vii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer or any securities of the Company or any of its Subsidiaries (other than any Organizational Documents of the Company or any of its Subsidiaries), (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities of the Company, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities of the Company, except for Contracts evidencing RSUs;

(viii) entered into in connection with the Spinoff and which is material to the Company and its Subsidiaries, taken as a whole;

(ix) entered pursuant to the Company Plan of Reorganization;

(x) constituting, incorporating or relating to any warranty or similar obligation provided by the Company or any of its Subsidiaries that would be, if implicated, material to the Company and its Subsidiaries taken as a whole; provided that the Company need not list agreements containing standard product warranties identical to the standard forms of end user licenses previously delivered by the Company to Parent;

(xi) relating to any currency, interest rate, or other hedging activity and which is material to the Company and its Subsidiaries, taken as a whole;

(xii) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third Person in a manner material to the Company and its Subsidiaries, taken as a whole;

(xiii) that is a settlement or similar agreement with a Governmental Body involving future performance by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(xiv) involving the payment or delivery of cash or other consideration by the Company or any of its Subsidiaries where the remaining payment obligations as of the date of this Agreement are in excess of $500,000 per annum;

(xv) that requires the Company or any of its Subsidiaries to make any advance, loan, extension of credit (other than to customers in the ordinary course of business consistent with past practice and in accordance with existing contractual obligations) or capital contribution to, or other investment in, any Person;

(xvi) pursuant to which the Company or any of its Subsidiaries has agreed to sell, transfer or other dispose of a business, real or personal property, or assets where the value of such business, real or personal property or assets that have not yet been sold, transferred or disposed as of the date of this Agreement have a value in excess of $250,000;

(xvii) pursuant to which the Company or any of its Subsidiaries has agreed to purchase or acquire a business or assets where the remaining payment obligations as of the date of this Agreement are in excess of $250,000;

(xviii) pursuant to which the Company or any of its Subsidiaries has any outstanding “earnout” or other contingent, deferred or fixed payment obligations in excess of $100,000.

(xix) pursuant to which the Company or any of its Subsidiaries leases, licenses or otherwise occupies any of the real property listed on Section 3.9(a) of the Company Disclosure Schedule with annual rental or other payments therefor in excess of $120,000 per annum;

(xx) that grants any third Person an option or other preferential right to purchase, lease, encumber or assume any right, title or interest in and to any material property of the Company or any of its Subsidiaries (real or personal and including any property listed on Sections 3.9(a), 3.9(c), and 3.9(d) of the Company Disclosure Schedule); and

(xxi) that relates to operational matters, where both the remaining term as of the date of this Agreement is longer than 12 months and where such agreement may not be terminated by the Company without penalty on 30 days’ notice or less.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable in accordance with its terms against the parties thereto (in each case subject to the Bankruptcy and Equity Exception).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract; and

(ii) neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that there has been any violation or breach of, or default under, any Material Contract by the Company or any of its Subsidiaries.

3.16 Insurance.

(a) Set forth on Section 3.16(a) of the Company Disclosure Schedule is a list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Company Insurance Policies”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company Insurance Policies are each valid and currently effective insurance policies issued in favor of the Company or its Subsidiary, as applicable, and are adequate to protect the conduct of their respective businesses in accordance with customary industry practice. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company Insurance Policies are in full force and effect in accordance with their terms, all premiums due thereon have been paid and the Company and its Subsidiaries are not in breach or default under any such policy.

(b) As of the date of this Agreement, there is no claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy that, to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or that, if not paid, would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier that there will be a cancellation or nonrenewal of any Company Insurance Policy.

3.17 Labor and Employment Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, or other Contract with a labor union or labor organization or other representative of employees;

(b) neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment or any other matter;

(c) no strike, work stoppage, or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened;

(d) no complaint, charge, or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, or other representative of its employees or relating to its employees or employment practices (including charges of unfair labor practices, failure to pay wages, discrimination, retaliation or employee leave practices) or working conditions is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(e) to the Knowledge of the Company: (i) no labor organization or group of employees of the Company or any of its Subsidiaries has made a written demand that is pending for recognition or certification; and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;

(f) the Company and its Subsidiaries are, and since the Applicable Date, have been, in compliance with all applicable Legal Requirements relating to employees and the engagement of leased employees, consultants, and independent contractors, including all Legal Requirements regarding discrimination, harassment, affirmative action, terms and conditions of employment, collective bargaining, hours of work, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), overtime pay, immigration, recordkeeping, non-discrimination and non-retaliation, leaves of absence, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation, the WARN Act, and employment practices.

3.18 Interests of Officers and Directors. Neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Company Common Stock or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary of the Company or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.19 Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Laws.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, directors, officers, managers, or employees agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly (i) made, offered, provided, or authorized the payment of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, commission, reward, or other payment to any Person, including any employee or representative of a Governmental Body, regardless of form, whether in money, property, services or other advantage, for the purpose of obtaining or retaining business or favorable government action or to otherwise secure any improper advantage; nor (ii) created any false record or established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries in connection with such actions, in each case in such a manner that would violate U.S. Foreign Corrupt Practices Act of 1977, as amended, and all similar Legal Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, have at all times since the Applicable Date conducted their respective businesses in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all similar Legal Requirements, domestic and foreign in jurisdictions in which the Company and its Subsidiaries operate and in which any agent thereof is conducting business involving the Company and its Subsidiaries, and the Company and its Subsidiaries have instituted and maintained policies, procedures, and controls reasonably designed to ensure continued compliance therewith.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, and, to the Knowledge of the Company, the directors, officers, managers, employees, agents and other representatives of the Company and any of its Subsidiaries are currently, and have since the Applicable Date been, in material compliance with all applicable Sanctions Laws, Ex-Im Laws, and the U.S. anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury Internal Revenue Service. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers, or employees, agents or other representatives, are currently, or have been since the Applicable Date: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

3.20 Rights Plan; State Antitakeover Statutes. Assuming the accuracy of the representations and warranties in Section 4.9, neither Section 203 of the DGCL nor any other anti-takeover, moratorium, fair price, control share, interested shareholder or similar Legal Requirement (an “Antitakeover Statute”) is, or at the Effective Time will be, applicable to the Company or any of its Subsidiaries with respect to this Agreement or the Contemplated Transactions. The Company has not adopted a shareholder rights plan.

3.21 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC dated December 12, 2016 to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

3.22 Customers and Suppliers. Prior to the date of this Agreement, the Company has furnished to Parent a list of the ten largest customers (by revenues received) and the ten largest suppliers (by amounts spent) of the Company and its Subsidiaries, taken as a whole, in each case from January 1, 2016 through the date of this Agreement. Since December 31, 2015 and prior to the date of this Agreement, (a) no such Company customer or supplier has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries, other than (i) an expiration, or (ii) a non-performance-related termination resulting in the payment to the Company or any of its Subsidiaries of an early termination fee, in each case of any Contract between such customer or supplier, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in accordance with the terms of such Contract; and (b) no such Company customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries.

3.23 Brokers. Except for Morgan Stanley & Co. LLC, no broker, finder or investment banker is or may be entitled to any brokerage or finder’s fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of the Company or any of its Subsidiaries.

3.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent, as applicable, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, or the certificate delivered pursuant to Section 6.2(c), neither the Company nor any of its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or the Contemplated Transactions. Without limiting the generality of the foregoing, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of the Company in this Article 3, any other information provided or made available to Parent or Merger Sub or their respective Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent or Merger Sub or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) any Parent SEC Report filed by Parent with the SEC since December 31, 2015 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Report in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), to the extent that the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (ii) the Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

4.1 Organization and Good Standing.

(a) Parent and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the properties and assets that they purport to own or use, except where the failure to have such power or authority (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) does not prevent and would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date. Parent and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize such concept) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto.

(c) Parent has made available to the Company prior to the date of this Agreement copies of the Organizational Documents of Parent and Merger Sub, as currently in effect.

4.2 Authority; No Conflict.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Contemplated Transactions by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement, the approval of such issuance by the holders of a majority of the shares of Parent Common Stock voting on such issuance in person or represented by proxy at a stockholders meeting of Parent (the “Required Parent Stockholder Vote”)). The Required Parent Stockholder Vote is the only vote or approval of the holders of any class or series of Parent capital stock necessary to adopt or approve this Agreement and the Contemplated Transactions. The Parent Board, at a meeting duly called and held has (i) unanimously approved this Agreement and the Contemplated Transactions, (ii) declared this Agreement and the Contemplated Transactions to be advisable and fair to and in the best interests of Parent’s stockholders, (iii) directed that the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement be submitted to a vote at a meeting of the stockholders of Parent to be held in connection with the Contemplated Transactions to consider the issuance of Parent Common Stock to be issued pursuant to the terms of this Agreement and (iii) resolved to recommend to the stockholders of Parent that they vote in favor of the issuance of the Parent Common Stock to be issued pursuant to the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement nor the consummation by Parent or Merger Sub of any of the Contemplated Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub or any of their respective Subsidiaries; (ii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries; (iv) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem or modify any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of Parent or any of its Subsidiaries; or (v) exercise any change in control or similar put rights with respect to, or result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), for any such contraventions, conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require Parent to obtain the Consent of, or make any filing with, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, (B) applicable requirements of the HSR Act, and (C) filings pursuant to the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock.

(b) As of the date of this Agreement, (i) 148,110,381 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized and validly issued, and are fully paid and nonassessable; (ii) 6,727,150 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Parent’s employee benefit plans (“Parent Stock Options”); (iii) 197,239 shares of Parent Common Stock are reserved for issuance upon the vesting of restricted stock units granted pursuant to Parent’s employee benefit plans; (iv) 1,771,682 shares of Parent Common Stock are reserved for issuance for equity-based awards not yet granted pursuant to Parent’s employee benefit plans; and (v) 43,376,292 shares of Parent Common Stock are held in the treasury of Parent.

(c) No shares of Parent Preferred Stock are outstanding. There are no bonds, debentures, notes or other indebtedness or, except for the Parent Common Stock and securities of Subsidiaries held by Parent or any of its Subsidiaries, other securities of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any of its Subsidiaries may vote. There are not any stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Common Stock.

(d) Section 4.3(d) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, (i) the number of existing options, warrants, calls, preemptive rights, subscription or other rights (including Parent Stock Options), instruments, agreements, arrangements or commitments of any character, obligating Parent or any of its Subsidiaries to issue, grant, transfer or sell or cause to be issued, granted, transferred or sold any shares of capital stock or other equity interest or voting security in Parent or any of its Subsidiaries or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (ii) the number of shares of Parent Common Stock subject to outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire such Parent Common Stock, and (iii) the number of issued or outstanding performance awards, units, rights to receive shares of Parent Common Stock or the capital stock or other equity interest or voting securities of Parent or of any of its Subsidiaries on a deferred basis, or rights to purchase or receive Parent Common Stock or such other capital stock or equity interest or voting securities issued or granted by Parent to any current or former director, officer, employee, consultant or other agent of Parent or any other Person (each, a “Parent Stock-Based Right”). To the Knowledge of Parent, each outstanding Parent Stock-Based Right was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price or price at which shares were originally issued or sold, to the extent applicable, at least equal to the fair market value of a share of Parent Common Stock on the grant date.

(e) The shares of Parent Common Stock constituting the Aggregate Consideration will be, when issued, duly authorized, validly issued, fully paid, and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or Parent’s Organizational Documents. Neither Parent nor any of its Subsidiaries has any Contract or other obligation to make any investment (in the form of a loan, capital contribution, or otherwise) in any of Parent’s Subsidiaries or any other Person. Neither Parent nor any of its Subsidiaries is or has ever been a general partner of any general or limited partnership of any Person (other than Subsidiaries of Parent).

(f) Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Encumbrances (other than Permitted Liens). Neither Parent nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Parent). Parent has no joint venture or other similar equity interest in any Person (other than Subsidiaries of Parent).

4.4 Parent SEC Reports.

(a) Parent has filed all forms, reports, registration statements and other documents required to be filed by it with the SEC since the Applicable Date.

(b) Each of Parent’s forms, reports, registration statements and other documents filed by Parent with the SEC since the Applicable Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Parent SEC Reports”) and the Certifications (i) as of the date of the filing thereof, complied as to form with the requirements of the Securities Act, the Exchange Act and SOX, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff, and, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review. None of Parent’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic statements, schedules, reports, forms or other documents with the SEC.

(c) Parent is, and since the Applicable Date has been, in compliance with (i) the applicable listing and corporate governance rules and regulations of the Nasdaq and (ii) the applicable provisions of SOX.

(d) Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to ensure that (i) all information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(e) Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) Since the Applicable Date, (i) there have not been any changes in Parent’s internal controls over financial reporting that are reasonably likely to materially affect Parent’s and its Subsidiaries’ internal controls over financial reporting; (ii) Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of the Parent Board any “significant deficiency” or “material weakness” in the design or operation of Parent’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s and its Subsidiaries’ ability to record, process, summarize, and report financial information; and (iii) none of Parent, Parent’s outside auditors or the audit committee of the Parent Board has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal controls over financial reporting.

(g) Since the Applicable Date, neither Parent nor any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or made to a whistleblower hotline, regarding the accounting or auditing practices, procedures, methodologies, or methods of Parent or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.5 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of Parent and its Subsidiaries, was prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in Parent’s financial statements or the notes thereto), and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. The consolidated balance sheet included in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 is referred to herein as the “Parent Balance Sheet.”

(b) Neither Parent nor any of Parent’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Reports or Parent’s financial statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

4.6 No Undisclosed Liabilities. Parent and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, except for (a) liabilities or obligations reflected or reserved against in the Parent Balance Sheet, (b) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet, (c) obligations or liabilities arising in connection with the transactions contemplated by this Agreement and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.7 Absence of Certain Changes and Events. Since December 31, 2015, (a) Parent and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been (i) any Parent Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) any action or event of the type that would have required the consent of the Company under Section 5.2(b)(i), Section 5.2(b)(iv) and Section 5.2(b)(v) and, to the extent relating to the foregoing, Section 5.2(b)(vi), in each case if such action had been taken after the date of this Agreement.

4.8 Taxes.

(a) Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole:

(i) All Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to Parent or any of its Subsidiaries have been duly and timely filed. All Taxes that are due and payable by Parent or any of its Subsidiaries (including Taxes required to be withheld from payments to third parties) have been timely paid in full, other than Taxes for which adequate reserves have been established in accordance with GAAP. There are no Encumbrances (other than Permitted Liens) on any of the assets of Parent or any of its Subsidiaries as a result of any failure (or alleged failure) to pay any Tax.

(ii) There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Body that has not been satisfied by payment, settled or withdrawn, and no written claim has been made, within the preceding three years, by a Governmental Body in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file income or franchise Tax Returns or pay income or franchise Taxes that it is obligated to file such Tax Returns or pay such Taxes, as applicable, in such jurisdiction. There is no pending audit, examination or other proceeding (and Parent and its Subsidiaries have not received notice in writing of any proposed audit, examination or other proceeding) relating to the assessment or collection of any Taxes of Parent or any of its Subsidiaries.

(iii) Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(iv) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreement (not including, for the avoidance of doubt (i) an agreement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(b) After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.8 are the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to Taxes.

4.9 Ownership of Shares; Interested Stockholder. None of Parent, Merger Sub or any of their respective Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Company Common Stock, any rights or options to acquire any Company Common Stock or any securities or instruments convertible into, exchangeable into or exercisable for Company Common Stock or (b) is, or has been at any time during the period commencing three (3) years prior to the date of this Agreement, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

4.10 Compliance with Legal Requirements; Governmental Authorizations.

(a) Parent and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, other than any noncompliance that would not reasonably be expected to (i) have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date, neither Parent nor any of its Subsidiaries has received, at any time since the Applicable Date, any written notice or other written communication from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (ii) any actual or alleged obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and would not reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date, Parent and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of Parent and its Subsidiaries and Parent and its Subsidiaries are, and at all times since the Applicable Date have been, in material compliance with all such permits, certificates licenses, variances, exemptions, orders and all other Governmental Authorizations that are material to the operation of the business of Parent and its Subsidiaries.

4.11 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with, and are not currently in violation of, any applicable Environmental Laws;

(b) Parent and its Subsidiaries possess all permits, licenses, registrations, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(c) there is no Contamination of or at Parent’s Facilities (including soils, groundwater, surface water, buildings, or other structures) with respect to which any remedial or corrective action is required under Environmental Laws;

(d) neither Parent nor any of its Subsidiaries is subject to any liability under Environmental Laws for a Release of any Hazardous Substance or Contamination on, under, from or to the property of any third Person;

(e) neither Parent nor any of its Subsidiaries has Released any Hazardous Substance into the environment in violation of Environmental Laws;

(f) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information, and to the Knowledge of Parent, there is no pending or threatened notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries is in violation of, have any liability under, or have unfulfilled obligations under any Environmental Law; and

(g) neither Parent nor any of its Subsidiaries is subject to any Orders or other agreement with any Governmental Body or to any indemnity or other agreement with any third Person relating to a liability or obligation under any Environmental Law or relating to Hazardous Substances.

4.12 Legal Proceedings.

(a) There are no pending Legal Proceedings to which Parent or any of its Subsidiaries or any of their respective properties or assets is party (i) that is or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, or (ii) that exist as of the date hereof and would reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

(b) To the Knowledge of Parent, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

(c) There are no Orders outstanding against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would reasonably be expected to prevent the ability of Parent and its Subsidiaries to consummate the Contemplated Transactions by the End Date.

4.13 Opinion of Financial Advisor. The Parent Board has received the opinion of Simmons & Company International dated December 12, 2016 to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the consideration to be issued to the stockholders of the Company pursuant to the Merger is fair to Parent from a financial point of view.

4.14 Brokers. Except for Simmons & Company International, no broker, finder or investment banker is or may be entitled to any brokerage or finder’s fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of Parent or Merger Sub or any of their respective Subsidiaries.

4.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent, as applicable, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.16 Sufficiency of Funds. Parent shall have, as of the date of this Agreement and as of the Closing, at least $450,000,000 in cash on hand or other sources of immediately available funds and availability under Parent’s Credit Agreement dated as of September 27, 2012 among Parent, Wells Fargo Bank, N.A., as administrative agent and the other parties thereto.

4.17 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, or the certificate delivered pursuant to Section 6.3(c), neither Parent nor any of its Subsidiaries makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or the Contemplated Transactions. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and its Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of Parent and Merger Sub in this Article 4, any other information provided or made available to the Company or its Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company or its Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and the Company acknowledges the foregoing.

ARTICLE 5

CERTAIN COVENANTS

5.1 Operation of the Company’s Business.

(a) During the period from the date of this Agreement through the Effective Time or earlier termination of this Agreement in accordance with Article 7 hereof (the “Pre-Closing Period”), except (i) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (ii) as explicitly permitted or required by this Agreement, (iii) as required by applicable Legal Requirements or (iv) as otherwise approved with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct their businesses in the ordinary course of business, including by using reasonable best efforts to (A) preserve substantially intact their current business organizations; (B) maintain their existing relations with key suppliers, customers, employees, and other Persons having business relationships with the Company and its Subsidiaries; (C) maintain their insurance policies or reasonable substitutes thereof; and (D) properly maintain all material personal properties and assets, tangible and intangible, owned by or leased to or by the Company and its Subsidiaries, substantially in accordance with its past practice; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 5.1(b).

(b) During the Pre-Closing Period, except (1) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (2) as explicitly permitted or required by this Agreement, (3) as required by applicable Legal Requirements or (4) as otherwise approved with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except for transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except for transactions by a wholly owned Subsidiary of the Company, or (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities (including any Company RSUs, Company Warrants or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), except for any acquisition of shares of Company Common Stock upon the vesting of Company RSUs to satisfy any tax withholding obligations and except for any acquisition of Company Warrants upon the exercise of Company Warrants, in each case, in accordance with their present terms;

(ii) offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Company Common Stock or Company Warrants or the value of the Company or any part thereof (other than (A) the issuance of shares of Company Common Stock upon the vesting of Company RSUs or the exercise of Company Warrants in accordance with their present terms, and except for transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, and (B) the grant of Retention RSU Awards with respect to up to 300,000 shares of Company Common Stock; provided that (1) Retention RSU Awards will not vest single-trigger upon the Effective Time and will instead vest upon the 120th day following the Closing Date or upon an earlier qualifying termination of employment pursuant to the terms set forth in Section 5.1(b)(ii)(B) of the Company Disclosure Schedule and (2) the award agreements evidencing each Retention RSU Award shall be drafted in a manner so as to exempt such Retention RSU Award from treatment as nonqualified deferred compensation subject to section 409A of the Code;

(iii) amend the certificate of incorporation or bylaws of the Company or adopt any change in the comparable similar organizational documents of any of its Subsidiaries;

(iv) effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, in each case other than any such transactions among the Company and any wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Entity or division thereof of a Person (other than any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries);

(vi) acquire any equity interest in any Entity or any assets or a license therefor, other than (A) acquisitions of assets in order to maintain and sustain the Company’s and its Subsidiaries’ drilling rigs, pressure pumping equipment or rental equipment in the ordinary course of business, (B) pursuant to existing Contracts as of the date of this Agreement, (C) if the amount of consideration paid or transferred by the Company and its Subsidiaries in connection with such transactions would not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter, or (D) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vii) make or commit to make any capital expenditure or series of related capital expenditures, other than making or committing to make any (A) maintenance expenditures in the ordinary course of business consistent with past practice, (B) capital expenditures as required by any Governmental Body or (C) capital expenditures that do not exceed $5,000,000 during any fiscal quarter;

(viii) enter into or amend any lease or sublease of real property, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(ix) sell or otherwise dispose of any of its properties or assets, other than (A) the sales and dispositions of inventory and products in the ordinary course of business consistent with past practice, (B) sales and dispositions that do not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter and (C) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x) (A) incur any Indebtedness or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (1) Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) Indebtedness incurred in the ordinary course of business consistent with past practice under the revolving credit facility pursuant to the Amended and Restated Credit Agreement dated as of August 1, 2016 or (3) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case made or entered into in the ordinary course of business consistent with past practice; (B) guarantee any Indebtedness of another person, enter into any “keep well” or other agreement to maintain the financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than guarantees of Indebtedness of the Company or its wholly owned Subsidiaries outstanding on the date hereof or otherwise incurred in compliance with this Section 5.1(b) or (C) repurchase or prepay any Indebtedness other than in accordance with the terms of the agreements governing such Indebtedness, as in effect on the date hereof;

(xi) make any (A) loans, advances or extension of credit other than to customers in the ordinary course of business or (B) capital contributions to, or investments in, any other Person, in each case other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(xii) (A) settle any Legal Proceeding against the Company or any of its Subsidiaries (excluding any audit, claim or other proceeding in respect of Taxes, but including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger, or any other Contemplated Transaction or otherwise) for an amount in excess of $500,000 individually or $1,000,000 in the aggregate, in each case net of insurance proceeds, other than the settlement of any Legal Proceedings in an amount not to exceed the maximum amounts reflected or reserved against in respect of such Legal Proceeding in the Company Balance Sheet (or the notes thereto) of the Company included in the financial statements of the Company and its Subsidiaries; or (B) waive or release any material claim or Legal Proceeding brought by the Company or any of its Subsidiaries against another Person, other than in the ordinary course of business consistent with past practice;

(xiii) enter into any Material Contract except (A) in the ordinary course of business that (1) provides for a term no longer than six months from the date of execution or (2) is terminable by the Company or any its Subsidiaries without penalty upon 30 days’ notice or less, or (B) in connection with any matter to the extent such matter is permitted by any other clause of this Section 5.1(b); provided that (I) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Material Contract permitted by this Section 5.1(b)(xiii) (1) if consummation of the Contemplated Transactions or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract or (2) that in any way purports to restrict the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area; and (II) in the event that the Company or any of its Subsidiaries enters into a Material Contract committing the Company or any of its Subsidiaries to make capital expenditures, such Material Contract shall (1) provide for a term no longer than six months from the date of execution or (2) be terminable by the Company or any its Subsidiaries without penalty upon 30 days’ notice or less;

(xiv) other than in connection with any matter to the extent such matter is permitted by any other clause of this Section 5.1(b), amend, modify, change, or terminate any Material Contract to which the Company or any of its Subsidiaries is a party (other than any expiration, termination or renewal of any such Material Contract in accordance with its existing terms), or waive, release, or assign any material rights or claims thereunder; provided, however, that the Company and its Subsidiaries shall be permitted to amend, modify, change and terminate (A) the Material Contracts described in clause (iii) of the definition of Material Contracts so long as the Company Contract evidencing Indebtedness of the Company or any of its Subsidiaries has, and after such amendment, modification, change or termination will have, an outstanding principal amount of less than $5,000,000; and (B) any Material Contract so long as the Company and its Subsidiaries obtains reasonably equivalent economic value for any rights foregone as a result of such amendment, modification, change or termination;

(xv) adopt or enter into any collective bargaining agreement or other Contract with a labor union or representative of employees that is applicable to the employees of the Company or any of its Subsidiaries;

(xvi) hire any new employee, officer or independent contractor or engage any independent contractor whose employment or engagement may not be terminated by the Company or any of its Subsidiaries without penalty on 30 days’ notice or less;

(xvii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries, except for (A) such increases or bonuses as set forth in Section 5.1(b)(xvii) of the Company Disclosure Schedule and (B) such increases or bonuses to employees in the ordinary course of business consistent with past practice and solely in connection with a promotion or demotion of an employee of the Company or any of its Subsidiaries; provided that the exception in this clause (B) shall not apply for employees who are a party to any severance, change of control or retention arrangement with the Company or any of its Subsidiaries or whose annual base compensation is in excess of $300,000; and provided further that, for the avoidance of doubt, no bonus, retention, performance, or incentive award or opportunity may be granted under the Company’s 2016 Omnibus Incentive Plan with respect to service or performance in 2017 (in whole or in part), other than any Retention RSU Awards granted in accordance with Section 5.1(b)(ii);

(xviii) except as permitted by this Agreement or as required to comply with any Contract or Company Benefit Plan disclosed on Section 3.11(c) of the Company Disclosure Schedule and in effect on the date of this Agreement:

(A) pay or agree to pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries any severance, retention, or change in control benefit (other than any Retention RSU Awards granted in accordance with Section 5.1(b)(ii) and any separation agreements entered into with terminated employees in the ordinary course of business that provide for severance in accordance with the Company’s policy listed in Section 3.11(c) of the Company Disclosure Schedule);

(B) grant any new equity awards under any Company Benefit Plan, other than any Retention RSU Awards granted in accordance with Section 5.1(b)(ii);

(C) take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any Company Benefit Plan;

(D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan;

(E) adopt, enter into, materially amend, or terminate any Company Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits; or

(F) make any material determination under any Company Benefit Plan that is not in the ordinary course of business consistent with past practice;

(xix) other than in the ordinary course of business consistent with past practice, (A) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice), (B) settle or compromise any material Legal Proceeding relating to Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the Company Balance Sheet, or (C) change any material method of Tax accounting;

(xx) except as required by applicable Legal Requirements or GAAP, change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

(xxi) fail to keep in full force all insurance policies referred to in Section 3.16 or, in the event that any such insurance policy is not maintained, obtain an alternative insurance policy with substantially the same coverage, written by insurers authorized to do business in the applicable jurisdiction(s) and having an A.M. Best rating of “B+:V” or better (or equivalent); and

(xxii) authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

5.2 Operation of Parent’s Business.

(a) During the Pre-Closing Period, except (i) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, (ii) as explicitly permitted or required by this Agreement, (iii) as required by applicable Legal Requirements or (iv) as otherwise approved with the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct their businesses in the ordinary course of business, including by using reasonable best efforts to (A) preserve substantially intact their current business organizations; (B) maintain their existing relations with key suppliers, customers, employees, and other Persons having business relationships with Parent and its Subsidiaries; (C) maintain their existing insurance policies or reasonable substitutes thereof; and (D) properly maintain all material personal properties and assets, tangible and intangible, owned by or leased to or by Parent and its Subsidiaries, substantially in accordance with its past practice; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 5.2(b).

(b) During the Pre-Closing Period, except (1) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (2) as explicitly permitted or required by this Agreement, (3) as required by applicable Legal Requirements or (4) as otherwise approved with the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except for (1) the payment by Parent of quarterly cash dividends on shares of Parent Common Stock of $0.02 per share of Parent Common Stock with declaration, record and payment dates consistent with past practice and in accordance with Parent’s current dividend policy and (2) transactions solely among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries; (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except for transactions by a wholly owned Subsidiary of Parent; or (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of Parent or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to Parent’s employee benefit plans and (3) the acquisition by Parent of awards granted pursuant to Parent’s employee benefit plans in connection with the payment or forfeiture of such awards;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of capital stock of Parent in connection with the conversion or vesting of Parent equity awards outstanding as of the date hereof or Parent equity awards issued after the date hereof in the ordinary course of business consistent with past practice, or the issuance of Parent equity awards in the ordinary course of business consistent with past practice pursuant to any Parent Benefit Plans sponsored or maintained by Parent; (B) the issuance by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent; (C) in connection with (1) the repayment of any Indebtedness of the Company and its Subsidiaries or (2) any financing in connection with the consummation of the transactions contemplated by this Agreement, including the issuance of shares of Parent Common Stock in an amount not exceeding $500,000,000 in the aggregate; or (D) in connection with any acquisition of any assets or securities or all or any portion of the business or property of another entity, or any merger, consolidation or other business combination transaction (for the avoidance of doubt without limiting clause (iv) below);

(iii) amend the certificate of incorporation or bylaws of Parent or adopt any material change in the comparable similar organizational documents of any of its Subsidiaries that would adversely affect the consummation of the Merger or the other transactions contemplated by the Agreement;

(iv) except as would not materially impede or materially delay the consummation of the Merger, effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, in each case other than any such transactions among Parent and any wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent;

(v) except as required by applicable Legal Requirements or GAAP, change its fiscal year, or make any material changes in financial accounting methods, principles, or practices; or

(vi) authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

5.3 Access and Investigation.

(a) During the Pre-Closing Period, subject to (i) applicable Legal Requirements relating to the exchange of information, (ii) applicable Legal Requirements protecting the privacy of employees and personnel files, and (iii) appropriate limitations on the disclosure of information to maintain attorney-client privilege, and solely for purposes related to the consummation of the Contemplated Transactions, (A) the Company and Parent each shall, and shall cause its Subsidiaries to, upon reasonable request by the other Party, provide the other Party and the other Party’s Representatives with reasonable access, at reasonable times, to officers, key employees, agents, properties, officers and facilities of such other Party and its Subsidiaries and to their assets, books, records, Tax Returns and other documents, and additional financial, operating, and other data and information regarding such Party and its Subsidiaries in its possession and (B) the Company and Parent each shall cause its officers to confer regularly with the other Party concerning the status of its business as the other Party may reasonably request.

5.4 Notification. During the Pre-Closing Period, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon becoming aware of any condition, event or circumstance that will result in any of the conditions in Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b) not being met or not being able to be met; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.5 No Solicitation by the Company.

(a) The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Acquisition Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Company or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Company Acquisition Proposal. During the Pre-Closing Period, the Company shall not directly or indirectly, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause any Representative of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse, or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 5.5(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, or entering into discussions with, any Person in response to a written, bona fide Company Acquisition Proposal that is, or is reasonably likely to result in, a Superior Company Proposal that is submitted to the Company by such Person (and not withdrawn prior to the furnishing of such information or such discussions) if (1) the Company, its Subsidiaries or their respective Representatives shall not have violated any of the restrictions set forth in this Section 5.5(a), (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (4) the Company receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of nonpublic written and oral information furnished to such Person by or on behalf of the Company on terms no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, and (5) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that if any of its directors, executive officers or any Company Designated Representative takes any action that, if taken by the Company, would violate the restrictions set forth in the preceding sentence, then such action shall be deemed to constitute a breach of such restriction by the Company. In furtherance of its obligations hereunder, to the extent that the Company has Knowledge that any of its Representatives has taken an action that, if taken by the Company, would violate the restrictions set forth in this Section 5.5, then the Company shall immediately instruct such Representative to cease such action.

(b) The Company shall promptly (and in no event later than 24 hours after receipt thereof) advise Parent orally and in writing of any Company Acquisition Proposal, any inquiry, proposal or indication of interest that would reasonably be expected to lead to a Company Acquisition Proposal, any request for nonpublic information relating to the Company or any of its Subsidiaries with respect to a Company Acquisition Proposal, or any request for discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall promptly (and in no event later than 24 hours after receipt thereof) provide Parent with copies of any draft agreements relating to, or written proposals containing any material term of, such Company Acquisition Proposal, inquiry or indication of interest received from or on behalf of such Person. The Company shall keep Parent fully informed with respect to the status and material terms of any such Company Acquisition Proposal, inquiry, indication of interest, or request and any modification or proposed modification thereto (and the Company shall promptly provide Parent with copies of any draft agreements relating to, or written proposals containing any material term of, such Company Acquisition Proposal, inquiry or indication of interest that the Company has delivered to any third Person making a Company Acquisition Proposal) and of the status of any such discussions or negotiations.

(c) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party, and will enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed a confidentiality agreement within six months prior to the date of this Agreement, in connection with its consideration of a possible Company Acquisition Transaction or equity investment, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(d) Nothing set forth in this Section 5.5 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that this Section 5.5(d) shall not be deemed to permit the Company Board to make a Company Change in Recommendation or take any of the actions referred to in Section 5.8(b), except to the extent permitted by Section 5.8(c)(i) or Section 5.8(c)(ii).

5.6 No Solicitation by Parent.

(a) Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Acquisition Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Company and its Representatives) to any physical or electronic data room relating to a possible Parent Acquisition Proposal. During the Pre-Closing Period, Parent shall not directly or indirectly, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause any Representative of Parent or any of its Subsidiaries not to directly or indirectly, (i) solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any Parent Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to a Parent Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) approve, endorse, or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Parent Stockholder Vote, this Section 5.6(a) shall not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, or entering into discussions with, any Person in response to a written, bona fide Parent Acquisition Proposal that is, or is reasonably likely to result in, a Superior Parent Proposal that is submitted to Parent by such Person (and not withdrawn prior to the furnishing of such information or such discussions) if (1) Parent, its Subsidiaries or their respective Representatives shall not have violated any of the restrictions set forth in this Section 5.6, (2) the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements, (3) Parent receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of nonpublic written and oral information furnished to such Person by or on behalf of Parent on terms no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, and (4) prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that if any of its directors, executive officers or any Parent Designated Representative takes an action that, if taken by Parent, would violate the restrictions set forth in the preceding sentence, then such action shall be deemed to constitute a breach of such restriction by Parent. In furtherance of its obligations hereunder, to the extent that Parent has Knowledge that any of its Representative has taken an action that, if taken by Parent, would violate any of the restrictions set forth in this Section 5.6, then Parent shall immediately instruct such Representative to cease such action.

(b) Nothing set forth in this Section 5.6 shall prohibit the Parent Board from taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that this Section 5.6 shall not be deemed to permit the Parent Board to make a Parent Change in Recommendation or take any of the actions referred to in Section 5.9(b), except to the extent permitted by Section 5.9(c)(i) or Section 5.9(c)(ii).

5.7 Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable, and in no event later than 25 Business Days after the date of this Agreement, the Company and Parent shall prepare the Joint Proxy Statement and Parent shall prepare the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included, with respect to the issuance of Parent Common Stock in the Merger and cause it to be filed with the SEC. The Company and Parent shall each furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendment thereto. Parent and the Company shall each use commercially reasonable efforts to cause the

Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company and Parent will cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Parent shall also promptly file, and use commercially reasonable efforts to cause to become effective as promptly as possible, any amendment to the Form S-4 Registration Statement, including the Joint Proxy Statement and, if required, the Company and Parent shall mail to their respective stockholders any such amendment that becomes necessary after the date the Form S-4 Registration Statement is declared effective. Notwithstanding the foregoing, prior to filing the Form S-4 Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) If at any time prior to the Effective Time either Party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Joint Proxy Statement, it shall promptly inform the other Party.

(c) Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Joint Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto, or the suspension of the qualification of the shares of Parent Common Stock to be issued pursuant to Article 2 for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) Each of the Company and Parent will take any other action required to be taken under the Securities Act, the Exchange Act and any applicable Blue Sky Laws in connection with the Contemplated Transactions.

5.8 Company Stockholders Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders Meeting”), shall submit such proposal to such holders at the Company Stockholders Meeting, and shall not submit any other proposal to such holders in connection with the Company Stockholders Meeting (other than a proposal relating to executive compensation as may be required by Rule 14a-21(c) under the Exchange Act), without the prior written Consent of Parent. The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date (whether in connection with the Company Stockholders Meeting or any adjournment or postponement thereof) without the prior written Consent of Parent. The Company Stockholders Meeting shall be held (on a date jointly selected by Parent and the Company) as promptly as practicable after (but in any event no later than 40 days after) the Form S-4 Registration Statement is declared effective under the Securities Act. Subject to Section 5.8(c), the Joint Proxy Statement shall include the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders Meeting (the recommendation of the Company Board being referred to as the “Company Board Recommendation”). The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.8(c), neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Company Board Recommendation in a manner adverse to Parent, or adopt or propose a resolution to withdraw or modify the Company Board Recommendation in a manner adverse to Parent; (ii) fail to reaffirm, without qualification, the Company Board Recommendation, within 10 Business Days after Parent requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer (it being understood that the Company Board or any committee thereof may make or cause the Company to make a customary “stop, look and listen” communication or may elect to take no position with respect to a Company Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such Company Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action in and of itself being considered a Company Change in Recommendation); (iv) approve, endorse, or recommend any Acquisition Proposal; or (v) publicly resolve or propose to take any action described in clauses (i) through (iv) of this sentence (each of the foregoing actions described in clauses (i) through (v) of this sentence being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.8(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation:

(i) if: (A) after the date of this Agreement, a Company Acquisition Proposal is made to the Company and is not withdrawn; (B) such Company Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement or the Confidentiality Agreement; (C) the Company Board determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Company Proposal; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that such Company Acquisition Proposal is a Superior Company Proposal; (E) during such five-Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the Company Acquisition Proposal that was determined to constitute a Superior Company Proposal no longer constitutes a Superior Company Proposal; (F) at the end of such five-Business Day period, such Company Acquisition Proposal has not been withdrawn and continues to constitute a Superior Company Proposal (taking into account any changes to the terms of this Agreement irrevocably agreed by Parent as a result of the negotiations required by clause (E) or otherwise); and (G) the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Superior Company Proposal, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Company Proposal, the provisions of this Section 5.8(c)(i) shall apply to such revised Company Acquisition Proposal as if it were a new Company Acquisition Proposal hereunder, except that to the extent such revisions are proposed during such five Business Day period, the five Business Day period shall instead be the greater of the remaining time of such initial five Business Day Period related to such Company Acquisition Proposal and three Business Days); or

(ii) if: (A) a Company Intervening Event occurs or arises after the date of this Agreement; (B) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that, in light of such Company Intervening Event, the Company Board intends to effect a Company Change in Recommendation; (C) during such five Business Day period, if requested by Parent, the Company engages in good-faith negotiations with Parent to amend this Agreement in a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (D) at the end of such five Business Day period, the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Company Intervening Event, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

5.9 Parent Stockholders Meeting.

(a) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement (the “Parent Stockholders Meeting”) and shall submit such proposal to such holders at the Parent Stockholders Meeting. Parent (in consultation with the Company) shall set a single record date for persons entitled to notice of, and to vote at, the Parent Stockholders Meeting and shall not change such record date (whether in connection with the Parent Stockholders Meeting or any adjournment or postponement thereof) without the prior written Consent of the Company. The Parent Stockholders Meeting shall be held (on the same date as the date of the Company Stockholders Meeting) as promptly as practicable after (but in any event no later than 40 days after) the Form S-4 Registration Statement is declared effective under the Securities Act. Subject to Section 5.9(c), the Joint Proxy Statement shall include the recommendation of Parent Board that the Parent’s stockholders vote to approve the issuance of the Parent Common Stock issued pursuant to the terms of this Agreement (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”). Parent shall use reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.9(c), neither the Parent Board nor any committee thereof shall: (i) withdraw or modify the Parent Board Recommendation in a manner adverse to the Company, or adopt or propose a resolution to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company; (ii) fail to reaffirm, without qualification, the Parent Board Recommendation within 10 Business Days after the Company requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of Parent shall have been commenced, that the Parent Board recommends rejection of such tender or exchange offer (it being understood that the Parent Board or any committee thereof may make or cause Parent to make a customary “stop, look and listen” communication or may elect to take no position with respect to a Parent Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such Parent Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action in and of itself being considered a Parent Change in Recommendation); (iv) approve, endorse or recommend any Parent Acquisition Proposal; or (v) publicly resolve or propose to take any action described in clauses (i) through (iv) of this sentence (each of the foregoing actions described in clauses (i) through (v) of this sentence being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.9(b), at any time prior to the approval of the issuance of Parent Common Stock issued pursuant to the terms of this Agreement by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

(i) if (A) after the date of this Agreement, a Parent Acquisition Proposal is made to Parent and is not withdrawn; (B) such Parent Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement or the Confidentiality Agreement; (C) the Parent Board determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes a Superior Parent Proposal; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five Business Days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Parent Acquisition Proposal is a Superior Parent Proposal; (E) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Parent Acquisition Proposal that was determined to constitute a Superior Parent Proposal no longer constitutes a Superior Parent Proposal; (F) at the end of such five Business Day period, such Parent Acquisition Proposal has not been withdrawn and continues to constitute a Superior Parent Proposal (taking into account any changes to the terms of this Agreement irrevocably agreed by the Company as a result of the negotiations required by clause (E) or otherwise); and (G) the Parent Board determines in good faith, after consultation with outside legal counsel, that, in light of such Superior Parent Proposal, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Parent Proposal, the provisions of this Section 5.9(c)(i) shall apply to such revised Parent Acquisition Proposal as if it were a new Parent Acquisition Proposal hereunder, except that to the extent such revisions are proposed during such five Business Day period, the five Business Day period shall instead be the greater of the remaining time of such initial five Business Day Period related to such Parent Acquisition Proposal and three Business Days);

(ii) if (A) a Parent Intervening Event occurs or arises after the date of this Agreement; (B) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five Business Days after the Company receives written notice from Parent confirming that, in light of a Parent Intervening Event, the Parent Board intends to effect a Parent Change in Recommendation; (C) during such five Business Day period, if requested by the Company, Parent engages in good-faith negotiations with the Company to amend this Agreement in a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (D) at the end of such five Business Day period, the Parent Board determines in good faith, after consultation with outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements.

5.10 Cooperation; Regulatory Approvals.

(a) Subject to Sections 5.10(c) and 5.10(d), Parent and the Company shall cooperate fully with each other and shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Sections 5.10(c) and 5.10(d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions, and shall submit promptly any additional information or documentary material requested in connection with such filings and notices, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use reasonable best efforts to oppose or to lift, as the case may be, any restraint, injunction, or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given, and each such Consent obtained, by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given, and each such Consent obtained, by Parent during the Pre-Closing Period

(b) Without limiting the generality of Section 5.10(a), the Company and Parent shall, promptly after the date of this Agreement prepare and in no event later than 15 Business Days after the date of this Agreement file the notifications required under the HSR Act. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (ii) keep the other Party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other Party of any communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the Contemplated Transactions. In addition, except as may be prohibited by any

Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act Parent and the Company will permit authorized Representatives of the other Party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c) At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines, or assets of the Company or any of its Subsidiaries; provided that any such action is conditioned upon the consummation of the Merger.

(d) Notwithstanding anything to the contrary contained in this Agreement, unless immaterial relative to the Company and its Subsidiaries taken as a whole, Parent shall not have any obligation under this Agreement to (and the Company shall not, unless requested to do so by Parent): (i) dispose of, transfer, or hold separate, or cause any of its Subsidiaries to dispose of, transfer, or hold separate any assets or operations, or commit or cause the Company or any of its Subsidiaries to dispose of, transfer, or hold separate any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause the Company or any of its Subsidiaries to discontinue offering any product or service or (iii) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company or any of its Subsidiaries.

5.11 Disclosure. Except with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or any of the other Contemplated Transactions and neither shall issue any press release or make any public statement or disclosure regarding the Merger or any of the other Contemplated Transactions without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other Party about, and allow the other Party reasonable time to comment in advance on, such press release, public announcement, or disclosure.

5.12 Tax Matters. Each of Parent and the Company will use its reasonable best efforts to cause the Merger to qualify, and will not take (and will use its reasonable best efforts to prevent any Affiliate of such party from taking) any actions that would reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Parent and the Company will cooperate with one another and use their respective commercially reasonable efforts to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d). In connection therewith, (a) Parent shall deliver to such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Sections 6.2(d) and 6.3(d), as applicable (the “Parent Tax Certificate”) and (b) the Company shall deliver to such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Sections 6.2(d) and 6.3(d), as applicable (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent and the Company shall provide such other information as reasonably requested by counsel for purposes of rendering the opinions described in Sections 6.2(d) and 6.3(d).

5.13 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than five days prior to the Closing Date.

5.14 Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the Nasdaq.

5.15 Rule 16b-3. Parent, Merger Sub, and the Company shall take all such steps as may be required to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent in connection with this Agreement by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director or officer of Parent subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Employee Benefits.

(a) Following the Effective Time, and for at least six months thereafter, the Surviving Corporation shall provide or cause to be provided to each individual employed by the Surviving Corporation immediately after the Effective Time (each, a “Continuing Employee”) an annual base salary or wage level, as applicable, annual cash incentive opportunities, and employee benefits (excluding equity-based compensation) that, in the aggregate, are substantially comparable to either (i) such compensation and employee benefits provided to such Continuing Employee by the Company on the date of this Agreement or (ii) such compensation and employee benefits provided by the Parent to similarly situated employees of Parent and its Affiliates; provided, however, that nothing in this Section 5.16 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program, or arrangement. Nothing in this Section 5.16 shall be interpreted to require Parent to provide for the participation of any Continuing Employee in any benefit plan of Parent or its Affiliates (the “Parent Benefit Plans”). This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or otherwise to create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any affiliate of Parent. Furthermore, nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation, or any other Subsidiary of Parent and, subject to any agreement between a Continuing Employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be “at will” employment.

(b) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and the Parent Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent (i) that its application would result in a duplication of benefits, (ii) of any benefit accrual under any New Plan that is a defined benefit plan, or (iii) the similar Company Benefit Plan’s method or formula of service crediting is not consistent with the method or formula of service crediting under the New Plan in which case, such Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time in accordance with the method or formula of service crediting under the New Plan. In addition and without limiting the generality of the foregoing, Parent shall, or shall cause the New Plans to, use commercially reasonable efforts to cause (A) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is comparable to a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

5.17 Indemnification of Officers and Directors.

(a) From the Effective Time and until the six year anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, to the fullest extent permitted by applicable Legal Requirements, each present and former director, officer and employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of the Company or any of its Subsidiaries (collectively, and together with such Person’s heirs, executors or administrators, the “Indemnified Persons”), against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Persons’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

(b) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions under the Company’s certificate of formation, bylaws, or indemnification Contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement shall survive the Merger and shall be assumed by the Surviving Corporation in the Merger without any further action. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by applicable Legal Requirements, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including attorneys’ fees) of any Indemnified Person under this Section 5.17 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.17) as incurred to the fullest extent permitted under applicable Legal Requirements for a period of six years from the Effective Time; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(c) Parent shall purchase, or shall cause the Surviving Corporation to purchase, on or prior to the Effective Time, and the Surviving Corporation shall maintain, tail insurance policies for the extension of the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained on the date of this Agreement by the Company, which tail policies shall be from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and shall be effective from the Effective Time through and including the date six years after the Closing Date (the “Tail Period”) with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing director and officer policies disclosed in Section 3.16 of the Company Disclosure Schedule with respect to claims arising from facts, events, acts or omissions that occurred on or prior to the Effective Time. If Parent or the Surviving Corporation for any reason fails to obtain such tail insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the

Surviving Corporation to, (i) continue to maintain in effect for the Tail Period the directors’ and officers’ liability insurance and fiduciary liability insurance maintained as of the date of this Agreement, or (ii) purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for the Tail Period, in each case with terms, conditions, retentions and limits of liability that are at least as favorable as those provided in the Company’s existing director and officer policies disclosed in Section 3.16 of the Company Disclosure Schedule. Notwithstanding the foregoing, if the coverage described above cannot be obtained, or can only be obtained by paying aggregate premiums in excess of 250% of the annual amount currently paid by the Company for such coverage, the Surviving Corporation shall obtain policies with the greatest coverage available for aggregate premiums equal to 250% of the aggregate annual amount currently paid by the Company for directors’ and officers’ liability insurance and fiduciary liability insurance.

(d) If Parent or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, respectively, shall assume all of the obligations set forth in this Section 5.17. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.17 is not prior to, or in substation for, any claims under any such policies.

(e) This Section 5.17 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable by each Indemnified Person as a third-party beneficiary. The rights of the Indemnified Persons under this Section 5.17 are in addition to any rights such Indemnified Persons may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Legal Requirements.

5.18 Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Merger and the other Contemplated Transactions, and no such settlement shall be agreed to without the prior written consent of Parent. The Company and Parent shall cooperate, shall cause their respective Subsidiaries to cooperate and shall use their reasonable best efforts to cause their respective Representatives to cooperate, in the defense against such litigation.

5.19 Financing.

(a) At any time, and from time to time, prior to Closing, the Company shall, and shall cause its Subsidiaries to and use reasonable best efforts to cause its Representatives to, cooperate in connection with any Financing as Parent may reasonably request, including any offering of debt or equity securities, requested repayment or refinancing of Indebtedness of the Company or any of its Subsidiaries and any filing with any Governmental Body to be made by Parent related thereto, including, as applicable, by: (i) causing management teams of the Company or its Subsidiaries, with appropriate seniority and expertise, to participate in meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any, related to the Financing; (ii) providing information with respect to the Company and its Subsidiaries reasonably requested by Parent or the Financing Sources to facilitate the Financing; (iii) using reasonable best efforts to prepare and furnish to Parent the Required Information; (iv) assisting in the preparation of SEC filings to be made by Parent, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, rating agency presentations and similar documents (“Offering Documents”); (v) (A) using reasonable best efforts to cause PricewaterhouseCoopers LLP or other relevant accountants of the Company and its respective Subsidiaries to cooperate with Parent, including by participating in drafting sessions and accounting due diligence sessions, to obtain the consent of, and customary comfort letters from, PricewaterhouseCoopers LLP (including by providing customary management letters and requesting legal letters to obtain such consent) in connection with any Financing by Parent and (B) cooperating with Parent’s legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with the Financing; (vi) cooperating with any due diligence, to the extent customary and reasonable; (vii) in connection with any such Financing, provide customary authorization letters authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a material misstatement or omission; (viii) furnishing promptly all documentation and other information required by any Governmental Authority or as reasonably requested by any financing source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (ix) in connection with the Financing, executing and delivering any definitive financing documents, including any necessary pledge and security documents, as reasonably requested by Parent and otherwise facilitating the pledging of collateral in connection with the Financing, including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing); (x) causing the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company or its Subsidiaries reasonably necessary to permit the completion of the Financing, subject to the occurrence of the Closing; and (xi) using reasonable best efforts to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness and release of liens contemplated by any repayment or refinancing of such indebtedness to be paid off, discharged and terminated on the Closing Date; provided that the documents in respect of such arrangements contemplated by this clause (xi) shall not need to be effective until the Closing Date.

(b) Notwithstanding anything to the contrary in this Section 5.19(a), no action shall be required of the Company or its Subsidiaries if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of Company and its Subsidiaries; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached unless waived by Parent; (iii) involve the entry by the Company or any Subsidiary into any agreement with respect to the Financing that is effective prior to the Closing, other than customary representation and authorization letters; (iv) require Company or any of its Subsidiaries or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions, other than certificates delivered at (or as of) the Closing Date and other than customary representation and authorization letters; (v) require the Company or any Subsidiary to pay any commitment or other fee prior to the Closing Date; (vi) require the Company or any of its Subsidiaries or their respective Representatives to prepare pro forma financial information or projections, which shall be the responsibility of Parent (without waiver of the covenant set forth in Section 5.19(a)(ii) and (iii); or (vii) cause any director, officer, or employee of Company or any of its Subsidiaries to execute any agreement or certificate in his or her individual, rather than official, capacity.

(c) Promptly upon the Company’s request, all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with assisting in the Financing shall be paid or reimbursed by Parent, and, in the event the Closing shall not occur, Parent shall indemnify and hold harmless Company, its Subsidiaries and its and their Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement or consummation of the Financing, except to the extent such losses arise from the information provided by the Company or its Subsidiaries for use in the Offering Documents or otherwise in connection with the Financing.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction at or before the Closing Date, of each of the following conditions, any or all of which may be waived jointly by the Parties:

(a) Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(b) Company Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.

(c) Parent Stockholder Approval. The Required Parent Stockholder Vote shall have been obtained.

(d) Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the Nasdaq.

(e) Competition Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(f) No Restraints. No temporary restraining Order, preliminary or permanent injunction, or other Order of a Governmental Body prohibiting the consummation of the Merger shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger.

6.2 Conditions of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Parent, at or before the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Company (i) set forth in Section 3.7(b)(i) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) set forth in Section 3.3(a), Section 3.3(b) and Section 3.3(c) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (ii), for any de minimis inaccuracies, (iii) set forth in Section 3.2(a) (Authority; No Conflict), Section 3.3 (other than Section 3.3(a), Section 3.3(b) or Section 3.3(c)) (Capitalization), Section 3.20 (Rights Plan; State Antitakeover Statutes) and Section 3.23 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) and (iv) set forth in this Agreement, other than those representations and warranties described in clauses (i), (ii) or (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material,” “in all material respects” and “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) Certificate. The Company shall have provided Parent with a certificate from the chief executive officer and the chief financial officer of the Company certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Tax Opinion. Parent shall have received an opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(d), Vinson & Elkins LLP shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by Parent or the Company for purposes of rendering such opinion.

(e) Company Material Loss. During the Pre-Closing Period, there shall not be one or more Material Losses with respect to the Company or any of its Subsidiaries, the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $100,000,000.

(f) Maximum Company Net Debt. The Net Debt of the Company and its Subsidiaries as of the Closing Date shall not be greater than $500,000,000, and the Company shall have furnished Parent and Merger Sub with a certificate dated the Closing Date, signed on its behalf by the Company’s chief executive officer and chief financial officer, certifying that the condition set forth in this Section 6.2(f) has been satisfied and setting forth the Company’s calculation of the Net Debt of the Company and its Subsidiaries.

6.3 Conditions of the Company. The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.7(b)(i) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) set forth in Section 4.3(a), Section 4.3(b) and Section 4.3(c) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (ii), for any de minimis inaccuracies, (iii) set forth in Section 4.2(a) (Authority; No Conflict), Section 4.3 (other than Section 4.3(a), Section 4.3(b) or Section 4.3(c)) (Capitalization) and Section 4.14 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material,” “in all material respects” and “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants. The covenants and obligations in this Agreement that Parent or Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) Certificate. Parent shall have provided the Company with a certificate from the chief executive officer and the chief financial officer of Parent certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(d), Wachtell, Lipton, Rosen & Katz shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

(e) Parent Material Loss. During the Pre-Closing Period, there shall not be one or more Material Losses with respect to Parent or any of its Subsidiaries, the value of which exceed, or would reasonably be expected to exceed, individually or in the aggregate, $300,000,000.

(f) Maximum Parent Net Debt. The Net Debt of Parent and its Subsidiaries as of the Closing Date shall not be greater than $725,000,000, plus any Indebtedness incurred or issued to (i) pay down any existing Indebtedness of the Company and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement or (ii) pay any or all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, and Parent shall have furnished the Company with a certificate dated the Closing Date, signed on its behalf by Parent’s chief executive officer and chief financial officer, certifying that the condition set forth in this Section 6.3(f) has been satisfied and setting forth Parent’s calculation of the Net Debt of Parent and its Subsidiaries.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the receipt of the Required Company Stockholder Approval or the Required Parent Stockholder Approval):

(a) by mutual written Consent of Parent and the Company;

(b) by Parent or the Company if the Merger shall not have been consummated by 5:00 p.m. Central Time on June 30, 2017 (as such date may be extended pursuant to the immediately succeeding proviso, the “End Date”); provided that if, on such date, one or more of the conditions set forth in Section 6.1(e) or Section 6.1(f) (as a result only of an Order or injunction imposed by a Governmental Antitrust Body) has not been satisfied or waived, but all other conditions to the Closing set forth in Article 6 have been satisfied or waived, as applicable (except for those conditions that by their nature are to be satisfied at the Closing; provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall automatically be extended to August 31, 2017; provided further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing proviso);

(c) by Parent or the Company if (i) a court or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, or (ii) a Legal Requirement shall be in effect that permanently makes consummation of the Merger illegal or otherwise permanently prohibits the consummation of the Merger;

(d) by Parent or the Company if (i) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Company Stockholder Vote;

(e) by Parent, prior to the time the Company Required Stockholders Vote is obtained, if (i) there shall have occurred a Company Change in Recommendation, (ii) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement, or (iii) any of the directors or executive officers of the Company, any of the Voting Agreement Stockholders or any Company Designated Representative, shall have materially violated or materially breached Section 5.5;

(f) by Parent (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2(a) would not be satisfied; (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Company within 30 calendar days after its receipt of written notice from Parent thereof; or (iii) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.2(b) would not be satisfied if the condition were then being tested and such breach, if capable of cure, has not been cured by the Company within 30 calendar days after its receipt of written notice from Parent thereof; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its representations, warranties or covenants hereunder such that any condition set forth in Section 6.3(a) or 6.3(b) would not be satisfied;

(g) by Parent or the Company if (i) the Parent Stockholders Meeting (including any adjournments thereof) shall have been held and completed and (ii) the issuance of Parent Common Stock pursuant to this Agreement shall not be approved at such meeting by the Required Parent Stockholder Vote;

(h) by the Company, prior to the time the Parent Required Stockholders Vote is obtained, if (i) there shall have occurred a Parent Change in Recommendation, (ii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement, or (iii) any of the directors or executive officers of Parent or any Parent Designated Representative, shall have materially violated or materially breached Section 5.6; or

(i) by the Company (i) if any of Parent’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.3(a) would not be satisfied; (ii) if (A) any of Parent’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Parent within 30 calendar days after its receipt of written notice from the Company thereof; or (iii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied if the condition were then being tested and such breach, if capable of cure, has not been cured by Parent within 30 calendar days after its receipt of written notice from the Company thereof; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if the Company is then in material breach of any of its representations, warranties or covenants hereunder such that any condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the other parties.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, without any liability or obligation on the part of the Company, Parent or Merger Sub; provided, however, that (a) this Section 7.2, Section 7.3, and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any Willful and Intentional Breach of any representation, warranty, covenant, or other provision contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

7.3 Expenses; Termination Fees.

(a) Except as set forth in Section 5.17, Section 5.19(c) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall be responsible for any filing fees incurred by Parent and the Company in connection with the filing by Parent and the Company of the pre-merger notification and report forms relating to the Merger under the HSR Act, but Parent shall not be responsible for any filing fees incurred by any Person (other than the Parent and the Company) in connection with any such filings.

(b) The Company agrees to pay Parent an amount equal to $40,000,000 (the “Company Termination Fee”) if this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(e);

(ii) by Parent pursuant to Section 7.1(f)(iii) and (A) on or before the date of any such termination a Company Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board, and (B) a definitive agreement is entered into by the Company with respect to a Company Acquisition Transaction or a Company Acquisition Transaction is consummated within 12 months of such termination of the Agreement;

(iii) by Parent or the Company pursuant to Section 7.1(d) and, (A) on or before the date of the Company Stockholder Meeting, a Company Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (B) a definitive agreement is entered into by the Company with respect to a Company Acquisition Transaction or a Company Acquisition Transaction is consummated within 12 months of such termination of this Agreement; or

(iv) by any Party at any time during which the Agreement was otherwise terminable in a circumstance in which Parent would be entitled to a payment of the Company Termination Fee pursuant to Section 7.3(b)(i), Section 7.3(b)(ii) or Section 7.3(b)(iii) if Parent had terminated this Agreement pursuant to Sections 7.1(d), 7.1(e) or 7.1(f) or if the Company had terminated this Agreement pursuant to Section 7.1(d).

For purposes of Sections 7.3(b)(ii) and 7.3(b)(iii), the term “Company Acquisition Transaction” shall have the meaning assigned to such term in Section 8.16, except that the references to “15% or more” shall be deemed to be references to “50% or more.”

(c) Parent agrees to pay the Company:

(i) an amount equal to $100,000,000, if this Agreement is terminated by the Company pursuant to Section 7.1(h)(i) or Section 7.1(h)(ii) as a result of a Parent Change of Recommendation made pursuant to Section 5.9(c)(i);

(ii) an amount equal to $40,000,000, if this Agreement is terminated by the Company pursuant to Section 7.1(h)(i) or Section 7.1(h)(iii) as a result of a Parent Change of Recommendation made pursuant to Section 5.9(c)(ii);

(iii) an amount equal to $100,000,000, if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(g) and, (A) on or before the date of the Parent Stockholder Meeting, a Parent Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board(such proposal, a “Pending Parent Acquisition Proposal”), and (B) a definitive agreement is entered into by Parent with respect to a Parent Acquisition Transaction or a Parent Acquisition Transaction is consummated within 12 months of such termination of this Agreement, in each case with an Initial Parent Interloper or a Topping Parent Interloper;

(iv) an amount equal to $100,000,000, if this Agreement is terminated by the Company pursuant to Section 7.1(i)(iii) and (A) on or before the date of any such termination a Pending Parent Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Parent Board, and (B) a definitive agreement is entered into by Parent with respect to a Parent Acquisition Transaction or a Parent Acquisition Transaction is consummated within 12 months of such termination of the Agreement, in each case with an Initial Parent Interloper or a Topping Parent Interloper;

(v) an amount equal to $40,000,000, if this Agreement is terminated by any Party at any time during which the Agreement was otherwise terminable in circumstances in which the Company would be entitled to payment of the Parent Termination Fee pursuant to Section 7.3(c)(ii) if the Company had terminated this Agreement pursuant to Section 7.1(h); or

(vi) an amount equal to $100,000,000, if this Agreement is terminated by any Party at any time during which the Agreement was otherwise terminable in circumstances in which the Company would be entitled to payment of the Parent Termination Fee pursuant to Section 7.3(c)(i), 7.1(c)(iii) or 7.1(c)(iv) if the Company had terminated this Agreement pursuant to Section 7.1(h)(i), 7.1(h)(ii), 7.1(g) or 7.1(i) or if Parent had terminated this Agreement pursuant to Section 7.1(g).

For purposes of Sections 7.3(c)(iii) and 7.3(c)(iv), the term “Parent Acquisition Transaction” shall have the meaning assigned to such term in Section 8.16, except that the references to “15% or more” shall be deemed to be references to “50% or more.” Any amount payable by Parent to the Company pursuant to this Section 7.3(c) is referred to as the “Parent Termination Fee.”

(d) Any Company Termination Fee or Parent Termination Fee required to be paid (i) pursuant to Section 7.3(b)(i) shall be paid within two Business Days after termination by Parent, (ii) pursuant to Section 7.3(b)(ii) or 7.3(b)(iii) shall be paid within two Business Days after the event giving rise to such payment, (iii) pursuant to Section 7.3(b)(iv), at the time such fee would be payable pursuant to Section 7.3(b)(i), 7.3(b)(ii) or 7.3(b)(iii), as applicable, (iv) pursuant to Sections 7.3(c)(i) or 7.3(c)(ii) shall be paid within two Business Days after termination by the Company, (v) pursuant to Sections 7.3(c)(iii) or 7.3(c)(iv) shall be paid within two Business Days after the event giving rise to such payment and (vi) pursuant to Sections 7.3(c)(v) or 7.3(c)(vi), at the time such fee would be payable pursuant to Sections 7.3(c)(i), 7.3(c)(ii), 7.3(c)(iii) or 7.3(c)(iv) and, in each case, shall be paid by wire transfer of immediately available funds to an account designated in writing by the receiving Party.

(e) Without prejudice to the payment of any Company Termination Fee or Parent Termination Fee, (i) in the event that this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(d), the Company shall pay to Parent an amount not to exceed $7,500,000 in respect of the bona fide, out of pocket expenses of Parent actually incurred in connection with this Agreement and the Contemplated Transactions, within two Business Days after such termination by wire transfer of immediately available funds to an account designated in writing by Parent and (ii) in the event that this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(g), Parent shall pay to the Company an amount not to exceed $7,500,000 in respect of the bona fide, out of pocket expenses of the Company actually incurred in connection with this Agreement and the Contemplated Transactions, within two Business Days after such termination by wire transfer of immediately available funds to an account designated in writing by the Company (the amount paid pursuant to each of clause (i) or (ii), an “Expense Reimbursement”). In the event that the Company shall make an Expense Reimbursement to Parent pursuant to this Section 7.3(e), then such amount paid shall be deducted from the amount of any Company Termination Fee paid or payable by the Company pursuant to Section 7.3(b). In the event that Parent shall make an Expense Reimbursement to the Company pursuant to this Section 7.3(e), then such amount shall be deducted from the amount of any Parent Termination Fee paid or payable by Parent pursuant to Section 7.3(c).

(f) If a Party fails to pay when due any amount payable under this Section 7.3, then (i) the non-paying Party shall reimburse the other Party for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by the other Party of its rights under this Section 7.3, and (ii) the non-paying Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to 3% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(g) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of liability pursuant to Section 7.2(b). In no event shall either Party be obligated to pay a Company Termination Fee or Parent Termination Fee or Expense Reimbursement pursuant to this Section 7.3 on more than one occasion.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors), whether before or after the Required Company Stockholder Vote and the Required Parent Stockholder Vote shall have been obtained; provided, however, that after the Required Company Stockholder Vote and the Required Parent Stockholder Vote shall have been obtained, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Parent without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2 Remedies Cumulative; Waiver.

(a) The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3 No Survival. None of the representations and warranties contained in this Agreement, or any covenant in this Agreement, other than those contained in Section 5.16, Section 5.17 and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time, shall survive the Effective Time.

8.4 Entire Agreement. This Agreement, including the schedules, exhibits, and amendments hereto, and the Confidentiality Agreement and any other document or instrument referred to herein constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

(b) The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

(c) Notwithstanding the E-SIGN Act or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such document on paper by a handwritten original signature with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the Parties either by physical delivery or in the manner set forth in Section 8.5(b). “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

8.6 Governing Law. This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the Legal Requirements of any other jurisdiction.

8.7 Exclusive Jurisdiction; Venue. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.12 of this Agreement.

8.8 Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the Parties arising out of or relating to this Agreement and the Contemplated Transactions.

8.9 Disclosure Schedules.

(a) The Company Disclosure Schedule and the Parent Disclosure Schedule are arranged in separate parts corresponding to the numbered and lettered Sections contained in Articles 3 and 4, respectively. The information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify any other Section to the extent that the relevance of such item is reasonably apparent. Where the terms of a Contract or other disclosure item have been referenced, summarized or described, such reference, summary or description does not purport to be a complete statement of the material terms of such Contract or disclosure item and such disclosures are qualified in their entirety by the specific details of such Contract or disclosure item.

(b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or the Parent Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or the Parent Disclosure Schedule or that such items are material to the Company or Parent, as the case may be. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule relating to any possible or alleged breach or violation of Legal Requirements or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Company Disclosure Schedule or Parent Disclosure Schedule, the disclosing Party expressly does not waive any attorney-

client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Company Disclosure Schedule and the Parent Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule are qualified in their entireties by reference to specific provisions of the Merger Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Parent or Merger Sub, as applicable, except as and to the extent provided in the Merger Agreement.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

8.10 Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.11 No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, (a) the Indemnified Persons shall be third-party beneficiaries of, and entitled to enforce, Section 5.17 and; provided, further that no Consent of the Indemnified Persons shall be required to amend any provision of the Agreement prior to the Effective Time, (b) the holders of Company Common Stock shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.1, (c) the holders of Company Warrants and the holders of Company Equity Awards shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.2.

8.12 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next Business Day), (b) at the end of the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid) and (c) if sent by email, upon prompt confirmation by telephone of successful transmission of such email; provided that such email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein.

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the other Parties):

If to the Company:

Seventy Seven Energy Inc.

777 NW 63 Street

Oklahoma City, OK 73116

Attention: David Treadwell

Fax no.: (405) 730-8123

with a copy to (which shall not constitute notice hereunder):

Wachtell, Lipton Rosen & Katz

51 W 52nd Street

New York, NY 10019

Attention: Project Egypt

Fax no.: (212) 403-2000

Email: Egypt067140001@wlrk.com

If to Parent or Merger Sub:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway N., Suite 800

Houston, TX 77064

Attention: General Counsel

Fax no.: (281) 765-7175

with a copy to (which shall not constitute notice hereunder):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Stephen M. Gill

Douglas E. McWilliams

Fax no.: (713) 615-5956

Email: SGill@velaw.com

DMcWilliams@velaw.com

8.13 Construction; Usage.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such Section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or;”

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(x) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents,

instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the Party to whom such representations and warranties are being made).

(b) This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14 Enforcement of Agreement. The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by a Party in equity to enforce the provisions of the Agreement, no other Party shall allege or assert, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity. If, by the End Date, any Party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

8.15 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

8.16 Certain Definitions.

“Adjusted RSU Award” shall have the meaning set forth in Section 2.3(b)(ii).

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. None of the holders of Company Common Stock as of the date hereof shall be considered an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the foregoing.

“Aggregate Consideration” means (a) 49,559,000 shares of Parent Common Stock minus (b) the Forfeited Series A Warrant Shares and minus (c) the Net Settled Series A Warrant Shares.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitakeover Statute” shall have the meaning set forth in Section 3.20.

“Antitrust Laws” means the HSR Act, the Clayton Antitrust Act, as amended, the Sherman Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local, or foreign.

“Applicable Date” shall have the meaning set forth in Section 3.4(a).

“Appraisal Shares” shall have the meaning set forth in Section 2.2.

“Bankruptcy and Equity Exception” means (i) applicable bankruptcy, insolvency, reorganization, moratorium and any other similar laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles.

“Blue Sky Laws” shall have the meaning set forth in Section 3.2(c).

“Book Entry Shares” mean uncertificated shares of Company Common Stock represented by a book entry.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are authorized pursuant to a Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

“Cash” means, at any time, with respect to any Person, without duplication, all cash and cash equivalents, in each case, of such Person as of such time and as calculated in accordance with GAAP.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” means all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX.

“Chesapeake” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company 2016 Plan” shall have the meaning set forth in Section 2.3(b).

“Company Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Parent, its Subsidiaries or its Affiliates) relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” means:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition or sale of securities, tender offer, exchange offer, or other similar transaction involving the Company or any of its Subsidiaries pursuant to which a Person (other than Parent, Merger Sub or their Affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than Parent, Merger Sub or their Affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving the Company; or

(b) any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets to a Person (other than Parent, Merger Sub or their Affiliates) or “group”

(as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than Parent, Merger Sub or their Affiliates) that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, in each case other than the Contemplated Transactions and transactions between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries.

“Company Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Company Benefit Plans” shall have the meaning set forth in Section 3.11(b).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.8(a).

“Company Change in Recommendation” shall have the meaning set forth in Section 5.8(b).

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Designated Representative” shall mean those Persons set forth in Section 8.16(a) of the Company Disclosure Schedule.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Awards” shall have the meaning set forth in Section 2.3(b).

“Company Equity Plans” shall have the meaning set forth in Section 2.3(b)(iii).

“Company Holder Consent” means the Holder Consent (as defined in the Company Stockholder Agreement) as required pursuant to Section 2.2.1(f) of the Company Stockholders Agreement to consummate the Contemplated Transactions.

“Company Insurance Policies” has the meaning set forth in Section 3.16(a).

“Company Intervening Event” means a material development or change in circumstances that occurs or arises after the date of this Agreement that was not known to (a) the Company Board, (b) any executive officer of the Company or (c) any other officer of the Company holding the title of President or higher that is in charge of any business unit or operating Subsidiary of the Company, in each case as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or of consequence thereof constitute a Company Intervening Event.

“Company IP” means all Intellectual Property owned, used, or held for use by the Company and its Subsidiaries in their business as currently conducted, including all Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Plan of Reorganization” shall mean the Chapter 11 Plan of Reorganization Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors, dated June 7, 2016, filed by Seventy Seven Finance Inc., as supplemented and amended and as confirmed by the bankruptcy court’s Findings of Fact, Conclusions of Law and Order (I) Approving the Debtors’ Solicitation and Disclosure Statement and (II) Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization that certain Findings of Fact, Conclusions of Law and Order Confirming the Debtors’ Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated July 14, 2016.

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company RSUs” shall mean restricted stock unit awards relating to shares of Company Common Stock granted under the Company 2016 Plan.

“Company SEC Reports” shall have the meaning set forth in Section 3.4(b).

“Company Stock-Based Right” shall have the meaning set forth in Section 3.3(d).

“Company Stock Certificate” means a valid certificate representing shares of Company Common Stock.

“Company Stockholders Agreement” means that certain Stockholders Agreement by and among the Company and certain of the Company’s stockholders dated as of August 1, 2016.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.8(a).

“Company Tax Certificate” shall have the meaning set forth in Section 5.12.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company Warrant” means the Series A Warrants, the Series B Warrants and the Series C Warrants.

“Confidentiality Agreement” means the confidentiality agreement entered into by and between the Company and Parent on October 28, 2016.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contamination” means the presence of, or Release on, under, from, or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business in compliance with Environmental Laws.

“Contemplated Transactions” shall have the meaning set forth in Section 3.2(a).

“Continuing Employee” shall have the meaning set forth in Section 5.16(a).

“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature; provided that “Contracts” shall not include any Company Benefit Plans.

“Controlled Group Liability” shall have the meaning set forth in Section 3.11(a).

“Copyrights” means all copyrights, rights in copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Department of Labor” means the United States Department of Labor.

“Department of the Treasury” means the United States Department of the Treasury.

“DGCL” shall have the meaning set forth in the Recitals.

“DOL” shall have the meaning set forth in Section 3.11(d).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” shall have the meaning set forth in Section 1.3.

“E-SIGN Act” means the Electronic Signatures in Global and National Commerce Act enacted June 30, 2000, 15 U.S.C. §§ 7001-7006.

“Encumbrance” means any Lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive or other preferential right, community property interest, third Person right or interest (whether possessory or non-possessory), or covenant, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 7.1(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” means any foreign, federal, state, or local law, statute, rule, or regulation or the common law relating to the environment, including any statute, regulation, administrative decision, or order pertaining to (a) treatment, storage, disposal, generation, and transportation of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances or solid, medical, mixed, or hazardous waste, (b) air, water, and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances, or solid, medical, mixed, or hazardous waste, including emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants, or chemicals, (e) the protection of wildlife, marine life, and wetlands, including all endangered and threatened species, (f) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles, or (g) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive, or hazardous materials or substances or oil or petroleum products or solid, medical, mixed, or hazardous waste.

“ERISA” shall have the meaning set forth in Section 3.11(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Excess Shares” shall have the meaning set forth in Section 2.1(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.5(a).

“Exchange Fund” shall have the meaning set forth in Section 2.5(a).

“Exchange Ratio” means the Aggregate Consideration divided by the aggregate number of shares of Company Common Stock outstanding (including (a) shares of Company Common Stock outstanding as a result of the exercise of Company Warrants, (b) shares of Company Common Stock deemed outstanding as a result of the vesting of the Company RSUs pursuant to Section 2.3(b)(i), (c) Appraisal Shares,(d) shares of Company Common Stock subject to Retention RSU Awards and (e) 50% of any shares of Company Common Stock tendered to the Company on or after August 1, 2016 for purposes of satisfying tax withholding obligations upon vesting of Company RSUs) as of immediately prior to the Effective Time. Annex A sets forth an illustrative calculation of the Exchange Ratio.

“Ex-Im Laws” means all U.S. and non-U.S. laws, regulations, and orders relating to export, reexport, transfer, and import controls, including, the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Expense Reimbursement” shall have the meaning set forth in Section 7.3(e).

“Facilities” means any real property, leaseholds, or other interests currently owned or operated by a Person or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by a Person or any of its Subsidiaries.

“Financing” means any issuance of debt or equity securities or the incurrence of Indebtedness by Parent (either directly or through any of its Subsidiaries) permitted by this Agreement.

“Financing Sources” means Persons that commit to provide, or otherwise enter into arrangements with Parent or any of its Affiliates in connection with or otherwise facilitate, the Financing, including any parties (other than Parent or any of its Affiliates) to any agreements executed in connection with the Financing, any joinder agreements and fee letters (including the definitive agreements executed in connection with the Financing) and their respective successors and assigns and including any underwriter or initial purchaser of securities issued in connection with the Financing.

“Forfeited Series A Warrant Shares” means the quotient of (a) the product of (i) the number of Series A Company Warrants that are not exercised on or prior to the Effective Time in accordance with the terms of the Series A Warrant multiplied by (ii) the Series A Exercise Price divided by (b) the Parent Closing VWAP.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“Fractional Share Proceeds” shall have the meaning set forth in Section 2.1(c).

“GAAP” means generally accepted accounting principles for financial reporting in the United States as of the date hereof, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.5 and Section 4.4(a) were prepared.

“Governmental Antitrust Body” means any federal, state, local or foreign court or other Governmental Body with jurisdiction over enforcement of any applicable Antitrust Laws.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

“Hazardous Substance” means any substance that is (a) listed, classified, regulated, or which falls within the definition of a “pollutant,” “contaminant,” “solid waste,” “toxic substance,” “hazardous substance,” “extremely hazardous substance,” “hazardous waste,” or “hazardous material” pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials, or radon, or (c) any other substance which is regulated by any Governmental Body pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, at any time, with respect to any Person, without duplication, all outstanding obligations of such Person as of such time in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (c) all liabilities of such Person in respect of any lease required to be classified and accounted for under GAAP as a capital lease, (d) to the extent drawn as of such time, letters of credit, banker’s acceptances or similar credit transactions, (e) all obligations to pay the deferred and unpaid purchase price of any asset, business or company, including earn-outs and any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, but excluding accounts payable incurred in the ordinary course of business consistent with past practice, and (f) (i) any guarantees or other contingent obligations in respect of indebtedness, liabilities or obligations of any other Person of the type described in any clause of this definition and (ii) indebtedness, liabilities or obligations of any other Person of the type referred to in any clause of this definition for which such Person has pledged any of its assets as security, or as to which such Person has undertaken or become obligated to maintain or cause to be maintained the financial position of such other Person, or to purchase such other Person’s indebtedness, liabilities or obligations.

“Indemnified Persons” shall have the meaning set forth in Section 5.17(a).

“Initial Parent Interloper” means a Person who announced, disclosed or otherwise communicated to the Parent Board a Pending Parent Acquisition Proposal pursuant to Section 7.3(c)(iii) or 7.3(c)(iv).

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (a) Trademarks, Internet domain names, other indicia of source and the goodwill associated therewith, (b) Patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all rights in works of authorship (whether copyrightable or not), Copyrights, and rights in databases (or other collections of information, data works, or other materials), (e) rights in software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) rights in designs and industrial designs, (g) rights of publicity and other rights to use the names and likeness of individuals, (h) moral rights, and (i) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, supplementary protection certificates, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

“IT Systems” means (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems; (b) all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases; and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Joint Proxy Statement” means a proxy statement/prospectus to be sent to (a) the Company’s stockholders in connection with the Company Stockholders Meeting and (b) Parent’s stockholders in connection with the Parent Stockholders Meeting.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the executive officers of the Company and its Subsidiaries, or with respect to Parent, the actual knowledge, after reasonable inquiry, of the executive officers of Parent.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE, Nasdaq or OTC).

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third Person that the Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement and that is used in the business of the Company and its Subsidiaries as currently conducted.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, or security interest of any kind or nature.

“Litigation Trust Claims” means those specified claims and causes of action that were transferred by the Company and its Subsidiaries pursuant to that certain Litigation Trust Agreement between the Company and Alan Carr, as trustee, dated August 1, 2016.

“Material Adverse Effect,” with respect to any Person, means any material adverse effect on the business or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following, and no change, event, occurrence or development resulting from or arising out of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur with respect to such Person:

(i) changes in the economy or financial, debt, credit or securities markets generally in the United States or elsewhere, including changes in interest or exchange rates;

(ii) changes generally affecting the industries (or segments thereof) in which such Person or any of its Subsidiaries operate or industry margins;

(iii) changes in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids and other commodities;

(iv) changes or proposed changes in GAAP or other accounting standards or interpretations thereof or in any Legal Requirements, interpretations thereof or regulatory conditions or any changes in the enforcement of any of the foregoing or in general legal or regulatory conditions;

(v) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(vi) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters or other comparable events);

(viii) any change, in and of itself, in the market price or trading volume of such Person’s securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of such failure has resulted in a Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (i) through (xi) hereof;

(ix) any failure by such Person to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by such Person or independent third parties) for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying change, effect, occurrence or development that is the cause of such failure has resulted in a Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (i) through (x) hereof;

(x) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, financing sources, customers, suppliers, distributors, regulators, partners or other Persons), or any action or claim made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Person ) against such Person or any of its directors, officers or employees arising out of this Agreement or the Merger or the other transactions contemplated hereby; and

(xi) any action taken by such Person or any of its Subsidiaries that is required by this Agreement or with another Party’s written consent or at the request of another Party;

provided, further, that with respect to clauses (i) through (vii), such change, event, occurrence or development may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such change, event, occurrence or development has a materially disproportionately adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Person and its Subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 3.15(a).

“Material Loss,” with respect to any Person, means, without duplication, (a) any damage to or destruction of any portion of the properties or assets of such Person or any of such Person’s Subsidiaries and (b) any other loss incurred by such Person or any of such Person’s Subsidiaries outside of the ordinary course of business, which, for the avoidance of doubt, shall include losses resulting from (i) any Legal Proceeding brought against the Company or any of its Subsidiaries, (ii) non-compliance by such Person or such Person’s Subsidiaries with any Legal Requirement, (iii) the failure to receive any early termination fee, early termination compensation or similar payment due and payable to such Person or any of such Person’s Subsidiaries by any other Person as a result of the early termination of any material Contract or daywork drilling contract pursuant to the terms of such material Contract or daywork drilling contract, as applicable, in effect as of the date of this Agreement, (iv) the waiver, reduction or forfeiture by such Person or any of such Person’s Subsidiaries, whether by waiver, amendment or otherwise, of any such early termination fee, early termination compensation or similar payment with respect to the Contracts described in the preceding clause (iii), (v) impairment of any right or interest in or to oil, gas, or other mineral substance or water; (vi) damage to any geological formation, strata or oil or gas reservoir or mineral or water resource; (vii) bodily injury, illness or death; (viii) any wild or out of control well, including cost of regaining control, and cost of removal of debris and property remediation and restoration; (ix) any pollution, contamination or other environmental event; and (x) with respect to the Company, any of the events described on Section 8.16(b) of the Company Disclosure Schedule; provided that the calculation of Material Loss shall (A) not include any losses of the type and the amounts set forth in Section 8.16(c) of the Company Disclosure Schedule or Section 8.16(b) of the Parent Disclosure Schedule; and (B) be reduced by any insurance proceeds actually received (or receivable pursuant to the terms of any insurance policy of such Person or any of its Subsidiaries and (C) not include any loss subject to a valid indemnification claim by such Person or any of its Subsidiaries against any third Person so long as such third Person has sufficient assets or insurance coverage to satisfy such indemnification claim with respect to any such loss.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11(i).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.11(i).

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Board” means the National Labor Relations Board, an independent agency of the U.S. government created by Congress pursuant to the National Labor Relations Act.

“Net Debt,” with respect to any Person as of any time, means an amount equal to (a) the Indebtedness of such Person as of such time, minus (b) the Cash of such Person as of such time.

“Net Settled Series A Warrant Shares” means the quotient of (a) the product of (i) the aggregate number of Series A Company Warrants that are exercised by using the Net Share Settlement method on or prior to the Effective Time in accordance with the terms of the Warrant Agreement multiplied by (ii) the Series A Exercise Price divided by (b) the Parent Closing VWAP.

“Net Share Settlement” has the meaning ascribed to such term in the Warrant Agreement.

“New Plans” shall have the meaning set forth in Section 5.16(b).

“NYSE” means the New York Stock Exchange.

“Offering Documents” shall have the meaning set forth in Section 5.19(a).

“Old Plans” shall have the meaning set forth in Section 5.16(b).

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Original Signature” shall have the meaning set forth in Section 8.5(c).

“Organizational Documents” shall have the meaning set forth in Section 3.1(b).

“OTC” means the OTC Marketplace.

“Owned Company IP” means the Intellectual Property that is owned or purportedly owned by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries as currently conducted.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by the Company, its Subsidiaries or its Affiliates) relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” means:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition or sale of securities, tender offer, exchange offer, or other similar transaction involving Parent or any of its Subsidiaries pursuant to which a Person (other than the Company or its Affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than the Company or its Affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Parent or of the surviving entity or the resulting direct or indirect parent of Parent or such surviving entity in a merger, consolidation, tender offer, share exchange or other business combination involving Parent; or

(b) any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets to a Person (other than the Company or its Affiliates) or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than the Company or its Affiliates) that constitute or account for 15% or more of the consolidated assets of Parent and its Subsidiaries, in each case other than the Contemplated Transactions and transactions between Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries.

“Parent Balance Sheet” shall have the meaning set forth in Section 4.5.

“Parent Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” shall have the meaning set forth in Section 5.9(a).

“Parent Change in Recommendation” shall have the meaning set forth in Section 5.9(b).

“Parent Closing VWAP” means the volume weighted-average price of Parent Common Stock for the ten consecutive trading days immediately preceding the third Business Day immediately preceding the Closing Date.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Designated Representative” shall mean those Persons set forth in Section 8.16(a) of the Parent Disclosure Schedule.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to the Company on the date of this Agreement.

“Parent Intervening Event” means a material development or change in circumstances that occurs or arises after the date of this Agreement that was not known to (a) the Parent Board, (b) any executive officer of Parent or (c) any other officer of Parent holding the title of President or higher that is in charge of any business unit or operating Subsidiary of Parent, in each case as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Parent Acquisition Proposal or any matter relating thereto or of consequence thereof constitute a Parent Intervening Event.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Preferred Stock” means the preferred stock, $0.01 par value per share, of Parent.

“Parent SEC Reports” shall have the meaning set forth in Section 4.4(b).

“Parent Stock-Based Right” shall have the meaning set forth in Section 4.3(d).

“Parent Stock Options” shall have the meaning set forth in Section 4.3(b).

“Parent Stockholders Meeting” shall have the meaning set forth in Section 5.9(a).

“Parent Tax Certificate” shall have the meaning set forth in Section 5.12.

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(c).

“Party” means a party to the Agreement.

“Patents” means Issued Patents and Patent Applications.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, including all divisions, continuations, and continuations-in-part thereof, filed with the United States Patent and Trademark Office and any other Governmental Body.

“PBGC” means the Pension Benefit Guaranty Corporation, an independent agency of the U.S. government created by ERISA.

“Pending Parent Acquisition Proposal” shall have the meaning set forth in Section 7.3(c)(iii).

“Permitted Lien” shall have the meaning set forth in Section 3.9(a).

“Person” means any individual, Entity, or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties, and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties, or rights); or (b) any right to use or exploit any of the foregoing.

“Qualified Company Benefit Plan” shall have the meaning set forth in Section 3.11(e).

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Body.

“Regulation S-K” means SEC Regulation S-K.

“Regulation S-X” means SEC Regulation S-X.

“Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

“Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 3.2(a).

“Required Information” means all customary financial and other pertinent information regarding the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Financing, including: (a) any information necessary for the preparation of the Offering Documents to be used for the Financing; and (b) financial statements prepared in accordance with GAAP, audit reports and opinions and other historical financial information and financial and other data regarding the Company and its Subsidiaries, in each case of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor forms thereto) under the Securities Act and, in each case, of the type and form, and for the historical periods required or customarily included or incorporated by reference in Offering Documents being used for the Financing or used to syndicate credit facilities or used in registered offerings of debt or equity securities.

“Required Parent Stockholder Vote” shall have the meaning set forth in Section 4.2(a).

“Retention RSU Award” means an award of Company RSUs granted on or after the date of this Agreement.

“Sanctioned Country” means any country or region that currently is or during the past five (5) years has been the subject or target of a comprehensive embargo or significant trade restrictions under Sanctions Laws and/or Ex-Im Laws (including Burma (a/k/a Myanmar), Cuba, Iran, Libya, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. laws, statutes, regulations, and orders relating to economic or trade sanctions administered or enforced by the United States (including by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Body.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is in the aggregate 50 percent or greater owned, directly or indirectly, or otherwise controlled by or acting on behalf of a person or persons described in clause (i); or (iii) any entity or individual that is resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of a Sanctioned Country.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Exercise Price” has the meaning ascribed to such term in the Warrant Agreement.

“Series A Warrant” means a warrant of the Company, which expires on the Series A Expiration Date (as defined in the Warrant Agreement), exercisable for a single share of Company Common Stock as provided in, issued pursuant to and subject to the terms, conditions and rights set forth in the Warrant Agreement.

“Series B Warrant” means a warrant of the Company, which expires on the Series B Expiration Date (as defined in the Warrant Agreement), exercisable for a single share of Company Common Stock as provided in, issued pursuant to and subject to the terms, conditions and rights set forth in the Warrant Agreement.

“Series C Warrant” means a warrant of the Company, which expires on the Series C Expiration Date (as defined in the Warrant Agreement), exercisable for a single share of Company Common Stock as provided in, issued pursuant to and subject to the terms, conditions and rights set forth in the Warrant Agreement.

“Share Proceeds” shall have the meaning set forth in Section 2.1(c).

“Single Trigger RSU Award” means an award of Company RSUs granted prior to the date of this Agreement.

“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC thereunder.

“Spinoff” means the separation of Chesapeake Oilfield Operating, L.L.C.’s business from Chesapeake through the conversion of Chesapeake Oilfield Operating, L.L.C. into the Company and the distribution of the Company Common Stock to the shareholders of Chesapeake on June 30, 2014, including all related transactions necessary to effectuate such conversion and distribution.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Company Proposal” means an unsolicited, bona fide written Company Acquisition Proposal made by a third Person that the Company Board determines in good faith, after consultation with outside legal counsel and its outside financial advisors, and taking into account all legal, financial (including the financing terms of such Company Acquisition Proposal) and regulatory aspects of the proposal and the Person making the proposal (a) is more favorable from a financial point of view to the Company’s stockholders than the Merger, and (b) is reasonably capable of being consummated; provided that, for purposes of the definition of “Superior Company Proposal,” the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “80%.”

“Superior Parent Proposal” means an unsolicited, bona fide written Parent Acquisition Proposal made by a third Person that the Parent Board determines in good faith, after consultation with outside legal counsel and its outside financial advisors, and taking into account all legal, financial (including the financing terms of such Parent Acquisition Proposal) and regulatory aspects of the proposal and the Person making the proposal (a) is more favorable from a financial point of view to the Parent’s stockholders than the Merger, and (b) is reasonably capable of being consummated; provided that, for purposes of the definition of “Superior Parent Proposal,” the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tail Period” shall have the meaning set forth in Section 5.17(c).

“Tax Sharing Agreement” means the Tax Sharing Agreement between Chesapeake and Chesapeake Oilfield Operating, L.L.C. dated as of June 25, 2014.

“Taxes” means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Body, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, statement, information return, or claim for refund (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes.

“Topping Parent Interloper” means a Person who makes a Parent Acquisition Proposal following the termination of this Agreement if such Parent Acquisition Proposal (a) is determined by the Parent Board to be more favorable from a financial point of view to the Parent’s stockholders than all Pending Acquisition Proposals taking into account all legal, financial (including the financing terms of such Parent Acquisition Proposal) and regulatory aspects of the proposal and the Person making the proposal and (b) was announced, disclosed or otherwise communicated to the Parent Board during the period beginning on the date on which any Pending Parent Acquisition Proposal by an Initial Parent Interloper was announced, disclosed or otherwise communicated to the Parent Board and ending on the date that is one (1) month after the date on which Parent and its Representatives ceased engaging in discussions or negotiations with respect to any Pending Parent Acquisition Proposal by an Initial Parent Interloper.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“U.S.C.” means the United States Code of 1926, as amended.

“Voting Agreement Stockholders” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

“Warrant Agreement” means that certain Warrant Agreement dated as of August 1, 2016 among the Company and Computershare Inc. and Computershare Trust Company N.A.

“Willful and Intentional Breach” means a material breach that is a consequence of an act or an omission by the breaching Party with the actual knowledge that the taking of, or failure to take, such act would constitute a material breach of this Agreement.

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PATTERSON-UTI ENERGY, INC.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President - Corporate
Development, CFO and Treasurer

PYRAMID MERGER SUB, INC.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President - Corporate
Development, CFO and Treasurer

[Signature Page to Agreement and Plan of Merger]

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

Annex B

Illustrative Exchange Ratio Calculations	Example 1 Series A None Net Settled	Example 2 Series A All Net Settled	Example 3 Series A Part Net Settled / Part Forfeited

Exchange Ratio
Aggregate Consideration	49,559,000	46,049,184	47,298,891
divided by: Company Common Stock outstanding	27,951,235	26,101,682	26,498,435
Exchange Ratio	1.7731	x	1.7642	x	1.7850	x
Aggregate Consideration
Parent Common Stock to be issued per Merger Agreement	49,559,000	49,559,000	49,559,000
less: Forfeited Series A Warrant Shares	0	0	(452,022)
less: Net Settled Series A Warrant Shares	0	(3,509,816)	(1,808,087)
Aggregate Consideration	49,559,000	46,049,184	47,298,891
Forfeited Series A Warrant Shares
Series A Company Warrants not exercised	0	0	500,000
multiplied by: Series A Exercise Price	$23.82	$23.82	$23.82
result divided by Parent Closing 10-Day VWAP (Illustrative value shows VWAP as of 12/6/16)	$26.35	$26.35	$26.35
Forfeited Series A Warrant Shares	0	0	452,022
Net Settled Series A Warrant Shares
Series A Company Warrants net settled	0	3,882,353	2,000,000
multiplied by: Series A Exercise Price	$23.82	$23.82	$23.82
result divided by Parent Closing 10-Day VWAP (Illustrative value shows VWAP as of 12/6/16)	$26.35	$26.35	$26.35
Net Settled Series A Warrant Shares	0	3,509,816	1,808,087
* Parent Closing 10-Day VWAP (illustrative value shows VWAP as of 12/6/16)	$26.35	$26.35	$26.35
Company Common Stock outstanding
Common Stock Outstanding (1)	22,000,000	22,000,000	22,000,000
Shares as a result of exercise of Company Warrants vesting of RSUs per 2.3(b)(i)	3,882,353	2,032,800	2,429,553
Shares issued under MIP (vested and unvested)	1,945,362	1,945,362	1,945,362
* Estimated shares tendered out of MIP-issued shares above to satisfy tax obligations on RSUs (2)	(293,584)	(293,584)	(293,584)
* Add back 50% of estimated shares tendered since August 1, 2016 to satisfy tax obligations on RSUs (2)	146,792	146,792	146,792
* Appraisal Shares	0	0	0
Retention RSU Awards	270,312	270,312	270,312
Company Common Stock outstanding	27,951,235	26,101,682	26,498,435
Shares as a Result of Exercise of Company Warrants
Series A Warrants	3,882,353	3,882,353	3,882,353
Exercise Price	$23.82	$23.82	$23.82
Number net settled	0	(3,882,353)	(2,000,000)
Shares Issued on Net Share Settlement	0	2,032,800	1,047,200
* Number forfeited	0	0	(500,000)
Shares as a Result of Exercise of Company Warrants	3,882,353	2,032,800	2,429,553
Shares from Net Share Settlement
* Number net settled	0	3,882,353	2,000,000
* Assumed Fair Value (3)	$50.00	$50.00	$50.00
Exercise Price	$23.82	$23.82	$23.82
Shares from Net Share Settlement	0	2,032,800	1,047,200
Implied Equity Value (Based on Parent 10-Day VWAP)	$1,305,794,891	$1,213,317,242	$1,246,244,891
Less: Cash Received from Cash Settlement of Warrants	($92,477,648)	$0	($32,927,648)

Total Value	1,213,317,242	1,213,317,242	1,213,317,242

*	Required inputs that are estimates which may change when the exchange ratio is finally calculated in accordance with the terms of the Merger Agreement
1.	Excludes shares already vested under Management Incentive Plan (MIP). Total shares issued and outstanding as of the date of the agreement are 22,280,349.
2.	Based on 59,178 shares forfeited for tax payments in Q4 2016, 192,989 shares forfeited prior to signing, and an estimated 41,417 to be forfeited in Q1 2017. Actual number to be determined at closing.
3.	Fair value in this exhibit is an assumption; actual Fair Value to be determined in accordance with Warrant Agreement prior to closing

B-1

Annex C

PIPER JAFFRAY & CO.

December 12, 2016

Board of Directors

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Parkway, Suite 800

Houston, Texas 77064

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), of the Aggregate Consideration (as defined below) to be paid by Patterson-UTI for the outstanding shares of common stock of Seventy Seven Energy, Inc., a Delaware corporation (“Seventy Seven”), par value $0.01 per share (the “Seventy Seven Common Stock”), pursuant to a draft of the Agreement and Plan of Merger, dated as of December 8, 2016 (the “Agreement”), to be entered into among Patterson-UTI, [Merger Sub], a Delaware corporation (“Merger Sub”), a newly formed wholly-owned subsidiary of Patterson-UTI, and Seventy Seven. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into Seventy Seven, pursuant to which Patterson-UTI will issue an aggregate of up to 49,559,000 shares (the “Aggregate Consideration”) of its common stock, par value $0.01 per share (the “Company Common Stock”) for all of the outstanding shares of Seventy Seven Common Stock, other than shares of Seventy Seven Common Stock held in treasury or owned by Patterson-UTI or any of its subsidiaries; provided, the Aggregate Consideration is subject to reduction for Series A warrants to purchase Seventy Seven Common Stock that are forfeited or are exercised on a net settlement basis on or prior to closing of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated December 8, 2016; (ii) reviewed and analyzed certain financial and other data with respect to Patterson-UTI and Seventy Seven which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Patterson-UTI and Seventy Seven, on a stand-alone basis, that were publicly available, as well as those that were furnished to us by Patterson-UTI and Seventy Seven, respectively, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects, strategic benefits and other synergies expected by management of Patterson-UTI to result from the Merger (the “Synergies”); (iv) conducted discussions with members of senior management and representatives of Patterson-UTI and Seventy Seven concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (v) reviewed the current and historical reported prices and trading activity of Patterson-UTI Common Stock and Seventy Seven Common Stock and similar information for certain other companies deemed by us to be comparable to Patterson-UTI and Seventy Seven; (vi) compared the financial performance of Patterson-UTI and Seventy Seven with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have assumed that all Series A warrants to purchase Seventy Seven Common Stock are exercised on a full physical settlement basis prior to closing of the Merger, generating approximately $92.5 million in cash proceeds

Patterson-UTI Energy, Inc.

December 12, 2016

to Seventy Seven. We have relied upon and assumed, without assuming liability or responsibility for independent investigation or verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of Patterson-UTI that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Patterson-UTI as to the expected future results of operations and financial condition of Patterson-UTI and Seventy Seven, respectively. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We express no opinion as to additional capital, if any, required to achieve the Synergies, financial forecasts or projections or to retire Seventy Seven’s outstanding indebtedness. We have further assumed that the Merger will have the tax consequences described in the proxy statement relating to the Merger. We have relied, with your consent, on advice of the outside counsel and the independent accountants to Patterson-UTI and Seventy Seven, and on the assumptions of the management of Patterson-UTI as to all accounting, legal, tax and financial reporting matters with respect to Patterson-UTI, Seventy Seven and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect Patterson-UTI, Seventy Seven, the consummation of the Merger or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Patterson-UTI or Seventy Seven, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of Patterson-UTI or Seventy Seven under any state or federal law relating to bankruptcy, insolvency or similar matters or the impact of the Merger on the solvency or viability of Patterson-UTI or Seventy Seven or the ability of Patterson-UTI or Seventy Seven to pay their respective obligations when they come due. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of Patterson-UTI, Seventy Seven or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Patterson-UTI, Seventy Seven or any of their affiliates is a party or may be subject, and at the direction of Patterson-UTI and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither Patterson-UTI nor Seventy Seven is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

No company or transaction used in any analysis for purposes of comparison is identical to Patterson-UTI or Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves

Patterson-UTI Energy, Inc.

December 12, 2016

complex considerations and judgments about differences in the companies and transactions to which Patterson-UTI and Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Seventy Seven Common Stock or shares of Patterson-UTI may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by Patterson-UTI to act as its financial advisor in connection with the Merger and we will receive a fee from Patterson-UTI for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. Patterson-UTI has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided financial advisory services to Patterson-UTI and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. Specifically, within the last three years, we have provided financial advisory services to Patterson-UTI and with respect to several transactions that were not entered into, and with respect to one engagement, we received an upfront retainer fee. A member of our deal team has a long position in Company Common Stock. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of Patterson-UTI and Seventy Seven for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to Patterson-UTI, Seventy Seven or entities that are affiliated with Patterson-UTI or Seventy Seven, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Patterson-UTI and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of Patterson-UTI in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of Patterson-UTI as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with Patterson-UTI, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to Patterson-UTI of the Aggregate Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the underlying business decision to proceed with or effect the Merger; (ii) the merits of the Merger relative to any alternative transaction or business strategy that may be available to Patterson-UTI; (iii) any other terms contemplated by the Agreement or (iv) the solvency or financial viability of Patterson-UTI or Seventy

Patterson-UTI Energy, Inc.

December 12, 2016

Seven at the date hereof, upon consummation of the Merger, or at any future time. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Aggregate Consideration to be paid by Patterson-UTI in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Aggregate Consideration to be paid by Patterson-UTI is fair, from a financial point of view, to Patterson-UTI as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY & CO.

PIPER JAFFRAY & CO.

Annex D

December 12, 2016

Board of Directors

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma

Members of the Board:

We understand that Seventy Seven Energy Inc. (“Seventy Seven” or the “Company”), Patterson-UTI Energy, Inc. (“Patterson” or “Parent”) and Pyramid Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 12, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by the Company, any wholly owned subsidiary of the Company, Parent or Merger Sub, or as to which appraisal rights have been perfected, will be converted into the right to receive a certain number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), determined pursuant to a certain formula set forth in the Merger Agreement (the “Consideration”), with maximum aggregate Consideration of 49,559,000 shares of Parent Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and Parent, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of Parent with senior executives of Parent;

7)	Reviewed the pro forma impact of the Merger on Parent’s cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and Parent Common Stock;

9)	Compared the financial performance of the Company and Parent and the prices and trading activity of Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and Parent, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Parent of the future financial performance of the Company and Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have not been involved in negotiating the Consideration. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party, other than Parent, with respect to the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Parent and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ John Bishop
John Bishop Managing Director

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights [For application of this section, see 79 Del. Laws, c. 72, § 22, 79 Del. Laws, c. 122, § 12 and 80 Del. Laws, c. 265, § 18]

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §§ 251(h), 253 or 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Patterson-UTI is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to in this joint proxy statement/prospectus as the “Delaware General Corporation Law.” Under Section 145 of the Delaware General Corporation Law, each director and officer of Patterson-UTI may be indemnified by Patterson-UTI against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of Patterson-UTI) in which he or she is involved by reason of the fact that he or she is or was a director or officer of Patterson-UTI if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Patterson-UTI and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of Patterson-UTI, the director or officer (i) may be indemnified by Patterson-UTI only for expenses (including attorneys’ fees) but not for judgments, fines or amounts paid in settlements and (ii) may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to Patterson-UTI unless a court determines otherwise.

Patterson-UTI’s amended and restated bylaws and restated certificate of incorporation both provide for the indemnification of Patterson-UTI’s directors and officers, to the fullest extent permitted by the Delaware General Corporation Law, for all liability and loss (including attorney’s fees) incurred in defending actions brought against them arising out of the performance of their duties. Patterson-UTI’s restated certificate of incorporation also contains a provision that eliminates, subject to certain exceptions, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of each director of Patterson-UTI to Patterson-UTI and its stockholders for monetary damages for breaches of fiduciary duty as a director.

The foregoing is only a general summary of certain aspects of Delaware law and Patterson-UTI’s restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law and Patterson-UTI’s restated certificate of incorporation and amended and restated bylaws.

Patterson-UTI has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, Patterson-UTI will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Patterson-UTI or assumed certain responsibilities at the direction of Patterson-UTI. The preceding discussion of Patterson-UTI’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of

1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8. That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

9. That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

10. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

11. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

12. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on March 13, 2017.

Patterson-UTI Energy, Inc.

By:	/s/ William Andrew Hendricks, Jr.
William Andrew Hendricks, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Mark S. Siegel* Mark S. Siegel	Chairman of the Board	March 13, 2017

/s/ William Andrew Hendricks, Jr. William Andrew Hendricks, Jr. (Principal Executive Officer)	President and Chief Executive Officer	March 13, 2017

/s/ John E. Vollmer III John E. Vollmer III (Principal Financial and Accounting Officer)	Senior Vice President—Corporate Development, Chief Financial Officer and Treasurer	March 13, 2017

Kenneth N. Berns* Kenneth N. Berns	Director	March 13, 2017

Charles O. Buckner* Charles O. Buckner	Director	March 13, 2017

Michael W. Conlon* Michael W. Conlon	Director	March 13, 2017

Curtis W. Huff* Curtis W. Huff	Director	March 13, 2017

Terry H. Hunt* Terry H. Hunt	Director	March 13, 2017

Tiffany J. Thom* Tiffany J. Thom	Director	March 13, 2017

*By:	/s/ John E. Vollmer III
Attorney in fact

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger by and among Patterson-UTI Energy, Inc., Pyramid Merger Sub, Inc. and Seventy Seven Energy Inc., dated as of December 12, 2016 (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of Patterson-UTI Energy, Inc., as amended (filed August 9, 2004 as Exhibit 3.1 to Patterson-UTI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Patterson-UTI Energy, Inc., as amended (filed August 9, 2004 as Exhibit 3.2 to Patterson-UTI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).

3.3	Second Amended and Restated Bylaws of Patterson-UTI Energy, Inc. (filed August 6, 2007 as Exhibit 3.3 to Patterson-UTI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and incorporated herein by reference).

5.1**	Opinion of Vinson & Elkins LLP as to the validity of the shares of Patterson-UTI common stock being registered pursuant to this registration statement.

8.1**	Opinion of Vinson & Elkins LLP as to certain tax matters.

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

10.1	Commitment Letter, dated December 12, 2016, between Patterson-UTI Energy, Inc. and Canyon Capital Advisors LLC (filed December 13, 2016 as Exhibit 10.1 to Patterson-UTI Energy, Inc.’s Current Report on Form 8-K and incorporated herein by reference).

10.2	Voting and Support Agreement, by and among Patterson-UTI Energy, Inc. and certain affiliates of Axar Capital Management, LLC, dated as of December 12, 2016 (filed December 13, 2016 as Exhibit 10.2 to Patterson-UTI Energy, Inc.’s Current Report on Form 8-K and incorporated herein by reference).

10.3	Voting and Support Agreement, by and among Patterson-UTI Energy, Inc. and certain affiliates of BlueMountain Capital Management, LLC, dated as of December 12, 2016 (filed December 13, 2016 as Exhibit 10.3 to Patterson-UTI Energy, Inc.’s Current Report on Form 8-K and incorporated herein by reference).

10.4	Voting and Support Agreement, by and among Patterson-UTI Energy, Inc. and certain affiliates of Mudrick Capital Management, L.P., dated as of December 12, 2016 (filed December 13, 2016 as Exhibit 10.4 to Patterson-UTI Energy, Inc.’s Current Report on Form 8-K and incorporated herein by reference).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Patterson-UTI Energy, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Seventy Seven Energy Inc.

23.3	Consent of Vinson & Elkins LLP (included in Exhibit 8.1 above).

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 above).

24.1**	Powers of Attorney (included on signature pages to this Registration Statement).

99.1**	Form of Proxy Card of Patterson-UTI Energy, Inc.

Exhibit Number	Description

99.2	Form of Proxy Card of Seventy Seven Energy Inc.

99.3	Joint press release dated December 12, 2016 (filed December 13, 2016 as Exhibit 99.1 to Patterson-UTI Energy, Inc.’s Current Report on Form 8-K and incorporated herein by reference).

99.4	Consent of Piper Jaffray & Co.

99.5	Consent of Morgan Stanley & Co. LLC.

*	Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Patterson-UTI undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
**	Previously filed.